 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION VIA EDGAR ON NOVEMBER 9,
                                      2000


                                                      REGISTRATION NO. 333-42238
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 LUMINENT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 3674                                95-4798130
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)             CLASSIFICATION NUMBER)                 IDENTIFICATION NUMBER)

                             20550 NORDHOFF STREET
                          CHATSWORTH, CALIFORNIA 91311
                                 (818) 773-9044
                              (818) 576-9456 (FAX)
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               WILLIAM R. SPIVEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             20550 NORDHOFF STREET
                          CHATSWORTH, CALIFORNIA 91311
                                 (818) 773-9044
                              (818) 576-9456 (FAX)
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENTS FOR SERVICE)
                            ------------------------
                                   COPIES TO

                  MARK A. KLEIN, ESQ.                                      NORA L. GIBSON, ESQ.
                THOMAS J. POLETTI, ESQ.                                     AMY E. REES, ESQ.
                 MELISSA K. STACK, ESQ.                                 ELIZABETH A. CHEEVER, ESQ.
               KIRKPATRICK & LOCKHART LLP                            WILSON SONSINI GOODRICH & ROSATI
          9100 WILSHIRE BLVD., 8TH FLOOR EAST                            PROFESSIONAL CORPORATION
            BEVERLY HILLS, CALIFORNIA 90212                           ONE MARKET, SPEAR STREET TOWER
                TELEPHONE (310) 273-1870                             SAN FRANCISCO, CALIFORNIA 94105
                FACSIMILE (310) 274-8357                                 TELEPHONE (415) 947-2000
                                                                         FACSIMILE (415) 947-2099

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.  [ ]   _____________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [ ]   _____________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [ ]   _____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                                        PROPOSED              PROPOSED
          TITLE OF EACH CLASS OF                AMOUNT TO BE         MAXIMUM PRICE       MAXIMUM AGGREGATE         AMOUNT OF
       SECURITIES TO BE REGISTERED               REGISTERED           PER UNIT(1)        OFFERING PRICE(1)      REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
Common stock, $.001 par value per share...     13,800,000(2)             $15.00             $207,000,000           $54,648(3)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(o) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

(2) Includes 1,800,000 shares for which the underwriters have the option to purchase to cover over-allotments, if any.

(3) The filing fee of $54,648 was paid on July 26, 2000.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 9, 2000


                               12,000,000 Shares

                                [LUMINENT LOGO]

                                  Common Stock

                               ------------------


     Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $13.00 and $15.00 per share. Our common stock has been approved for listing on The Nasdaq Stock Market's National Market under the symbol "LMNE."


     The underwriters have an option to purchase a maximum of 1,800,000 additional shares from us to cover over-allotments of shares.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 9.

                                                                     UNDERWRITING
                                                        PRICE TO     DISCOUNTS AND   PROCEEDS TO
                                                         PUBLIC       COMMISSIONS      LUMINENT
                                                        --------     -------------   -----------
Per Share............................................ $              $               $
Total................................................ $              $               $

     Delivery of the shares of common stock will be made on or about
            , 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
           CIBC WORLD MARKETS
                        ROBERTSON STEPHENS
                                   U.S. BANCORP PIPER JAFFRAY
                                             FIRST SECURITY VAN KASPER

               The date of this prospectus is             , 2000

                              [INSIDE FRONT COVER]

The inside front cover page of the prospectus contains drawings depicting a residential access network connecting to a metropolitan network connecting to a business access network.

At the top of the page there are drawings, connected by lines, depicting "Cable Television Services, Data and Telephony Services, Optical Networking Equipment and Fiber Optic Networks." These drawings are in turn connected to a drawing of a ring of routers, with the caption "Metropolitan Network" in the center of the ring.

To the right, beneath a drawing of buildings connected on a ring under the caption "Business Access Network", there is a photograph of four Luminent products, enclosed by a box, with the caption "Products for Metropolitan and Business Access Networks." Beneath this box there is the additional caption "Products for Metropolitan and Business Access Networks."

In the middle of the page, beneath the caption "Optical Networking Equipment", there are three boxes, each containing photographs of Luminent products, appearing (clockwise) with the captions "Wavelength Control", "Data Transmitting" and "Fiber Amplifier." In between the three boxes there is the additional caption "Products for Metropolitan Networks."

To the left, beneath a drawing of homes connected on a ring under the caption "Residential Access Network" there is a photograph of three Luminent products, enclosed in a box, with the caption "Multiservice to the Home." Underneath the box, there is the additional caption "Products for Residential Access Networks."

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    5
RISK FACTORS..........................    9
SPECIAL NOTE REGARDING FORWARD-
  LOOKING STATEMENTS..................   24
OUR RELATIONSHIP WITH MRV AFTER THE
  OFFERING............................   25
USE OF PROCEEDS.......................   27
DIVIDEND POLICY.......................   27
CAPITALIZATION........................   28
DILUTION..............................   29
SELECTED FINANCIAL DATA...............   30
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   32
BUSINESS..............................   42
MANAGEMENT............................   56

                                        PAGE
                                        ----
RELATED PARTY TRANSACTIONS............   66
ARRANGEMENTS BETWEEN LUMINENT AND
  MRV.................................   67
PRINCIPAL STOCKHOLDERS................   75
DESCRIPTION OF CAPITAL STOCK..........   76
SHARES ELIGIBLE FOR FUTURE SALE.......   78
UNITED STATES FEDERAL INCOME TAX
  CONSEQUENCES TO NON-UNITED STATES
  HOLDERS.............................   79
UNDERWRITING..........................   82
NOTICE TO CANADIAN RESIDENTS..........   85
LEGAL MATTERS.........................   86
EXPERTS...............................   86
ADDITIONAL INFORMATION................   86
INDEX TO FINANCIAL STATEMENTS.........  F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL             , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                      (This page intentionally left blank)

                               PROSPECTUS SUMMARY

     The following summary highlights information we present more fully elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors described under the heading "Risk Factors" and elsewhere in this prospectus.

                                 LUMINENT, INC.

     We design, manufacture and sell a comprehensive line of fiber optic components that enable communications equipment manufacturers to provide optical networking equipment for the rapidly growing intercity and intracity portions, or metropolitan segment, and business and home access segments of the communications network. Our products are designed to meet the increasing requirements for transmission capacity and speed, or bandwidth, between nationwide, or long-haul, telecommunication networks and end users. We specialize in fiber optic components for high-capacity data transmission in the metropolitan and access markets. We provide a broad product line of fiber optic components, the technical depth to continue to offer optical components, a quick response to new customer requirements and volume manufacturing for these components. Our customers include major communications equipment manufacturers, including Cisco Systems, General Instrument, Marconi Communications and Pandacom, which were our largest customers by revenues during the nine months ended September 30, 2000. In addition we sell our products to customers through our distributors. The three largest customers by revenue for our products sold through our distributors during the nine months ended September 30, 2000 were Cabletron Systems, Extreme Networks and Foundry Networks.

     Rapid growth in Internet use, combined with the adoption of data intensive applications have placed capacity strains on the legacy copper-based communications network that was originally developed for voice traffic. In order to meet this demand for high capacity, service providers are deploying fiber optic networks. Optical networks, specifically those using singlemode fiber, are used to send information at high data rates or bandwidths. Singlemode fiber is narrow diameter fiber-optic cable that allows only one route for a light wave to pass through and can transmit signals over considerable distances. This rapid growth in data traffic, along with congestion between the long-haul and end user segments, are driving the need for optical networks in the metropolitan and access segments of the communications network. As a result, significant demand has been generated for high-performance fiber optic components. Ryan, Hankin & Kent, a leading market research and consulting firm, estimates that the market for fiber optic components was approximately $6.6 billion in 1999 and is expected to grow to over $23 billion by 2003.

     We provide a broad product line of high-performance active and passive fiber optic components optimized for metropolitan and access networks. Active components require electrical power to generate, boost or transform optical signals. Our active components consist of lasers, transmitters, receivers, integrated transmitters and receivers, or transceivers, and light-switching devices, or modulators for use with singlemode fiber. Passive components are used to direct, split and merge optical signals without the use of electricity. Our passive components consist of couplers, wavelength division multiplexing, or WDM, modules, isolators, circulators and products to concentrate the intensity of the light signal. Our active and passive components can be further integrated to provide WDM subsystems. WDM is used to separate or combine light of different wavelengths or colors, which increases capacity by enabling simultaneous transmission of data along numerous wavelengths on the same fiber optic cable.

     Our objective is to become the leading supplier of singlemode fiber optic components for the metropolitan and access networks. To achieve this objective, we plan to leverage our 12 years of experience in designing, packaging and manufacturing fiber optic components in an effort to gain market share and expand our customer base. We intend to maintain our technological expertise in long-reach fiber optic transmission through continual expansion of our existing products and the development of new products. We plan to continue to invest in expanding our manufacturing and packaging capabilities and improving process efficiencies by adding and enhancing automated processes, quality systems and capacity. We also intend to selectively expand both our direct sales force and our distribution network to provide better service to our existing customers and target new customers effectively. In addition, we plan to expand our products and technology portfolio through selected acquisitions of complementary products and businesses.

                           OUR RELATIONSHIP WITH MRV

     We are currently a wholly-owned subsidiary of MRV Communications, Inc., a Delaware corporation. MRV's common stock is quoted on The Nasdaq Stock Market's National Market under the symbol "MRVC." After the completion of this offering, MRV will own approximately 92% of the outstanding shares of our common stock or approximately 91% if the underwriters exercise their over-allotment option in full. MRV plans to complete its divestiture of Luminent by the later of three months after the receipt of a favorable private letter ruling from the Internal Revenue Service or six months after this offering by distributing all of the shares of Luminent common stock owned by MRV to the holders of MRV's common stock.

     There are various conditions which must be satisfied or waived by MRV in its sole discretion, prior to the distribution. These conditions include, among other things, the receipt of a private letter ruling from the Internal Revenue Service that MRV's distribution of its shares of Luminent common stock to the holders of MRV common stock will be tax-free to MRV and its stockholders for United States federal income tax purposes.

     Prior to the completion of this offering, we will enter into agreements with MRV that govern the separation of our business operations from MRV. The agreements between MRV and us also govern our various interim and ongoing relationships. All of the agreements providing for our separation from MRV were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of our separation from MRV. Luminent believes that the terms of these agreements are fair. However, the terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties. See "Risk Factors -- Risks Related to Our Relationship with MRV."

                              RECENT ACQUISITIONS

     We recently benefited from three acquisitions by MRV of manufacturers of active and passive fiber optic components. On April 24, 2000, MRV acquired 97% of the outstanding capital stock of Fiber Optic Communications, Inc., a Taiwanese manufacturer of passive fiber optic components for approximately $310.4 million in cash, common stock and options to purchase common stock of MRV. On July 12, 2000, MRV acquired all of the outstanding capital stock of Quantum Optech Inc., a Taiwanese manufacturer of active and passive fiber optic components for approximately $36.2 million in stock of MRV. On July 21, 2000, MRV acquired 99% of the outstanding capital stock of Optronics International Corp., a Taiwanese manufacturer of active fiber optic components for approximately $124.2 million in stock of MRV. MRV has contributed the capital stock of each of these acquired corporations to us as part of one overall plan to effect our separation from MRV. Prior to the acquisition of Fiber Optic Communications, our business consisted entirely of active fiber optic components. The acquisition of Fiber Optic Communications and Quantum added passive components to our product line. We have accounted for the acquisition of Fiber Optic Communications under the purchase method and therefore have included the results of operations of Fiber Optic Communications in our consolidated financial statements since April 25, 2000. Revenues from Fiber Optic Communications for the period from April 25, 2000 through September 30, 2000 accounted for 19% of our consolidated revenues for the nine months ended September 30, 2000. We have also accounted for the acquisition of Quantum and Optronics under the purchase method and the results of their operations have been consolidated with our results from July 13 and July 22, 2000, respectively. Revenues from Quantum for the period from July 13, 2000 to September 30, 2000 accounted for 2% of our consolidated revenues for the nine months ended September 30, 2000 and revenues from Optronics for the period from July 22, 2000 to September 30, 2000 accounted for 3% of our consolidated revenues for the nine months ended September 30, 2000. For further information on these acquisitions and the contribution of the acquired stock to us, please see "Management's Discussion and Analysis of Financial

Condition and Results of Operations -- Overview" and "Arrangements between Luminent and MRV" later in this prospectus.

                                  THE OFFERING

Common stock offered................     12,000,000 shares

Common stock to be outstanding after
the offering........................     156,000,000 shares

Use of proceeds.....................     General corporate purposes, including
                                         capital expenditures, working capital
                                         and possible acquisitions. See "Use of
                                         Proceeds."

Proposed Nasdaq National Market
symbol..............................     LMNE

     The number of shares of our common stock that will be outstanding after this offering is based on the number of shares of common stock outstanding on September 30, 2000. The number of shares that will be outstanding after this offering excludes:

     - 5,600,000 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 2000 at a price of $6.25 per share;

     - 10,400,000 shares of common stock available as of September 30, 2000 for future issuance under our 2000 stock option plan; and

     - 1,800,000 shares of common stock issuable upon exercise of the underwriters' over-allotment option.

                             ADDITIONAL INFORMATION

     We own or have rights to trademarks that we use in conjunction with the sale of our products, and we intend to apply for the registration of other trademarks. All other trade names and trademarks used in this prospectus are the property of their respective owners.

     We were incorporated in Delaware in March 2000. Our principal executive offices are located at 20550 Nordhoff Street, Chatsworth, California 91311. Our telephone number is (818) 773-9044 and our fax number is (818) 576-9456.

     All share and per share information in this prospectus gives effect to a 144,000-for-one stock split effective as of July 25, 2000. Except where the context otherwise indicates, information in this prospectus concerning the percentage ownership of MRV upon completion of this offering assumes no exercise of outstanding options at or prior to that time.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           YEAR ENDED DECEMBER 31,
                                                     -------------------------------------------------------------------
                                                                                                            PRO FORMA(1)
                                                       1995       1996       1997       1998       1999         1999
                                                     --------   --------   --------   --------   --------   ------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net sales..........................................  $ 15,855   $ 24,034   $ 35,081   $ 38,596   $ 65,264     $ 93,262
Cost of sales(2)...................................     9,193     13,970     21,659     24,289     43,078       69,051
                                                     --------   --------   --------   --------   --------     --------
   Gross profit....................................     6,662     10,064     13,422     14,307     22,186       24,211
Operating costs and expenses:
 Selling, general and administrative(2)............       987      1,160      2,102      2,642      5,675       19,643
 Research and development(2).......................     1,282      2,179      3,520      4,974      8,693       18,433
 Parent company allocations........................       543        787        797        808        885          885
 Amortization of goodwill..........................        --         --         --         --         --       77,946
                                                     --------   --------   --------   --------   --------     --------
                                                        2,812      4,126      6,419      8,424     15,253      116,907
                                                     --------   --------   --------   --------   --------     --------
   Operating income (loss).........................     3,850      5,938      7,003      5,883      6,933      (92,696)
Other income (loss), net...........................        --         --         --         --          6         (167)
                                                     --------   --------   --------   --------   --------     --------
 Income (loss) before provision for income taxes...     3,850      5,938      7,003      5,883      6,939      (92,863)
Provision for income taxes.........................     1,501      2,297      2,789      2,343      2,764        2,894
Minority interest..................................        --         --         --         --         --          (36)
                                                     --------   --------   --------   --------   --------     --------
   Net income (loss)...............................  $  2,349   $  3,641   $  4,214   $  3,540   $  4,175     $(95,721)
                                                     ========   ========   ========   ========   ========     ========
Earnings (loss) per share(3):
 Basic and diluted earnings (loss) per share.......  $   0.02   $   0.03   $   0.03   $   0.02   $   0.03     $  (0.66)
 Basic and diluted weighted average shares.........   144,000    144,000    144,000    144,000    144,000      144,000
                                                     ========   ========   ========   ========   ========     ========

                                                      NINE MONTHS ENDED SEPTEMBER 30,
                                                     ----------------------------------
                                                                           PRO FORMA(1)
                                                       1999       2000         2000
                                                     --------   --------   ------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net sales..........................................  $ 46,684   $ 78,964     $ 92,088
Cost of sales(2)...................................    30,546     53,667       64,634
                                                     --------   --------     --------
   Gross profit....................................    16,138     25,297       27,454
Operating costs and expenses:
 Selling, general and administrative(2)............     3,813     20,522       25,763
 Research and development(2).......................     6,373     12,752       16,648
 Parent company allocations........................       663        588          588
 Amortization of goodwill..........................        --     27,933       58,460
                                                     --------   --------     --------
                                                       10,849     61,795      101,459
                                                     --------   --------     --------
   Operating income (loss).........................     5,289    (36,498)     (74,005)
Other income (loss), net...........................        15        526          288
                                                     --------   --------     --------
 Income (loss) before provision for income taxes...     5,304    (35,972)     (73,717)
Provision for income taxes.........................     2,113      2,709        2,709
Minority interest..................................        --        391          360
                                                     --------   --------     --------
   Net income (loss)...............................  $  3,191   $(39,072)    $ 76,786
                                                     ========   ========     ========
Earnings (loss) per share(3):
 Basic and diluted earnings (loss) per share.......  $   0.02   $  (0.27)    $  (0.53)
 Basic and diluted weighted average shares.........   144,000    144,000      144,000
                                                     ========   ========     ========

                                                                SEPTEMBER 30, 2000
                                                              -----------------------
                                                                              AS
                                                               ACTUAL    ADJUSTED(4)
                                                              --------   ------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 12,328     $166,568
Working capital.............................................    35,337      189,577
Total assets................................................   493,597      647,837
Long-term debt, less current portion........................    11,167       11,167

---------------
(1) The pro forma selected statements of operations for the year ended December 31, 1999 and nine months ended September 30, 2000, were derived from the pro forma financial statements of Luminent included later in this prospectus. The unaudited pro forma condensed consolidated statements of operations assume that the Fiber Optic Communications, Optronics and Quantum acquisitions occurred on January 1, 1999 for the pro forma year ended December 31, 1999 and January 1, 2000 for the pro forma nine months ended September 30, 2000, respectively, with the statements of operations for those periods of Fiber Optic Communications, Optronics and Quantum. For more detailed pro forma information, see "Unaudited Pro Forma Condensed Consolidated Financial Statements" included later in this prospectus.

(2) Includes amounts related to deferred stock compensation of: $4.3 million, $1.9 million and $3.4 million presented in "cost of sales"; $6.2 million, $10.1 million and $12.2 million presented in "selling, general and administrative"; $6.8 million, $2.9 million and $5.3 million presented in "research and development", for the pro forma presentation of the year ended December 31, 1999, the nine months ended September 30, 2000 and the pro forma presentation of the nine months ended September 30, 2000, respectively.

(3) See note 2 of notes to the consolidated financial statements of Luminent included later in this prospectus for an explanation of how the number of shares used in calculating this per share data was determined.

(4) The as adjusted amounts give effect to the sale of shares of common stock in this offering at an assumed initial public offering price of $14.00 per share, less estimated underwriting discounts and commissions, estimated offering expenses and the application of the proceeds to working capital.

                                  RISK FACTORS

     This offering and any investment in our common stock involve a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock.

                     RISKS RELATED TO OUR FINANCIAL RESULTS

WE CURRENTLY DERIVE A SIGNIFICANT PORTION OF OUR NET SALES FROM TWO CUSTOMERS, AND OUR NET SALES MAY DECLINE SIGNIFICANTLY IF EITHER OF THESE CUSTOMERS CANCELS, REDUCES OR DELAYS PURCHASES OF OUR PRODUCTS.

     Our success will depend on our ability to develop and manage relationships with significant customers. For the year ended December 31, 1999, our two largest customers, Marconi Communications and Cisco Systems, accounted for over 45% of our net sales, with Marconi accounting for 40% and Cisco accounting for 6% of our net sales. For the nine months ended September 30, 2000, Marconi accounted for 15% of our net sales and Cisco accounted for 12% of our net sales. We rely on one-time purchase orders rather than long-term contracts with both Cisco and Marconi, and, as a result, we cannot predict the size, timing or terms of their incoming orders. We have experienced variations in the purchase patterns of Marconi and Cisco in the past, and we may experience continued variation in the future. Material reasons for historic variations in the purchase patterns of these customers, particularly by Marconi, have included weather patterns that have delayed field installations of systems that incorporate our products and delays by our customers in qualifying our products that employ new components or features to assure compatibility with the components of other suppliers that our customers integrate with our products into our customers' systems. The timing of this qualification process is totally within the control of these customers. Thus, even when our products prove compatible with the components of other suppliers, as has typically been the case in the past, delays by our customers in completing the qualification process has resulted in corresponding delays in our receipt of orders for them. Our sales may decline significantly with resulting fluctuations or harm to our operating results and financial condition if either of these customers cancels, reduces or delays purchases of our products or unduly delays qualifying them.

WE INCURRED A NET LOSS IN THE NINE MONTHS ENDED SEPTEMBER 30, 2000 PRIMARILY AS A RESULT OF THE AMORTIZATION OF GOODWILL AND DEFERRED STOCK COMPENSATION FROM RECENT ACQUISITIONS. WE EXPECT TO CONTINUE TO INCUR NET LOSSES FOR THE FORESEEABLE FUTURE.

     Although we reported net income of $3.5 million and $4.2 million for the years ended December 31, 1998 and 1999, respectively, we reported a net loss of $39.1 million for the nine months ended September 30, 2000. The net loss was due to amortization of goodwill and deferred stock compensation related to the acquisitions of Fiber Optic Communications, Optronics and Quantum and our employment arrangements with our President and Chief Executive Officer and Vice President of Finance and Chief Financial Officer. We will record amortization of goodwill and deferred stock compensation expenses relating to our acquisitions of Fiber Optic Communications, Optronics and Quantum going forward. In addition, we will record a compensation expense of approximately $12.2 million the year ending December 31, 2000 related to the issuance of stock options to our President and Chief Executive Officer and our Vice President of Finance and Chief Financial Officer, each of whom joined us in July 2000. As a consequence of these goodwill amortization charges and compensation expenses, we do not expect to report net income in the foreseeable future.


     In connection with the acquisitions of Fiber Optic Communications, Optronics and Quantum, we recorded a significant amount of goodwill, the amortization of which has significantly and adversely affected our operating results. As indicated in our consolidated balance sheet as of September 30, 2000 included later in this prospectus, we recorded goodwill of approximately $389.7 million, which will be amortized over a five-year period. To the extent that we can not generate sufficient cash flow to recover the amount of the investment recorded, the investment may be considered impaired and could be subject to an


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

immediate write-down of up to the full amount of the investment. In this event, our net loss in any given period could be greater than anticipated and the market price of our stock could be adversely affected.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS, AND YOU SHOULD NOT RELY ON THEM AS AN INDICATION OF OUR FUTURE PERFORMANCE.

     Our net sales and operating results have fluctuated significantly from quarter-to-quarter in the past and may fluctuate significantly in the future as a result of several factors, some of which are outside of our control. These factors include:

     - changes in our product mix, such as resulting from sales of passive components which typically have lower margins than active components; and

     - seasonality of customer demand typically resulting in lower demand in winter months and the observance of the Chinese New Year.

Because of these and other factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that, in future periods, our results of operations may be below the expectations of public market analysts and investors. This failure to meet expectations could cause the trading price of our common stock to decline.

THE LONG SALES CYCLES FOR OUR PRODUCTS MAY CAUSE NET SALES AND OPERATING RESULTS TO VARY FROM QUARTER TO QUARTER, WHICH COULD CAUSE VOLATILITY IN OUR STOCK PRICE.

     The timing of our revenue is difficult to predict because of the length and variability of the sales and implementation cycles for our products. We do not recognize revenue until a product has been shipped to a customer, all significant vendor obligations have been performed and collection is considered probable. Customers often view the purchase of our products as a significant and strategic decision. As a result, customers typically expend significant effort in evaluating, testing and qualifying our products and our manufacturing process. This customer evaluation and qualification process frequently results in a lengthy initial sales cycle of up to one year or more. In addition, some of our customers require that our products be subjected to life-time and reliability testing, which can take up to nine months or more. While our customers are evaluating our products and before they place an order with us, we may incur substantial sales and marketing and research and development expenses to customize our products to the customer's needs. We may also expend significant management efforts, increase manufacturing capacity and order long lead-time components or materials prior to receiving an order. Even after this evaluation process, a potential customer may not purchase our products. Even after acceptance of orders, our customers often change the scheduled delivery dates of their orders. Because of the evolving nature of the optical networking market, we cannot predict the length of these sales, development or delivery cycles. As a result, these long sales cycles may cause our net sales and operating results to vary significantly and unexpectedly from quarter-to-quarter, which could cause volatility in our stock price.

WE FACE RISKS ASSOCIATED WITH OUR INTERNATIONAL SALES AND OPERATIONS THAT COULD HARM OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     For the year ended December 31, 1999, sales to customers located outside of the United States were 19% of our net sales and for the nine months ended September 30, 2000, sales to customers located outside of the United States were 38% of our net sales. We expect that sales to customers located outside of the United States will increase in the future. Our international sales will be limited if we cannot establish relationships with international distributors, establish additional foreign operations, expand international sales channels, hire additional personnel and develop relationships with international service providers. Even if we are able to successfully continue international operations, we may not be able to maintain or increase international market demand for our products.

     In addition, the recent acquisition of our operations in Taiwan and People's Republic of China has increased both the administrative complications we must manage and our exposure to political, economic

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

and other conditions affecting Taiwan and People's Republic of China. Currently there is significant political tension between Taiwan and People's Republic of China, which could lead to hostilities.

     Risks we face due to international sales and the use of overseas manufacturing include:

     - greater difficulty in accounts receivable collection and longer collection periods;

     - the impact of recessions in economies outside the United States;

     - unexpected changes in regulatory requirements;

     - seasonal reductions in business activities in some parts of the world, such as during the summer months in Europe or in the winter months in Asia when the Chinese New Year is celebrated;

     - certification requirements;

     - potentially adverse tax consequences;

     - unanticipated cost increases;

     - unavailability or late delivery of equipment;

     - trade restrictions;

     - limited protection of intellectual property rights;

     - unforeseen environmental or engineering problems; and

     - personnel recruitment delays.

     In addition, a portion of our international sales and expenses may be denominated in foreign currencies in the future. Accordingly, we could experience the risks of fluctuating currencies and may choose to engage in hedging activities to reduce these risks.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE NO HISTORY AS AN INDEPENDENT COMPANY AND HAVE ONLY A LIMITED HISTORY IN THE PASSIVE OPTICAL COMPONENTS MARKETS. THESE FACTORS MAY MAKE OUR BUSINESS MORE DIFFICULT TO EVALUATE AND HINDER OUR ABILITY TO IMPLEMENT OUR BUSINESS PLAN SUCCESSFULLY.

     From 1988 until our separation on September 8, 2000, we operated as a division of MRV and conducted business using MRV's trade name. In March 2000, we were incorporated in Delaware as a wholly-owned subsidiary of MRV. In connection with this offering, we will become a stand-alone public company. Our entire line of passive optical components was established through our acquisitions of Fiber Optic Communications and Quantum in April and July 2000. We expect sales of our passive optical components will constitute a significant part of our future business. Therefore, we have no history as an independent company or in operating in the passive components markets. Our lack of independence and our limited operating history in the passive optical components markets may limit your ability to evaluate our prospects due to:

     - our lack of historical financial data; and

     - our limited experience in addressing emerging trends that may affect our business.

     As a newly independent company with new product lines, we face risks and uncertainties relating to our ability to implement our business plan successfully.

IF THE OPTICAL NETWORKING MARKET DOES NOT DEVELOP AND EXPAND AS WE ANTICIPATE, DEMAND FOR OUR PRODUCTS MAY DECLINE, WHICH WOULD NEGATIVELY IMPACT OUR NET SALES.

     Our business is completely dependent on the deployment of our optical component products. Our future success depends on the continued deployment of the optical networks in the metropolitan and access markets, the continuing increase in the amount of data transmitted over communications networks, or bandwidth, and the growth of optical networks to meet the increased demand for bandwidth. If the deployment of optical networks in the metropolitan and access markets does not continue to expand, the market for optical networking products may not continue to develop. Future demand for our products is uncertain and will depend to a great degree on the speed of the widespread adoption and upgrading of optical networks. If the transition to optical networks occurs too slowly, the market for our products and the growth of our business will be significantly limited.

     The optical networking market is new and characterized by rapid technological change, frequent new product introductions, changes in customer requirements, unpredictable rates of product deployment and evolving industry standards. Because this market is new, it is difficult to predict its potential size or future growth rate. Widespread adoption of optical networks is critical to our future success. Potential end-user customers who have invested substantial resources in their existing copper lines or other systems may be reluctant or slow to adopt a new approach, like optical networks. Our success in generating net sales in this emerging market will depend on:

     - maintaining and enhancing our relationships with our customers;

     - the awareness of potential end-user customers and network service providers about the benefits of optical networks; and

     - our ability to accurately predict and develop our products to meet industry standards.

     If we fail to address changing market conditions, the sales of our products may decline, which would harm our net sales and operating results.

IF WE FAIL TO MANAGE OUR GROWTH EFFECTIVELY, OUR BUSINESS MAY NOT SUCCEED.

     Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. We continue to expand the scope of our operations domestically and internationally and have increased the number of our employees substantially in the past year. At December 31, 1999, we had a total of 209 full-time employees, and at September 30, 2000, we had a total of 1,040 full-time employees. In addition, we plan to hire a significant number of employees over the next few quarters. We currently operate facilities in Chatsworth, California, Hsinchu, Taiwan and Shanghai, People's Republic of China. The growth in employee headcount and in revenue, combined with the challenges of managing geographically dispersed operations, has placed, and will continue to place, a significant strain on our management systems and resources. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures and continue to expand, train and manage our work force worldwide. While we are currently implementing stand-alone versions of most of the systems historically used by MRV, we may decide to purchase new systems in the future that more closely match our business needs and incur significant additional expense and diversion of management attention in connection with implementing those systems. The failure to effectively manage our growth could adversely impact our ability to manufacture and sell our products, which could reduce our net sales.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO SUCCESSFULLY DEVELOP AND INTRODUCE NEW AND ENHANCED PRODUCTS THAT MEET THE NEEDS OF OUR CUSTOMERS.

     Our future success depends on our ability to anticipate our customers' needs and develop products that address those needs. Introduction of new products and product enhancements will require that we effectively transfer production processes from research and development to manufacturing and coordinate our efforts with those of our suppliers to rapidly achieve volume production. If we fail to effectively transfer production processes, develop product enhancements or introduce new products that meet the needs of our customers as scheduled, our net sales may decline.

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

COMPETITION IN THE OPTICAL NETWORKING MARKET MAY INCREASE, WHICH COULD REDUCE OUR NET SALES AND GROSS MARGINS OR CAUSE US TO LOSE MARKET SHARE.

     Competition in the optical networking market in which we compete is intense. We face competition from several companies, including Agilent Technologies, Corning Incorporated, Finisar Corporation, Fujitsu, Infineon AG, International Business Machines Corporation, JDS Uniphase Corporation, Lucent Technologies, Inc., Sumitomo and Tyco International, Ltd. Many of our competitors are larger than we are and have longer operating histories and significantly greater financial, technical, marketing and other resources than we have. As a result, these competitors are able to devote greater resources than we can to the development, promotion, sale and support of their products. In addition, several of our competitors have large market capitalizations or cash reserves, and are much better positioned than we are to acquire other companies in order to gain new technologies or products that may displace our product lines. Any of these acquisitions could give our competitors a strategic advantage. Virtually all of our competitors have significantly more established sales and customer support organizations than we do. In addition, many of our competitors have much greater name recognition, more extensive customer bases, better-developed distribution channels and broader product offerings than we have. These companies can leverage their customer bases and broader product offerings and adopt aggressive pricing policies to gain market share. Additional competitors may enter the market, and we are likely to compete with new companies in the future. We expect to encounter potential customers that, due to existing relationships with our competitors, are committed to the products offered by these competitors. As a result of the foregoing factors, we expect that competitive pressures may result in price reductions, reduced margins and loss of market share.

     In addition, the fiber optics networking industry is dominated by a small number of large companies and is currently consolidating. Consolidation reduces the number of potential customers in the industry, and may increase our dependence on a small number of customers.

WE MUST EXPAND OUR SALES ORGANIZATION SUBSTANTIALLY IN ORDER TO INCREASE MARKET AWARENESS AND SALES OF OUR PRODUCTS OR OUR NET SALES MAY NOT INCREASE.

     The sale of our products requires long and involved efforts targeted at several key departments within our prospective customers' organizations. Sales of our products require the prolonged efforts of executive personnel and specialized systems and applications engineers working together with a small number of dedicated salespersons. Currently, our sales organization is limited. We will need to grow our sales force in order to increase market awareness and sales of our products. Competition for these individuals is intense, and we might not be able to hire the kind and number of sales personnel and applications engineers we need. If we are unable to expand our sales operations, we may not be able to increase market awareness or sales of our products, which would prevent us from increasing our net sales.

OUR PRODUCTS ARE DEPLOYED IN LARGE AND COMPLEX SYSTEMS AND MAY CONTAIN DEFECTS THAT ARE NOT DETECTED UNTIL AFTER OUR PRODUCTS HAVE BEEN INSTALLED, WHICH COULD DAMAGE OUR REPUTATION AND CAUSE US TO LOSE CUSTOMERS.

     We design some of our products for deployment in large and complex optical networks. Because of the nature of these products, they can only be fully tested for reliability when deployed in networks for long periods of time. Our fiber optic products may contain undetected defects when first introduced or as new versions are released, and our customers may discover defects in our products only after they have been fully deployed and operated under peak stress conditions. In addition, our products are combined with products from other vendors. As a result, should problems occur, it may be difficult to identify the source of the problem. If we are unable to fix defects or other problems, we could experience, among other things:

     - loss of customers;

     - damage to our brand reputation;

     - failure to attract new customers or achieve market acceptance;

     - diversion of development and engineering resources; and

     - legal actions by our customers.

The occurrence of any one or more of the foregoing factors could cause our net sales to decline.

BECAUSE WE DO NOT HAVE LONG-TERM CONTRACTS WITH OUR CUSTOMERS, OUR CUSTOMERS MAY CEASE PURCHASING OUR PRODUCTS AT ANY TIME.

     We sell our products based on individual purchase orders, rather than long-term contracts. Our customers can generally cancel or reschedule orders on short or no notice and discontinue purchasing our products at any time. In addition, a number of our current customers were acquired through the acquisitions of Fiber Optic Communications, Optronics and Quantum, and we have only a limited history with these new customers. We cannot assure you that these customers will continue to purchase optical components from us. Because we cannot predict the size, timing or terms of incoming purchase orders, decreases in orders or failure to fulfill orders may cause our operating results to suffer.

WE WILL NOT ATTRACT ORDERS AND CUSTOMERS OR WE MAY LOSE CURRENT ORDERS AND CUSTOMERS AND WILL NOT BE SUCCESSFUL IN OUR INDUSTRY IF WE ARE UNABLE TO COMMIT TO DELIVER SUFFICIENT QUANTITIES OF OUR PRODUCTS TO SATISFY MAJOR CUSTOMERS' NEEDS.

     Communications service providers and equipment manufacturers typically require that suppliers commit to provide specified quantities of products over a given period of time. If we are unable to commit to deliver sufficient quantities of our products to satisfy a customer's anticipated needs, we will lose the order and the opportunity for significant sales to that customer for a lengthy period of time. While we have sufficient manufacturing capacity at present to pursue large orders and plan to seek to increase capacity annually by increasing our workforce, dedicating available space for manufacturing and adding production shifts when necessary, we would be unable to pursue many new or large orders if we outgrow our current capacity and planned annual increases in capacity. In the future, if we do not have sufficient manufacturing capacity to enable us to commit to provide customers with specified quantities of products, our business could suffer.

IF OUR SENIOR MANAGEMENT TEAM IS UNABLE TO WORK TOGETHER EFFECTIVELY, OUR BUSINESS MAY BE SERIOUSLY HARMED.

     Some of our senior management personnel, including Dr. William R. Spivey, our President and Chief Executive Officer, and Eric Blachno, our Vice President of Finance and Chief Financial Officer, only recently joined us in July 2000. As a result, our senior management team has had limited time to work together. If they are unable to work together effectively to manage our organization as a public company, our business may be seriously harmed.

WE DEPEND ON KEY PERSONNEL TO MANAGE OUR BUSINESS EFFECTIVELY IN A RAPIDLY CHANGING MARKET, AND IF WE ARE UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL OR RETAIN EXISTING PERSONNEL, OUR ABILITY TO SELL OUR PRODUCTS COULD BE HARMED.

     Our future success depends upon the continued services of our executive officers and other key engineering, sales, marketing, manufacturing and support personnel. Any of our key employees, including our President and Chief Executive Officer and our Vice President of Finance and Chief Financial Officer, may terminate his or her employment at any time. In addition, we do not have key person life insurance policies covering any of our employees.

     In order to implement our business plan, we must hire a significant number of additional employees in 2000, particularly engineering, sales and manufacturing personnel. Our ability to continue to attract and retain highly skilled personnel will be a critical factor in determining whether we will be successful. Competition for highly skilled personnel is intense. We may not be successful in attracting, assimilating or retaining qualified personnel to fulfill our current or future needs, which could adversely impact our ability to manufacture and sell our products.

FUTURE ACQUISITIONS MAY HAVE AN ADVERSE EFFECT ON OUR FINANCIAL RESULTS SIMILAR TO THE EFFECTS OF THE ACQUISITIONS OF FIBER OPTIC COMMUNICATIONS, OPTRONICS AND QUANTUM OR COULD OTHERWISE HARM OUR BUSINESS.

     Our business has grown because of MRV's acquisitions of fiber optic components manufacturers Fiber Optic Communications in April 2000 and Optronics and Quantum in July 2000 and its contribution of the capital stock of these companies to us. In the event we make future acquisitions, we could:

     - issue stock that would dilute our current stockholders' percentage ownership, like the dilution MRV's stockholders incurred when MRV issued an aggregate of approximately 6.76 million shares of its common stock in connection with the acquisitions of Fiber Optic Communications, Optronics and Quantum;

     - incur debt such as the $12.6 million of consolidated debt incurred in connection with the acquisitions of Fiber Optic Communications, Optronics and Quantum;

     - incur additional liabilities such as the $21.3 million of additional consolidated liabilities incurred in connection with the acquisitions of Fiber Optic Communications, Optronics and Quantum; or

     - incur expenses related to the amortization of goodwill and other intangible assets and deferred compensation, like the expenses related to goodwill and other intangible assets aggregating $389.7 million and deferred compensation charges aggregating $30.2 million incurred in connection with the acquisitions of Fiber Optic Communications, Optronics and Quantum.

     Future acquisitions also involve numerous risks that could adversely affect our business, including:

     - problems integrating the acquired operations, technologies or products;

     - unanticipated costs, capital expenditures or liabilities or changes related to in process research and development;

     - diversion of management's attention from our core business;

     - harm to our existing business relationships with suppliers and customers;

     - risks associated with entering markets in which we have no or limited prior experience; and

     - potential loss of key employees, particularly those of the acquired organizations.

     We will face all of the above-mentioned risks related to the acquisitions of Fiber Optic Components, Optronics and Quantum. In particular, these acquisitions have brought large new manufacturing facilities and we face significant challenges in integrating these facilities before we can realize benefits from these acquisitions. Our entire line of passive optical components was established through our recent acquisitions of Fiber Optic Communications and Quantum and successful integration of that product line and the associated manufacturing facilities is essential to our business. We cannot assure you that we will be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future, and failure to successfully integrate may harm our business.

IF WE ARE UNABLE TO EXPAND OUR MANUFACTURING CAPACITY IN A TIMELY MANNER, WE MAY HAVE INSUFFICIENT CAPACITY TO MEET DEMAND.

     We currently manufacture a significant portion of our products in our facilities located in Chatsworth, California. We have devoted significant resources to expanding our manufacturing capacity at this facility and also conduct manufacturing at our facilities in Hsinchu, Taiwan and Shanghai, People's Republic of China. We could experience difficulties and disruptions in the manufacture of our products, which could prevent us from achieving timely delivery of products and could result in lost sales. We could also face the inability to procure and install additional capital equipment, a shortage of raw materials we use in our products, a lack of availability of manufacturing personnel to work in our facilities, difficulties in achieving adequate yields from new manufacturing lines and an inability to predict future order volumes. We may experience delays, disruptions, capacity constraints or quality control problems in our manufacturing operations, and, as a result, product shipments to our customers could be delayed, which would negatively impact our net sales, competitive position and reputation. If we experience disruptions in the future, it may result in lower yields or delays of our product shipments, which could adversely affect our sales, gross margins and results of operations. If we are unable to expand our manufacturing capacity in a timely manner, we will have insufficient capacity, which could seriously harm our results of operations.

THE LOCATION OF OUR MANUFACTURING FACILITIES IN SOUTHERN CALIFORNIA AND TAIWAN SUBJECTS US TO INCREASED RISK THAT A NATURAL DISASTER COULD DISRUPT OUR OPERATIONS.

     Substantially all of our products are manufactured at our facilities in Chatsworth, California and Hsinchu, Taiwan. The risk of earthquakes in Southern California and Taiwan is significant due to the proximity of major earthquake fault lines to these manufacturing facilities. In January 1994 and September 1999, major earthquakes near Chatsworth and in Taiwan, respectively, affected the facilities of manufacturers in these areas including ours, causing power and communications outages and disruptions that impaired production capacity. While our facilities did not suffer material damage and our business was not materially disrupted by these earthquakes, the occurrence of an earthquake or other natural disaster could result in the disruption of our manufacturing facilities. Any disruption in our manufacturing facilities arising from such events could cause significant delays in the production or shipment of our products until we are able to shift production to different facilities or arrange for third parties to manufacture our products. We may not be able to obtain alternate capacity on favorable terms or at all.

ENVIRONMENTAL REGULATIONS APPLICABLE TO OUR MANUFACTURING OPERATIONS COULD LIMIT OUR ABILITY TO EXPAND OR SUBJECT US TO SUBSTANTIAL COSTS.

     We are subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during our manufacturing processes. Further, we are subject to other safety, labeling and training regulations as required by local, state and federal law. Any failure by us to comply with present and future regulations could subject us to future liabilities or the suspension of production. In addition, such regulations could restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with environmental regulations. We cannot assure you that these legal requirements will not impose on us the need for additional capital expenditures or other requirements. If we fail to obtain required permits or otherwise fail to operate within these or future legal requirements, we may be required to pay substantial penalties, suspend our operations or make costly changes to our manufacturing processes or facilities.

IF WE FAIL TO ACCURATELY FORECAST COMPONENT AND MATERIAL REQUIREMENTS FOR OUR MANUFACTURING FACILITIES, WE COULD INCUR ADDITIONAL COSTS OR EXPERIENCE MANUFACTURING DELAYS.

     We use rolling forecasts based on anticipated product orders to determine our component requirements. It is very important that we accurately predict both the demand for our products and the lead times required to obtain the necessary components and materials. Lead times for components and materials that we order vary significantly and depend on factors such as specific supplier requirements, the size of the order, contract terms and current market demand for the components. For substantial increases in production levels, some suppliers may need six months or more lead time. If we overestimate our component and material requirements, we may have excess inventory, which would increase our costs. If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers. Any of these occurrences would negatively impact our net sales.

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

IF WE CANNOT INCREASE OUR SALES VOLUMES, REDUCE OUR COSTS OR INTRODUCE HIGHER MARGIN PRODUCTS TO OFFSET ANTICIPATED REDUCTIONS IN THE AVERAGE SELLING PRICE OF OUR PRODUCTS, OUR OPERATING RESULTS WILL SUFFER.

     We have experienced decreases in the average selling prices of some of our products. We anticipate that as products in the optical networking market become more of a commodity, the average selling price of our products may decrease in response to competitive pricing pressures, new product introductions by us or our competitors or other factors. If we are unable to offset the anticipated decrease in our average selling prices by increasing our sales volumes or product mix, our net sales and gross margins will decline. In addition, to maintain our gross margins, we must continue to reduce the manufacturing cost of our products and we must develop and introduce new products and product enhancements with higher margins. If we cannot maintain our gross margins, our financial position may be harmed and our stock price may decline.

WE DEPEND ON SINGLE OR LIMITED SOURCE SUPPLIERS FOR SOME OF THE KEY COMPONENTS AND MATERIALS IN OUR PRODUCTS, WHICH MAKES US SUSCEPTIBLE TO SUPPLY SHORTAGES OR PRICE FLUCTUATIONS THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     We typically purchase our components and materials through purchase orders, and in general we have no guaranteed supply arrangements with any of our suppliers. We currently purchase several key components and materials used in the manufacture of our products from single or limited source suppliers, including Corning Incorporated, Mitsubishi Electric, Nippon Sheet Glass, Phillips Semiconductor and Sumitomo. If our relationship with any of these key suppliers terminates, we may not be able to find another manufacturer that can meet our specifications and anticipated supply requirements. We may fail to obtain required components in a timely manner in the future. We may experience difficulty identifying alternative sources of supply for certain components used in our products. We would experience further delays from evaluating and testing the products of these potential alternative suppliers. Furthermore, financial or other difficulties faced by these suppliers or significant changes in demand for these components or materials could limit the availability of these components. Any interruption or delay in the supply of any of these components or materials, or the inability to obtain these components and materials from alternate sources at acceptable prices and within a reasonable amount of time, would impair our ability to meet scheduled product deliveries to our customers and could cause customers to cancel orders.

IF WE DO NOT ACHIEVE ACCEPTABLE MANUFACTURING YIELDS OR SUFFICIENT PRODUCT RELIABILITY, OUR ABILITY TO SHIP PRODUCTS TO OUR CUSTOMERS COULD BE AFFECTED AND OUR NET SALES MAY SUFFER.

     The manufacture of our products involves complex and precise processes. Changes in our manufacturing processes or those of our suppliers, or the use of defective components or materials, could significantly reduce our manufacturing yields and product reliability. Our manufacturing costs are relatively fixed, and, thus, manufacturing yields are critical to our results of operations. We may experience manufacturing problems in the future, which could result in lower than expected production yields, delayed product shipments and impaired gross margins. In some cases, existing manufacturing techniques involve substantial manual labor. In addition, we may experience manufacturing delays and reduced manufacturing yields upon introducing new products to our manufacturing lines. In order to improve our gross margins, we may need to develop new, more cost-effective manufacturing processes and techniques, and if we fail to do so, our gross margins may be adversely affected.

IF OUR CUSTOMERS DO NOT QUALIFY OUR MANUFACTURING LINES FOR VOLUME SHIPMENTS, OUR OPERATING RESULTS COULD SUFFER.

     Generally, customers do not purchase our products, other than limited numbers of evaluation units, prior to qualification of the manufacturing line for volume production. Our existing manufacturing lines, as well as each new manufacturing line, must pass through varying levels of qualification with our customers. This customer qualification process determines whether our manufacturing lines meet the customers' quality, performance and reliability standards. If there are delays in qualification of our products, our customers may drop the product from a long-term supply program, which would result in significant lost revenue opportunity over the term of that program. Moreover, customers may require that we be registered under international quality standards, such as ISO 9000. Our Taiwan facilities have received ISO 9001 certification and our facilities in the People's Republic of China are certified ISO 9002. Our Chatsworth facilities have no ISO certification and we do not expect to receive ISO 9000 certification until sometime in 2001, at the earliest.

WE WILL LOSE SIGNIFICANT CUSTOMER SALES AND OPPORTUNITIES AND MAY NOT BE SUCCESSFUL IF OUR CUSTOMERS DO NOT QUALIFY OUR PRODUCTS TO BE DESIGNED INTO THEIR PRODUCTS AND SYSTEMS.

     In the communications industry, service providers and communications equipment manufacturers often undertake extensive qualification processes prior to placing orders for large quantities of products such as ours, because these products must function as part of a larger system or network. Once they decide to use a particular supplier's product or component, these potential customers design the product into their system, which is known as a design-in win. Suppliers whose products or components are not designed in are unlikely to make sales to that company until at least the adoption of a future redesigned system. Even then, many companies may be reluctant to design entirely new products into their new systems, as it could involve significant additional redesign efforts. If we fail to achieve design-in wins in our potential customer's qualification process, we will lose the opportunity for significant sales to that customer for a lengthy period of time.

THE ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS MAY BE EXPENSIVE AND COULD DIVERT VALUABLE RESOURCES.

     We rely on a combination of trade secret laws and restrictions on disclosure and patents, copyrights and trademarks to protect our intellectual property rights. We may need to engage in litigation to enforce our intellectual property rights, protect our trade secrets and determine the validity and scope of proprietary rights of others. Any such litigation, regardless of outcome, could be expensive and time consuming, and adverse determinations in any such litigation could seriously harm our business.

WE COULD BECOME SUBJECT TO LITIGATION REGARDING INTELLECTUAL PROPERTY RIGHTS, WHICH COULD BE COSTLY AND SUBJECT US TO SIGNIFICANT LIABILITY.

     From time to time, third parties, including our competitors, may assert patent, copyright and other intellectual property rights to technologies that are important to us. We expect we will increasingly be subject to infringement claims as the number of products and competitors in our market grows and the functioning of products overlaps. In this regard, in early 1999, we received a written notice from Rockwell Corporation in which Rockwell claimed to have patent rights in certain technology related to our metal organic chemical vapor deposition processes. Rockwell requested that we review our processes in light of one of Rockwell's issued patents which we have done and determined that the cited patent has expired. We believe that none of our product sales relates to the Rockwell claim. In October 1999, we received a written notice from Ortel Corporation, which has since been acquired by Lucent Technologies, Inc., in which Ortel claimed to have patent rights in certain technology related to our triplexer and duplexer products. Ortel requested that we review our products in connection with one of Ortel's issued patents. We are evaluating the information provided to us thus far by Ortel and are also evaluating the validity of Ortel's patent noted in Ortel's letter. We are presently seeking to determine whether we may have violated and the extent of our usage of, and related revenues from, technology covered by the Ortel patent. Based on our evaluation to date, we have concluded that Ortel's claim relates to an aspect of our triplexers. Net sales of our triplexers accounted for approximately 23% of total net sales during the year ended December 31, 1999 and 3% of total net sales during the nine months ended September 30, 2000. Ortel's patent, and other patents of which we are not presently aware that may relate to our products may be determined to be valid, or some of our products may ultimately be determined to infringe Ortel patent, or those of other companies. Ortel or other companies may pursue litigation with respect to these or other claims. The results of any litigation are inherently uncertain. In the event of an adverse result in any litigation with respect to intellectual property rights relevant to our products that could arise in the future, to pay substantial damages under applicable law, to cease the manufacture, use and sale of infringing products or to expend significant resources to develop non-infringing technology. In addition, litigation frequently involves substantial expenditures and can require significant management attention, even if we ultimately prevail. Accordingly, any infringement claim or litigation against us could significantly harm our business, operating results and financial condition.

     In the future, we may initiate claims or litigation against third parties for infringement of our proprietary rights to protect these rights or to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and the diversion of our technical and management personnel.

NECESSARY LICENSES OF THIRD-PARTY TECHNOLOGY MAY NOT BE AVAILABLE TO US OR MAY BE VERY EXPENSIVE, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO MANUFACTURE AND SELL OUR PRODUCTS.

     From time to time we may be required to license technology from third parties to develop new products or product enhancements or to resolve infringement claims with respect to intellectual property rights in our existing products. We cannot assure you that third-party licenses such as from Rockwell or Ortel will be available to us on commercially reasonable terms, if at all. The inability to obtain any third-party license required to develop new products and product enhancements or to resolve infringement claims on our existing products could require us to obtain substitute technology of lower quality or performance standards or at greater cost, either of which could seriously harm our ability to manufacture and sell our products.

                   RISKS RELATED TO OUR RELATIONSHIP WITH MRV

WE WILL NOT BE ABLE TO RELY ON MRV TO FUND OUR FUTURE CAPITAL REQUIREMENTS, AND FINANCINGS FROM OTHER SOURCES MAY NOT BE AVAILABLE ON FAVORABLE TERMS OR AT ALL.

     In the past, our capital needs have been satisfied by MRV. However, following our separation, MRV will no longer provide funds to finance our working capital or other cash requirements. We cannot assure you that financing from other sources, if needed, will be available on favorable terms or at all.

     We believe our capital requirements will vary greatly from quarter to quarter, depending on, among other things, capital expenditures, fluctuations in our operating results, financing activities, acquisitions and investments and inventory and receivables management. We believe that the net proceeds from this offering, along with our future cash flow from operations, will be sufficient to satisfy our working capital, capital expenditure and research and development requirements for at least the next 12 months. However, we may require or choose to obtain additional debt or equity financing in order to finance acquisitions or other investments in our business. Future equity financings would be dilutive to the existing holders of our common stock. Future debt financings could involve restrictive covenants. We will likely not be able to obtain financing with interest rates as favorable as those that MRV could obtain.

OUR NEW NAME IS NOT YET RECOGNIZED AS A BRAND IN THE MARKETPLACE, AND AS A RESULT OUR PRODUCT SALES COULD SUFFER. IN ADDITION, OTHER COMPANIES WITH SIMILAR NAMES OR TRADEMARKS COULD CHALLENGE OUR USE OF LUMINENT.

     The loss of our ability to use the MRV Communications brand name may hinder our ability to establish new relationships. In addition, our current customers, suppliers and partners may react negatively to the separation. In connection with our separation from MRV, we will change our brand name and most of the trademarks and trade names under which we conduct our business. This transition to our new name will occur rapidly in the case of some products and over specified periods of time in the case of other products. We believe that sales of our products have benefited from the use of the MRV brand name. In addition, there are numerous companies which have names or trademarks of varying degrees of similarity to Luminent. Although we believe we have all necessary rights to use the new brand name, our rights to use it may be challenged by others who have names or trademarks similar to our name. Challenges resulting in litigation, regardless of outcome, could be expensive to defend and time consuming and adverse determinations could harm our business.

OUR BUSINESS MAY SUFFER IF MRV DOES NOT COMPLETE ITS DISTRIBUTION OF OUR COMMON STOCK.

     MRV has advised us that it currently intends to distribute to its stockholders all of our common stock by the later of three months after the receipt of a favorable private letter ruling from the IRS or six months after this offering, although it is not obligated to do so. There are various conditions to the completion of the distribution and we cannot assure you as to whether or when it will occur. If the distribution does occur, we may not obtain the benefits we expect as a result of this distribution, including direct access to capital markets, better incentives for employees, greater strategic focus, facilitated customer relationships and future partnerships and increased speed and responsiveness. In addition, until this distribution occurs, the risks discussed below relating to MRV's control of us and the potential business conflicts of interest between MRV and us will continue to be relevant to our stockholders.

     We will be controlled by MRV as long as it owns a majority of our common stock, and our other stockholders will be unable to affect the outcome of stockholder voting during such time.

     After the completion of this offering, MRV will own approximately 92% of our outstanding common stock or approximately 91% if the underwriters exercise their over-allotment option in full. As long as MRV owns a majority of our outstanding common stock, MRV will continue to be able to elect our entire board of directors and to remove any director, with or without cause, without calling a special meeting. Investors in this offering will not be able to affect the outcome of any stockholder vote prior to the planned distribution of our stock to the MRV stockholders. As a result, MRV will control all matters affecting us, including:

     - the composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers;

     - the allocation of business opportunities that may be suitable for us and MRV;

     - any determinations with respect to mergers or other business combinations;

     - our acquisition or disposition of assets;

     - our financing;

     - changes to the agreements providing for our separation from MRV;

     - the payment of dividends on our common stock; and

     - determinations with respect to our tax returns.

MRV COULD SELL A CONTROLLING INTEREST IN US TO A THIRD PARTY PREVENTING THE PLANNED DISTRIBUTION OF OUR COMMON STOCK.

     MRV has agreed with the underwriters not to offer or sell any shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of the underwriters. After the 180-day period, however, MRV is not prohibited from selling a controlling interest in us to a third party. A sale of a controlling interest in us by MRV would prevent the distribution of our shares to MRV's shareholders as currently planned and could have a depressive effect of the market price of our common stock. Moreover, because MRV can dispose of all or a portion of its ownership of our common stock at some future date, it may transfer a controlling interest in us without allowing you to participate or realize a premium.

BECAUSE MRV WILL OWN MORE THAN 90 PERCENT OF OUR OUTSTANDING CAPITAL STOCK, IT MAY MERGE US INTO MRV AT ANY TIME.

     Although MRV currently plans and anticipates that it will distribute all of our common stock that it owns to the holders of MRV common stock on the later of three months after the receipt of a favorable private letter ruling from the IRS or six months after this offering, it is not obligated to do so, and it is possible that MRV may decide not to complete the distribution. Under Delaware law, a parent corporation that owns at least 90 percent of the outstanding capital stock of a subsidiary corporation may merge the subsidiary into the parent without the vote of the subsidiary's stockholders. Therefore, in the event MRV elects not to complete the distribution, it may merge us into itself without the vote of our stockholders. In such event, our outstanding shares of common stock would be converted into shares of common stock of MRV at an exchange ratio to be determined at the time of the transaction. Our stockholders would be entitled to appraisal rights under Delaware law, but these rights may not entitle our stockholders to receive consideration equivalent to the price they paid for our common stock.

SUBSTANTIAL SALES OF COMMON STOCK MAY OCCUR IN CONNECTION WITH THE DISTRIBUTION, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

     MRV currently plans to distribute to its stockholders all of the shares of our common stock it owns by the later of three months after the receipt of a favorable private letter ruling from the IRS or six months after this offering. If MRV completes the distribution, substantially all of these shares would be eligible for immediate resale in the public market. Any sales of substantial amounts of common stock in the public market, or the perception that such sales might occur, whether as a result of this distribution of otherwise, could harm the market price of our common stock. We are unable to predict whether significant amounts of common stock will be sold in the open market in anticipation of, or following, this distribution or whether a sufficient number of buyers will be in the market at that time.

AT THE TIME OF THE DISTRIBUTION BY MRV OF ITS LUMINENT COMMON STOCK, WE PLAN TO GRANT TO MRV OPTION HOLDERS OPTIONS TO PURCHASE A SUBSTANTIAL AMOUNT OF LUMINENT COMMON STOCK, WHICH WILL CAUSE DILUTION TO THE INTERESTS OF EXISTING LUMINENT STOCKHOLDERS AND MAY HAVE A DEPRESSIVE EFFECT ON THE MARKET PRICE OF LUMINENT'S COMMON STOCK.

     Concurrently with MRV's distribution of shares of our common stock to its stockholders, we intend to grant stock options to substantially all of the eligible employees, directors, or consultants of Luminent or MRV who hold an option to purchase MRV common stock granted prior to September 8, 2000 by MRV. We understand that MRV intends to simultaneously adjust options to purchase MRV stock to these same individuals. The MRV adjustment and our grant are intended, in the aggregate, to be in a number and at prices that will preserve the pre-distribution economic position of the options to purchase MRV stock held by these individuals on September 8, 2000. For information concerning the method to be used by MRV and us to adjust and grant our respective options, please see the discussion under "Management -- Treatment of MRV Options" appearing later in this prospectus. Based on

     - the number and exercise prices of MRV options outstanding and eligible on September 8, 2000,

     - an assumed initial public offering price of $14.00 in this offering and


     - the closing price of MRV's common stock on November 8, 2000 of $39.44,



we would have granted Luminent options to purchase a total of approximately 8,870,000 shares of our common stock in connection with the distribution to MRV stockholders. Under the method used to determine the number of options to be granted, a lower number of options would be issued if at the time of the distribution there was an increase in our share price over the filing range and/or a smaller difference between MRV's share price and ours then existed. Conversely, a higher number of options would be issued if at the time of the distribution there was a decrease in our share price over the filing range and/or a larger difference between MRV's share price and ours then existed.

Based on

     - 156,000,000 shares of our common stock to be outstanding upon completion of this offering,

     - assuming no exercise of any options outstanding at that time and

     - no exercise or conversion of any other securities exercisable for or convertible into our common stock that we may issue between that time and the distribution,


the full exercise of these new Luminent options to purchase 8,870,000 shares of our common stock will dilute equity ownership of Luminent's stockholders, including those purchasing our shares in this offering, by approximately 5.7%. Further, the exercise, and even the existence of these options, could have an adverse effect on the market price of our shares.


OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY.

     The historical financial information we have included in this prospectus has been carved out from MRV's consolidated financial statements and may not accurately reflect what our financial position, results of operations and cash flows would have been, had we been a separate, stand-alone entity during the periods presented. MRV did not account for us as, and we were not operated as, a single stand-alone entity for the periods presented. In addition, the historical information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. We have not made adjustments to reflect many significant changes that will occur in our cost structure, funding and operations as a result of our separation from MRV, including changes in our employee base, changes in our tax structure, increased costs associated with reduced economies of scale, increased marketing expenses related to establishing a new brand identity and increased costs associated with being a public, stand-alone company.

WE MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH MRV WITH RESPECT TO OUR PAST AND ONGOING RELATIONSHIPS THAT COULD HARM OUR BUSINESS OPERATIONS.

     Conflicts of interest may arise between MRV and us in a number of areas relating to our past and ongoing relationships, including:

     - labor, tax, employee benefit, indemnification and other matters arising from our separation from MRV;

     - intellectual property matters;

     - employee retention and recruiting;

     - major business combinations involving us;

     - sales or distributions by MRV of all or any portion of its ownership interest in us;

     - the nature, quality and pricing of transitional services MRV has agreed to provide us; and

     - business opportunities that may be attractive to both MRV and us.

In addition to the conflicts of interests relating to the separation of our operations from MRV as described above, we also may face business conflicts of interest with MRV because MRV is one of our customers. Like other customers, we do not have long-term contracts with MRV for the purchase of our components. Because MRV controls all matters relating to us, MRV may be able to require us to enter into a customer relationship with it on terms that are less favorable to us than those we could negotiate with an unrelated customer, however, we believe terms of such agreements would be consistent with market-based terms. Nothing restricts MRV from competing with us.

     We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party. The agreements we have entered into with MRV may be amended upon agreement between the parties. While we are controlled by MRV, MRV may be able to require us to agree to amendments to these agreements that may be less favorable to us than the current terms of the agreement, however, we believe terms of such agreements would be consistent with market-based terms.

OUR DIRECTORS AND EXECUTIVE OFFICERS MAY HAVE CONFLICTS OF INTEREST BECAUSE OF THEIR OWNERSHIP OF MRV COMMON STOCK.

     Some of our directors and executive officers have a substantial amount of their personal financial portfolios in MRV common stock and options to purchase MRV common stock. Ownership of MRV common stock by our directors and officers after our separation from MRV could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for MRV and us.

IF MRV'S PROPOSED DISTRIBUTION OF OUR COMMON STOCK IS NOT TAX-FREE, WE COULD BE LIABLE TO MRV FOR THE RESULTING TAXES, WHICH WOULD SIGNIFICANTLY HARM OUR BUSINESS.

     MRV currently plans to distribute to its stockholders the shares of our common stock that it owns by the later of three months after the receipt of a favorable private letter ruling from the IRS or six months after this offering. We have agreed to indemnify MRV in the event the distribution is not tax-free to MRV or its stockholders because of actions taken by us or our failure to take various actions, all as set forth in our tax sharing agreement with MRV. We may not be able to control some of the events that could trigger this liability. In particular, certain acquisitions of us by a third party within two years of the distribution could result in the distribution not being tax-free and therefore give rise to our obligation to indemnify MRV for any resulting tax or other liability. If we were to become obligated to indemnify MRV for this liability, our financial condition and business would be significantly harmed.

                         RISKS RELATED TO THIS OFFERING

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK, AND A PUBLIC MARKET FOR OUR SECURITIES MAY NOT DEVELOP OR BE SUSTAINED, WHICH COULD CAUSE OUR STOCK PRICE TO FALL BELOW THE INITIAL PUBLIC OFFERING PRICE.

     Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering, and the market price might fall below the initial public offering price. The initial public offering price may bear no relationship to the price at which the common stock will trade upon completion of this offering. The initial public offering price will be determined based on negotiations between the representatives of the underwriters and us, based on factors that may not be indicative of future market performance.

WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION THAT COULD RESULT IN SUBSTANTIAL COSTS AND DIVERT MANAGEMENT'S ATTENTION AND RESOURCES.

     In the past, securities class action litigation has been brought against a company following periods of volatility in the market price of its securities. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources.

DELAWARE LAW AND OUR ABILITY TO ISSUE PREFERRED STOCK MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN CONTROL, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

     We are authorized to issue up to 30,000,000 shares of preferred stock. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by stockholders. The terms of any such series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. No preferred stock is currently outstanding. The issuance of any such preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by the present management.

     Certain provisions of Delaware law also may discourage, delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or by other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                  OUR RELATIONSHIP WITH MRV AFTER THE OFFERING

OVERVIEW

     We are currently a wholly-owned subsidiary of MRV. After the completion of this offering, MRV will own approximately 92% of our outstanding common stock or approximately 91% if the underwriters exercise their over-allotment option in full. Until MRV holds less than a majority of the voting power of our outstanding common stock, MRV will be able to control the vote on all matters submitted to stockholders, including the election of directors and the approval of extraordinary corporate transactions.

THE PLANNED DISTRIBUTION BY MRV OF OUR COMMON STOCK

     MRV has advised us that it plans to distribute to its stockholders all of our common stock that it owns by the later of three months after the receipt of a favorable private letter filing from the IRS or six months after this offering, although it is not obligated to do so. There are, however, various conditions to the completion of the distribution and we cannot assure you as to whether or when it will occur.

     Because there are certain conditions to effecting the distribution, MRV has advised us that it has not definitely determined whether and when it expects to complete the distribution. These conditions include:

     - the issuance by the Internal Revenue Service of a ruling that the proposed distribution would be tax-free to MRV and its stockholders;

     - the relative market prices of our common stock and MRV's common stock;

     - the absence of any court orders or regulations prohibiting or restricting the completion of the distribution; and

     - other conditions affecting our business or that of MRV.

ANTICIPATED BENEFITS OF THE DISTRIBUTION

     We believe that we will realize certain benefits from our anticipated complete separation from MRV, including the following:

     Direct Access to Capital Markets. As a separate company, we will be able to directly access the capital markets to issue debt and equity securities and we will be able to grow through acquisitions.

     Better Incentives for Employees. We expect the motivation of our employees and the focus of our management will be strengthened by incentive compensation programs tied to the market performance of our common stock. The separation will enable us to offer our employees compensation directly linked to the performance of our business, which we expect to enhance our ability to attract and retain qualified personnel.

     Greater Strategic Focus. We expect to have a sharper focus on our business and strategic opportunities as a result of our board of directors and management teams focusing only on our business. We will also have greater ability to modify business processes to better fit the needs of our customers, business units and employees.

     Facilitate Customer Relationships and Future Partnerships. MRV competes with several of our customers in supplying equipment for data networking. As a separate company, we believe we can expand our business with existing and potential customers which may be unwilling to do business with us due to our relationship with MRV. In addition, we believe we will have a greater ability to partner with other companies. In particular, certain companies that compete with MRV directly in the sale of products not currently developed or sold by us may be more willing to enter into arrangement with us as a separate company.

     Increased Speed and Responsiveness. As a significantly, smaller company, we expect to be able to make decisions more quickly, deploy resources more rapidly and efficiently and operate with more agility than when we were a part of MRV. In addition, we expect to enhance our responsiveness to customers and partners.

POTENTIAL DISADVANTAGES OF THE DISTRIBUTION

     There are also potential disadvantages from our complete separation from MRV. These disadvantages include:

     - our lack of history as an independent company which may make it more difficult to evaluate our business or hinder our ability to implement our business plan successfully;

     - our inability to rely on MRV to fund our future capital requirements and the uncertainty of alternative sources of funding;

     - our lack of brand name recognition independent of MRV;

     - the risk that as a result of the distribution there will be substantial sales of our common stock in the open market or the perception that there may be substantial sales of our shares, either of which could have a depressive effect on the prevailing market price of our shares;

     - the dilution in ownership to be suffered by our shareholders and the potential depressive effect on the market price of our shares resulting from our grant of options to purchase our shares to MRV option holders at the time of the distribution;

     - potential conflicts of interest resulting from our past and ongoing relationships with MRV or as a result of the ownership of MRV common stock by certain of our directors and executive officers; and

     - our potential liability to MRV if the distribution is not tax-free to MRV stockholders.

     The foregoing potential disadvantages are more fully discussed under the sections of this prospectus called "Risk Factors -- Risks Related to Our Business" and "-- Risks Related to Our Relationship with MRV" appearing earlier in this prospectus.

SEPARATION AND TRANSITIONAL ARRANGEMENTS

     Prior to completion of this offering, we will enter into agreements with MRV that govern the separation of our business operations from MRV. These agreements generally provide for, among other things:

     - the transfer from MRV to us of assets and the assumption by us of liabilities relating to our business;

     - the allocation of intellectual property between MRV and us; and

     - various interim and ongoing relationships between MRV and us.

     All of the agreements providing for our separation from MRV were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of our separation from MRV. Luminent believes the terms of these agreements are fair; however, terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties. See "Risk Factors -- Risks Related to Our Relationship With MRV" and "Arrangements Between Luminent and MRV."

                                USE OF PROCEEDS

     We estimate that our net proceeds from the sale of the 12,000,000 shares of common stock we are offering will be approximately $154.2 million, or $177.7 million if we sell an aggregate of 13,800,000 shares upon the underwriters exercise of their over-allotment option in full, assuming an initial public offering price of $14.00 per share, after deducting underwriting discounts and commissions and after deducting estimated offering expenses. The primary purposes of this offering are to obtain additional equity capital, create a public market for our common stock and facilitate future access to public markets.

     We intend to use the net proceeds we receive from the offering for general corporate purposes, including capital expenditures and working capital. We have no outstanding capital commitments and have not determined the amount of net proceeds that we will use for each of these purposes. Accordingly, we will have a broad discretion to use the proceeds as we see fit. Although we may use a portion of the net proceeds to acquire technology or businesses that are complementary to our business, there are no current plans in this regard. Pending their use, we plan to invest the net proceeds in short-term, interest-bearing and investment-grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2000:

     - on an actual basis (after giving effect to the amendment of our Certificate of Incorporation to split the outstanding shares, increase our authorized capital stock to occur prior to this offering and the transfer of the net assets to Luminent from MRV); and

     - on an as adjusted basis reflecting our receipt of the net proceeds from the sale of the shares of common stock in this offering at an assumed initial public offering price of $14.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses.

You should read this table with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes.

                                                                SEPTEMBER 30, 2000
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
Long-term debt, net of current portion......................  $ 11,167     $ 11,167

Minority interest...........................................     1,544        1,544

Stockholders' equity:
  Preferred stock, $0.001 par value, (30,000,000 shares
     authorized, none issued actual or as adjusted).........        --           --
  Common stock, $0.001 par value, (300,000,000 shares
     authorized, 144,000,000 issued actual and 156,000,000
     issued as adjusted)....................................       144          156
  Additional paid-in capital................................   509,038      663,266
  Accumulated deficit.......................................    (3,328)      (3,328)
  Deferred stock compensation...............................   (69,407)     (69,407)
  Accumulated other comprehensive loss......................    (2,235)      (2,235)
                                                              --------     --------
Total stockholders' equity..................................   434,212      588,452
                                                              --------     --------
       Total capitalization.................................  $446,923     $601,163
                                                              ========     ========

     The total number of outstanding shares of our common stock as of September 30, 2000 was 144,000,000, excluding:

     - 5,600,000 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 2000 at a price of $6.25 per share;

     - 10,400,000 shares of common stock available as of September 30, 2000 for future issuance under our 2000 stock option plan;

     - shares of our common stock that may be issued upon exercise of Luminent options granted to holders of MRV options to purchase MRV common stock following MRV's distribution of our common stock to its stockholders (please see discussion in "Management -- Treatment of MRV Options" later in this prospectus for information regarding these options); and

     - 1,800,000 shares of common stock issuable upon exercise of the underwriters' over-allotment option.

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. We calculate pro forma net tangible book value per share by dividing the net tangible book value, tangible assets less total liabilities, by the number of outstanding shares of common stock.

     Our net tangible book value at September 30, 2000, was $72.6 million, or $0.50 per share, based on 144,000,000 shares of our common stock outstanding and held by MRV.

     After giving effect to the sale of the 12,000,000 shares of common stock by us at the assumed initial public offering price of $14.00 per share, less the underwriting discounts and commissions and our estimated offering expenses, our pro forma net tangible book value at September 30, 2000, would be $226.8 million, or $1.45 per share. This represents an immediate increase in the pro forma net tangible book value of $0.95 per share to existing stockholders and an immediate dilution of $12.55 per share to new investors purchasing shares at the initial public offering price of $14.00 per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............           $14.00
  Pro forma net tangible book value per share at September
     30, 2000...............................................  $0.50
  Increase per share attributable to new investors..........   0.95
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................             1.45
                                                                       ------
Dilution per share to new investors in this offering........           $12.55
                                                                       ======

     If the underwriters' over-allotment option were exercised in full, the pro forma net tangible book value per share after the offering would be $1.59 per share, the increase in net tangible book value per share attributable to new investors would be $1.09 per share and the dilution per share to new investors in this offering would be $12.41 per share.

     The following table shows on a pro forma basis at September 30, 2000 the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering:

                                                          TOTAL CONSIDERATION
                                    SHARES PURCHASED         (IN THOUSANDS)
                                  ---------------------   --------------------   AVERAGE PRICE
                                    NUMBER      PERCENT    AMOUNT     PERCENT      PER SHARE
                                  -----------   -------   ---------   --------   -------------
MRV.............................  144,000,000      92%    $509,182       75%        $ 3.54
New investors...................   12,000,000       8      168,000       25         $14.00
                                  -----------     ---     --------      ---
  Total.........................  156,000,000     100%    $677,182      100%
                                  ===========     ===     ========      ===

     The above information is based on shares outstanding as of September 30, 2000. It excludes up to

     - 5,600,000 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 2000 at a price of $6.25 per share;

     - 10,400,000 shares of common stock available as of September 30, 2000 for future issuance under our 2000 stock option plan;

     - shares of our common stock that may be issued upon exercise of Luminent options granted to holders of options to purchase MRV common stock following MRV's distribution of our common stock to its stockholders (please see discussion in "Management -- Treatment of MRV Options" later in this prospectus for information regarding these options); and

     - 1,800,000 shares of common stock issuable upon exercise of the underwriters' over-allotment option.

                            SELECTED FINANCIAL DATA

     The following selected statement of operations data for the three years in the period ended December 31, 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our consolidated financial statements and notes thereto included later in this prospectus which have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report included with such financial statements. The selected statement of operations data for the two years in the period ended December 31, 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 were derived from our unaudited financial statements, which are not included in this prospectus. The unaudited pro forma selected statement of operations data for the year ended December 31, 1999 and the nine months ended September 30, 2000 were derived from the unaudited pro forma financial statements of Luminent, which are included later in this prospectus. The selected statement of operations data for the nine months ended September 30, 1999 was derived from our unaudited consolidated financial statements, which are included later in this prospectus. The selected statement of operations data for the nine months ended September 30, 2000 and the balance sheet data at September 30, 2000 were derived from our consolidated financial statements, which are included later in this prospectus. In our opinion, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the financial position and results of operations for each of the periods presented in our unaudited financial statements. Historical results are not necessarily indicative of results that may be expected for any future period. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the Unaudited Pro Forma Condensed Consolidated Financial Statements of Luminent, including the related footnotes.

                                                        YEAR ENDED DECEMBER 31,
                                  -------------------------------------------------------------------
                                                                                         PRO FORMA(1)
                                    1995       1996       1997       1998       1999         1999
                                  --------   --------   --------   --------   --------   ------------
                                                            (IN THOUSANDS EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Net sales.......................  $ 15,855   $ 24,034   $ 35,081   $ 38,596   $ 65,264     $ 93,262
Cost of sales(2)................     9,193     13,970     21,659     24,289     43,078       69,051
                                  --------   --------   --------   --------   --------     --------
    Gross profit................     6,662     10,064     13,422     14,307     22,186       24,211
Operating costs and expenses:
  Selling, general and
    administrative(2)...........       987      1,160      2,102      2,642      5,675       19,643
  Research and development(2)...     1,282      2,179      3,520      4,974      8,693       18,433
  Parent company allocations....       543        787        797        808        885          885
  Amortization of goodwill......        --         --         --         --         --       77,946
                                  --------   --------   --------   --------   --------     --------
                                     2,812      4,126      6,419      8,424     15,253      116,907
                                  --------   --------   --------   --------   --------     --------
    Operating income (loss).....     3,850      5,938      7,003      5,883      6,933      (92,696)
Other income (loss), net........        --         --         --         --          6         (167)
                                  --------   --------   --------   --------   --------     --------
  Income (loss) before provision
    for income taxes............     3,850      5,938      7,003      5,883      6,939      (92,863)
Provision for income taxes......     1,501      2,297      2,789      2,343      2,764        2,894
Minority interest...............        --         --         --         --         --          (36)
                                  --------   --------   --------   --------   --------     --------
    Net income (loss)...........  $  2,349   $  3,641   $  4,214   $  3,540   $  4,175     $(95,721)
                                  ========   ========   ========   ========   ========     ========
Earnings (loss) per share(3):
  Basic and diluted earnings
    (loss) per share............  $   0.02   $   0.03   $   0.03   $   0.02   $   0.03     $  (0.66)
  Basic and diluted weighted
    average shares..............   144,000    144,000    144,000    144,000    144,000      144,000
                                  ========   ========   ========   ========   ========     ========

                                   NINE MONTHS ENDED SEPTEMBER 30,
                                  ----------------------------------
                                                        PRO FORMA(1)
                                    1999       2000         2000
                                  --------   --------   ------------

CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Net sales.......................  $ 46,684   $ 78,964     $ 92,088
Cost of sales(2)................    30,546     53,667       64,634
                                  --------   --------     --------
    Gross profit................    16,138     25,297       27,454
Operating costs and expenses:
  Selling, general and
    administrative(2)...........     3,813     20,522       25,763
  Research and development(2)...     6,373     12,752       16,648
  Parent company allocations....       663        588          588
  Amortization of goodwill......        --     27,933       58,460
                                  --------   --------     --------
                                    10,849     61,795      101,459
                                  --------   --------     --------
    Operating income (loss).....     5,289    (36,498)     (74,005)
Other income (loss), net........        15        526          288
                                  --------   --------     --------
  Income (loss) before provision
    for income taxes............     5,304    (35,972)     (73,717)
Provision for income taxes......     2,113      2,709        2,709
Minority interest...............        --        391          360
                                  --------   --------     --------
    Net income (loss)...........  $  3,191   $(39,072)    $(76,786)
                                  ========   ========     ========
Earnings (loss) per share(3):
  Basic and diluted earnings
    (loss) per share............  $   0.02   $  (0.27)    $  (0.53)
  Basic and diluted weighted
    average shares..............   144,000    144,000      144,000
                                  ========   ========     ========

                                                                    DECEMBER 31,
                                                   -----------------------------------------------   SEPTEMBER 30,
                                                    1995      1996      1997      1998      1999         2000
                                                   -------   -------   -------   -------   -------   -------------
                                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents........................  $    --   $    --   $    --   $    --   $   220     $ 12,328
Working capital..................................    3,844     5,387     4,694     7,453    12,561       35,337
Total assets.....................................    7,821    11,779    13,305    14,742    23,127      493,597
Long-term debt less current portion..............       --        --        --        --        --       11,167

---------------
(1) The pro forma selected statements of operations for the year ended December 31, 1999 and nine months ended September 30, 2000 were derived from the pro forma financial statements of Luminent included later in this prospectus. The unaudited pro forma condensed consolidated statements of operations assume that the Fiber Optic Communications, Optronics and Quantum acquisitions occurred on of January 1, 1999 for the pro forma year ended December 31, 1999 and January 1, 2000 for the pro forma nine months ended September 30, 2000, consolidates our consolidated statements of operations for the year ended December 31, 1999 and nine months ended September 30, 2000 with the statements of operations for those periods of Fiber Optic Communications, Optronics and Quantum. See "Unaudited Pro Forma Condensed Consolidated Financial Statements" included herein.

(2) Includes amounts related to deferred stock compensation of: $4.3 million, $1.9 million and $3.4 million presented in "cost of sales"; $6.2 million, $10.1 million and $12.2 million presented in "selling, general and administrative"; $6.8 million, $2.9 million and $5.3 million presented in "research and development"; for the pro forma presentation of the year ended December 31, 1999, the nine months ended September 30, 2000 and the pro forma presentation of the nine months ended September 30, 2000, respectively.

(3) See note 2 of notes to consolidated financial statements for an explanation of how the number of shares used in calculating this per share data was determined.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis of our financial condition and results of operations together with "Selected Financial Data" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under "Risk Factors" on page 9 and elsewhere in this prospectus.

OVERVIEW

     We design, manufacture and sell a comprehensive line of fiber optic components that enable communications equipment manufacturers to provide optical networking equipment for the rapidly growing metropolitan and access segments of the communications network. Directly and through its subsidiaries, MRV designs, manufactures and sells data networking products, including networking and Internet infrastructure products such as switching and router management systems, and through Luminent, MRV is engaged in the fiber optics components business. Our fiber optic components business was the original business of MRV when MRV began operations in July 1988. From inception in 1988 until our separation on September 8, 2000, when MRV completed the contribution and transfer to us of our business, we operated as a division of MRV and have conducted business using MRV's trade name. In March 2000, we were incorporated in Delaware as a wholly owned subsidiary of MRV. In April 2000, we began doing business under the Luminent trade name. After the completion of this offering, MRV will own approximately 92% of the outstanding shares of our common stock, or approximately 91% if the underwriters exercise their over-allotment option in full. MRV intends to divest its remaining equity interest in us on the later of three months after the receipt of a favorable private letter ruling from the IRS or six months after this offering by distributing all of its shares of our common stock to the holders of MRV's common stock, although it is not obligated to do so.

     On April 24, 2000, MRV acquired approximately 97% of the outstanding capital stock of Fiber Optic Communications, a Taiwanese manufacturer of passive fiber optic components with facilities in both Taiwan and the People's Republic of China. The purchase price paid was approximately $310.4 million in cash, common stock and options to purchase common stock of MRV. On July 12, 2000, MRV acquired all of the outstanding capital stock of Quantum, a Taiwanese manufacturer of active and passive fiber optic components. The purchase price paid was approximately $36.2 million in common stock and options to purchase common stock of MRV. On July 21, 2000, MRV acquired approximately 99% of the outstanding capital stock of Optronics, a Taiwanese manufacturer of active fiber optic components. The purchase price paid was approximately $124.2 million in common stock and options to purchase common stock of MRV. The acquisitions were made to expand our product offerings, enhance our technology expertise and expand our manufacturing capabilities.

     These acquisitions were accounted for using the purchase method and the outstanding capital stock purchased by MRV in each of the acquisitions has been contributed to us as of the dates of acquisition. Therefore, the results of operations of Fiber Optic Communications, Optronics and Quantum have been included in our consolidated financial statements from April 25, 2000, July 13, 2000 and July 22, 2000, respectively.

     In connection with the acquisitions of Fiber Optic Communications, Optronics and Quantum, a portion of the purchase prices paid represented deferred stock compensation relating to options to purchase the common stock of MRV. These options had fair values of approximately $14.1 million, $13.4 million and $2.7 million for Fiber Optic Communications, Optronics and Quantum, respectively. Deferred stock compensation amortization expense for the nine months ended September 30, 2000 relating to these stock options was approximately $8.5 million. In connection with these acquisitions, we expect to incur approximately $30.2 million of total deferred stock compensation, which will be fully amortized by 2004. Deferred stock compensation will be amortized using the graded method over a four-year period.

     Goodwill resulting from the Fiber Optic Communications, Optronics and Quantum acquisitions totaled $262.1 million, $99.7 million and $27.9 million, respectively. For the nine months ended September 30, 2000, we recorded amortization of goodwill of $22.8 million relating to the acquisition of Fiber Optic Communications, $3.9 million relating to the acquisition of Optronics and $1.2 million relating to the acquisition of Quantum. We expect to record amortization of goodwill charges for Fiber Optic Communications, Optronics and Quantum of approximately $19.5 million per quarter until they are fully amortized in 2005.

     Fiber Optic Communications was the largest and most significant of the acquisitions. Fiber Optic Communications produces margins similar to Luminent, however, it has not experienced the growth in net sales or operating income that Luminent has experienced during the last three fiscal years. We are not aware of any unusual trends specific to the businesses of our acquired companies.

     In July 2000, MRV and we entered into four year employment agreements with our President and Chief Executive Officer and Vice President of Finance and Chief Financial Officer. The agreements provide for annual salaries, performance bonuses and combinations of stock options to purchase shares of MRV's common stock and Luminent's common stock. The options to purchase MRV's common stock are immediately exercisable. The options to purchase Luminent's common stock vest over four years. See "Management -- Employment Agreements." These options were granted to our President and Chief Executive Officer and Vice President of Finance and Chief Financial Officer at exercise prices below market value, resulting in deferred stock compensation. Deferred stock compensation reported for the nine months ended September 30, 2000 was $6.5 million and we will incur additional deferred stock compensation of approximately $47.7 million through 2004.

     Although we reported net income of $3.5 million and $4.2 million for the years ended December 31, 1998 and 1999, respectively, we reported a net loss of $39.1 million for the nine months ended September 30, 2000. The net loss was due to amortization of goodwill and deferred stock compensation related to the acquisitions of Fiber Optic Communications, Optronics and Quantum and our employment arrangements with our President and Chief Executive Officer and Vice President of Finance and Chief Financial Officer. In addition, we recorded amortization of goodwill and deferred stock compensation relating to our acquisitions of Fiber Optic Communications, Optronics and Quantum and our employment arrangements with our President and Chief Executive Officer and Vice President of Finance and Chief Financial Officer going forward. As a consequence of these amortization of goodwill charges and deferred stock compensation charges, we do not expect to report net income in the foreseeable future.

     We have entered into various agreements related to interim and ongoing relationships with MRV. These agreements provide for transitional services and support in the areas of data processing and telecommunications services (such as voice telecommunications and data transmission and information technology support services) for functions including accounting, financial management, tax, payroll, stockholder and public relations, legal, procurement and other administrative functions. Services are generally cost plus 5%, but may increase to cost plus 10% if the services extend beyond a one year period. The transition period varies depending on the agreement but is generally one year. Although the fees provided for in the agreements are intended to represent the fair market value of these services, we cannot assure you that these fees necessarily reflect the costs of obtaining the services from unrelated third parties or of our providing these services internally. However, we believe that purchasing these services from MRV provides an efficient means of obtaining these services during the transition period. We must also negotiate new or revised agreements with various third parties as a separate, stand-alone entity. We cannot assure you that the terms we will be able to negotiate will be as favorable as those that we enjoyed as part of MRV. In addition, as part of MRV, we benefited from various economies of scale including shared global administrative functions, facilities and volume purchase discounts. We expect our costs will increase as a result of the loss or renegotiation of these arrangements, although the amount of the cost increase is not determinable at this time.

BASIS OF PRESENTATION

     Our consolidated financial statements have been carved out from the consolidated financial statements of MRV using the historical results of operations and historical bases of the assets and liabilities of the MRV businesses that our company comprises. The consolidated financial statements also include allocations to us of certain MRV corporate assets, liabilities and expenses, including centralized legal, accounting, employee benefits, real estate, insurance services, information technology services, treasury and other MRV corporate and infrastructure costs. The expense allocations have been determined on bases that MRV and we considered to be a reasonable reflection of the utilization of the services provided to us or the benefit received by us. The expense allocation methods included relative sales, headcount, square footage, transaction processing costs and adjusted operating expenses.

     The financial information presented in this prospectus is not indicative of our financial position, results of operations or cash flows in the future nor is it necessarily indicative of what our financial position, results of operations or cash flows would have been had we been a separate, stand-alone entity for the periods presented. The consolidated financial statements described below give effect to our 144,000-for-one stock split to our stockholder of record on July 25, 2000. The financial information presented in this prospectus does not reflect the many significant changes that will occur in our funding and operations as a result of our becoming a stand-alone entity, the offering and the distribution.

RESULTS OF OPERATIONS

     The following table sets forth selected consolidated historical and pro forma financial data for the periods indicated, expressed as a percentage of net sales.

                                   YEAR ENDED DECEMBER 31,           NINE MONTHS ENDED SEPTEMBER 30,
                             -----------------------------------    ----------------------------------
                                                      PRO FORMA                             PRO FORMA
                             1997    1998    1999       1999           1999        2000       2000
                             ----    ----    ----    -----------    -----------    ----    -----------
                                                     (UNAUDITED)    (UNAUDITED)            (UNAUDITED)
Net sales..................  100%    100%    100%        100%           100%       100%        100%
Cost of sales..............   62      63      66          74             65         68          70
                             ---     ---     ---        ----            ---        ---         ---
Gross profit...............   38      37      34          26             35         32          30
                             ---     ---     ---        ----            ---        ---         ---
Operating costs and
  expenses
  Selling, general and
     administrative........    6       7       9          21              8         26          28
  Research and
     development...........   10      13      13          20             14         16          18
  Parent company
     allocations...........    2       2       1           1              1          1           1
  Amortization of
     goodwill..............   --      --      --          84             --         35          63
                             ---     ---     ---        ----            ---        ---         ---
Total operating costs......   18      22      23         125             23         78         110
                             ---     ---     ---        ----            ---        ---         ---
Operating income (loss)....   20      15      11         (99)            11        (46)        (80)
                             ---     ---     ---        ----            ---        ---         ---
Net income (loss)..........   12%      9%      6%       (103)%            7%       (49)%       (83)%
                             ===     ===     ===        ====            ===        ===         ===

NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999

     Net Sales. We generally recognize revenue upon shipment of our products. Net sales for the nine months ended September 30, 2000 increased 69%, to $79.0 million from $46.7 million for the nine months ended September 30, 1999. Our growth is a result of the growth of the Internet and e-commerce and the corresponding increased bandwidth requirements. Approximately $15.0 million of this increase was due to the contribution of Fiber Optic Communications' net sales from the period of April 25, 2000 through September 30, 2000. Approximately $2.7 million of this increase was due to the contribution of Optronics' net sales from the period of July 13, 2000 through September 30, 2000 and approximately $1.4 million of this increase was due to the contribution of Quantum's net sales from the period of July 22, 2000 through September 30, 2000. We also experienced growth and increased acceptance in our transceiver business for the data networking market. Finally, we experienced a significant improvement in customer diversification during the nine months ended September 30, 2000.

                                                             FOR THE NINE MONTHS
                                                             ENDED SEPTEMBER 30,
                                                             --------------------
                                                              1999          2000
                                                             ------        ------
Marconi Communications.....................................     38%           15%
Cisco Systems..............................................      7            12
Other......................................................     55            73
                                                               ---           ---
  Net sales................................................    100%          100%
                                                               ===           ===

     We rely on one-time purchase orders rather than long-term contracts with both Cisco and Marconi, and, as a result, we cannot predict the size, timing or terms of their incoming orders. We have experienced variations in the purchase patterns of Marconi and Cisco in the past, and we may experience continued variation in the future. Material reasons for historic variations in the purchase patterns of these customers, particularly Marconi, have included weather patterns that have delayed field installations of systems that incorporate our products and delays by our customers in qualifying our products that employ new components or features to assure compatibility with the components of other suppliers that are integrated with our products into our customers' systems. The timing of this qualification process is totally within the control of these customers. Thus, even when our products prove compatible with the components of other suppliers, as has typically been the case in the past, delays by our customers in completing the qualification process has resulted in corresponding delays in our receipt of orders for them.

     Gross Profit. Gross profit is equal to our net sales less our cost of sales. Our cost of sales includes materials, direct labor and overhead. Cost of inventory is determined by the first-in, first-out method. Gross profit for the nine months ended September 30, 2000, increased 57%, to $25.3 million from $16.1 million for the nine months ended September 30, 1999. Gross profit for the nine months ended September 30, 2000, prior to deferred compensation amortization expense of $1.9 million, would have increased 68%, to $27.1 million. Our gross margins (defined as gross profit as a percentage of net sales) are generally affected by price changes over the life of the products and improved production efficiencies as a result of increased utilization. The former effect will generally decrease gross margins over the products' respective life cycles, whereas as the latter effect typically increases gross margins. Prices for existing products are generally expected to continue to decrease over their respective life cycles.

     Our gross margin decreased to 32% for the nine months ended September 30, 2000, from 35% for the nine months ended September 30, 1999. Gross margin would have been 34% for the nine months ended September 30, 2000, prior to deferred compensation amortization expense of $1.9 million. The decrease in margin was attributed primarily to increased sales to lower margin customers. While our customer diversification improved as a percentage of net sales, absolute dollars shipped to lower margin customers increased for the nine months ended September 30, 2000. Our lower margin customers typically operate in highly competitive markets where price of our products is a key factor. Although we sacrifice margins to these customers, our volumes are greater than the volumes achieved with higher margin customers. As we seek to continue to diversify our customer base, we plan to target markets with improved margins and less competitive end-markets. Our passive components generally realize lower margins than our active components. For the nine months ended September 30, 2000 the gross margin percent for Fiber Optic Communications, which primarily supplies passive components, was 29%. In the short term, we expect margins to remain constant or decline slightly due to the integration of the acquired companies with historically lower margins. In the middle to long term, we expect margins to improve due to increased operating efficiencies associated with capacity utilization in Taiwan and People's Republic of China, diversification of sales to higher margin customers, and a favorable shift towards a higher margin customer base.

     Operating Costs and Expenses. Operating costs and expenses generally consist of selling, general and administrative, research and development costs, costs associated with acquisitions, and other operating related charges. Operating costs and expenses, increased to 78% of net sales, or $61.8 million, for the nine months ended September 30, 2000, from 23% of net sales, or $10.8 million, for the nine months ended September 30, 1999. Operating costs and expenses, prior to deferred compensation amortization expense of $13.0 million, would have increased to 62% of net sales, or $48.7 million, for the nine months ended September 30, 2000. Operating costs and expenses, as a percentage of net sales, are higher for the first nine months ended September 30, 2000 than previous levels due to the amortization of goodwill and deferred stock compensation, the inclusion of Fiber Optic Communications, Optronics and Quantum, greater focus on selling and marketing efforts and an increase in spending on research and development. Fiber Optic Communications accounted for $3.5 million of operating costs and expenses for the nine months ended September 30, 2000. Approximately $941,000 of the increase is due to the inclusion of Optronics and approximately $290,000 of the increase is due to the inclusion of Quantum.

     Selling, general and administrative expenses for the nine months ended September 30, 2000, increased to 26% of net sales, or $20.5 million, from 8% of net sales, or $3.8 million, for the nine months ended September 30, 1999. Selling, general and administrative expenses for the nine months ended September 30, 2000, prior to deferred stock compensation amortization expense of $10.1 million, would have increased to 13% of net sales, or $10.4 million. Approximately $2.2 million of the increase is due to the inclusion of Fiber Optic Communications. Approximately $290,000 of the increase is due to the inclusion of Optronics and approximately $204,000 of the increase is due to the inclusion of Quantum. The balance of the increase in expenditures was due primarily to the overall growth of our business. In response to the growth of our markets, we expanded our selling efforts and established new sales offices in Asia.

     Research and development expenses, increased to 16% of net sales, or $12.8 million, during the nine months ended September 30, 2000, from 14% of net sales, or $6.4 million, for the nine months ended September 30, 1999. Research and development expenses, prior to deferred stock compensation amortization expense of $2.9 million, would have decreased to 12% of net sales, or $9.8 million, during the nine months ended September 30, 2000. Research and development expenses, as a percentage of net sales, increased primarily due to the addition of Fiber Optics Communications, Optronics and Quantum in the current period. During the nine months ended September 30, 2000 we began development of our next generation products for applications such as fiber-to-the-home and fiber-to-the-curb. Fiber-to-the-home and fiber-to-the-curb are industry terms referring to the deployment of fiber optic cable for residential access to communications networks. Research and development expenditures also included additional development of our duplexers, triplexers and high-speed transceivers. We continue to invest heavily in areas targeted at broadening our customer base, product lines and end-product applications.

     During the nine months ended September 30, 2000, we incurred amortization of goodwill and deferred stock compensation of $22.8 million and $5.1 million, respectively, relating to the acquisition of Fiber Optic Communications. We expect to incur amortization of goodwill from the Fiber Optic Communications acquisition of approximately $13.1 million each quarter through 2005. We expect to report additional deferred stock compensation totaling approximately $9.0 million through 2004 for Fiber Optic Communications. During the nine months ended September 30, 2000, we incurred amortization of goodwill and deferred stock compensation of $5.1 million and $3.4 million, respectively, relating to the acquisitions of Optronics and Quantum. We expect to incur amortization of goodwill from the Optronics and Quantum acquisitions of approximately $6.4 million each quarter through 2005. Deferred stock compensation charges for Optronics and Quantum will generate approximately $12.7 million in total expense through 2004. Deferred stock compensation is amortized over the related expected employee service period, in this case four years.

     Provision for Income Taxes. The effective tax rate for the nine months ended September 30, 2000 was (8%). The rate was negatively impacted by the amortization of goodwill and deferred stock compensation which are not tax deductible. The effective tax rate for the first nine months of 1999 remained constant at 40%.

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

     Net Sales. Net sales for 1999 increased 69%, to $65.3 million from $38.6 million in 1998. Net sales for 1998 were 10% higher than the $35.1 million for 1997. The growth in net sales in 1999 and 1998 was primarily driven by increased shipments of our duplexer and triplexer components to Marconi Communications. In 1999, we also experienced greater acceptance and demand for our transceivers, which are designed for the data communications equipment market. A summary of net sales is as follows:

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              1997    1998    1999
                                                              ----    ----    ----
Marconi Communications......................................   15%     18%     40%
Cisco Systems...............................................    4       5       6
Other.......................................................   81      77      54
                                                              ---     ---     ---
  Net sales.................................................  100%    100%    100%
                                                              ===     ===     ===

     Gross Profit. Gross profit for 1999 increased 55%, to $22.2 million from $14.3 million in 1998. Gross profit for 1998, increased 7% over the gross profit of $13.4 million for 1997. The gross margins for 1999, 1998 and 1997 were 34%, 37% and 38%, respectively. The decline in gross margin was attributed to higher sales volume of lower margin products to Marconi Communications. We expect to realize increased gross margins in the future as we further diversify our customers, product offerings and realize operating efficiencies.

     Operating Costs and Expenses. Operating costs and expenses for 1999 increased 81% to $15.3 million from $8.4 million in 1998. For 1998, operating costs and expenses increased 31% over $6.4 million for 1997.

     Selling, general and administrative expenses grew 115% in 1999 over 1998, and 26% in 1998 over 1997. These increases reflect the investment we made in hiring additional sales and administrative personnel to support a larger sales volume. Selling, general and administrative expenses have increased rapidly in 1999 in order to facilitate the current and future expansion in our business.

     In 1999, 1998, and 1997, we spent approximately $8.7 million, $5.0 million and $3.5 million, respectively, on research and development. The consistent increase reflects an increase in the number of personnel and an increase in engineering expense related to design, development and testing of our transceiver, duplexer and triplexer product lines. We expect absolute dollars spent on research and development to continue to increase as we invest in key technical personnel, expand our current product lines and develop new product offerings.

     Provision for Income Taxes. The provision for income taxes was $2.8 million in 1999, compared to $2.3 million in 1998 and $2.8 million in 1997. The effective tax rate for 1999, 1998, and 1997 remained constant at 40%. Our effective tax rates in future years may fluctuate due to amortization of goodwill and deferred stock compensation partially offset by favorable tax programs available in certain foreign tax jurisdictions where we currently have operating facilities.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth our unaudited consolidated statements of income data for each of the seven quarterly periods ended September 30, 2000, as well as that data expressed as a percentage of our net sales for the quarters presented. You should read this information in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. We have prepared this unaudited consolidated information on a basis consistent with our audited consolidated financial statements, and in the opinion of our management, it reflects all normal recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. You should not draw any conclusions about our future results from the operating results for any quarter.

                                                           FOR THE THREE MONTHS ENDED
                           ------------------------------------------------------------------------------------------
                           MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                             1999        1999         1999            1999         2000        2000         2000
                           ---------   --------   -------------   ------------   ---------   --------   -------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                  (UNAUDITED)
Net sales................  $ 12,342    $ 16,127     $ 18,215        $ 18,580     $ 14,899    $ 28,107     $ 35,958
Cost of sales(1).........     7,911      10,595       12,040          12,532        9,654      18,147       25,866
                           --------    --------     --------        --------     --------    --------     --------
  Gross profit...........     4,431       5,532        6,175           6,048        5,245       9,960       10,092
                           --------    --------     --------        --------     --------    --------     --------
Operating costs and
  expenses
  Selling, general and
    administrative(1)....     1,111       1,262        1,440           1,862        1,985       5,711       12,826
  Research and
    development(1).......     1,889       2,121        2,363           2,320        2,449       4,175        6,128
  Parent company
    allocations..........       221         221          221             222          193         195          200
  Amortization of
    goodwill.............        --          --           --              --           --       9,580       18,353
                           --------    --------     --------        --------     --------    --------     --------
  Total operating
    costs................     3,221       3,604        4,024           4,404        4,627      19,661       37,507
                           --------    --------     --------        --------     --------    --------     --------
  Operating income
    (loss)...............     1,210       1,928        2,151           1,644          618      (9,701)     (27,415)
Other income (expense),
  net....................         3           7            5              (9)          --         192          334
                           --------    --------     --------        --------     --------    --------     --------
  Income (loss) before
    taxes................     1,213       1,935        2,156           1,635          618      (9,509)     (27,081)
                           --------    --------     --------        --------     --------    --------     --------
Provision for income
  taxes..................       483         771          859             651          246       1,223        1,240
Minority interest........        --          --           --              --          190         128           73
                           --------    --------     --------        --------     --------    --------     --------
  Net income (loss)......  $    730    $  1,164     $  1,297        $    984     $    182    $(10,860)    $(28,394)
                           ========    ========     ========        ========     ========    ========     ========
Basic and diluted
  earnings (loss) per
  share..................  $   0.01    $   0.01     $   0.01        $   0.01     $   0.00    $  (0.08)    $  (0.20)
Basic and diluted
  weighted average
  shares.................   144,000     144,000      144,000         144,000      144,000     144,000      144,000
                           ========    ========     ========        ========     ========    ========     ========

---------------
(1) Includes amounts relating to deferred stock compensation of: $744,000 and $1.2 million presented in "cost of sales"; $1.1 million and $9.0 million presented in "selling, general and administrative"; $1.2 million and $1.7 million presented in "research and development", for the three months ended June 30, 2000 and September 30, 2000, respectively.

                                                              FOR THE THREE MONTHS ENDED
                              ------------------------------------------------------------------------------------------
                              MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                1999        1999         1999            1999         2000        2000         2000
                              ---------   --------   -------------   ------------   ---------   --------   -------------
AS A PERCENTAGE OF NET SALES                                         (UNAUDITED)
Net sales..................      100%       100%          100%           100%          100%       100%         100%
Cost of sales..............       64         66            66             67            65         65            72
                                 ---        ---           ---            ---           ---        ---           ---
  Gross profit.............       36         34            34             33            35         35            28
                                 ---        ---           ---            ---           ---        ---           ---
Operating costs and
  expenses:
  Selling, general and
    administrative.........        9          8             8             10            13         20            36
  Research and development..      15         13            13             12            16         15            17
  Parent company
    allocations............        2          1             1              1             1          1             1
  Amortization of
    goodwill...............       --         --            --             --            --         34            51
                                 ---        ---           ---            ---           ---        ---           ---
  Total operating costs....       26         22            22             24            31         70           104
                                 ---        ---           ---            ---           ---        ---           ---
  Operating income (loss)...      10         12            12              9             4        (35)         (76)
Other income (expense),
  net......................       --         --            --             --            --          1             1
                                 ---        ---           ---            ---           ---        ---           ---
  Income (loss) before
    taxes..................       10         12            12              9             4        (34)         (75)
                                 ---        ---           ---            ---           ---        ---           ---
Provision for income
  taxes....................        4          5             5              4             2          4             3
Minority interest..........       --         --            --             --             1         --            --
                                 ---        ---           ---            ---           ---        ---           ---
  Net income (loss)........        6%         7%            7%             5%            1%       (39)%         (79)%
                                 ===        ===           ===            ===           ===        ===           ===

     Our net sales increased quarter over quarter in six of the seven quarters ended September 30, 2000. We experienced delays in shipments of product to Marconi Communications in the quarter ended March 31, 2000 due to temporary delays in orders, which have since been received. The increase in net sales in the quarter ended June 30, 2000 reflects the impact of our acquisition of Fiber Optic Communications, increased shipments to Marconi Communications and Cisco Systems and more favorable market conditions in the overall fiber optic component industry. These same reasons, along with the impact of our acquisitions of Optronics and Quantum, accounted for the increase in net sales in the quarter ended September 30, 2000.

     Gross profit as a percentage of net sales, ranged from 28% to 36% during the seven quarters ended September 30, 2000. The downward trend of our gross margin reflects the increase in business with higher volume customers, such as Marconi Communications. The increase in gross margin in the quarter ended March 31, 2000 reflects the delay of shipments to Marconi Communications. In the short term, we expect margins to remain constant or decline slightly due to the integration of the acquired companies with historically lower margins. In the mid to long term, we expect margins to improve due to increased operating efficiencies associated with capacity utilization in Taiwan and People's Republic of China, diversification of sales to higher margin customers, and a favorable shift towards a higher margin customer base.

     Operating expenses increased each of the last seven quarters primarily due to increased staffing levels and other expenditures in research and development and sales and marketing. During the quarters ended June 30 and September 30, 2000, we incurred amortization of goodwill and deferred stock compensation relating to the acquisition of Fiber Optic Communications in April 2000. During the quarter ended September 30, 2000, we also incurred amortization of goodwill and deferred stock compensation charges relating to the acquisition of Optronics and Quantum in July 2000 and deferred stock compensation expenses related to our employment arrangements with our President and Chief Executive Officer and Vice President of Finance and Chief Financial Officer. We expect costs in these areas to continue to increase. Prior to the amortization of goodwill and deferred stock compensation, operating costs and expenses increased in the later quarters due to increasing selling efforts and establishment of sales offices throughout Asia. Furthermore, we focused more attention to marketing of our current products. We expect to increase expenditures on selling, marketing and establishing our brand name.

LIQUIDITY AND CAPITAL RESOURCES


     Historically, MRV has managed cash on a centralized basis. Prior to the separation date, cash receipts associated with our business were transferred to MRV on a daily basis, and MRV provided funds to cover our disbursements. Accordingly, we have reported no cash or cash equivalents at December 31, 1998. Cash and cash equivalents at December 31, 1999 represented positive cash flows generated from our subsidiaries. Since the separation date, we have generated positive cash flow from operations and at September 30, 2000 we had cash on hand of $12.3 million, most of which resided in our subsidiaries. During the three months ended September 30, 2000, MRV provided advances to us to cover payroll and other operating expenses. At September 30, 2000 these advances (which do not bear interest) amounted to $5.8 million and are due on demand. We expect that MRV will continue funding us for these purposes until completion of this offering. We plan to repay MRV all amounts advanced from cash on-hand (other than cash received from proceeds of this offering) within the next six months.


     On September 30, 2000, we had working capital of $35.3 million, compared with $12.6 million at December 31, 1999. The ratio of current assets to current liabilities at September 30, 2000 was 1.8 to 1, compared to 2.4 to 1 at December 31, 1999. This was primarily due to the inclusion of the operations of Fiber Optic Communications, Optronics and Quantum at September 30, 2000.

     Cash provided by operating activities was $7.8 million for the nine months ended September 30, 2000, compared to $3.9 million for the nine months ended September 30, 1999. Net operating cash flows for the nine months ended September 30, 2000 were favorably impacted by funding by MRV for operating expenses of $5.8 million and an increase in accounts payable of $5.0 million. The decrease in accounts receivable was due to increased collection efforts and accounts payable increased due to Luminent's implementation of cash management techniques. Results of operations for the first nine months of 2000 were reduced by non-cash charges for the amortization of goodwill of $27.9 million and deferred stock compensation of $14.9 million. These items were partially offset by a $6.3 million increase in inventories and prepaid and other current assets of $5.4 million.

     Cash provided by operating activities was $748,000 in 1999, $1.8 million in 1998 and $8.0 million in 1997. We experienced a decrease in operating cash flows from 1999 over 1998 despite an increase in net income year over year, due primarily to net accounts receivable of $10.5 million in 1999 compared to $6.4 million in 1998. The increase in accounts receivable is due primarily to increased sales. This increase in accounts receivable was partially offset by an increase in accounts payable. We also experienced a decrease in operating cash flows from 1998 over 1997 due primarily to a decrease in net income of $674,000, an increase in inventories of $2.2 million and a decrease in income tax liabilities of $915,000. Inventory levels increased in anticipation of increased sales.

     Capital expenditures for property and equipment represent all of our cash used in investing activities in 1999, 1998 and 1997 and for the nine months ended September 30, 1999. The capital expenditures reflect our investment in expanding production and research and development capacity. Capital expenditures for property and equipment were $12.0 million for the nine months ended September 30, 2000. These expenditures are consistent with our future growth strategy. Furthermore, in connection with our acquisition of Fiber Optic Communications, Optronics and Quantum we received net cash of $5.5 million.

     We believe that the net proceeds from this offering, along with our cash flows from operations, will be sufficient to satisfy our working capital, capital expenditure and research and development requirements for at least the next 12 months. However, we may require or choose to obtain additional debt or equity financing in order to finance acquisitions or other investments in our business. We will continue to devote resources for purchases of capital equipment as we continue to build our manufacturing capabilities and enable continued expansion of our research and development programs. Our future capital requirements will depend on many factors, including our rate of revenue growth, the timing and extent of spending to support development of new products and expansion of sales and marketing, the timing of new product introductions and enhancements to existing products and market acceptance of our products.

FOREIGN CURRENCY

     We operate on an international basis. A majority of our revenues and expenses are incurred in U.S. dollars. For the nine months ended September 30, 2000, approximately 21% and 7% of our revenues and expenses, respectively, were incurred in currencies other than the U.S. dollar. The New Taiwan dollar is the most significant of such currencies.

     The New Taiwan dollar has been relatively stable in relation to the U.S. dollar in recent years, and accordingly, we have not experienced any significant fluctuations in operating results due to exchange rate fluctuations in the New Taiwan dollar in relation to the U.S. dollar.

     Fluctuations in the value of the currencies in which we conduct our business relative to the U.S. dollar will cause U.S. dollar translation of such currencies to vary from one period to another. We can not predict the effect of exchange rate fluctuations upon future operating results. However, because we have expenses as well as revenues in each of the principal functional currencies, the exposure to our financial results to currency fluctuations is reduced. We have not historically attempted to reduce our currency risks through hedging instruments, however, we may do so in the future.

INFLATION

     We believe that our revenue and results of operations have not been significantly impacted by inflation during the last three years.

RECENT ACCOUNTING PRONOUNCEMENT

     In June 1998 and June 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Investments and Hedging Activities," and SFAS No. 137, which delayed the effective date of SFAS No. 133. In June 2000, the FASB issued SFAS No. 138 which provides additional guidance for the application of SFAS No. 133 for certain transactions. Luminent will adopt the statement in January 2001 and does not expect the adoption of this statement to have a material impact on its financial position or results of operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements," as amended. SAB 101 summarizes certain of the Securities and Exchange Commission's views in applying generally accepted accounting principles to revenue recognition in financial statements. We have applied the provisions of SAB 101 in the consolidated financial statements. The adoption of SAB 101 did not have a material impact on our financial condition or results of operations.

     In March 2000, the FASB issued interpretation No. 44 (FIN 44), "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB No. 25 for certain issues, including the definition of an employee, the treatment of the acceleration of stock options and the accounting treatment for options assumed in business combinations. FIN 44 became effective on July 1, 2000, but is applicable for certain transactions dating back to December 1998. The adoption of FIN 44 did not have a significant impact on Luminent's financial position or results of operations.

                                    BUSINESS

OVERVIEW

     We design, manufacture and sell a comprehensive line of fiber optic components that enable communications equipment manufacturers to provide optical networking equipment for the rapidly growing metropolitan and access segments of communications networks. Our products are designed to meet the increasing bandwidth requirements between long-haul telecommunication networks and end users. We specialize in singlemode fiber optic components and subsystems for high-capacity data transmission for long-reach applications in the metropolitan and access markets. We provide a broad product line of high performance fiber optic components, the technical depth to offer next generation optical components, a quick response to new requirements and volume manufacturing for these components. Our direct sales customers include communications equipment manufacturers, such as Cisco Systems, General Instrument, Marconi Communications and Pandacom which were our largest customers by revenues during the nine months ended September 30, 2000. In addition, we sell our products to customers through our distributors. The three largest customers by revenues for our products sold through our distributors were Cabletron Systems, Extreme Networks and Foundry Networks during the nine months ended September 30, 2000.

INDUSTRY BACKGROUND

  Increased Demand for Bandwidth

     The communications network infrastructure has experienced significant growth and change during the last decade. Exponential growth in Internet access, combined with the adoption of other data intensive applications have placed capacity constraints on communication networks originally developed for voice traffic. The increase in traffic has driven service providers to invest significant resources in new network infrastructure, causing communication equipment vendors to rapidly upgrade equipment to provide greater network bandwidth and increased transmission speeds. According to Ryan, Hankin & Kent, a leading market research and consulting firm, Internet and other data traffic will increase over 4000% between 1999 and 2003.

  Deployment of Optical Networks

     In order to meet the demand for high capacity or high-speed data transmission, service providers are deploying fiber optic networks. Fiber optic technology involves the transmission of data in optical fiber via pulses of light and provides higher quality and greater bandwidth over longer distances than traditional copper wire. The proliferation of fiber optic networks has generated significant demand for singlemode fiber optic components and subsystems. Singlemode fiber optic components are split into two broad categories: active components and passive components. Active components are the core technology for optical networks and require some input of power to generate, boost or transform optical signals. Passive components are used to direct, split and merge optical signals without the use of electricity and are necessary for wavelength division multiplexing, or WDM, systems.

     The Multimedia Telecommunications Association, a market research firm, estimates that communications service providers worldwide invested approximately $33 billion in network infrastructure in 1999. Despite the aggressive deployment of this infrastructure, data traffic growth continues to strain available capacity. Given the extreme cost and time involved in laying additional fiber to support this infrastructure growth, service providers seek component solutions that maximize utilization of the installed fiber optic networks rather than replacing or adding to them. For example, the application of WDM in communications equipment enables service providers to greatly increase capacity of their existing optical networks in a cost-effective manner. WDM is used to separate or combine light of different wavelengths or colors, which increases capacity by enabling simultaneous transmission of data along numerous wavelengths on the same fiber optic cable.

  The Existing Network Infrastructure.

     Optical fiber is currently being deployed across the three major segments of communications networks: long-haul, metropolitan and access.

     Long-haul networks. Long-haul networks connect the communications networks of metropolitan areas around the world and transport large amounts of data and voice traffic. To solve congestion problems, service providers have invested significant resources in the deployment of optical infrastructure including the use of dense WDM. As a result, current long-haul networks provide very high bandwidth for transmitting data over very long distances. The build-out of long-haul networks represents an important step in improving network infrastructure to support increased demand for new services and greater traffic volumes.

     Metropolitan networks. Metropolitan networks connect long-haul networks and access networks. Due to the increase in data traffic and the demand for enhanced services, the existing metropolitan network infrastructure has become a bottleneck for the provision of communication services to businesses. Subsequently, service providers have begun to invest in infrastructure to help reduce capacity constraints in this portion of the network.

     Access networks. Access networks include business and residential networks. Business access networks connect metropolitan networks and businesses. Traditional business access networks use existing copper based solutions, which are slow compared to high-speed networks commonly used within businesses. Established and new service providers are deploying new technologies in order to provide high bandwidth connectivity to the business user.

     Residential access networks provide connectivity between the metropolitan network and the home. Currently, multiple services such as cable television, satellite, telephony and high-speed data lines are being offered to home users based on multiple copper solutions. As high data rates and new services become widely available to the home user, copper solutions will become increasingly insufficient to meet the consumer's demands. Service providers are beginning to deploy fiber to the home and fiber to the curb enabling the residential user to obtain a wide range of current and future services.

  Need for Singlemode Optical Components

     We believe the widespread introduction of optical networks servicing the metropolitan and access markets will generate significant demand for singlemode fiber optic components. Singlemode components are coupled to singlemode optical fiber and have superior transmission characteristics in high capacity, longer distance applications as compared to multimode fiber. Singlemode fiber has physically pure pulses of light which do not overlap with each other as quickly as the pulses of light on multimode fiber. Pulses of light that overlap result in the information carried by the fiber being lost. As data transmission speeds have increased, singlemode fiber has become necessary for even relatively short transmission distances due to its superior performance. As a result, singlemode fiber has progressed from being the fiber of choice in the long-haul market to being accepted as the preferred fiber for most high-speed transmission applications. As speeds and distances continue to increase for the metropolitan and access markets, we believe the need for high performance singlemode fiber optic components will continue to grow.

     The increasing use of WDM technology in metropolitan and access markets is also driving demand for singlemode fiber optic components. WDM systems require extensive use of active and passive fiber optic components to enable communication equipment manufacturers to increase system capacity by adding additional light signals on a single optical fiber. The significant growth in the use of WDM systems, combined with the increased use of singlemode fiber in the metropolitan and access markets is driving the demand for singlemode fiber optic components.

  Market Opportunity

     In order to deliver singlemode active and passive components to communications equipment manufacturers, fiber optic component vendors must address a number of challenges, including complex

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manufacturing and packaging processes and improved delivery times. Component vendors must meet the following requirements in order to supply next generation technologies to the metropolitan and access portions of the network:

     High performance, cost-effective components. Communications equipment manufacturers require singlemode fiber optic components that are reliable and cost-effective and operate with minimal power requirements over a wide range of temperatures. Service providers need to upgrade their networks rapidly in a cost-effective manner. Equipment manufacturers need to procure fiber optic components in the quantities they require in the shortest possible time in order to satisfy this demand.

     Broad product offerings. As optical communications networks continue to expand, and systems grow in size and complexity, communications equipment manufacturers will seek to work with fewer vendors that offer more complete product lines. Vendors that provide both active and passive components are able to introduce integrated products more rapidly. Integrated components are typically smaller in size, consume less power and are more reliable and accurate than discrete products that are linked together.

     Innovation and flexibility. The rapidly changing communications market demands that component manufacturers continue to enhance product performance. Component manufacturers must provide innovative and flexible solutions to meet the evolving needs of next generation networks.

     Strong manufacturing capabilities. The widespread deployment of singlemode optical fiber in metropolitan and access networks, particularly in fiber-to-the-curb and fiber-to-the-home applications, requires singlemode components that can be manufactured in higher volumes at lower unit costs. The processes involved in coupling singlemode fiber to components are highly complex due to the small core size of the fiber. The design complexity and production techniques of most singlemode components have created capacity constraints.

     As a result of these challenges, a significant opportunity exists for component vendors that are able to continually innovate and deliver next generation products.

THE LUMINENT SOLUTION

     We design, manufacture and sell a comprehensive line of singlemode fiber optic components that enable communications equipment manufacturers to build advanced fiber optic communications systems for the rapidly growing metropolitan and access markets. Our approach combines our extensive research and development expertise along with design, engineering and manufacturing capabilities to deliver a wide array of high quality, cost-effective and reliable, active and passive components. We believe our ability to integrate active and passive technologies, our years of expertise in fiber-to-the-curb and fiber-to-the-home components, our ability to provide innovative customer solutions, our strong relationships with key communication equipment manufactures and our ability to scale manufacturing to meet high volume customer requirements provide us with significant competitive advantages. We believe our products provide the following key benefits to our customers:

     High performance, cost-effective components. Our active and passive products are designed to maximize both distance and bandwidth over singlemode fiber while providing efficient and reliable transmission. We offer high performance and reliable components that can be tailored to meet a wide range of customer specifications. Our fiber optic components incorporate proprietary technology that delivers high performance under demanding environmental conditions. We believe our high performance and reliable singlemode fiber optic components have enabled us to advance our position in the long-reach fiber optic market.

     Broad product offerings. We offer a broad product line of active and passive components in a variety of packaging configurations. Our active components include custom wavelength distributed feedback lasers, high temperature lasers, vertical cavity surface emitting lasers, edge emitting light emitting diodes or LEDs, surface emitting LEDs and detectors with electrical amplifiers. Our passive components include WDM add/drop components, thin film filters, high-speed external modulators, fiber amplifiers, fused biconical couplers, fused biconical WDM couplers and WDM multiplexers, circulators, isolators and

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collimators. These broad product offerings allow us to satisfy a wide array of customer requirements in metropolitan and access networks. In addition, we offer a number of products integrating active and passive components and plan to expand these offerings.

     Innovation and flexibility. Our 12 years of experience in device fabrication, packaging and integration provides us with the knowledge and capability to meet the changing needs of our customers. Our intellectual property and technical expertise enables us to innovate next generation products for our customers. We were an early developer of single fiber WDM optical component technology for fiber-to-the-curb and fiber-to-the-home applications. These components currently provide next generation high-speed services to hundreds of thousands of homes. In addition, we recently introduced coarse WDM, components that enable communication equipment manufacturers to implement WDM inside their equipment at a fraction of the cost of dense WDM. Coarse WDM utilizes our expertise in laser fabrication, passive component fabrication, packaging and electronic design. As a result of our manufacturing capabilities in all these areas, we can significantly reduce our time to market for innovative product designs. We have close working relationships with many key customers, allowing us to be involved in the initial stages of new designs. This exposure provides us with a better understanding of customer demands and helps focus our development effort towards their evolving needs.

     Strong manufacturing capabilities. Our ability to manufacture a broad range of active and passive components is key to our success and enables us to respond to customers' requirements with significantly reduced lead times. In addition, our advanced packaging process enables us to manufacture high volume, cost-effective, singlemode components. We believe that our advanced wafer fabrication facilities, our thin film deposition lab, our wave-guide fabrication facilities and our proprietary packaging technology provide us with a significant competitive advantage for manufacturing fiber optic components.

THE LUMINENT STRATEGY

     Our objective is to become the leading supplier of singlemode fiber optic components for the metropolitan and access networks. We intend to expand our business by providing high quality customer service, maintaining short production lead times, delivering high product volumes and providing a wide selection of active, passive and integrated components. As key elements of our strategy we intend to:

     Leverage core competencies across multiple, high-growth markets. We intend to use our core competencies in high-speed electronics, passive and active component design, packaging and manufacturing in order to expand market share and offer new components adding functionality and performance. To achieve this, we must work closely with our customers' research and development teams to understand emerging markets and technologies. We are focused on developing components for high speed and long-reach data transmission, WDM subsystems and residential access products. We believe our ability to design and develop singlemode fiber optic components for high-speed, long distance solutions is a key competitive advantage.

     Maintain technology expertise in long-reach fiber optic transmission. We believe that demand for long-distance transmission in metropolitan and access networks is growing. Accordingly, we intend to leverage our design and packaging expertise in long-reach singlemode fiber optic components. We intend to use our strengths in high-speed electronics, semiconductor lasers, modulators, receivers, fiber components, micro-optic components and optical wave-guide components in order to capitalize on the growing demand for longer-reach, higher capacity singlemode fiber transmission. We intend to maintain our technological expertise through continual enhancement of our existing products and the development of new products permitting higher speed transmission of data, with greater capacity, over longer distances.

     Leverage manufacturing expertise. We intend to enhance our manufacturing and packaging expertise, expand our manufacturing capabilities and improve process efficiencies by adding and refining automated processes, quality systems and capacity. We believe that our manufacturing expertise and ability to expand capacity will provide us with competitive advantages, including faster time to market, better cost control and improved customer satisfaction.

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

     Enhance and leverage strategic relationships. We believe successful deployment of singlemode fiber optic components necessitates close working relationships with communication equipment manufacturers and service providers. We believe that the strong customer relationships we have established since our inception are key elements for our long-term success. We will continue to work closely with our customers to better understand their future needs and provide solutions tailored to those needs.

     Expand sales and marketing effort. We currently have an extensive network of direct sales and distributors worldwide. Selling sophisticated and technologically advanced products requires prolonged interaction with customers and a focused effort by the sales and marketing group during the qualification process. We intend to expand both our direct sales force and our distribution network to provide better service for our existing customers and target new customers effectively. We also plan to enhance the Luminent brand throughout the communications industry by engaging in a range of marketing programs.

     Pursue strategic acquisitions to complement product offerings. We intend to expand our products and technology portfolio through selected acquisitions. These acquisitions may include complementary products, technologies and businesses that further enhance our technology expertise or product breadth. We also believe that establishing relationships with companies that provide complementary products will enable us to bring greater value to our customers and extend our lead over existing and potential competitors.

PRODUCTS

     We provide an extensive offering of active and passive singlemode fiber optic components that support a wide range of requirements for the metropolitan and access networks. Prior to the acquisition of Fiber Optic Communications on April 24, 2000, our business consisted entirely of active fiber optic components. During the nine months ended September 30, 2000, active components accounted for $64.0 million, or 81% of our net sales and passive components accounted for $15.0 million or 19% of our net sales. We are currently shipping a variety of active and passive fiber optic components.

ACTIVE COMPONENTS

     Active components are the core technology for optical networks and require electrical power to generate, boost or transform optical signals.

     Mixed signal, single fiber components. These components are capable of transmitting bi-directional digital and analog information over a single fiber. Our products in this category are called duplexers and triplexers. A duplexer transmits and receives light simultaneously and independently. A triplexer is a component that both transmits and receives at one wavelength of light, while also receiving a second wavelength of light. These components offer high performance in many critical parameters, including laser power, linearity, receiver responsivity, receiver frequency response and cross talk between the laser and receiver. These components are used to provide cable television, satellite distribution, data services and telephony, all over a single fiber for residential access.

     Transceivers. A transceiver, the most common fiber-optic data link, has both a transmitter and receiver built into one unit. A transmitter converts electrical signals into optical signals and launches them into the fiber. A receiver receives the optical signal, converts it back to an electrical signal and amplifies it.

     We offer a wide variety of transceivers designed for a number of applications. This broad product line enables us to meet a wide variety of customer requirements for singlemode fiber-based transceivers. These transceivers vary in package style, distance requirements, speed requirements and protocols, including the most widely used protocols, asynchronous transfer mode, Fiber Channel and Ethernet. We have packaged several of our transceivers to have advantages over our standard components. For example, the small form factor transceiver allows an equipment vendor to achieve twice the number of fibers connected from the equipment; the pluggable transceiver can be removed and inserted in an operational network, which makes it well suited for field upgrades; and the single fiber transceiver provides transceiver functionality over one fiber instead of two. We are also aggressively adding next generation transceivers to this product line.

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     Due to high output power and high receiver sensitivity, our products achieve long reach transmissions. Additional options include a wide-operating temperature range, lower operating voltages for reduced power consumption and a wide range of wavelengths. Applications for custom wavelength transceivers include optical network monitoring and management coarse WDM.

     Coarse WDM subsystems. Coarse WDM subsystems are a combination of active and passive components that can be integrated into a communication equipment vendor's product. These subsystems enable communications equipment manufacturers to implement wavelength division multiplexing inside their equipment at a fraction of the cost of dense WDM. Coarse WDM technology is more cost-effective because it uses un-cooled transceivers that do not require costly and power consuming thermoelectric coolers. We offer coarse WDM subsystems in multiple versions for varying transmission speeds, including the highest speed Ethernet connection currently in development.

     LEDs for fiber optic communications. Our light emitting diodes, or LEDs, are used as a light source for fiber optic transmission because they require less expensive control circuitry as compared to laser diodes. We manufacture two types of LEDs, surface emitting LEDs and edge emitting LEDs. Our surface emitting LEDs are designed for use in low cost, high volume, high speed and short-reach transceivers. In some singlemode fiber low speed applications customers prefer to use edge emitting LEDs instead of laser diodes, as they are easier to use. Our edge emitting LEDs provide high power performance for singlemode fiber.

     Laser diodes. Laser diodes convert electrical signals to optical signals and are the most widely used light sources for optical communications systems. Our cost-effective packaging technology currently supports high-speed laser modulation for networks in our target market. Both cooled and un-cooled devices can be configured with high suppression of reflection. Our extensive line of different packaging allows us to provide flexible solutions for the customer's applications.

     We provide distributed feed back and Fabry-Perot lasers that operate at standard wavelengths, as well as special wavelengths. Distributed feed back lasers use a mirror that reflects one wavelength while Fabry-Perot lasers use mirrors that reflect all wavelengths. Our high temperature lasers are stable over a wide range of temperatures and can operate above 100 degrees Centigrade. These un-cooled lasers are particularly suitable for use in transceivers where heat dissipation is a concern and in uncontrolled environments, such as those involved with fiber-to-the-curb.

     Analog fiber optic links. Analog links, unlike digital links, do not use a single, high-speed data stream. Instead, a typical analog link is made up of multiple data streams. This, in turn, requires the laser and receiver to meet more stringent performance criteria. Our analog technologies are used in cable television, cellular, satellite and wireless local area networks. In addition, our analog links are utilized throughout the cable television industry in both the downstream and upstream transmissions.

     Our analog fiber-optic links avoid the high losses associated with the transport of radio frequency signals over coaxial cables. Our linear lasers and high-speed receivers enable the components to be used in very stringent analog applications. We also offer high levels of integration of our analog sub-assemblies, which we believe results in greater overall value to our customers.

     Photo detectors and receivers. Photo detectors convert optical signals into electrical signals. In addition to photo detectors we offer receivers that include photo detectors with electrical amplifiers for greater functionality. Our packaging technology allows us to improve performance and increase speeds over standard products.

     Electro-optic modulators. Lithium niobate electro-optic, modulators are used to transfer information onto a light signal without the modifying wavelength of the light. These modulators enable data to travel extended transmission distances compared to a directly modulated laser. Electro-optic modulators can be used to modulate the phase or amplitude of an optical signal depending on the design of the device.

     Vertical cavity surface emitting lasers. Vertical cavity surface emitting lasers are one of our only products targeted for multimode applications. Vertical cavity surface emitting lasers emit light

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perpendicular to the semiconductor surface. Our devices have stable fiber-coupled power, good high temperature characteristics and are designed for use in short reach gigabit Ethernet transceivers. Vertical cavity surface emitting lasers are ideal for applications involving short distances as they can be coupled to the fiber through passive alignment techniques allowing for very high volume, low cost manufacturing. Our vertical cavity surface emitting lasers are carefully designed and processed to avoid signal degradation that can occur when operated at high speeds.

PASSIVE COMPONENTS

     Passive components are used to direct, split and merge optical signals without the use of electricity. These components have become critical due to the use of fiber amplifiers, passive networks and WDM technology.

     Couplers. Couplers are used to combine and/or split optical signals. We offer a wide variety of singlemode and multimode fused biconical couplers. A fused biconical coupler is made when the cores of two fibers are fused together. By precisely controlling the manufacturing process not only can different ratios of power from each fiber be controlled, but also the coupler can act as a WDM element by coupling light of one wavelength over one fiber and light of a separate wavelength over the other fiber.

     Couplers are one of the most common components of any optical network, WDM system, optical amplifier, or optical switch. Our couplers provide low reflection and low power loss and operate over a wide range of temperatures and wavelengths. Our couplers are designed for robust operation under difficult environmental conditions.

     Isolators. Isolators allow transmission of optical signals in one direction but block transmission in the other direction. Our high performance isolators are used with fiber amplifiers and lasers to prevent reflections from entering the device. Our isolators are highly reliable and feature high suppression of reflection and low power loss over wide ranges of temperature and wavelength.

     WDM thin film add/drop components. Thin film filters enable the transmission of specific optical wavelengths and the reflection of others. These filters are comprised of multiple layers of differing materials deposited in vacuum chambers. Thin film filter add/drop components allow for the removal and insertion of wavelengths in WDM systems with minimal power losses. These modules are designed for building flexible solutions and for architectures where only a few wavelengths are dropped at one location.

     We offer a family of thin film based WDM modules for band splitting, bi-directional multiplexing and demultiplexing, supervisory add/drop and band add/drop applications. Our thin film filter products have important features, including low power loss, uniform performance over a wavelength band and high suppression of reflection.

  Circulators. Optical circulators are used in wavelength management applications to direct optical signals to the appropriate sections of the system. These circulators enable new services such as adding or dropping individual channels at defined points in the network. We offer fiber-coupled circulators with wide bandwidth, high suppression of reflection, low polarization sensitivity and low power loss characteristics.

  Variable fiber optic attenuator. Attenuators reduce the amplitude of a signal without distorting the waveform. A variable fiber optical attenuator is a component used to equalize the power between different WDM channels before being amplified by a fiber amplifier. In addition, attenuators can protect receivers from excessively strong signals that might otherwise increase error rates.

  Fiber gratings. A grating is a series of reflections over a length of fiber. Several products can be made by tailoring the characteristic of the fiber grating, including dense WDM wavelength separation, dispersion compensation and wavelength locking. Our fiber grating technology allows us to support new system designs based on the flexibility of fiber grating components.

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  Optical connectors and adapters.  Optical connectors are used to couple light either directly from a component or from another fiber. Adapters are the components that facilitate the connection of any two connectors. The overall performance and reliability of various fiber optic network systems depends upon these components. These parts feature low power loss and low reflection over a wide range of temperatures, wavelengths and mechanical stresses. We have developed a wide range of both normal and hybrid adapters to meet most industry requirements.

TECHNOLOGY

     Our technical capabilities span several key areas. We believe our technical depth can enable rapid development and deployment of new singlemode fiber optic components and subsystems. The development and manufacturing of superior singlemode fiber optic components requires expertise in the following technology areas:

  Device fabrication. Active components are necessary elements for every optical communication link as electrical signals must be converted to optical signals in an optical network. We operate two device fabrication facilities for the production of active components. Device fabrication is an extremely complex procedure that requires the use of multiple advanced processes. The key technology for optimized laser performance is the growth of material where an electrical signal is converted into an optical signal, which we perform with metal organic chemical vapor deposition. Metal organic chemical vapor deposition is the most advanced growth technology available and is capable of achieving atomic level thickness control and exact composition control allowing for the highest level of device performance. Our control of these difficult processes enables us to manufacture lasers that operate effectively at extremely high temperatures and lasers for WDM systems.

  Thin film filter fabrication. Thin film, filter based add/drop components are used in WDM systems and allow for the removal and insertion of a particular wavelength while permitting other wavelengths to continue through the module. Thin film filters are comprised of multiple layers of differing materials deposited in a large vacuum chamber onto the surface of a glass like material. Band pass filters for dense WDM and coarse WDM applications require over one hundred layers of deposition with extremely tight tolerances. Manufacturing these filters to the required degree of precision is extremely difficult for tightly-spaced channels.

     Our advanced thin film capabilities include 200 GHz dense WDM filters, coarse WDM band pass filters and advanced antireflective coatings for a variety of applications. Our thin film filter products have important features, including low insertion loss, flat top band-pass, high suppression of reflection and low polarization sensitivity. Our ability to manufacture filters with high levels of performance is a direct result of substantial experience in process development and equipment enhancement.

     Optics. Micro-optics design is a critical element in order to achieve a high degree of coupling between components and a singlemode fiber. Our expertise in optical design has allowed us to provide cost-effective source lasers with high output power. In addition, our passive component characteristics directly benefit from the expertise we have in optics design. We utilize optics design software, production experience and close relationships with optics suppliers to achieve new product development. Our capability to manufacture individual fundamental components allows us to maintain technological competitiveness in the design of integrated components, such as distributed feed back lasers with isolators, receivers with filters, coarse WDM transceiver modules and dense WDM add/drop switching modules.

     In addition to micro-optics, we have developed advanced fiber based technology. The most common of the products developed from this technology are couplers used to combine and split signals in an optical network. A fused biconical coupler is made when the cores of two fibers are fused together. The light coming in on one fiber is then split between the two fibers on the output side. A WDM coupler either couples or splits the light of one wavelength on one fiber with light of a separate wavelength on the other fiber. Our precise control of the manufacturing process allows us to provide a wide range of WDM and

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fixed ratio couplers. Our coupler manufacturing techniques allow us to meet varying customer specifications while achieving both high volume manufacturing and highly reliable components.

     We have also developed advanced optical technologies based on the wave-guide approach. The design and manufacturing of wave-guides in materials such as silicon, lithium niobate and indium phosphide all require high degrees of wave-guide modeling, layer growth/deposition and process control. Our technology in the area has enabled us to produce electro-optic modulators and lasers with high coupling efficiencies into singlemode fiber. We are currently developing arrayed wave-guide gratings, and other components necessary for dense WDM and integrated WDM technologies.

     Packaging. For over 11 years, we have continued to develop packaging techniques needed for high volume, cost-effective, singlemode fiber optic component manufacturing. Our active components employ proprietary packaging technology as well as automated laser-welding technology in order to achieve extremely accurate sub-micron alignment. Sub-micron alignment is required for coupling light out of a laser into singlemode fiber that has a diameter of 9 microns. Our passive components also employ proprietary packaging technology to achieve the same degree of precision alignments. Our packaging techniques provide coupling stability over the wide temperature range that is necessary to meet even the most demanding applications.

     The combination of our packaging technologies and our expertise in lasers, filters and electronics has enabled us to design several highly integrated modules. Examples of these products include small form factor transceivers, single fiber modules and coarse WDM subsystems.

     Electronic design. As data rates increase, circuit design becomes more critical to the performance of our products. We have a team of digital design engineers dedicated to electronic design and development for integrated components such as transmitters, receivers and transceivers. We also have a team of design engineers dedicated to analog product lines that include return path transmitters and receivers, cellular/personal communications services band transceivers and subsystems for a variety of outdoor applications.

INTELLECTUAL PROPERTY

     We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. As of September 30, 2000 we owned five issued patents in Taiwan and one issued patent in the U.S. relating to our technologies.

     These patents include:

     - "Optical Isolator with low polarization mode dispersion" applying to our family of isolators, which is valid in Taiwan until August 2008;

     - "Reflective Parallel Fiber Optic Circulator" applying to our circulator design and which is valid in Taiwan until March 2017;

     - "Optical Circulator" applying to our circulator design and is valid in the USA until August 2017 and Taiwan until March 2017;

     - "Optical Fiber Polisher" applying to the polishing equipment we use internally for manufacturing and is valid in Taiwan until October 2010;

     - "Used on Solid State CCD Camera Optical Photometric Filter" apply to our deposition science and is used on coatings on crystals and applies in Taiwan until April 2009.

     We have six additional patents pending, two in Taiwan and four in the U.S. We also utilize unpatented proprietary know-how and trade secrets and employ various methods to protect them. Luminent has no licenses which it believes are material to its business.

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     From time to time, third parties, including our competitors, may assert patent, copyright and other intellectual property rights to technologies that are important to us. We expect we will increasingly be subject to license offers and infringement claims as the number of products and competitors in our market grows and the functioning of products overlaps. In this regard, in early 1999, we received a written notice from Rockwell Corporation in which Rockwell claimed to have patent rights in certain technology related to metal organic chemical vapor deposition processes. Rockwell requested that we review our processes in light of one of Rockwell's issued patents. In the spring of 2000, we began to review Rockwell's claim in detail and thereafter determined that the patent upon which Rockwell based its claim expired in January 2000. This limits the scope of Rockwell's claim to damages, if any, for matters arising prior to expiration of the patent and MRV has indemnified us from such claims. See "Arrangements between Luminent and MRV -- Indemnification and Insurance Matters Agreement." We are presently seeking to determine the validity of Rockwell's patent, whether the processes we have employed violated the patent, if valid, and the extent of our usage of, and related revenues derived from, the process covered.

     In October 1999, we received a written notice from Ortel Corporation, which has since been acquired by Lucent Technologies, Inc., in which Ortel claimed to have patent rights in certain technology related to our triplexer and duplexer products. Ortel requested that we review our products in connection with one of Ortel's issued patents. In August 2000, Lucent provided us the first detailed information concerning the basis of Ortel's patent claim and is continuing to provide follow-up information on the claim. We are currently evaluating the information provided by Lucent and have scheduled a subsequent meeting with its representatives in the fall of 2000 to discuss the claim. We are also evaluating the validity of Ortel's patent. We are presently seeking to determine whether we may have violated the patent and the extent of our usage of, and related revenues derived from, technology covered by Ortel's patents.

     Ortel's patent, and other patents of which we are presently unaware that may relate to our products, may be determined to be valid, or some of our products may ultimately be determined to infringe the Ortel patent, or these of other companies. Ortel or other companies may pursue litigation with respect to their or other claims. The results of any litigation are inherently uncertain. In the event of an adverse result in any litigation with respect to intellectual property rights relevant to our products that could arise in the future, we could be required to obtain licenses to the infringing technology, to pay substantial damages under applicable law, to cease the manufacture, use and sale of infringing products or to expend significant resources to develop non-infringing technology. Licenses may not be available from third parties, including Ortel, either on commercially reasonable terms or at all. In addition, litigation frequently involves substantial expenditures and can require significant management attention, even if we ultimately prevail. Accordingly, any infringement claim or litigation against us could significantly harm our business, operating results and financial condition.

RESEARCH AND DEVELOPMENT

     We believe that in order to maintain our technological competitiveness, we must enhance our existing products and continue to develop new products. Our research and development expenses for 1998 and 1999 were approximately $5.0 million and $8.7 million, respectively and $12.8 million for the nine months ended September 30, 2000. At September 30, 2000, we had 71 employees engaged in research and development, including 38 engineers with advanced degrees, 12 of whom are PhDs.

     We continually recruit highly qualified scientists and engineers in the industry and have established a work environment that fosters creativity and rapid pursuit of technology. Our research and development team stays current with new technologies in order to develop products for emerging market opportunities. We also continually assess the potential needs and requirements of our customers. Our research and development team designs products based on the following principles: reliability, manufacturability and cost effectiveness. We own, or are applying for, 12 U.S. and foreign patents on making dielectric filters, isolators, circulators, couplers, arrayed wave-guide gratings and long reach transceivers.

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CUSTOMERS

     Our customers include major communications equipment manufacturers in the U.S. and international markets, which incorporate our products into their equipment that they in turn sell to network service providers. The following table sets forth those of our customers which accounted for over $500,000 of our net sales during the nine months ended September 30, 2000.

Alcatel(1)(4)
Amphenol Corporation(2)
Appletec Ltd.(2)(3)
Baycom Electronic Technology
Cabletron Systems, Inc.(1)(4)
Canoga Perkins Corporation
C-COR
Cisco Systems, Inc.(4)
EPITAXX, Inc.
EXFO Electro-Optical Engineering Inc.
Extreme Networks, Inc.(1)
FONS Corp.
Foundry Networks, Inc.(1)
General Instruments Corp.
Hung Chong Co.
IMC Networks Corp.
International Fiber Systems, Inc.
JDS Uniphase Corp.(2)
JP Optoelectronics(3)
Lucent Taiwan(2)
Marconi Communications
NBase(5)
Nortel Networks NA, Inc.
Noyes Fiber Systems
Pandacom
Preston Engineering Co.(2)
RAD Data Communication
Shin-Young Telecom Co., Ltd.
Solectron
Taiwan Telephone Co.(2)
Unique Technologies(3)

---------------
(1) Sales to this customer include both direct sales and sales through our distributors.
(2) This customer has been a customer of Fiber Optic Communications for the nine months ended September 30, 2000, but we have experience with this customer only since our acquisition of Fiber Optic Communications in April 2000.
(3) This customer is a distributor that resells our products to many of its customers.
(4) Combines sales made to contract manufacturers that incorporate our components into products manufactured for this customer and directly to the customers.
(5) This customer refers to divisions and subsidiaries of MRV, our parent, which conduct the data networking equipment business of MRV. See "Related Party Transactions."

     The following table provides information concerning our only customers which accounted for 10% or more of net sales during the years ended December 31, 1998 or 1999, or the nine months ended September 30, 2000:

                                                        YEAR ENDED
                                                       DECEMBER 31,    NINE MONTHS ENDED
                                                       ------------      SEPTEMBER 30,
CUSTOMER                                               1998    1999          2000
--------                                               ----    ----    -----------------
Marconi Communications...............................   18%     40%           15%
Cisco Systems........................................    5       6            12

     We have no long-term contracts with our customers and sales are typically made pursuant to individual purchase orders, often with extremely short lead times. A number of our current customers were acquired through the acquisitions of Fiber Optic Communications, Optronics and Quantum, and we have only a limited history with them as customers.

SALES, MARKETING AND TECHNICAL SUPPORT

     We market our products worldwide through a direct sales force as well as through distributors and manufacturers' representatives. Our sales force maintains close relationships with decision-makers at most of our key customers. The direct sales force also manages the relationship of our distributors and manufacturers' representatives. Our sales people have strong technical backgrounds, typically with at least a B.S. or the equivalent in engineering. Our sales offices are located in Chatsworth, San Francisco and San

Jose, California; Austin, Texas; Sandown, New Hampshire; Raleigh, North Carolina, and Nagold, Germany.

     Our main distributor in North America is Unique Technologies, a subsidiary of the Veba Corporation. Unique Technologies provides extensive coverage in the United States and Canada for our two tier customers. Other distributorships have been established in Germany, Japan, the United Kingdom, Taiwan, People's Republic of China, Korea, Benelux, Israel, South Africa, Australia, Spain, France and Denmark.

     Our highly trained staff provides technical support to our customers, distributors and representatives. All customer support engineers are trained and typically have a degree in physics or electrical engineering. We believe that customer service and support is as valuable and as important as our technology.

COMPETITION

     The fiber optic component industry is highly competitive and subject to rapid technological change. We believe that the principal competitive factors in the active fiber optic component market are support for multiple optical interfaces, output power, wavelength selection, electrical interface standards, mechanical packaging, price, lead times and reliability. We believe that the principal competitive factors in the passive component market are optical performance of components, quality and reliability, manufacturing capacity, timely delivery, customer relationships, pricing, comprehensiveness of product offerings and customization to customer specifications. We believe we compete favorably in each of these factors for both active and passive components. We also believe that our products are favorably priced compared to equivalent products currently available from our competitors. Based on our assessment of the price performance ratio of competitive products, we believe that our products currently compare favorably with similar products, although we cannot assure you that they will continue to do so.

     Our current competitors include Agilent Technologies, Corning Incorporated, Finisar Corporation, Fujitsu, Infineon AG, International Business Machines Corporation, JDS Uniphase Corp., Lucent Technologies, Inc., Sumitomo, Tyco International, Ltd. and other companies that offer or have announced similar products. Many of our competitors have substantially greater financial, marketing, technical, human and other resources than us, and greater brand recognition and market share which may give them certain competitive advantages, including the ability to negotiate lower prices on raw materials and components than those available to us. We cannot assure you that we will be able to compete successfully with existing or future competitors or that competitive pressures will not seriously harm our business, operating results and financial condition.

     Fiber optic technology competes with other technologies such as satellite transmission and wireless technologies which are less expensive and easier to deploy. If these technologies are preferred over fiber optics, the demand for our products may decline, which would result in a material adverse effect on our business.

MANUFACTURING

     We currently design and manufacture our products at our facilities in the United States, Taiwan, and People's Republic of China. Active components are manufactured in Hsinchu, Taiwan and Chatsworth, California. These manufacturing operations consist of wafer fabrication facilities for semiconductor laser diodes and LEDs; a high precision optical and mechanical assembly; electrical design; and assembly and final testing. We currently design and manufacture passive components in Hsinchu, Taiwan consisting of thin film filter manufacturing, wave-guide processing, precision optical and mechanical assembly and final testing. We also manufacture passive components in Shanghai, People's Republic of China consisting of precision optical and mechanical assembly and final testing. Many of the key processes used in the manufacture and test of our products are proprietary. Consequently, many of the key components of our products are designed and produced internally. Although we generally use standard parts and raw materials, certain parts and components are only available from a limited number of suppliers. Our policy is to maintain a reserve of necessary parts and raw materials to help minimize any disruption as a result of temporary unavailability of such parts. We outsource certain board level products to contract manufacturers and we maintain a modular and flexible manufacturing approach to facilitate rapid changes of product mix.

     We assemble substantially all our active and passive products in a clean room environment. Relevant assembly processes include die attach, wire bond, substrate attachment and fiber coupling. We also conduct tests throughout our manufacturing process using commercially available and in-house built testing systems that incorporate proprietary procedures. To maintain reliability and quality, we implement a stringent set of quality assurance programs throughout the design, assembly, integration and test processes. Our policy is to perform final product tests on 100% of our products prior to shipment.

     We are subject to a variety of federal, state and local government regulations related to the storage, use, discharge and disposal of toxic, volatile, or otherwise hazardous chemicals used in our manufacturing processes. Further, we are subject to other safety, labeling and training regulations as required by local, state and federal law. Although we believe that we are in material compliance and have complied with all applicable legal requirements, any failure by us to comply with present and future regulations could subject us to future liabilities or the suspension of production. In addition, such regulations could restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with environmental regulations. We cannot assure you that these legal requirements will not impose on us the need for additional capital expenditures or other requirements.

     We typically purchase our components and materials through purchase orders, and in general we have no guaranteed supply arrangements with any of our suppliers. We currently purchase several key components and materials used in the manufacture of our products from single or limited source suppliers, including Corning Incorporated, Mitsubishi Electric, Nippon Sheet Glass, Phillips Semiconductor and Sumitomo.

EMPLOYEES

     At September 30, 2000, we employed a total of 1,040 full-time employees. Of these, employees with science or engineering degrees numbered over 73 with Bachelor of Science degrees (or four year equivalent), 58 with a Masters degrees and 17 with Ph.D. degrees. Our employees are not represented by any collective bargaining agreement and we have never suffered any work stoppage. We believe that our relations with our employees are good.

FACILITIES

     We maintain our main manufacturing, development and office facilities in California, Taiwan and People's Republic of China. The table below lists the locations, square footage and expiration dates of our leased facilities for our major operations.

                                                               SQUARE
                                                              FOOTAGE
LOCATION                                                    LEASED/OWNED    LEASE EXPIRATION DATES
--------                                                    ------------    ----------------------
Chatsworth, California, USA...............................     50,000         July 13, 2004(1)
Chatsworth, California, USA...............................      5,000        December 31, 2002
Hsinchu, Taiwan...........................................    165,910          March 14, 2016
Hsinchu, Taiwan...........................................     12,712              Owned
Hsinchu, Taiwan...........................................     18,895          June 15, 2001
Hsinchu, Taiwan...........................................      9,437        February 15, 2001
Hsinchu, Taiwan...........................................      7,876        September 30, 2000
Miao-Li County, Taiwan....................................     24,398              Owned
Chu-Pei, Taiwan...........................................     15,989              Owned
Shanghai, People's Republic of China......................     48,495         October 20, 2047
Shanghai, People's Republic of China......................    139,008           January 2049

---------------
(1) We have an option to renew this lease for three more years.

     We also occupy portions of two buildings in Chatsworth, California that are leased by MRV and used for its other businesses. Following our separation from MRV, we have subleased these portions of MRV's buildings in accordance with the terms of the Real Property Matters Agreement we are signing with MRV. See "Arrangements between Luminent and MRV -- Real Estate Matters Agreement." We believe that our facilities are adequate to meet our demands for the near future.

LEGAL PROCEEDINGS

     From time to time, we may become involved in litigation relating to claims arising from our ordinary course of business. We are currently not a party to any material legal proceedings. See "Intellectual Property" for a description of certain intellectual property claims we have received alleging infringement of third party patents.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth specific information regarding our executive offices and directors as of July 15, 2000.

NAME                                         AGE   POSITION(S)
----                                         ---   -----------
Noam Lotan.................................  48    Chairman of the Board
Dr. William R. Spivey......................  53    President, Chief Executive Officer and a
                                                   Director

Eric Blachno...............................  38    Vice President, Finance and Chief Financial
                                                   Officer and Secretary

Dr. Mark Heimbuch..........................  31    Vice President and Chief Technology Officer

Steve Lin..................................  39    President, Fiber Optic Communications

Dr. C. J. Hwang............................  62    President, Optronics

Daniel A. Acton............................  45    Vice President of Operations

James S. Locke.............................  54    Vice President of Marketing and Sales

Dr. Shlomo Margalit........................  58    Director

Dan Avida..................................  37    Director

Richard S. Hill............................  48    Director

Amos Wilnai................................  61    Director

     Noam Lotan has served on our board of directors since our incorporation and became Chairman of the Board in July 2000. Mr. Lotan has served as the President, Chief Executive Officer and a Director of MRV since May 1990. From October 1993 to June 1995, Mr. Lotan also served as MRV's Chief Financial Officer. Mr. Lotan holds a B.S. in electrical engineering from the Technion, the Israel Institute of Technology and an MBA from INSEAD, the European Institute of Business Administration, Fontainebleau, France.

     Dr. William R. Spivey has served us as our President and Chief Executive Officer and as a member of our board of directors since July 2000. From October 1997 to July 2000, Dr. Spivey served as Group President of the Network Products group of Lucent Technologies. From February 1994 to September 1997, he served as vice president, systems and components group, member of the Office of the President and Co-chair of the Executive Committee of AT&T Microelectronics. Dr. Spivey holds a B.S. in physics from Duquesne University, an M.S. in physics from Indiana University in Indiana, Pennsylvania and a Ph.D. in administration/management from Walden University. Dr. Spivey also serves as a director of Lyondell Chemical Co., Novellus Systems, Inc. and Raytheon Company.

     Eric Blachno has served us as our Vice President of Finance and Chief Financial Officer and Secretary since July 2000. From February 1999 to July 2000, he served as Managing Director of Research and a Financial Analyst for Pennsylvania Merchant Group, an investment banking firm, where he headed its Technology Group and served as Senior Communications Equipment Analyst. From September 1995 to July 1998, he served as Managing Director -- Equity Research for Bear Stearns & Co., Inc. Mr. Blachno holds a B.S. in computer science from University of Florida, an M.S. in telecommunications from Pace University and an MBA from the Wharton School of the University of Pennsylvania.

     Dr. Mark Heimbuch has served as our Chief Technical Officer since June 2000. From March 1997 to June 2000, he served as Director of Research and Development for the optical components division of MRV. From August 1990 to March 1997, Dr. Heimbuch attended graduate school, working for MRV part time as a scientist from May 1996 to March 1997, while finishing his education. Dr. Heimbuch holds a B.S. in engineering physics from Oregon State University and an M.A. and a Ph.D. degree in electrical engineering from the University of California, Santa Barbara.

     Steve Lin has served as our President, Fiber Optic Communications since July 2000. Mr. Lin co-founded Fiber Optic Communications in June 1995 and since then has served Fiber Optic Communications in various senior executive capacities, including its Vice President of Technology, Executive Vice President of Operations and Chief Operating Officer. Since February 2000, Mr. Lin has served as President and Chief Executive Officer of Fiber Optic Communications. Mr. Lin holds a B.S. in physics from Central University and an M.S. in optoelectronic physics from Fu-Jen Catholic University.

     Dr. C. J. Hwang has served as our President, Optronics since July 2000. Dr. Hwang founded Optronics and has served as the President of Optronics since November 1996. From December 1993 to June 1996, he served as the Chief Advisor, Telecommunication Laboratories for the Ministry of Transportation and Communications of Taiwan. Mr. Hwang holds a B.S. in electrical engineering from the National Taiwan University and an M.A. and a Ph.D. in electrical engineering from University of Washington.

     Daniel A. Acton has served as our Vice President of Operations since September 2000. From January 2000 to August 2000, he served as President and Chief Operating Officer of LaserComm, Inc. From January 1997 to January 2000, he served as Director and Business Manager of Business Development for the Optoelectronics Division of Corning, Inc., where his duties included serving as Vice President and General Manager of Corning OCA, a wholly owned optoelectronics subsidiary of Corning based in California and later serving as Corning OCA's chief executive from Corning. During this period, Mr. Acton also served as a member of Corning's Corporate Policy Group. From October 1995 to December 1996, Mr. Acton served as a corporate director of business development at Unisys. Mr. Acton holds a B.S.S.E in control systems engineering from the U.S. Naval Academy and M.S. in computer science and engineering from the Johns Hopkins University.

     James S. Locke has served as our Vice President of Marketing and Sales since September 2000. From June 1999 to September 2000, he served as Director of High Frequency and Optoelectronics Marketing for Mitsubishi Electronics U.S. From June 1998 to January 1999, he served as a senior consultant in sales and marketing with the Clarkston Potomac Group. From September 1996 to June 1998, Mr. Locke served as Director of Sales for Honeywell's MicroSwitch. From March 1995 to September 1996, he served as regional sales manager with Leeds & Northrup. Mr. Locke holds a BA in Economics from the Colgate University.

     Dr. Shlomo Margalit has served a member of our board of directors since our incorporation. Dr. Margalit is a co-founder of MRV and has been its Chairman of the Board of Directors and Chief Technical Officer since MRV's inception in July 1988. Dr. Margalit holds a B.S., M.A. and Ph.D. in electrical engineering from the Technion.

     Dan Avida has served a member of our board of directors since July 2000. From July 1989 until January 2000, Mr. Avida served in various executive capacities for Electronics for Imaging, Inc. a company engaged in enabling networked printing solutions, his last as Chairman of the Board and Chief Executive Officer. Mr. Avida holds a B.S. in computer engineering from the Technion.

     Richard S. Hill has served a member of our board of directors since July 2000. Since December 1993, Mr. Hill has been the Chief Executive Officer and Chairman of the Board of Directors of Novellus Systems, Inc., a capital equipment supplier to the semiconductor device market. In May 1996 he was appointed Chairman of the Board of Directors of Novellus. Since October 1997, Mr. Hill has been a member of the Board of Directors of Speedfam International, Inc. Mr. Hill holds a B.S. in engineering from the University of Illinois and an M.B.A. from Syracuse University.

     Amos Wilnai has served as a member of our board of directors since July 2000. Since September 1992, Mr. Wilnai has been the Chairman of the Board for MMC Networks, Inc., a provider of network processor chipsets used to build networking and communications platforms. Mr. Wilnai holds a B.S. in electrical engineering from the Technion and an M.S. in electrical engineering from the Polytechnic Institute of Brooklyn.

BOARD OF DIRECTORS

     Our Board of Directors currently consists of seven members. Our board of directors is elected annually and hold office until the next annual meeting of stockholders and until their successors shall have been elected and shall have qualified.

     Our Board of Directors appoints our executive officers on an annual basis to serve until their successors have been elected and qualified. There are no family relationships among any of our Board of Directors or officers.

DIRECTOR COMPENSATION

     Our directors do not currently receive any cash compensation from us for their services as members of the Board of Directors, although they are reimbursed for travel and lodging expenses in connection with attendance at Board and Committee meetings. Concurrently with the offering, we plan to grant options to purchase 10,000 shares of common stock under our 2000 Stock Plan to each director who is not our employee or an employee of MRV at an exercise price equal to the initial public offering price. We plan to establish a policy that outside directors will receive grants of options to purchase 10,000 shares of our common stock annually for their services as a director.

BOARD COMMITTEES

     Our Board of Directors established the Compensation Committee and the Audit Committee. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all our officers and establishes and reviews general policies relating to compensation and benefits of our employees. The Compensation Committee consists of Dan Avida, Noam Lotan and Amos Wilnai. The Audit Committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The Audit Committee consists of Dan Avida, Richard S. Hill and Amos Wilnai.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of these directors has ever been an officer or employee of Luminent. Prior to establishing the Compensation Committee in July 2000, the Board of Directors as a whole performed the functions delegated to the Compensation Committee. Except for Dr. Spivey, none of our executive officers has served or currently serves on a board of directors or on a compensation committee of any other entity that had officers who served or will serve upon the closing of this offering on our Board of Directors or on our Compensation Committee. Dr. Spivey serves on the compensation committee of Novellus Systems, Inc. for which Mr. Hill also serves as a director and a member of the compensation committee.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     All of our common stock is currently owned by MRV, and thus none of our officers or directors owns any of our common stock. To the extent our directors and officers own shares of MRV common stock at the time of the distribution, they will participate in the distribution on the same terms as other holders of MRV common stock.

     The following table sets forth the number of shares of MRV common stock beneficially owned on September 30, 2000 by each of our directors, each of our executive officers named in the Summary Compensation Table "-- Executive Compensation" section below and all of our directors and executive officers as a group. Except as otherwise noted, the individual director or executive officer had sole voting and investment power with respect to such securities. The total number of shares of MRV common stock outstanding as of September 30, 2000 was 72,403,510.

                                                                        SHARES
                                                                BENEFICIALLY OWNED(1)
                                                                ----------------------
NAME                                                              NUMBER      PERCENT
----                                                            ----------    --------
Noam Lotan(2)...............................................    1,503,874       2.1
William R. Spivey(3)........................................      316,315         *
Eric Blachno(4).............................................       22,000         *
Shlomo Margalit.............................................    3,372,060       4.6
Dan Avida...................................................       --          --
Richard S. Hill.............................................       --          --
Amos Wilnai.................................................       --          --
All directors and executive officers as a group (12
  persons)(5)...............................................    5,195,041       7.1

---------------
  * Less than 1%.

(1) Pursuant to the rules of the SEC, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2) Includes 60,000 shares issuable pursuant to stock options exercisable within 60 days from September 30, 2000.

(3) Consists of 316,315 shares issuable pursuant to stock options exercisable within 60 days from September 30, 2000.

(4) Consists of 22,000 shares issuable pursuant to stock options exercisable within 60 days from September 30, 2000.

(5) Includes 414,115 shares issuable pursuant to stock options exercisable within 60 days from September 30, 2000.

LIMITATION ON DIRECTORS' LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in their capacity as an officer, director, employee or other agent, regardless of whether the bylaws would permit indemnification.

     We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification for judgments fines, settlement amounts and expenses, including attorneys' fees incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person's services as a director or executive officer, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     The limitations on liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

EXECUTIVE COMPENSATION

     The following table sets forth compensation earned by our Chief Executive Officer and our other most highly compensated executive officers whose annual salary and bonus for the year ended December 31, 1999 exceeded $100,000 based on compensation earned as an employee of MRV for the year ended December 31, 1999.

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                    --------------
                                                           ANNUAL COMPENSATION        SECURITIES
                                                         -----------------------    UNDERLYING MRV
NAME AND PRINCIPAL POSITION WITH MRV                     SALARY ($)    BONUS ($)     OPTIONS (#)
------------------------------------                     ----------    ---------    --------------
Noam Lotan
  President and Chief Executive Officer................   $100,000        --            --

     Dr. Spivey and Mr. Blachno joined us subsequent to December 31, 1999 and earn compensation at annual rates of $300,000 and $150,000, respectively. Mr. Lotan resigned as our President and Chief Executive Officer in July 2000.

EMPLOYMENT AGREEMENTS

     Luminent and MRV entered into a four-year employment agreement with Dr. Spivey in July 2000. Under the agreement, we agreed to pay to Dr. Spivey an annual salary of $300,000 with a bonus targeted at $75,000 for 2000 and at $150,000 for the following years as determined at the discretion of our board of directors. MRV granted Dr. Spivey an option to purchase 316,315 shares of MRV Common Stock exercisable at $32.56 per share for five years. Luminent granted to Dr. Spivey an option to purchase 4,800,000 shares of Luminent common stock at an exercise price of $6.25 per share. The term of these options is 10 years. Dr. Spivey's option to purchase MRV common stock is fully exercisable as of the date of grant, and his option to purchase Luminent common stock vests in annual installments of 25%, beginning on July 11, 2000, provided, however, that in the event his employment is terminated by Luminent other than for cause, he is entitled to receive from the date of termination over a one year period an amount equal to two times the sum of his annual salary plus bonus and all of his unvested options will automatically vest and become exercisable. One-half of any unvested options will automatically vest and become exercisable upon a change of control of Luminent, and all of his unvested options will vest and become exercisable if such change of control of Luminent also constitutes a sale of the company. The definition of change in control and sale of the company excludes the proposed distribution by MRV of its Luminent common stock to MRV's stockholders. Upon any termination of his employment,

Dr. Spivey's options are exercisable for two years following termination of his employment. In the event Dr. Spivey voluntarily terminates his employment, he has agreed to return any MRV shares he obtained upon exercise of his MRV options less 2.78% of such shares for each full month of his employment against MRV's repayment of the exercise price. Further, if he no longer owns all of such MRV shares, he has agreed upon such voluntary termination to pay MRV the difference between (i) the profit obtained upon sale of such shares less 2.78% of such profit for each full month of his employment and (ii) any nonrefundable taxes he incurred, plus expenses of $300,000 and his exercise price of the options. MRV and Luminent have also agreed to use their best efforts to register the shares underlying Dr. Spivey's options under the Securities Act of 1933 at the earliest practical date.

     Luminent and MRV entered into a four-year employment agreement with Mr. Blachno in July 2000. Under the agreement, we agreed to pay to Mr. Blachno an annual salary of $150,000 with a bonus targeted at $37,500 for 2000 and at $75,000 for the following years as determined at the discretion of our board of directors. MRV granted Mr. Blachno an option to purchase 22,000 shares of MRV common stock exercisable at $33.44 per share for five years. Luminent granted to Mr. Blachno an option to purchase 800,000 shares of Luminent common stock at an exercise price of $6.25 per share. The term of these options is 10 years. Mr. Blachno's option to purchase MRV common stock is fully exercisable as of the date of grant and his option to purchase Luminent common stock vests in annual installments of 25%, beginning on July 12, 2000, provided, however, that in the event his employment is terminated by Luminent other than for cause, he is entitled to receive from the date of termination over a one year period an amount equal to two times the sum of his annual salary plus bonus and all of his unvested options will automatically vest and become exercisable. All of his unvested options will vest and become exercisable upon a sale of Luminent. The definition of sale of the company excludes the proposed distribution by MRV of its Luminent common stock to MRV's stockholders. Upon any termination of his employment, Mr. Blachno's options are exercisable for two years following termination of his employment. In the event Mr. Blachno voluntarily terminates his employment, he has agreed to return any MRV shares he obtained upon exercise of his MRV options less 2.78% of such shares for each full month of his employment against MRV's repayment of the exercise price. Further, if he no longer owns all of such MRV shares, he has agreed upon such voluntary termination to pay MRV the difference between (i) the profit obtained upon sale of such shares less 2.78% of such profit for each full month of his employment and (ii) any nonrefundable taxes he incurred, plus expenses of $50,000 and his exercise price of the options. MRV and MRV and Luminent have also agreed to use their best efforts to register the shares underlying Mr. Blachno's options under the Securities Act of 1933 at the earliest practical date.

OPTION GRANTS, AGGREGATE OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

     No options to acquire MRV common stock were granted to any of our executive officers named in the Summary Compensation Table during the year ended December 31, 1999. The following table provides summary information concerning the shares of common stock of MRV represented by outstanding MRV stock options held by our executive officers named in the Summary Compensation Table as of December 31, 1999.

                                                NUMBER OF SECURITIES
                                                     UNDERLYING                 VALUE OF UNEXERCISED
                                               UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                 DECEMBER 31, 1999              DECEMBER 31, 1999(1)
                                            ----------------------------    ----------------------------
NAME                                        EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                        -----------    -------------    -----------    -------------
Noam Lotan................................    60,000            --          $1,698,750          --

---------------
(1) Based on the difference between $34.4375 per share (the closing price per share of Common Stock on December 31, 1999 as reported on The Nasdaq National Market adjusted for MRV's two-for-one stock split effected in May
    2000) and the per share exercise price.

2000 STOCK OPTION PLAN

     Our 2000 Stock Option Plan, (the "2000 Stock Plan") provides for the grant of qualified incentive stock options ("ISOs") that meet the requirements of
Section 422 of the Internal Revenue Code, stock options not so qualified ("NQSOs"), deferred stock and restricted stock awards ("Awards"). The Board of Directors adopted, and our stockholder approved, the 2000 Stock Plan in July 2000. We have reserved a total of 10,400,000 shares of our common stock for issuance under the 2000 Stock Plan, which is subject to anti-dilution provisions for stock splits, stock dividends, recapitalization and similar events.

     Administration. The Board of Directors may administer the 2000 Stock Plan or the Board of Directors may appoint a committee to administer the 2000 Stock Plan, each known as the "administrator." The Board of Directors currently administers the 2000 Stock Plan. The administrator of our 2000 Stock Plan has the power to select participants among eligible persons and to determine the terms of options or Awards, including the number of shares subject to an option, the nature of the option, the exercise price and the exercisability of options. Under current law, ISOs may be granted to any individual who is an officer or employee of us or any future subsidiary.

     Options. The exercise price for an ISO granted under the 2000 Stock Plan may not be less than 100% of the fair market value of the common stock on the date of grant. The exercise price of a NQSO may not be less than 85% of the fair market value of the common stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the voting power of all classes of outstanding capital stock, the exercise price of any ISO granted must be at least equal to 110% of the fair market value on the grant date and the term of any ISO must not exceed five years. The term of all other options granted under the 2000 Stock Plan may not exceed ten years.

     The exercise price of any option granted under the 2000 Stock Plan is payable in full in cash, or if approved by the administrator prior to exercise by:

     - surrender of shares of our common stock already owned by the optionee having a market value equal to the aggregate exercise price of all shares to be purchased including, in the case of the exercise of NQSOs, restricted stock subject to a Award under the 2000 Stock Plan;

     - cancellation of indebtedness owed by us to the optionee;

     - a full recourse promissory note executed by the optionee;

     - requesting that we withhold whole shares of common stock then issuable upon exercise of an option; or

     - any combination of the foregoing.

     The terms of any promissory note may be changed by the administrator from time to time to comply with applicable Internal Revenue Service or Securities and Exchange Commission regulations or other relevant pronouncements.

     Under the 2000 Stock Plan, we may make loans available to optionees, subject the administrator's approval, in connection with the exercise of stock options granted under the 2000 Stock Plan. If shares of common stock are pledged as collateral for such indebtedness, such shares may be returned to us in satisfaction of such indebtedness. If so returned, such shares shall again be available for issuance in connection with future stock options and Awards under the 2000 Stock Plan.

     Options granted under the 2000 Stock Plan must generally be exercised within three months after the end of the optionee's status as an employee, director or consultant of ours, or within six months after the optionee's termination by death of disability, but in no event later than the expiration of the option's term.

     Adjustments upon Sale of the Company. In the event of a sale of the company, unless otherwise determined by the administrator or the Board of Directors, all unvested stock options, restricted stock and deferred stock will fully vest and any indebtedness will be forgiven. Pursuant to the 2000 Stock Plan, a "sale of the company" means the consummation of a transaction (i) that by its terms offers to all or substantially of the stockholders of Luminent an opportunity to receive cash or securities in exchange for all or a portion of their shares of common stock of Luminent, however a sale of Luminent shall not be considered to have occurred as a result of the pro rata distribution by MRV to its stockholders of capital stock of Luminent. (ii) in which the stockholders of Luminent approve a plan of complete liquidation of Luminent; or (iii) that involves the consummation of the sale or disposition by the Luminent of all or substantially all its assets.:

     Transferability of Options. Options and Awards granted under the 2000 Stock Plan are generally not transferable by the optionee, and each option and Award is exercisable during the lifetime of the optionee only by the optionee.

     Amendment and Termination. Our Board of Directors may from time to time revise or amend the 2000 Stock Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may:

     - impair the rights of any participant under any outstanding option or Award without such participant's consent;

     - without stockholder approval, increase the number of shares subject to the 2000 Stock Plan or decrease the exercise price of a stock option to less than 100% of fair market value on the date of grant, with the exception of adjustments resulting from changes in capitalization;

     - materially modify the class of participants eligible to receive options or Grants under the 2000 Stock Plan;

     - materially increase the benefits accruing to participants under the 2000 Stock Plan; or

     - extend the maximum option term under the 2000 Stock Plan.

     Unless terminated earlier, the 2000 Stock Plan will terminate automatically in July 2010.

     As of September 11, 2000, no options to purchase shares have been granted under the 2000 Stock Option Plan. At September 11, 2000, Luminent expected that options to purchase 3,030,500 shares of common stock will be granted to certain of our employees and non-employee directors on the effective date of this offering at an exercise price equal to the initial public offering price, which options will vest 25% at the end of each year after their hire date, in the case of employees, and their appointment date, in the case of directors.

TREATMENT OF MRV OPTIONS

     Concurrently with MRV's distribution of shares of Luminent common stock to MRV's stockholders, certain options to acquire MRV stock will be adjusted as follows. Luminent intends to grant stock options to substantially all of the eligible employees, directors, or consultants of Luminent and MRV, who hold an option to purchase MRV common stock, which were granted by MRV prior to September 8, 2000. On the distribution date, MRV intends to simultaneously adjust the economic terms of such options to purchase MRV stock for these individuals. Luminent's stock option grant and MRV's adjustment are intended, in the aggregate, to result in the individuals holding MRV and Luminent stock options in a number and at prices necessary to maintain each option holder's pre-distribution economic position. Further, each Luminent option and MRV adjusted option will be identical, in all other material respects, to the terms and provisions of the current MRV options being adjusted.

     For purpose of the following discussion, the "intrinsic value" of an option means the difference between the exercise price of the option and the market price of the underlying MRV shares. The number of options to purchase Luminent stock to be granted by Luminent, and the exercise price thereof, will be designed to:

     - For Luminent Employees -- replace 80% of the total intrinsic value of MRV options held by Luminent employees, directors and consultants immediately prior to the distribution; and to

     - For MRV Employees -- replace 20% of the total intrinsic value of MRV options held by MRV employees, directors and consultants immediately prior to the distribution.

     None of these Luminent options will permit the purchase of fractional shares of our common stock.

     The adjustment to MRV options existing immediately prior to distribution, and the exercise price thereof will be designed to:

     - For Luminent Employees -- preserve 20% of the intrinsic value of MRV options held by Luminent employees, directors and consultants immediately prior to the distribution; and to

     - For MRV Employees -- preserve 80% of the intrinsic value of MRV options held by MRV employees, directors and consultants immediately prior to the distribution.

     The actual number of options to purchase shares of our common stock that will be issued to MRV option holders at the time of the distribution will be determined based on

     - 8,387,282 MRV options outstanding on September 8, 2000, the date MRV and Luminent have agreed to use to fix the number of MRV options eligible for the exchange with Luminent options, having a weighted average exercise price of approximately $5.00 per share;

     - the market price of our shares at the time of the distribution, and

     - the market price of MRV's common stock at the time of the distribution.

     The option exercise price of the Luminent stock options to be granted to MRV employees will determined by multiplying the market price of Luminent's common stock on the date of distribution by the fraction;

     - the numerator of which is the exercise price of the MRV stock options to be exchanged by the MRV employees and

     - the denominator of which is the market price of MRV's common stock on the date of distribution.

     The number of shares of Luminent common stock to be subject to options will be determined by dividing

     - 20% of the intrinsic value of the MRV options outstanding on September 8, 2000 which remain outstanding on the date of distribution, by

     - the difference between the market price of the Luminent common stock on the date of the distribution and the option exercise price of the Luminent stock options to be granted to MRV employees as determined above.

     The greater the difference between the market price of MRV's common stock and the market price of our common stock at the time of the distribution, the greater the number of Luminent options that will be issued to MRV option holders. Although the historical market price of a public company's common stock is not necessarily indicative of its stock's future performance, the substantial volatility of the recent market price of MRV's common stock makes efforts to predict the market price of MRV shares at the time of distribution even more difficult. To illustrate such volatility, during the 12 months ended September 30, 2000, the closing price of MRV's common stock as reported on the Nasdaq National Market reached a high of $95.25 and a low of $9.719.

     While the exact number of our options to be issued to MRV option holders cannot be determined until the time of distribution when the market prices of our common stock and MRV's common stock are known, the table below is intended to illustrate different determinations of that amount resulting from changes in the market price of MRV's common stock. The information in the table has been calculated using:

     - 8,387,282 MRV options outstanding on September 8, 2000 having a weighted average exercise price of approximately $5.00 per share and eligible for the exchange with Luminent options;

     - an assumed market price of Luminent common stock of $14 per share, which is equal to the assumed initial public offering price of Luminent common stock in this offering;

     - the high and low closing sale prices of MRV common stock as reported by The Nasdaq Stock Market during the quarter ended September 30, 2000 and the period from October 1, 2000; and

     - the closing sale price of MRV common stock as reported by The Nasdaq Stock Market on the most recent practical date.


                                                                       PERIOD FROM
                                         THREE MONTHS ENDED           OCTOBER 1 TO            MOST
                                         SEPTEMBER 30, 2000         NOVEMBER 8, 2000         RECENT
                                       -----------------------   -----------------------   PRACTICAL
                                          HIGH         LOW          HIGH         LOW          DATE
                                       ----------   ----------   ----------   ----------   ----------
Date.................................    1-Sep-00    29-Sep-00     5-Oct-00     8-Nov-00     8-Nov-00
Closing sale price ($) of MRV common
  stock..............................      80.375      45.3125        49.25        34.00        34.00
Number (#) of Luminent options to MRV
  option holders.....................  20,969,000   11,822,000   12,849,000    8,870,000    8,870,000


     The resulting Luminent options will vest, be exercisable, expire and otherwise essentially mirror the provisions of MRV options existing immediately prior to the distribution.

     In some cases, Luminent will not issue options to certain holders of MRV options. Specifically, but not limited to, this shall apply to options issued by MRV as part of any acquisitions or granted by MRV to its employees after September 8, 2000. In these circumstances, the holders of MRV options will have their options adjusted at the date of distribution in a manner designed to preserve the option holder's pre-distribution economic position.

                           RELATED PARTY TRANSACTIONS


     Divisions and subsidiaries of MRV are our customers and purchase substantial quantities of our fiber optic components. These customers accounted for sales of $2.1 million during each of 1997 and 1998, $2.5 million during 1999 and $2.5 million during the nine months ended September 30, 2000. At September 30, 2000, we owed approximately $5.8 million to MRV for interest-free advances it made us to cover payroll and other operating expenses. Such advances are repayable on demand and we plan to repay MRV all amounts it has advanced to us from cash on hand (other than cash received from the proceeds of this offering) within the next six months. Like other customers, sales to our MRV-related customers are based on purchase orders and we have no long-term arrangements with them. We expect this vendor-customer relationship with MRV to continue following this offering. We believe that our sales to the MRV-related customers have been on terms no more favorable that those we provide to our other customers and we expect that sales to MRV and its affiliates in the future will be on terms no more favorable than those we provide to our other customers.


     Under the employment contracts which MRV and Luminent entered into with Dr. Spivey and Mr. Blachno at the time they joined Luminent, MRV and Luminent each agreed to use its best efforts to register the shares underlying the options granted to Dr. Spivey and Mr. Blachno under the Securities Act of 1933 at the earliest practical date. For information concerning these options, see "Management -- Employment Agreements."

                     ARRANGEMENTS BETWEEN LUMINENT AND MRV

     We have provided below a summary description of the executed master separation and distribution agreement along with the key related agreements. This description, which summarizes the material terms of the agreements, is not complete. You should read the full text of these agreements, which have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.

     Conflicts may develop between MRV and us regarding the terms of our agreements with MRV. We have not established any procedures to minimize the potential for these conflicts of interest and such conflicts may not be resolved in our favor. It is our policy and the policy of MRV that transactions between MRV and us will generally be on terms and conditions comparable to those between unaffiliated third parties. However, because our agreements with MRV were negotiated in the context of a parent-subsidiary relationship, we cannot assure you that these agreements, or the transactions with MRV contemplated by such agreements, will be effected on terms as favorable to us as could have been obtained from unaffiliated third parties. For a discussion of the risks associated with these potential conflicts of interest, please see "Risk
Factors -- We may have potential business conflicts of interest with MRV with respect to our past and ongoing relations that could harm our business operations."

     Luminent has been advised by MRV that MRV has approved Luminent's initial public offering at this time because of its perception of favorable market conditions for the securities of companies engaged in the fiber optics industry and its desire to provide Luminent with an alternative source of funding for Luminent's operations and capital requirements.

MASTER SEPARATION AND DISTRIBUTION AGREEMENT

     MRV and we have entered into a master separation and distribution agreement that contains the key provisions relating to our separation from MRV, this offering and the distribution of our shares to MRV stockholders.

     The Separation. The separation will occur prior to completion of this offering and this offering will not proceed if the separation and related agreements are terminated prior to completion of this offering. The separation agreement provides for the transfer to us of assets and liabilities from MRV related to our business as described in this prospectus, effective on the contribution date. The various ancillary agreements that are exhibits to the separation agreement and which detail the separation and various interim and ongoing relationships between MRV and us following the contribution date include:

     - a general assignment and assumption agreement;

     - technology, patent and trademark ownership and license agreements;

     - an employee matters agreement;

     - a tax sharing agreement;

     - a transitional services agreement;

     - a real estate matters agreement;

     - a confidential disclosure agreement; and

     - an indemnification and insurance matters agreement.

     To the extent that the terms of any of these ancillary agreements conflict with the separation agreement, the terms of these agreements will govern. These agreements are described more fully below.

     The Initial Public Offering. Under the terms of the separation agreement MRV will own at least 80.1% of our outstanding common stock following this offering. We are obligated to use our reasonable commercial efforts to satisfy the following conditions to the consummation of this offering, any of which may be waived by MRV:

     - the registration statement containing this prospectus must be effective;

     - United States securities and blue sky laws must be satisfied;

     - our common stock must be listed on the Nasdaq National Market;

     - all our obligations under the underwriting agreement must be met or waived by the underwriters;

     - MRV must own at least 80.1% of our stock and must be satisfied that the distribution will be tax-free to its United States stockholders;

     - no legal restraints must exist preventing the separation or this offering;

     - the separation must have occurred; and

     - the separation agreement must not have been terminated.

     The Distribution. MRV plans to complete the distribution by the later of three months after the receipt of a favorable private letter ruling from the IRS or six months after the date of this offering. We have agreed to cooperate with MRV in all respects to complete the distribution. MRV intends to seek a private letter ruling from the IRS that the distribution of its shares of our common stock to its stockholders would be tax-free to MRV and its stockholders for U.S. federal income tax purposes. We cannot assure you that the IRS will provide MRV with a favorable ruling.

     There are various conditions which must be satisfied or waived by MRV in its sole discretion, prior to the distribution. MRV's final determination to proceed with the distribution will require a declaration of MRV's board of directors. The declaration is not expected until the various conditions are satisfied, many of which are outside the control of MRV, including:

     - the Internal Revenue Service must issue a ruling that the distribution of Luminent common stock will be tax-free to MRV stockholders and that the transaction will qualify as a reorganization for United States federal income tax purposes;

     - all required government approvals must be in effect;

     - no legal restraints must exist preventing this distribution; and

     - nothing must have happened in the intervening time between this offering and the distribution, including a future change in market or economic conditions or in MRV or Luminent's business and financial condition, that causes MRV's board of directors to conclude that the distribution is not in the best interest of MRV or MRV's stockholders.

     MRV and we have engaged Credit Suisse First Boston to serve as our financial advisor in connection with the distribution. For its services, we have agreed to pay Credit Suisse First Boston, as our share, a distribution fee measured on the value of the distribution, such fee not to exceed $7,500,000.

     Covenants Between MRV and Luminent. In addition to signing documents that transfer control and ownership of various assets and liabilities of MRV relating to our business, we have agreed with MRV to enter into additional transitional service agreements, exchange information, engage in auditing practices and resolve disputes in particular ways.

     Information Exchange. Both MRV and we have agreed to share information relating to governmental, accounting, contractual and other similar requirements of our ongoing businesses, unless the sharing would be commercially detrimental. In furtherance of this, both MRV and we have agreed as follows:

     - Each party has agreed to maintain adequate internal accounting to allow the other party to satisfy its own reporting obligations and prepare its own financial statements.

     - Each party will retain records beneficial to the other party for a specified period of time. If the records are going to be destroyed, the destroying party will give the other party an opportunity to retrieve all relevant information from the records, unless the records are destroyed in accordance with adopted record retention policies.

     - Each party will use commercially reasonable efforts to provide the other party with directors, officers, employees, other personnel and agents who may be used as witnesses in and books, records and other documents which may reasonably be required in connection with legal, administrative or other proceedings.

     Auditing Practices. So long as MRV is required to consolidate our results of operations and financial position, we have agreed to:

     - not select a different independent accounting firm from that used by MRV without MRV's consent;

     - use reasonable commercial efforts to enable our auditors to date their opinion on our audited annual financial statements on the same date as MRV's auditors date their opinion on MRV's financial statements;

     - exchange all relevant information needed to prepare financial statements;

     - grant each other's internal auditors access to each other's records; and

     - notify each other of any change in accounting principles.

     Dispute Resolution. If problems arise between MRV and us, we have agreed to the following procedures:

     - The parties will make a good faith effort to first resolve the dispute through negotiation.

     - If negotiations fail, the parties agree to attempt to resolve the dispute through non-binding mediation.

     - If mediation fails, the parties can resort to binding arbitration. In addition, nothing prevents either party acting in good faith from initiating litigation at any time if failure to do so would cause serious and irreparable injury to one of the parties or to others.

     No Representations and Warranties. Neither party is making any promises to the other regarding:

     - the value of any asset that MRV is transferring;

     - whether there is a lien or encumbrance on any asset MRV is transferring;
       or

     - the legal sufficiency of any conveyance of title to any asset MRV is transferring.

     No Solicitation. Each party has agreed not to directly solicit or recruit employees of the other party without the other party's consent for two years after the distribution date. However, this prohibition does not apply to general recruitment efforts carried out through public or general solicitation or where the solicitation is employee-initiated.

     Expenses. All of the costs and expenses related to this offering as well as the costs and expenses related to the separation and distribution will be allocated between MRV and us. It is anticipated that we will bear the costs and expenses associated with this offering and MRV will bear the costs and expenses associated with the distribution. We will each bear our own internal costs incurred in consummating these transactions.

     Termination of the Agreement. MRV in its sole discretion can terminate the separation agreement and all ancillary agreements and abandon the distribution at any time prior to the closing of this offering. Both MRV and Luminent must agree to terminate the separation agreement and all ancillary agreements at any time between the closing of this offering and the distribution.

GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

     The general assignment and assumption agreement identifies the assets MRV will transfer to us and the liabilities we will assume from MRV in the separation. The agreement also describes when and how these transfers and assumptions will occur. As of the contribution date, MRV contributed and transferred to us all of the capital stock held by MRV in subsidiaries and other entities that conducted our business and all other assets and liabilities associated with our business. The capital stock transferred to us consists of:

     - all of the capital stock of Fiber Optic Communications MRV acquired (approximately 97% of the outstanding capital stock of Fiber Optic Communications);

     - all of the capital stock of Quantum;

     - all of the capital stock of Optronics MRV acquired (approximately 99% of the outstanding capital stock of Optronics); and

     - all of the capital stock of Luminent -- Korea held by MRV, which consist of 51% of the outstanding capital stock of that corporation.

     The assets transferred to us include:

     - all assets reflected on our balance sheet as of June 30, 2000, minus any assets disposed of after June 30, 2000,

     - all written off, expensed or fully depreciated assets that would have appeared on our balance sheet as of June 30, 2000 if we had not written off, expensed or fully depreciated them;

     - all assets that MRV acquired after June 30, 2000 that would have appeared in our financial statements as of the contribution date if we prepared such financial statements using the same principles we used in preparing our balance sheet dated June 30, 2000;

     - all assets that our business primarily uses as of the contribution date but are not reflected in our balance sheet as of June 30, 2000 due to mistake or omission;

     - all contingent gains related primarily to our business;

     - all supply, vendor, capital, equipment lease or other contracts that relate primarily to our business, including contracts representing obligations reflected on our balance sheet as of June 30, 2000;

     - all computers, desks, equipment and other assets used primarily by employees of MRV who will become our employees due to the contribution;

     - specified rights under existing insurance policies; and

     - other specified assets.

     The subsidiaries and assets listed above comprise:

     - all business operations whose financial performance is reflected in our combined financial statements for the period ended June 30, 2000; and

     - all business operations relating to our business initiated or acquired by MRV between June 30, 2000 and the separation date.

     Assumption of Liabilities. Effective on the separation date, we assumed liabilities from MRV, to the extent that these liabilities were, prior to the separation date, liabilities held by MRV related to our business and except as provided in an ancillary or other agreement.

     Excluded Liabilities. The general assignment and assumption agreement also provides that we will not assume specified liabilities, including:

     - any liabilities that would otherwise be allocated to us but which are covered by MRV's insurance policies, unless we are a named insured under such policies; and

     - other specified liabilities.

     Delayed Transfers. If it is not practicable to transfer specified assets and liabilities on the separation date, the agreement provides that these assets and liabilities will be transferred after the separation date.

     Terms of Other Ancillary Agreements Govern. If another ancillary agreement expressly provides for the transfer of an asset or an assumption of a liability, the terms of the other ancillary agreement will determine the manner of the transfer and assumption.

     Obtaining Approvals and Consents. The parties have agreed to use all reasonable efforts to obtain any required consents, substitutions or amendments required to novate or assign all rights and obligations under any contracts that will be transferred in the contribution.

     Expenses. We have agreed to pay all costs of the transfer of assets from MRV to us incurred on or after contribution date, including:

     - moving expenses;

     - transfer taxes;

     - expenses related to notices to customers, suppliers and other third parties;

     - fees related to the transfer or issuance of licenses, permits and franchises;

     - fees and expenses related to the assignment or transfer of contracts, agreements and intellectual property; and

     - costs related to the transfer of any employee.

     Nonrecurring Costs and Expenses. Any nonrecurring costs and expenses that are not allocated in the separation agreement or any other ancillary agreement shall be the responsibility of the party that incurs the costs and expenses.

MASTER TECHNOLOGY OWNERSHIP AND LICENSE AGREEMENT

     The master technology ownership and license agreement, or the master technology agreement, allocates rights in technology other than patents, patent applications and invention disclosures. In the master technology agreement, MRV confirmed that we own all technology developed by us and, to the extent that any such technology is registered in MRV's name or to the extent MRV otherwise has any ownership rights in that technology, MRV will assign it to us. MRV will not restrict our right to use the assigned or jointly owned technology. In the event of an acquisition of either party, the acquired party may assign the master technology agreement to its acquirer. Nothing in the master technology agreement or in any of the other intellectual property agreements summarized below limit or facilitate MRV's right to compete with us. However, the technology agreements do give us control over the intellectual property needed for MRV to compete with us thus requiring MRV to independently develop technology before it competes with us.

MASTER PATENT OWNERSHIP AND LICENSE AGREEMENT

     The master patent ownership and license agreement, or the master patent agreement, allocates rights relating to patents, patent applications and invention disclosures. In the master patent agreement, MRV will confirm that we own patents, patent applications and invention disclosures that were developed by us and, to the extent that any of these patents or patent applications is recorded in MRV's name, MRV will assign them to us. The specific patents, patent applications and invention disclosures being assigned are identified in the master patent agreement. MRV will not restrict our rights to practice the assigned patents.

     In addition, each party covenants not to sue the other party or the other party's customers or suppliers for infringement of its patents that exist as of the contribution date or that are based on applications or invention disclosures that exist as of the contribution date. The products and services that are covered by the covenant are the products and services of each party's business, as it exists as of the contribution date.

     In the event of an acquisition of either party, the acquired party may assign the master patent agreement except that the licenses and covenants not to sue may not be assigned.

     The master patent agreement also provides that MRV and we will assist each other in specified ways for a period of five years after the contribution date in the event either party is subject to patent litigation.

MASTER TRADEMARK OWNERSHIP AND LICENSE AGREEMENT

     The master trademark ownership and license agreement, or the master trademark agreement, allocates rights relating to trademarks, service marks and trade names. In the master trademark agreement, MRV confirmed that we own our trademarks, service marks and trade names that we use in connection with our business. Moreover, to the extent that any of our trademarks, service marks and trade names are registered in MRV's name or to the extent that MRV otherwise has ownership rights in any of our trademarks, service marks and trade names, MRV will assign such rights to us. Similarly, it will assign any right to any cause of action and any rights of recovery for past infringement of those of trademarks, service marks and trade names. In addition, MRV will grant us a license to use certain of its trademarks, service marks and trade names in marketing our products and will agree not to license such trademarks, service marks or trade names to our competitors. In the event of an acquisition of either MRV or us, the acquired party may assign this agreement to the acquirer.

EMPLOYEE MATTERS AGREEMENT

     We will enter into an employee matters agreement with MRV to allocate assets, liabilities and responsibilities relating to current and former employees of Luminent and their participation in the benefits plans, including stock plans, that MRV currently sponsors and maintains.

     All eligible Luminent employees will continue to participate in the MRV benefits plans on comparable terms and conditions to those for MRV employees until the distribution date or until we establish benefit plans for our employees, or elect not to establish comparable plans, if it is not legally or financially practical. We intend to establish our own benefit program no later than the time of the distribution.

     Once we establish our own benefits plans, we may modify or terminate each plan in accordance with the terms of that plan and our policies. No Luminent benefit plan will provide benefits that overlap benefits under the corresponding MRV benefit plan at the time of the distribution. Each Luminent benefit plan will provide that all service, compensation and other benefit determinations that, as of the distribution, were recognized under the corresponding MRV benefits plan will be taken into account under that Luminent benefit plan.

     Assets relating to the employee liabilities will be transferred to Luminent or the related Luminent plans and trusts from trusts and other funding vehicles associated with MRV's benefits plans.

     Options. We will establish a replacement stock plan for eligible Luminent employees on or before the distribution. We may assume all MRV options held by Luminent employees. These options will convert at the distribution into options to purchase our common stock. The number of shares and the exercise price of MRV options that convert into Luminent options will be adjusted using a conversion formula. The conversion formula will be based on the opening per-share price of our common stock on the first trading day after the distribution relative to the closing per-share price of MRV common stock on the last trading day before the distribution. The resulting Luminent options will maintain the original vesting provisions and option period.

TAX SHARING AGREEMENT

     We will enter into a tax sharing and indemnification agreement with MRV, which will allocate tax liabilities between MRV and us and address several other tax matters such as responsibility for filing tax returns, control of and cooperation in tax litigation and qualification of the distribution as a tax-free transaction. Generally, MRV will be responsible for taxes that are allocable to periods prior to the contribution date, and each of MRV and Luminent will be responsible for its own tax liabilities (including its allocable share of taxes shown on any consolidated, combined or other tax return filed by MRV) for periods after the contribution date. The tax sharing and indemnification agreement will prohibit MRV and our company from taking actions that could jeopardize the tax-free treatment of the distribution, and will require MRV and Luminent to indemnify each other for any taxes or other losses that result from these actions. In addition, other events over which we do not have control may also give rise to our indemnification obligation.

TRANSITIONAL SERVICES AGREEMENT

     The transitional services agreement governs the provision of transitional services by MRV and us to each other, on an interim basis, until one year after the separation date, unless extended for specific services or otherwise indicated in the agreement. The agreement provides for transitional services, systems and support to our operations, including data processing and telecommunications services (such as voice telecommunications and data transmission and information technology support services) for functions including accounting, financial management, tax, payroll, stockholder and public relations, legal, procurement and other administrative functions. Services are generally cost plus 5%, but may increase to cost plus 10% if the services extend beyond the one-year period. The master transitional services agreement also covers the provision of additional transitional services identified from time to time after the separation date that were inadvertently or unintentionally omitted from the specified services, or that are essential to effectuate an orderly transition under the separation agreement, so long as the provision of such services would not significantly disrupt MRV's operations or significantly increase the scope of its responsibility under the agreement.

REAL ESTATE MATTERS AGREEMENT

     The real estate matters agreement addresses real estate matters relating to the MRV leased properties that MRV will transfer to or share with us. The agreement describes the manner in which MRV will transfer to or share with us various leased properties, including the following types of transactions:

     - assignments to us of MRV's leases for specified leased properties;

     - subleases to us of portions of specified properties leased by MRV; and

     - short-term licenses between MRV and us permitting short-term occupancy of selected leased sites.

     The real estate matters agreement includes a description of each property to be transferred to or shared with us for each type of transaction. The standard forms of the proposed transfer documents, such as lease, sublease and license, are contained in schedules.

     The real estate matters agreement also requires both parties to use reasonable efforts to obtain any landlord consents required for the proposed transfers of leased sites, including our paying commercially reasonable consent fees, if required by the landlords, and our agreeing to provide the security required under the applicable leases.

     The real estate matters agreement further provides that we will be required to accept the transfer of all sites allocated to us, even if a casualty has damaged a site before the contribution date. Transfers with respect to leased sites where the underlying lease is terminated due to casualty or action by the landlord prior to the contribution date will not be made, and neither party will have any liability related thereto.

     The real estate matters agreement also gives the parties the right to change the allocation and terms of specified sites by mutual agreement based on changes in the requirements of the parties. The real estate matters agreement provides that all reasonable costs required to effect the transfers, including landlord consent fees and landlord attorneys' fees, will be paid by MRV.

MASTER CONFIDENTIAL DISCLOSURE AGREEMENT

     The master confidential disclosure agreement provides that both parties agree not to disclose confidential information of the other party except in specific circumstances. MRV and we also agree not to use this information in violation of any use restrictions in one of the other written agreements between us.

INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

     General Release of Pre-Separation Claims. Effective as of the contribution date, subject to specified exceptions, we will release MRV and its affiliates, agents, successors and assigns, and MRV will release us, and our affiliates, agents, successors and assigns, from any liabilities arising from events occurring on or before the contribution date, including events occurring in connection with the activities to implement the separation, this offering and the distribution. This provision will not impair a party from enforcing the separation agreement, any ancillary agreement or any arrangement specified in any of these agreements.

     Indemnification. The indemnification and insurance matters agreement also contains provisions governing indemnification. In general, we have agreed to indemnify MRV and its affiliates, agents, successors and assigns from all liabilities arising from:

     - our business, any of our liabilities or any of our contracts; and

     - any breach by us of the separation agreement or any ancillary agreement.

     MRV has agreed to indemnify us and our affiliates, agents, successors and assigns from all liabilities arising from:

     - MRV's business other than the Luminent business; and

     - any breach by MRV of the separation agreement or any ancillary agreement.

     - patent claims related to or stemming from notices received from Rockwell Corporation in early 1999 and Ortel Corporation in October 1999, respectively, as described in "Business -- Intellectual Property."

     These indemnification provisions do not apply to amounts collected from insurance. The agreement also contains provisions governing notice and indemnification procedures.

     Liability Arising From This Prospectus. We and MRV will bear any liability arising from any untrue statement of a material fact or any omission of a material fact in this prospectus.

     Insurance Matters. The agreement also contains provisions governing our insurance coverage from the contribution date until the distribution date. In general, we agree to reimburse MRV for premium expenses related to insurance coverage during this period. Prior to the distribution, MRV will maintain insurance policies on our behalf. We will work with MRV to secure additional insurance if desired and cost effective.

     Environmental Matters. MRV has agreed to indemnify us and our affiliates, agents, successors and assigns from all liabilities arising from environmental conditions existing as of the contribution date at facilities transferred to us, or which arise out of operations occurring before the contribution date at these facilities. Further, MRV has agreed to indemnify us and our affiliates, agents, successors and assigns from all liabilities arising from environmental conditions caused by operations occurring at any time, whether before or after the contribution date, at any MRV facility.

     We have agreed to indemnify MRV and its affiliates, agents, successors and assigns from all liabilities arising from environmental conditions caused by operations after the contribution date at any of the facilities transferred to us, and from environmental conditions at our facilities arising from an event that occurs on or after the contribution date.

     Each party will be responsible for all liabilities associated with any environmental contamination caused by that party post-separation.

     Assignment. The indemnification and insurance matters agreement is not assignable by either party without prior written consent.

                             PRINCIPAL STOCKHOLDERS

     The table below sets forth certain information known to us with respect to the beneficial ownership of our common stock at September 30, 2000 and after giving effect to our sale of 12,000,000 shares of our common stock in this of this offering, by:

     - each stockholder beneficially owning 5% or more of our common stock;

     - each of our directors who beneficially own our common stock;

     - each of our executive officers who beneficially own our common stock; and

     - all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after September 30, 2000 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. To our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. In providing the information in the table below, we have

     - assumed that neither MRV nor any of our officers or directors purchases any of our shares in this offering, and

     - have not (except as noted below) given effect to the proposed distribution of our common stock by MRV after this offering. See "Management -- Stock Ownership of Directors and Executive Officers" for a description of the ownership of MRV stock by our directors and executive officers.

                                                                                     PERCENTAGE OF
                                                                                    SHARES OWNED(2)
                                                                                  --------------------
                                                          NUMBER OF SHARES         BEFORE      AFTER
           NAME AND ADDRESS OF BENEFICIAL OWNER         BENEFICIALLY OWNED(1)     OFFERING    OFFERING
           ------------------------------------         ---------------------     --------    --------
    MRV Communications, Inc.(1).......................       144,000,000            100%         92%
    William R. Spivey(2)..............................         1,200,000(3)           *           *
    Eric Blachno(2)...................................           200,000(3)           *           *
    All directors and executive officers as a group
      (12 persons)....................................         1,400,000(3)(4)        1%(4)       *(4)

---------------
 *  Less than 1%.

(1) MRV's address is 20415 Nordhoff Street, Chatsworth California 91311.

(2) Dr. Spivey's and Mr. Blachno's address is Luminent, Inc., 20550 Nordhoff Street, Chatsworth California 91311.

(3) Consists of shares of our common stock issuable upon exercise of stock options which are currently or exercisable within 60 days of September 30, 2000. See "Management -- Employment Agreements" for more information concerning the stock options we have granted to Dr. Spivey and Mr. Blachno.

(4) Based on the beneficial ownership by our officers and directors of MRV common stock on September 30, 2000, if MRV had distributed its Luminent shares to its stockholders on that date, our officers and directors as a group would have owned 12,393,837 shares of our common stock, or approximately 8.5% of our shares before this offering and approximately 7.9% of our shares after giving effect to this offering.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, we will be authorized to issue 300,000,000 shares of common stock, $.001 par value per share, and 30,000,000 shares of undesignated preferred stock, $.001 par value per share. The following description of our capital stock does not purport to be complete and is subject to and qualified by our certificate of incorporation and bylaws, which are included as exhibits to the Registration Statement of which this prospectus forms a part.

COMMON STOCK

     As of September 30, 2000, there were 144,000,000 shares of common stock outstanding. Upon completion of this offering, there will be 156,000,000 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option or of outstanding options.

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up of, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and non-assessable.

     We have applied for quotation of our common stock on the Nasdaq National Market under the symbol LMNE.

PREFERRED STOCK

     Under our Certificate of Incorporation, the Board of Directors has the authority to issue 30,000,000 shares of Preferred Stock in one or more series and to fix the powers, designations, preferences and relative, participating, optional, or other rights of such Preferred Stock, including:

     - dividend rights,

     - conversion rights,

     - voting rights,

     - redemption terms,

     - liquidation preferences and

     - the number of shares constituting any series.

without any further vote or action by Luminent's stockholders. The issuance of Preferred Stock in certain circumstances may have the effect of delaying, deferring, or preventing a change of control, may discourage bids for our common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock. Luminent has no shares of Preferred Stock outstanding and has no plans to issue any such shares of market conditions.

DELAWARE ANTI-TAKEOVER LAW

     We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless, with exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Co., New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     All of the shares of our common stock sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares which be may acquired by an affiliate of Luminent, as that term is defined in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with, Luminent and may include directors and officers of Luminent as well as significant stockholders of Luminent, if any.

     MRV currently plans to complete its divestiture of Luminent approximately six to 12 months following this offering by distributing all of the shares of Luminent common stock owned by MRV to the holders of MRV's common stock. Shares of our common stock distributed to MRV stockholders in the distribution generally will be freely transferable, except for shares of common stock received by persons who may be deemed to be affiliates. Persons who are affiliates will be permitted to sell the shares of common stock that are issued in this offering or that they receive in the distribution only through registration under the Securities Act, or under an exemption from registration, such as the one provided by Rule 144.

     The shares of our common stock held by MRV before distribution are deemed "restricted securities" as defined in Rule 144, and may not be sold other than through registration under the Securities Act or under an exemption from registration, such as the one provided by Rule 144. MRV, our directors and officers and we have agreed not to offer or sell any shares of our common stock, subject to exceptions, for a period of 180 days after the date of this prospectus, without the prior written consent of the underwriters. To induce them to join us, we have agreed to grant stock options to purchase 4,800,000 and 800,000, respectively, shares of our common stock to our President and Chief Executive Officer and our Vice President of Finance and Chief Financial Officer. See "Management -- Employment Agreements." We expect to grant additional options to purchase common stock under our 2000 Stock Plan. See "Management." We currently expect to file a registration statement under the Securities Act to register shares reserved for issuance under the Stock Option Agreements of our President and Chief Executive Officer and our Vice President of Finance and Chief Financial Officer and our 2000 Stock Option Plan. Management -- 2000 Stock Option Plan. Shares issued pursuant to awards after the effective date of the registration statement, other than shares issued to affiliates and those subject to lockup arrangements, generally will be freely tradable without further registration under the Securities Act.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding, which will equal approximately 1,560,000 shares immediately after this offering (or 1,578,000 if the underwriter's over-allotment option is exercised in full), or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

     The following is a general discussion of the material United States federal income tax consequences of the ownership and disposition of our common stock to a non-United States Holder. For the purpose of this discussion, a non-United States Holder is any holder that for United States federal income tax purposes is not a United States person. For purposes of this discussion, the term United States person means:

     - a citizen or resident of the United States;

     - a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

     - an estate whose income is included in gross income for United States federal income tax purposes regardless of its source; or

     - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

If a partnership holds common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership.

     This discussion does not address all aspects of United States federal income taxation that may be relevant in light of a non-United States Holder's special tax status or special tax situations. United States expatriates, life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, investors whose functional currency is other than the United States dollar, and investors that hold common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or non-United States taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. ACCORDINGLY, EACH NON-UNITED STATES HOLDER SHOULD CONSULT A TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

DIVIDENDS

     Distributions on our common stock will constitute dividends for United States tax purposes to the extent paid from our current and accumulated earnings and profits, as determined under Untied States federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and will first reduce a holder's basis, but not below zero, and then will be treated as gain from the sale of stock.

     Any dividend paid to a non-United States Holder of common stock generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. In order to receive a reduced treaty rate, a non-United States Holder must provide us with an IRS form W-8BEN certifying to your qualification for the reduced rate.

     Dividends received by a non-United States Holder that are effectively connected with a United States trade or business conducted by the non-United States Holder are exempt from such withholding tax. In order to obtain this exemption, a non-United States Holder must provide us with an IRS Form W-8ECI certifying to such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to United States persons, net of certain deductions and credits.

     In addition to the graduated tax described above, dividends received by a corporate non-U. S. Holder that are effectively connected with a United States trade or business of the corporate non-U.S. Holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

     A non-United States Holder of common stock that is eligible for a reduced rate of withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the Internal Revenue Service ("IRS").

GAIN ON DISPOSITION OF COMMON STOCK

     A non-United States Holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

     - the gain is effectively connected with a United States trade or business of the non-United States Holder (which gain, in the case of a corporate non-United States Holder, must also be taken into account for branch profits tax purposes);

     - the non-United States Holder is an individual who holds his or her common stock as a capital asset (generally, an asset held for investment purposes) and who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

     - we are or have been a "U.S. real property holding corporation" for U.S. Federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period during which the non-U.S. holder held the common stock. We believe that we currently are a U.S. real property holding corporation for U.S. Federal income tax purposes. Nevertheless, a non-U.S. holder still will not be subject to U.S. tax if the shares were considered to be "regularly traded on an established securities market" and the non-U.S. holder did not own, actually or constructively, at any time during the shorter of the periods described above, more than five percent of our common stock.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

     Dividends paid to a non-United States Holder at an address within the United States may be subject to backup withholding at a rate of 31% if the non-United States Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payer. Backup withholding generally will not apply to dividends paid to non-United States Holders at an address outside the United States on or prior to December 31, 2000 unless the payer has knowledge that the payee is a United States person. Under recently finalized Treasury Regulations regarding withholding and information reporting, payment of dividends to non-United States Holders at an address outside the United States after December 31, 2000 may be subject to backup withholding at a rate of 31% unless such non-United States Holder satisfies various certification requirements.

     Under current Treasury Regulations, the payment of the proceeds of the disposition of common stock to or through the United States office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of the proceeds of the disposition by a non-United States Holder of common stock outside the United States to or through a foreign office of a broker will not be subject to backup withholding but will be subject to information reporting requirements if the broker is a United States person or has certain other connections to the United States, unless the broker has documentary evidence in its files of the holder's non-United States status and certain other conditions are met, or the holder otherwise establishes an exemption. Neither backup withholding nor information reporting generally will apply to a payment of the proceeds of a disposition of common stock by or through a foreign office of a foreign broker not subject to the preceding sentence.

     In general, the recently promulgated final Treasury Regulations, described above, do not significantly alter the substantive withholding and information reporting requirements but would alter the procedures for claiming benefits of an income tax treaty and change the certifications procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of common stock. Non-United States Holders should consult their tax advisors regarding the effect, if any, of those final Treasury Regulations on an investment in our common stock. Those final Treasury Regulations generally are effective for payments made after December 31, 2000.

     Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

ESTATE TAX

     Common stock owned or treated as owned at the time of death by an individual who is not a citizen or resident of the United States for federal estate tax purposes will be included in such individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty applies other rules, and as a result may be subject to United States federal estate tax.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated November   , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation CIBC World Markets Corp., Robertson Stephens, Inc., U.S. Bancorp Piper Jaffray Inc. and First Security Van Kasper, Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                                  NUMBER
                                                                OF SHARES
                        UNDERWRITER                             ----------
Credit Suisse First Boston Corporation......................
CIBC World Markets Corp. ...................................
Robertson Stephens, Inc. ...................................
U.S. Bancorp Piper Jaffray Inc. ............................
First Security Van Kasper, Inc. ............................

                                                                ----------
  Total.....................................................    12,000,000
                                                                ==========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,800,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a selling concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay.

                                                  PER SHARE                             TOTAL
                                       --------------------------------    --------------------------------
                                          WITHOUT             WITH            WITHOUT             WITH
                                       OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT
                                       --------------    --------------    --------------    --------------
  Underwriting Discounts and
    Commissions paid by us...........     $                 $                 $                 $
  Expenses payable by us.............     $                 $                 $                 $

     The representatives have informed us that the underwriters do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

     Our officers and directors and MRV have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any of these types of transactions, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     The underwriters have reserved for sale, at the initial public offering price up to six percent of the shares of the common stock to be offered in this offering for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments, which the underwriters may be required to make in that respect.

     We have applied to have the shares of common stock quoted on The Nasdaq Stock Market's National Market under the symbol "LMNE."

     Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the offering price include:

     - the information in this prospectus and otherwise available to the underwriters;

     - the history and the prospects for the industry in which we will compete;

     - the ability of our management;

     - the prospects for our future earnings;

     - the present state of our development and our current financial condition;

     - the general condition of the securities markets at the time of this offering; and

     - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

     We cannot be sure that the initial public offering price will correspond to the price at which the common stock will trade in the public market following this offering or that an active trading market for the common stock will develop and continue after this offering.

     In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option -- a naked short position -- that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short position.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     By purchasing common stock in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

     - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

     - where required by law, the purchaser is purchasing as principal and not as agent, and

     - the purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for us by Kirkpatrick & Lockhart LLP, Beverly Hills, California. Certain legal matters will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Francisco, California.

                                    EXPERTS

     The consolidated financial statements of Luminent, Inc. included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Fiber Optic Communications, Inc. and Optronics International Corp. included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by T N Soong & Co., a Member Firm of Andersen Worldwide, SC, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of Quantum Optech Incorporation and Subsidiary as of December 31, 1998 and 1999 and for the period from May 27, 1999 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999 have been included herein and in the registration statement in reliance upon the report of KPMG Certified Public Accountants, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to our common stock and us, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1(800) SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance with the requirements of the Securities Exchange Act will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and web site of the Securities and Exchange Commission referred to above.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Consolidated Financial Statements of Luminent, Inc.:
  Report of Independent Public Accountants..................   F-3
  Consolidated Balance Sheets at December 31, 1998 and 1999
     and at September 30, 2000..............................   F-4
  Consolidated Statements of Operations for the years ended
     December 31, 1997, 1998 and 1999 and for the nine
     months ended September 30, 1999 (unaudited) and 2000...   F-5
  Statements of Stockholders' Equity for the years ended
     December 31, 1996, 1997, 1998 and 1999 and for the nine
     months ended September 30, 2000........................   F-6
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1997, 1998 and 1999 and for the nine
     months ended September 30, 1999 (unaudited) and 2000...   F-7
  Notes to Consolidated Financial Statements................   F-8

Consolidated Financial Statements of FOCI Fiber Optic
  Communications, Inc.:
  Independent Auditors' Report..............................  F-20
  Consolidated Balance Sheets at December 31, 1997, 1998 and
     1999...................................................  F-21
  Consolidated Statements of Operations and Comprehensive
     Income for the years ended December 31, 1997, 1998 and
     1999...................................................  F-22
  Consolidated Statements of Shareholders' Equity for the
     years ended December 31, 1997, 1998 and 1999...........  F-23
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1997, 1998 and 1999.......................  F-24
  Notes to Consolidated Financial Statements................  F-25

Consolidated Financial Statements of Optronics International
  Corp.:
  Independent Auditors' Report..............................  F-40
  Balance Sheets at December 31, 1997, 1998 and 1999........  F-41
  Statements of Operations and Comprehensive Income for the
     years ended December 31, 1997, 1998 and 1999...........  F-42
  Statements of Shareholders' Equity for the years ended
     December 31, 1997, 1998 and 1999.......................  F-43
  Statements of Cash Flows for the years ended December 31,
     1997, 1998 and 1999....................................  F-44
  Notes to Financial Statements.............................  F-45
  Balance Sheets at December 31, 1999 (audited) and June 30,
     2000 (unaudited).......................................  F-56
  Statements of Operations and Comprehensive Income for the
     six months ended June 30, 1999 and 2000 (unaudited)....  F-57
  Statements of Cash Flows for the six months ended June 30,
     1999 and 2000 (unaudited)..............................  F-58
  Notes to Financial Statements.............................  F-59

Consolidated Financial Statements of Quantum Optech
  Incorporation and Subsidiary:
  Independent Auditors' Report..............................  F-68
  Consolidated Balance Sheets at December 31, 1998 and
     1999...................................................  F-69
  Consolidated Statements of Operations and Comprehensive
     Income (Loss) for the period from May 27, 1997
     (inception) to December 31, 1997 and years ended
     December 31, 1998 and 1999.............................  F-70
  Consolidated Statements of Stockholders' Equity for the
     period from May 27, 1997 (inception) to December 31,
     1997 and years ended December 31, 1998 and 1999........  F-71
  Consolidated Statements of Cash Flows for the period from
     May 27, 1997 (inception) to December 31, 1997 and years
     ended December 31, 1998 and 1999.......................  F-72
  Notes to Consolidated Financial Statements (unaudited)....  F-73

                                                              PAGE
                                                              ----
  Consolidated Balance Sheet at June 30, 2000 (unaudited)...  F-83
  Consolidated Statements of Operations and Comprehensive
     Income (Loss) for the six months ended June 30, 1999
     and 2000 (unaudited)...................................  F-84
  Consolidated Statements of Cash Flows for the six months
     ended June 30, 1999 and 2000 (unaudited)...............  F-85
  Notes to Consolidated Financial Statements................  F-86

Unaudited Pro Forma Condensed Consolidated Financial
  Statements:
  Unaudited Pro Forma Condensed Consolidated Financial
     Information............................................  F-87
  Unaudited Pro Forma Condensed Consolidated Statement of
     Operations for the nine months ended September 30,
     2000...................................................  F-88
  Unaudited Pro Forma Condensed Consolidated Statement of
     Operations for the year ended December 31, 1999........  F-89
  Notes to Unaudited Pro Forma Condensed Consolidated
     Financial Information..................................  F-90

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder of Luminent, Inc.:

     We have audited the accompanying consolidated balance sheets of Luminent, Inc. (a Delaware corporation and a wholly owned subsidiary of MRV Communications, Inc.) and subsidiaries as of December 31, 1998 and 1999, and September 30, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999, and the nine months ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Luminent, Inc. and subsidiaries as of December 31, 1998 and 1999, and September 30, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, and the nine months ended September 30, 2000 in conformity with accounting principles generally accepted in the United States.


                                          ARTHUR ANDERSEN LLP


Los Angeles, California
October 26, 2000

                                 LUMINENT, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              ------------------    SEPTEMBER 30,
                                                               1998       1999          2000
                                                              -------    -------    -------------
                                                                        (IN THOUSANDS)
                                             ASSETS
Current Assets:
  Cash and cash equivalents.................................  $    --    $   220      $ 12,328
  Accounts receivable, net of allowance of $1,347 in 1998,
    $1,724 in 1999 and $4,061 in 2000.......................    6,439     10,544        21,855
  Inventories...............................................    6,502      8,755        32,561
  Deferred income taxes.....................................    1,164      2,190         5,654
  Prepaids and other current assets.........................       --          5         9,258
                                                              -------    -------      --------
         Total current assets...............................   14,105     21,714        81,656
                                                              -------    -------      --------
Property and Equipment, net:
  Land......................................................       --         --         3,759
  Building..................................................       --         --        19,117
  Machinery and equipment...................................    2,328      4,483        31,479
  Furniture and fixtures....................................       12         12         1,893
  Computer hardware and software............................      874        890         1,613
  Leasehold improvements....................................      114        180         2,223
  Construction in progress..................................       --         --         1,362
                                                              -------    -------      --------
                                                                3,328      5,565        61,446
  Less -- Accumulated depreciation..........................   (2,691)    (4,152)      (13,775)
                                                              -------    -------      --------
                                                                  637      1,413        47,671
Goodwill, net...............................................       --         --       361,653
Other assets................................................       --         --         2,617
                                                              -------    -------      --------
         Total assets.......................................  $14,742    $23,127      $493,597
                                                              =======    =======      ========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt.........................  $    --    $    --      $  1,951
  Payable to MRV Communications.............................       --         --         5,812
  Accounts payable..........................................    3,358      4,200        14,585
  Short-term borrowings.....................................       --         --        10,034
  Accrued payroll and related...............................      179        322         1,020
  Accrued product warranty..................................      500        702         1,500
  Other accrued expenses....................................      103        139         5,245
  Income taxes payable......................................    2,512      3,790         6,172
                                                              -------    -------      --------
         Total current liabilities..........................    6,652      9,153        46,319
Long-term debt, net of current portion......................       --         --        11,167
Other long-term liabilities.................................       --         --           355
Minority interest...........................................       --         --         1,544
Commitments and contingencies
Stockholders' Equity
  Preferred stock, $.001 par value, 30,000,000 shares
    authorized; none issued and outstanding.................       --         --            --
  Common stock, $.001 par value, 300,000,000 shares
    authorized; 144,000,000 shares issued and outstanding...       --         --           144
  Additional paid-in capital................................       --         --       509,038
  MRV Communications' equity................................    8,090     13,974            --
  Accumulated deficit.......................................       --         --        (3,328)
  Deferred stock compensation, net..........................       --         --       (69,407)
  Accumulated other comprehensive income....................       --         --        (2,235)
                                                              -------    -------      --------
         Total stockholders' equity.........................    8,090     13,974       434,212
                                                              -------    -------      --------
         Total liabilities and stockholders' equity.........  $14,742    $23,127      $493,597
                                                              =======    =======      ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                                 LUMINENT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            NINE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,            SEPTEMBER 30,
                                        -----------------------------    -----------------------
                                         1997       1998       1999         1999          2000
                                        -------    -------    -------    -----------    --------
                                                                         (UNAUDITED)
                                               (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Net sales.............................  $35,081    $38,596    $65,264      $46,684      $ 78,964
Cost of sales(1)......................   21,659     24,289     43,078       30,546        53,667
                                        -------    -------    -------      -------      --------
     Gross profit.....................   13,422     14,307     22,186       16,138        25,297
Operating costs and expenses:
  Selling, general and
     administrative(1)................    2,102      2,642      5,675        3,813        20,522
  Research and development(1).........    3,520      4,974      8,693        6,373        12,752
  Parent company allocations..........      797        808        885          663           588
  Amortization of goodwill............       --         --         --           --        27,933
                                        -------    -------    -------      -------      --------
                                          6,419      8,424     15,253       10,849        61,795
                                        -------    -------    -------      -------      --------
     Operating income (loss)..........    7,003      5,883      6,933        5,289       (36,498)
Other income, net.....................       --         --          6           15           526
                                        -------    -------    -------      -------      --------
     Income (loss) before provision
       for income taxes...............    7,003      5,883      6,939        5,304       (35,972)
Provision for income taxes............    2,789      2,343      2,764        2,113         2,709
Minority interest.....................       --         --         --           --           391
                                        -------    -------    -------      -------      --------
     Net income (loss)................  $ 4,214    $ 3,540    $ 4,175      $ 3,191      $(39,072)
                                        =======    =======    =======      =======      ========
Basic and diluted net earnings (loss)
  per share...........................  $  0.03    $  0.02    $  0.03      $  0.02      $  (0.27)
                                        =======    =======    =======      =======      ========
Basic and diluted weighted average
  shares..............................  144,000    144,000    144,000      144,000       144,000
                                        =======    =======    =======      =======      ========

---------------
(1) Includes amounts relating to deferred stock compensation of $1.9 million, $10.1 million and $2.9 million presented in "cost of sales", "selling, general and administrative" and "research and development", respectively, for the nine months ended September 30, 2000.

  The accompanying notes are an integral part of these consolidated financial statements.

                                 LUMINENT, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                               ACCUMULATED
                                        ADDITIONAL                               DEFERRED         OTHER
                               COMMON    PAID-IN     ACCUMULATED      MRV         STOCK       COMPREHENSIVE
                               STOCK     CAPITAL       DEFICIT      EQUITY     COMPENSATION       LOSS         TOTAL
                               ------   ----------   -----------   ---------   ------------   -------------   --------
                                                                   (IN THOUSANDS)
Balance at December 31,
  1996.......................   $ --     $     --      $    --     $   9,306     $     --        $    --      $  9,306
  Net income.................     --           --           --         4,214           --             --         4,214
  Net distributions to MRV
     Communications .........     --           --           --        (7,738)          --             --        (7,738)
                                ----     --------      -------     ---------     --------        -------      --------
Balance at December 31,
  1997.......................     --           --           --         5,782           --             --         5,782
  Net income.................     --           --           --         3,540           --             --         3,540
  Net distributions to MRV
     Communications .........     --           --           --        (1,232)          --             --        (1,232)
                                ----     --------      -------     ---------     --------        -------      --------
Balance at December 31,
  1998.......................     --           --           --         8,090           --             --         8,090
  Net income.................     --           --           --         4,175           --             --         4,175
  Net advances from MRV
     Communications .........     --           --           --         1,709           --             --         1,709
                                ----     --------      -------     ---------     --------        -------      --------
Balance at December 31,
  1999.......................     --           --           --        13,974           --             --        13,974
  Comprehensive loss:
     Net loss................     --           --       (3,328)      (35,744)          --             --       (39,072)
     Foreign translation
       adjustment............     --           --           --            --           --         (2,235)       (2,235)
  Comprehensive loss.........                                                                                  (41,307)
  Net advances from MRV
     Communications..........     --           --           --       446,602           --             --       446,602
  Deferred stock
     compensation............     --           --           --        84,350      (84,350)            --            --
  Amortization of deferred
     stock compensation......     --           --           --            --       14,943             --        14,943
  Allocation of MRV equity...    144      509,038           --      (509,182)          --             --            --
                                ----     --------      -------     ---------     --------        -------      --------
Balance at September 30,
  2000.......................   $144     $509,038      $(3,328)    $      --     $(69,407)       $(2,235)     $434,212
                                ====     ========      =======     =========     ========        =======      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 LUMINENT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             NINE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,             SEPTEMBER 30,
                                        -----------------------------     -----------------------
                                         1997       1998       1999          1999          2000
                                        -------    -------    -------     -----------    --------
                                               (IN THOUSANDS)             (UNAUDITED)
Cash Flows from Operating Activities:
  Net income (loss)...................  $ 4,214    $ 3,540    $ 4,175       $ 3,191      $(39,072)
  Adjustments to reconcile net income
     (loss) to net cash provided by
     operating activities:
     Depreciation and amortization....      860      1,000      1,461         1,095        30,693
     Provision for doubtful
       accounts.......................      219        778        500           167         2,337
     Amortization of deferred stock
       compensation...................       --         --         --            --        14,943
     Loss on disposition of fixed
       assets.........................       --         --         --            --            63
     Minority Interest................       --         --         --            --           391
     Deferred income taxes............     (637)      (168)    (1,026)         (938)       (3,463)
  Changes in assets and liabilities,
     net of effects from acquisitions:
     Accounts receivable..............   (2,292)      (326)    (4,605)       (4,237)         (199)
     Inventories......................      930     (2,172)    (2,253)           27        (6,286)
     Prepaid and other current
       assets.........................       --         --         (5)           --        (5,390)
     Payable to MRV Communications....       --         --         --            --         5,812
     Accounts payable.................    1,187        (72)       842         3,658         5,024
     Accrued payroll and related......      116         63        143           110           698
     Accrued product warranty.........      300         50        202           300           798
     Other accrued expenses...........       --          3         36            (3)       (1,011)
     Income taxes payable.............    3,068       (915)     1,278           538         2,412
                                        -------    -------    -------       -------      --------
          Net cash provided by
            operating activities......    7,965      1,781        748         3,908         7,750
                                        -------    -------    -------       -------      --------
Cash Flows from Investing Activities:
  Purchases of property and
     equipment........................     (227)      (549)    (2,237)       (1,944)      (11,993)
  Proceeds from sale of equipment.....       --         --         --            --           487
  Net cash received in connection with
     acquisitions.....................       --         --         --            --         5,472
  Other assets........................                                                       (757)
                                        -------    -------    -------       -------      --------
          Net cash used in investing
            activities................     (227)      (549)    (2,237)       (1,944)       (6,791)
                                        -------    -------    -------       -------      --------
Cash Flows from Financing Activities:
  Borrowings on long-term debt........       --         --         --            --         4,794
  Payments on long-term debt..........       --         --         --            --        (2,413)
  Borrowings on short-term debt.......       --         --         --            --         7,600
  Payments on short-term debt.........       --         --         --            --        (6,476)
  Net change in other liabilities.....       --         --         --            --            (6)
  Net cash (distributions to) advances
     from MRV Communications..........   (7,738)    (1,232)     1,709        (1,964)        7,247
                                        -------    -------    -------       -------      --------
          Net cash provided by (used
            in) financing
            activities................   (7,738)    (1,232)     1,709        (1,964)       10,746
Effect of exchange rate on cash and
  cash equivalents....................       --         --         --            --           403
Net increase in cash and cash
  equivalents.........................       --         --        220            --        12,108
Cash and cash equivalents, beginning
  of period...........................       --         --         --            --           220
                                        -------    -------    -------       -------      --------
Cash and cash equivalents, end of
  period..............................  $    --    $    --    $   220       $    --      $ 12,328
                                        =======    =======    =======       =======      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 LUMINENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS AND BASIS OF PRESENTATION

     Luminent, Inc. (Luminent or the Company) designs, manufactures and sells a comprehensive line of fiber optic components that enable communications equipment manufactures to provide optical networking solutions for the rapidly growing metropolitan and access segments of the communications network. Its products are designed to meet the increasing bandwidth requirements between long-haul telecommunication networks and end users. Luminent specializes in singlemode fiber optic components and subsystems for high-capacity data transmission for long-reach applications in the metropolitan and access markets.

     On April 29, 2000, MRV Communications, Inc. (MRV) announced its plan to create a separate company, Luminent, comprised of MRV's fiber optic transmission business. Luminent was incorporated in Delaware in March 2000 as a wholly owned subsidiary of MRV. Following the completion of Luminent's planned initial public offering, MRV will own approximately 92% of Luminent's outstanding common stock or 91% if the underwriters exercise their over-allotment option in full.

     On July 25, 2000, MRV and Luminent entered into a Master Separation and Distribution Agreement (the Separation Agreement) effective on September 8, 2000 (the separation date), under which MRV will continue to fund working capital and other needs for the first few months of operation as a separate, stand-alone entity. Additionally, MRV transferred to Luminent substantially all of the assets and liabilities associated with Luminent's business.

     As of the separation date, Luminent began operating independently from MRV. For periods prior to the separation date, the accompanying consolidated financial statements reflect MRV's historical bases in the assets and liabilities and the historical results of operations that were transferred to Luminent. Additionally, the consolidated financial statements include allocations of certain MRV corporate expenses, including centralized legal, accounting, employee benefits, real estate, insurance services, information technology services, treasury and other MRV corporate and infrastructure costs. The expense allocations have been determined on bases that MRV and Luminent considered to be a reasonable reflection of the utilization of services provided for the benefit received by Luminent. The allocation methods are based on relative revenues, headcounts or square footage. However, the financial information included herein may not reflect the consolidated financial position, operating results, changes in parent company investment and cash flows of Luminent in the future or what they would have been had Luminent been a separate, stand-alone entity during the periods presented.

     The Company faces numerous risks related to the fact that it has no history as an independent company. In addition, the Company faces risks commonly associated with a technology company such as operating in a sector that is new and characterized by rapid technological change, evolving industry standards, the need to generate capital to fund operations and uncertainty regarding market acceptance of its products and products under development.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MRV COMMUNICATIONS, INC. EQUITY

     The MRV equity account represents the book value of net assets transferred to Luminent. Payable to MRV represents the net amount due to MRV as the result of transactions between MRV and Luminent that had not been settled as of the separation date. No intercompany interest income or expense has been allocated to, or included in, the accompanying consolidated financial statements (see Note 7 for additional information regarding transactions with MRV). As of the separation date, the remaining balance of MRV Communications' equity was transferred to common stock and additional paid-in capital, and Luminent began to generate retained earnings as a stand-alone company.

                                 LUMINENT, INC.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Luminent and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

INTERIM FINANCIAL STATEMENTS

     The accompanying consolidated financial statements for the nine months ended September 30, 1999 included herein are unaudited. Certain information and note disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted, although the Company believes that the disclosures made are adequate to make the information presented not misleading. The unaudited financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results of operations, changes in cash flows and financial position as of and for the nine months ended September 30, 1999. The results for the interim periods presented are not necessarily indicative of results to be expected for a full year.

REVENUE RECOGNITION

     Luminent recognizes product revenue upon shipment of products, at which time, customer acceptance of the products have been attained and collection is considered probable. Products are shipped "FOB shipping point" with no rights of return other than normal warranty rights. Luminent generally warrants its products against defects in materials and workmanship for one year. The estimated cost of warranty obligations is recognized at the time of revenue recognition.

INVENTORIES

     Inventories are stated at the lower of cost or market and consist of materials, labor and overhead. Cost is determined by the first-in, first-out method.

PROPERTY AND EQUIPMENT

     Plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

Machinery and equipment.............................  3 years
Furniture and fixtures..............................  5 years
Computer hardware and software......................  3 years
Leasehold improvements..............................  Lesser of lease term or useful lives

     Maintenance and repairs are charged to expense as incurred and the costs of additions and betterments that increase the useful lives of the assets are capitalized.

IMPAIRMENT OF LONG-LIVED ASSETS

     Luminent evaluates its long-lived assets, including certain intangibles, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (undiscounted and without interest charges) expected to be generated by the asset. If these assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

                                 LUMINENT, INC.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and long-term debt are carried at cost, which approximates their fair market value.

INCOME TAXES

     Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. For purposes of these financial statements, income taxes have been calculated as if Luminent had prepared a tax return on a stand-alone basis.

DEFERRED STOCK COMPENSATION

     The deferred compensation charges are being amortized using the graded vesting method. Using this method, approximately 57%, 26%, 13% and 4%, respectively, of each option's compensation expense is amortized in each of the four years following the date of grant.

EARNINGS PER SHARE

     Basic and diluted earnings per common share are computed using the weighted average number of common shares (adjusted for the effect of the stock split discussed in Note 10) outstanding. The weighted average number of shares used for computation of basic and diluted earnings per shares used for all periods presented were 144,000,000. The 5.6 million stock options outstanding and 75,000 warrants outstanding have been excluded from the diluted computation of earnings per share as their effect would be anti-dilutive.

STATEMENTS OF CASH FLOWS

     In connection with the "push down" of the assets and liabilities of Fiber Optic Communications, Quantum Optech and Optronics International (see Note 3), Luminent recorded net assets of approximately $470.8 million. These non-cash transactions, except for the effect of the net cash received of $5.5 million, have been excluded from the accompanying consolidated statement of cash flows for the nine months ended September 30, 2000.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998 and June 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Investments and Hedging Activities," and SFAS No. 137, which delayed the effective date of SFAS No. 133. In June 2000, the FASB issued SFAS No. 138, which provides additional guidance for the application of SFAS No. 133 for certain transactions. The Company will adopt the statement in January 2001 and does not expect the adoption of this statement to have a material impact on the Company's financial position or results of operations.

     In December 1999, the Securities and Exchange Commissions (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition." SAB No. 101 provides additional guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company has reviewed this bulletin and believes that it current revenue recognition policy is consistent with the guidance of SAB No. 101.

                                 LUMINENT, INC.

     In March 2000, the FASB issued interpretation No. 44 (FIN 44), "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB No. 25 for certain issues, including the definition of an employee, the treatment of the acceleration of stock options and the accounting treatment for options assumed in business combinations. FIN 44 became effective on July 1, 2000, but is applicable for certain transactions dating back to December 1998. The adoption of FIN 44 did not have a significant impact on Luminent's financial position or results of operations.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  BUSINESS ACQUISITIONS

     In December 1999, MRV acquired 51% of the outstanding stock of Luminent Korea in exchange for approximately $250,000 in cash. This investment was accounted for using the purchase method. The assets and liabilities of this acquired entity have been "pushed down" to Luminent.

     On April 24, 2000, MRV completed the acquisition of approximately 97% of the outstanding capital stock of Fiber Optic Communications, Inc., a Republic of China corporation. Fiber Optic Communications is a manufacturer of passive fiber optic components for Wavelength Division Multiplexing. Under the terms of the purchase agreement, Fiber Optic Communications shareholders received approximately $48.6 million in cash and approximately 4.7 million shares of common stock and options to purchase 300,000 shares of common stock for a total purchase price of approximately $310.4 million. The issuance price of the common stock was approximately $53 per share, which was determined based on the average market price five days before and after the terms were agreed upon. The options to purchase common stock are exercisable at $6.00 per share, have an aggregate intrinsic value of $14.1 million, and vest over a four-year period. The acquisition has been accounted for using the purchase method of accounting. The assets and liabilities of the acquired entity have been "pushed down" to Luminent. The excess purchase price paid over the fair value of the net identifiable assets acquired of $262.1 million has been recorded as goodwill and is being amortized on a straight-line basis over 5 years. The deferred compensation is being amortized using the graded vesting method over four years.

     On July 12, 2000, MRV completed the acquisition of all of the outstanding capital stock of Quantum Optech Inc., a Republic of China corporation. Quantum Optech is a manufacturer of optical thin film coating and filters for Dense Wavelength Division Multiplexing. Under the terms of the purchase agreement, Quantum Optech shareholders received approximately 1.0 million shares of common stock and options to purchase approximately 160,000 shares of common stock for a total purchase price of approximately $36.2 million. The issuance price of the common stock was approximately $30 per share, which was determined based on the average market price five days before and after the terms were agreed upon. The options to purchase common stock are exercisable at $6.00 per share, have an aggregate intrinsic value of $4.0 million, of which $1.3 million is vested, and the remaining vest over a four-year period. The acquisition has been accounted for using the purchase method of accounting. The assets and liabilities of the acquired entity have been "pushed down" to Luminent. The excess purchase price paid over the fair value of the net identifiable assets acquired of $27.9 million has been recorded as goodwill and is being amortized on a straight-line basis over 5 years. The deferred compensation is being amortized using the graded vesting method over four years.

                                 LUMINENT, INC.

     On July 21, 2000, MRV completed the acquisition of approximately 99% of the outstanding capital stock of Optronics International Corp., a Republic of China corporation. Optronics International is a manufacturer of high temperature semiconductor lasers, transceivers and detectors for optical networks. Under the terms of the purchase agreement, Optronics International shareholders received approximately 3.4 million shares of common stock and options to purchase approximately 800,000 shares of common stock for a total purchase price of approximately $124.2 million. The issuance price of the common stock was approximately $30 per share, which was determined based on the average market price five days before and after the terms were agreed upon. The options to purchase common stock are exercisable at $6.00 per share, have an aggregate intrinsic value of $20.0 million, of which $6.6 million is vested and the remaining vest over a four-year period. The acquisition has been accounted for using the purchase method of accounting. The assets and liabilities of the acquired entity have been "pushed down" to Luminent. The excess purchase price paid over the fair value of the net identifiable assets acquired of $99.7 million has been recorded as goodwill and is being amortized on a straight-line basis over 5 years. The deferred compensation is being amortized using the graded vesting method over four years.

     The outstanding capital stock of Fiber Optic Communications, Quantum Optech and Optronics International purchased by MRV, has been contributed to Luminent. The results of operations of these acquisitions have been included in Luminent's consolidated financial statements from the date of acquisition. The following unaudited pro forma financial information presents the combined results of operations of Luminent and Fiber Optic Communications as if the acquisition had occurred as of January 1, 1999 and 2000, giving effect to certain adjustments, including amortization of goodwill and other intangibles and deferred compensation charges.

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 1999          2000
                                                              -----------    --------
                                                              (UNAUDITED)
Net sales...................................................   $ 66,156      $ 92,088
Net loss....................................................   $(75,072)     $(77,053)
Basic and diluted net loss per share........................   $  (0.52)     $  (0.54)

4.  INVENTORIES

                                                                DECEMBER 31,      SEPTEMBER 30,
                                                              ----------------    -------------
                                                               1998      1999         2000
                                                              ------    ------    -------------
Raw materials...............................................  $3,896    $4,291       $11,235
Work in process.............................................   1,507     3,655        12,821
Finished goods..............................................   1,099       809         8,505
                                                              ------    ------       -------
     Total inventories......................................  $6,502    $8,755       $32,561
                                                              ======    ======       =======

5.  BUSINESS SEGMENTS AND CONCENTRATIONS OF RISK

     Luminent operates under one reportable segment: fiber optic components and modules. Fiber optic components and modules include discrete components such as laser diodes and light emitting diodes and integrated components such as transmitters, receivers and transceivers. These products are sold primarily to original-equipment manufacturers and through distributors.

     For the three years ended December 31, 1997, 1998 and 1999, the Company had one customer that accounted for more than 10% of net sales. As of December 31, 1997, 1998 and 1999, one customer accounted for approximately 13%, 23% and 30%, respectively of total accounts receivable at December 31, 1997, 1998 and 1999, respectively. For the nine months ended September 30, 2000, the Company had

                                 LUMINENT, INC.

2 customers that accounted for more than 10% of net sales. As of September 30, 2000, the Company had no customers that accounted for more than 10% of accounts receivable. Certain geographical area information follows (in thousands).

     Geographical Area Net Sales:

                                                                    NINE MONTHS ENDED
                                   YEARS ENDED DECEMBER 31,           SEPTEMBER 30,
                                 -----------------------------    ----------------------
                                  1997       1998       1999         1999         2000
                                 -------    -------    -------    -----------    -------
                                                                  (UNAUDITED)
United States..................  $26,387    $22,808    $52,737      $34,079      $49,136
Asia-Pacific...................      916      7,646      3,812        5,135       16,102
European.......................    3,385      3,056      4,678        3,268       11,139
Other..........................    4,393      5,086      4,037        4,202        2,587
                                 -------    -------    -------      -------      -------
     Total net sales...........  $35,081    $38,596    $65,264      $46,684      $78,964
                                 =======    =======    =======      =======      =======

6.  INCOME TAXES

     The provision for income taxes consisted of the following:

                                                                    NINE MONTHS ENDED
                                     YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                    --------------------------    ----------------------
                                     1997      1998      1999        1999         2000
                                    ------    ------    ------    -----------    -------
                                                                  (UNAUDITED)
Current
  Federal.........................  $2,719    $1,944    $2,968      $2,389       $ 4,841
  State...........................     707       567       822         662         1,331
                                    ------    ------    ------      ------       -------
                                     3,426     2,511     3,790       3,051         6,172
Deferred
  Federal.........................    (549)     (121)     (817)       (745)       (2,733)
  State...........................     (88)      (47)     (209)       (193)         (730)
                                    ------    ------    ------      ------       -------
                                      (637)     (168)   (1,026)       (938)       (3,463)
                                    ------    ------    ------      ------       -------
Provision for income taxes........  $2,789    $2,343    $2,764      $2,113       $ 2,709
                                    ======    ======    ======      ======       =======

     As of September 30, 2000, the effective income tax rate differs from the statutory rate primarily due to amortization of goodwill and deferred stock compensation, which are not expected to provide any tax benefit.

     The components of the net deferred income tax assets at December 31, 1998, 1999 and September 30, 2000 are as follows:

                                                         DECEMBER 31,
                                                       ----------------    SEPTEMBER 30,
                                                        1998      1999         2000
                                                       ------    ------    -------------
Accrued expenses.....................................  $  239    $  320       $ 2,675
Allowance for doubtful accounts......................     537       687         1,054
Deferred stock compensation..........................      --        --         2,592
Reserve for excess and obsolescence..................     196       905         1,472
State income taxes...................................     192       278           453
                                                       ------    ------       -------
                                                        1,164     2,190         8,246
Valuation allowance..................................      --        --        (2,592)
                                                       ------    ------       -------
     Net deferred tax asset..........................  $1,164    $2,190       $ 5,654
                                                       ======    ======       =======

                                 LUMINENT, INC.

     Realization of the net deferred tax assets is dependent on its ability to carry losses back to prior periods or on generating sufficient taxable income during the periods in which temporary differences will reverse. Although realization is not assured, management believes it is more likely than not that the net deferred tax assets will be realized.

     Income (Loss) before Provision for Income Taxes:

                                                                    NINE MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,          SEPTEMBER 30,
                                   --------------------------    -----------------------
                                    1997      1998      1999        1999          2000
                                   ------    ------    ------    -----------    --------
                                                                 (UNAUDITED)
United States....................  $7,003    $5,883    $6,940      $5,304       $(39,328)
Non-United States................      --        --        (1)         --          3,356
                                   ------    ------    ------      ------       --------
     Income (loss) before
       provision for income
       taxes.....................  $7,003    $5,883    $6,939      $5,304       $(35,972)
                                   ======    ======    ======      ======       ========

7.  TRANSACTIONS WITH MRV COMMUNICATIONS, INC.

     Luminent's sales of products to MRV and its affiliates was $2.1 million in 1997 and 1998, $2.5 million in 1999, $1.9 million (unaudited) for the nine months ended September 30, 1999 and $2.5 million for the nine months ended September 30, 2000. As of September 30, 2000, Luminent has received a total of $5.8 million from MRV to fund payroll and other operations related matters. Management expects to repay this amount to MRV through cash on-hand within the next six months.

     For the periods presented, intercompany transactions and balances between Luminent and MRV consisted of the following (in thousands):

                                                                    NINE MONTHS ENDED
                                  YEARS ENDED DECEMBER 31,            SEPTEMBER 30,
                                -----------------------------    -----------------------
                                 1997       1998       1999         1999          2000
                                -------    -------    -------    -----------    --------
                                                                 (UNAUDITED)
Balance at beginning of
  period......................  $(9,406)   $(7,738)   $(1,232)     $(1,232)     $  1,709
Intercompany sales............    2,144      2,104      2,503        1,893         2,507
Operating expenses............   (7,965)    (1,781)      (748)      (3,908)       (7,750)
Fair value of Fiber Optic
  Communications transferred
  from MRV....................       --         --         --           --       470,778
Net cash (distributions to)
  advances from MRV...........    7,489      6,183      1,186        1,283       (20,642)
                                -------    -------    -------      -------      --------
Balance at end of period......  $(7,738)   $(1,232)   $ 1,709      $(1,964)     $446,602
                                =======    =======    =======      =======      ========
Average balance during the
  period......................  $ 8,500    $ 4,500    $   500      $   750      $375,000
                                =======    =======    =======      =======      ========

     Luminent's costs and expenses include allocations from MRV for centralized legal, accounting, employee benefits, real estate, insurance services, information technology services, treasury and other MRV corporate and infrastructure costs. These allocations have been determined on bases that MRV and Luminent considered to be a reasonable reflection of the utilization of services provided for the benefit received by Luminent. The allocation methods are based on relative revenues, headcount or square footage.

     For purposes of governing the ongoing relationships between Luminent and MRV at and after the separation and to provide for an orderly transition, Luminent and MRV have entered or will enter into various agreements. A brief description of each of the agreements follows.

                                 LUMINENT, INC.

     Master Separation and Distribution Agreement. MRV and Luminent have entered into a master separation agreement, which contains key provisions relating to the separation, Luminent's initial funding, initial public offering and the distribution of Luminent's common stock to MRV's stockholders. The agreement lists the documents and items that the parties must deliver in order to accomplish the transfer of assets and liabilities from MRV to Luminent, effective on the separation date. The agreement also contains conditions that must occur prior to the initial public offering and the distribution. The parties also entered into ongoing covenants that survive the transactions, including covenants to establish interim service level agreements, exchange information, engage in certain auditing practices and resolve disputes in particular ways.

     General Assignment and Assumption Agreement. The General Assignment and Assumption Agreement identifies the assets that MRV will transfer to Luminent and the liabilities that Luminent will assume from MRV in the separation. The agreement also describes when and how these transfers and assumptions will occur. In general, these assets and liabilities are those that appear in the consolidated balance sheet.

     Intellectual Property Agreements. The Master Technology Ownership and License Agreement, the Master Patent Ownership and License Agreement and the Master Trademark Ownership and License Agreement together are referred to as the Intellectual Property Agreements. Under the Intellectual Property Agreements, MRV will confirm that Luminent owns or will transfer to Luminent its rights in specified patents, patent applications, invention disclosures, specified trademarks and other intellectual property related to Luminent's current business and research and development efforts.

     Employee Matters Agreement. The Employee Matters Agreement outlines how MRV and Luminent plan to allocate assets, liabilities and responsibilities relating to current and former employees of Luminent and their participation in the benefits plans, including stock plans, that MRV currently sponsors and maintains. The agreement also contains provisions describing some of Luminent's employee benefit and employee stock plans.

     All eligible Luminent employees will continue to participate in the MRV benefits plans on comparable terms and conditions to those for MRV employees until the distribution date or until Luminent establishes benefit plans for its employees, or elects not to establish comparable plans if it is not legally or financially practical. Luminent intends to establish its own benefit program no later than the time of the distribution.

     Once Luminent establishes its own benefits plans, it may modify or terminate each plan in accordance with the terms of that plan and its policies. No Luminent benefit plan will provide benefits that overlap benefits under the corresponding MRV benefit plan at the time of the distribution. Each Luminent benefit plan will provide that all service, compensation and other benefit determinations that, as of the distribution, were recognized under the corresponding MRV benefits plan will be taken into account under that Luminent benefit plan.

     Following the date of MRV's distribution of its Luminent common stock to its stockholders, Luminent will be under no obligation to maintain these plans in the form in which they were established or at all. The transfer to Luminent of employees at certain of MRV's international operations, and of certain employee benefit plans, may not take place until Luminent receives consents or approvals or has satisfied other applicable requirements.

     Tax Sharing Agreement. The Tax Sharing Agreement allocates MRV's and Luminent's responsibilities for certain tax matters. The agreement requires Luminent to pay MRV for the incremental tax costs of Luminent's inclusion in consolidated, combined or unitary tax returns with affiliated corporations. In determining these incremental costs, the agreement takes into account not only the group's incremental tax payments to the Internal Revenue Service or other taxing authorities, but also the incremental use of tax

                                 LUMINENT, INC.

losses of affiliates to offset Luminent's taxable income, and the incremental use of tax credits of affiliates to offset the tax on Luminent's income. The agreement also provides for compensation or reimbursement as appropriate to reflect redeterminations of Luminent's tax liability for periods during which Luminent joined in filing consolidated, combined or unitary tax returns.

     The tax sharing agreement also requires Luminent to indemnify MRV for certain taxes and similar obligations, including (a) sales taxes on the sale of products purchased by MRV from Luminent before the distribution, (b) customs duties or harbor maintenance fees on products exported or imported by MRV on behalf of Luminent, (c) the additional taxes that would result if an acquisition of a controlling interest in Luminent's stock after the distribution causes the distribution not to qualify for tax-free treatment to MRV, and (d) any taxes resulting from transactions undertaken in preparation for the distribution.

     Luminent's indemnity obligations include any interest and penalties on taxes, duties or fees for which Luminent must indemnify MRV.

     Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the group's federal income tax liability. Accordingly, Luminent could be required to pay a deficiency in the group's federal income tax liability for a period during which Luminent was a member of the group even if the Tax Sharing Agreement allocates that liability to MRV or another member.

     Master Transitional Services Agreement. The Master Transitional Services Agreement governs the provision of information technology services by MRV and Luminent to each other, on an interim basis, for one year from the date of separation, unless extended for specific services or otherwise indicated in the agreement. The services include data processing and telecommunications services, such as voice telecommunications and data transmission, and information technology support services, for functions including accounting, financial management, tax, payroll, stockholder and public relations, legal, procurement, and other administrative functions. Specified charges for such services are generally intended to allow the providing company to recover the direct and indirect costs of providing the services. The Master Transitional Services Agreement also will cover the provision of certain additional transitional services identified from time to time after the separation date that were inadvertently or unintentionally omitted from the specified services, or that are essential to effectuate an orderly transition under the separation agreement, so long as the provision of such services would not significantly disrupt MRV's operations or significantly increase the scope of its responsibility under the agreement.

     In addition, the Master Transitional Services Agreement will provide for the replication of some computer systems, including hardware, software, data storage or maintenance and support components. Generally, the party needing the replicated system will bear the costs and expenses of replication. Generally, the party purchasing new hardware or licensing new software will bear the costs and expenses of purchasing the new hardware or obtaining the new software licenses.

     Real Estate Matters Agreement. The Real Estate Matters Agreement addresses real estate matters relating to the MRV leased and owned properties that MRV will transfer to or share with Luminent. The agreement describes the manner in which MRV will transfer to or share with Luminent various leased and owned properties. The Real Estate Matters Agreement provides that Luminent will be required to accept the transfer of all sites allocated to Luminent, even if a site has been damaged by a casualty before the separation date. The Real Estate Matters Agreement also provides that all reasonable costs required to effect the transfers, including landlord consent fees and landlord attorneys' fees will be paid by MRV.

     Indemnification and Insurance Matters Agreements. Effective as of the separation date, subject to specified exceptions, Luminent and MRV will each release the other from any liabilities arising from events occurring on or before the separation date, including events occurring in connection with the activities to implement the separation, the initial public offering and the distribution. The agreement also

                                 LUMINENT, INC.

contains provisions governing indemnification. In general, Luminent and MRV will each indemnify the other from all liabilities arising from their respective businesses or contracts, as well as liabilities arising from a breach of the separation agreement or any ancillary agreement. In addition, MRV and Luminent will each indemnify the other against liability for specified environmental conditions. Luminent will reimburse MRV for the cost of any insurance coverage from the separation date to the distribution date.

8.  SHORT-TERM BORROWINGS

     The Company's short-term borrowings consist of secured and un-secured short-term loans and notes entered into with certain financial institutions. As of September 30, 2000, these short-term borrowings totaled approximately $10.0 million and approximately $19.0 million of a Taiwanese subsidiary's assets have been pledged as collateral on these borrowings.

9.  LONG-TERM DEBT

     Long-term debt consisted of the following as of September 30, 2000:

Notes payable to financial institutions bearing interest      $13,118
  ranging from 6.6% to 8.9%, payable in monthly or quarterly installments of principal and interest through October
  2012......................................................
Less -- Current Portion.....................................   (1,951)
                                                              -------
                                                              $11,167
                                                              =======

     The following summarizes the required principal long-term debt payments as of September 30, 2000:

Year ending September 30,
  2001.....................................................  $ 1,951
  2002.....................................................    1,910
  2003.....................................................    1,806
  2004.....................................................    1,969
  2005.....................................................    1,835
  Thereafter...............................................    3,647
                                                             -------
                                                             $13,118
                                                             =======

10.  STOCKHOLDERS' EQUITY

     Luminent's Board of Directors authorized 30,000,000 shares of $.001 par value preferred stock and 300,000,000 of $.001 par value common stock. Effective July 25, 2000, the Board of Directors declared a 144,000-for-one stock split. All references to share and per-share data for all periods presented have been restated to give effect to this stock split.

STOCK OPTIONS

     In July 2000, the Board of Directors adopted, and the stockholder approved the 2000 Stock Option Plan (the Plan). The Plan provides for grants of qualified incentive stock options, non-qualified stock options, restricted stock awards and other stock-based awards to officers, employees, directors, consultants and advisors of the Company. Stock-based awards are generally granted at not less than fair market value at the grant date, and typically vest over a four-year period and expire ten years after the grant date. 10,400,000 shares of common stock have been reserved for issuance under the Plan. As of September 30, 2000 no options have been granted under this plan.

                                 LUMINENT, INC.

     In July 2000, Luminent and MRV entered into four-year employment contracts with the Chief Executive Officer (CEO) and Chief Financial Officer (CFO) of Luminent. The agreements provide for annual salaries, performance bonuses and a combination of stock options to purchase common stock of MRV and Luminent. The CEO received approximately 316,000 options to purchase shares of MRV common stock at $32.56 per share (a substantial discount) expiring in five years. The CFO received approximately 22,000 options to purchase shares of MRV common stock at $33.44 per share expiring in five years. These options are immediately exercisable, however in the event of voluntary termination, any unexercised options are forfeited and any net profits received on exercised options must be remitted to the Company on a pro-rata basis. These grants have been accounted for under APB No. 25 and the intrinsic value (fair market value less exercise price) results in additional deferred stock compensation of approximately $11.1 million that is being amortized over the four year vesting period. Furthermore, the Company granted 4.8 million and 800,000 stock options to the CEO and CFO, respectively. The options are exercisable at $6.25 per share and vest over 4 years. These grants have been accounted for in accordance with APB No. 25 and the intrinsic value (mid point of filing range, $14, less $6.25) resulted in aggregate deferred stock compensation of approximately $43.4 million. The deferred stock compensation is being amortized using the graded vesting method over four years.

     In July 2000, Luminent granted 75,000 warrants to purchase common stock to a non-employee in connection with the hiring of its CEO. The warrants had a fair value on the date of grant of approximately $635,000, are immediately exercisable and expire in July 2010. The expense related to the issuance of these warrants is included in the accompanying consolidated statements of operations.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     SFAS No. 123 permits companies to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Because the Company's employee stock-based compensation plan has characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, management believes that the existing option valuation models do not necessarily provide a reliable single measure of the fair value of awards from the plan. Therefore, as permitted, the Company applies the existing accounting rules under APB No. 25 and provides pro forma net income and pro forma earnings per share disclosures for stock based awards made during the year as if the fair-value-based method defined in SFAS No. 123 had been applied. Pro forma net loss and net loss per share for the nine months ended September 30, 2000 did not differ materially from the net loss and net loss per share reported in the accompanying consolidated statements of operations.

     The following assumptions were applied as of September 30, 2000: (i) expected dividend yield of 0%, (ii) expected volatility rate of 34%, (iii) expected lives of 4 years, and (iv) the risk-free interest rate of 5.97%.

     As of September 30, 2000 5.6 million options were outstanding, of which none were exercisable. The weighted average exercise price of options granted is $6.25, the remaining weighted average contractual life is 9.49 years and the weighted average market value is $9.05.

                                 LUMINENT, INC.

11.  COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

     The Company leases facilities and certain equipment under lease arrangements expiring in various years through July 2005. The aggregate minimum annual lease payments under leases in effect on September 30, 2000 were as follows (in thousands):

                                                             OPERATING
                                                              LEASES
                                                             ---------
2000.......................................................   $  166
2001.......................................................      849
2002.......................................................      834
2003.......................................................      792
2004.......................................................      477
Thereafter.................................................      186
                                                              ------
                                                              $3,304
                                                              ======

     Rental expense under lease agreements for the years ended December 31, 1997, 1998 and 1999 was $47,000, $54,000, and $349,000, respectively. Rental expense under lease agreements for the nine months ended September 30, 2000 was $477,000.

LITIGATION

     Luminent has received notices from third parties alleging possible infringements of patents with respect to product features or manufacturing processes. Management believes such notices are common in the communications industry because of the large number of patents that have been filed on these subjects. The Company's policy is to discuss these notices with the senders in an effort to demonstrate that the Company's products and/or processors do not violate any patents. The Company is currently involved in such discussions with Ortel and Rockwell. The Company is evaluating these claims and presently does not believe that any of its products or processes violate any of the patents asserted by these parties. Additionally, the Company intends to vigorously defend its position if any legal action is taken. Management believes the ultimate outcome of such claims will not have a material impact on the results of operations or financial position.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of FOCI Fiber Optic Communications, Inc.

     We have audited the accompanying consolidated balance sheets of FOCI Fiber Optic Communications, Inc. as of December 31, 1997, 1998 and 1999, and the related consolidated statements of operations and comprehensive income, shareholders' equity, and cash flows for the years ended December 31, 1997, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FOCI Fiber Optic Communications, Inc. at December 31, 1997, 1998 and 1999 and the results of its operations and its cash flows for the years ended December 31, 1997, 1998 and 1999, in conformity with accounting principles generally accepted in the United States of America.

T N Soong & Co
A Member Firm of Andersen Worldwide, SC
Taipei, Taiwan, the Republic of China
June 12, 2000

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS
                        DECEMBER 31, 1997, 1998 AND 1999

                                                                                 DECEMBER 31,
                                                                          ---------------------------
                                                                NOTES      1997      1998      1999
                                                              ---------   -------   -------   -------
                                                                           (IN THOUSAND U.S. DOLLARS
                                                                             EXCEPT SHARE AMOUNTS)
ASSETS
CURRENT ASSETS
Cash........................................................     2C       $   532   $ 2,236   $ 3,344
Marketable securities.......................................   2D, 15         911     1,527       174
Notes and accounts receivable -- net........................  2C, 3, 14     8,119     9,361    10,348
Inventories.................................................    2E, 4       2,787     8,504    11,541
Prepaid expenses and other current assets...................     15         1,252     3,217     4,444
                                                                          -------   -------   -------
Total Current Assets........................................               13,601    24,845    29,851
                                                                          -------   -------   -------
LONG-TERM STOCK INVESTMENTS.................................    2F, 5          --        40        31
                                                                          -------   -------   -------
PROPERTIES -- NET...........................................  2G, 6, 15     9,231    15,723    25,559
                                                                          -------   -------   -------
INTANGIBLE ASSETS...........................................     21
Patent......................................................                  149       107        66
Land occupancy rights.......................................                   --       270       502
                                                                          -------   -------   -------
Total Intangible Assets.....................................                  149       377       568
                                                                          -------   -------   -------
OTHER ASSETS
Deferred charges -- net.....................................     2J            --       197       265
Deferred income tax.........................................   2N, 13         490       368       331
Refundable deposits.........................................                   28       100        85
Others......................................................                   10     1,029       789
                                                                          -------   -------   -------
Total Other Assets..........................................                  528     1,694     1,470
                                                                          -------   -------   -------
TOTAL ASSETS................................................              $23,509   $42,679   $57,479
                                                                          =======   =======   =======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term bank loans.......................................      7       $ 2,099   $ 2,686   $ 8,700
Commercial papers...........................................      8            --        --     1,659
Notes payable...............................................                  867     1,607     1,225
Accounts payable............................................                  304       940     1,787
Income tax payable..........................................   2N, 13          25       185       188
Current portion of long-term debts..........................    9, 15         317       641       429
Accrued expenses and other current liabilities..............     13         1,337     1,579     2,195
                                                                          -------   -------   -------
Total Current Liabilities...................................                4,949     7,638    16,183
                                                                          -------   -------   -------
LONG-TERM DEBTS -- NET OF CURRENT PORTION...................    9, 15       2,473     1,892     7,429
                                                                          -------   -------   -------
OTHER LIABILITIES
Accrued pension cost........................................   2M, 12          44        66        70
Others......................................................                  254       313       373
                                                                          -------   -------   -------
Total Other Liabilities.....................................                  298       379       443
                                                                          -------   -------   -------
Total Liabilities...........................................                7,720     9,909    24,055
                                                                          -------   -------   -------
SHAREHOLDERS' EQUITY........................................     10
Capital stock, $0.3 par value;
  Authorized -- 35,000 thousand shares in 1997, 110,000
    thousand shares in 1998 and 1999
  Issued -- 35,000 thousand shares in 1997, 56,720 thousand
    shares in 1998 and 68,984 thousand shares in 1999.......               12,975    19,787    23,891
Capital surplus.............................................                5,456    13,358    11,592
Retained earnings:
  Legal reserve.............................................                   --        62       267
  Unappropriated earnings...................................                  426     1,871      (755)
Cumulative translation adjustment...........................               (3,068)   (2,308)   (1,571)
                                                                          -------   -------   -------
Total Shareholders' Equity..................................               15,789    32,770    33,424
                                                                          -------   -------   -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................              $23,509   $42,679   $57,479
                                                                          =======   =======   =======

    The accompanying notes are an integral part of the financial statements.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            AND COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                       YEARS ENDED DECEMBER 31,
                                                                --------------------------------------
                                                      NOTES        1997          1998          1999
                                                      ------    ----------    ----------    ----------
                                                                 (IN THOUSAND U.S. DOLLARS EXCEPT PER
                                                                            SHARE AMOUNTS)
SALES
  Products, net.....................................             $ 7,506       $16,939       $19,158
  Engineering contracts.............................                  --         3,442           600
                                                                 -------       -------       -------
NET SALES...........................................               7,506        20,381        19,758
COST OF SALES
  Cost of goods sold................................               2,688        12,274        12,739
  Cost of engineering contracts.....................                  --         1,115           668
                                                                 -------       -------       -------
                                                                   2,688        13,389        13,407
                                                                 -------       -------       -------
GROSS PROFIT........................................               4,818         6,992         6,351
                                                                 -------       -------       -------
OPERATING EXPENSES
Research and development............................    2L           895           871         1,256
General and administrative..........................               1,506         3,358         3,321
Marketing...........................................               1,067         2,132         1,692
                                                                 -------       -------       -------
Total Operating Expenses............................               3,468         6,361         6,269
                                                                 -------       -------       -------
INCOME FROM OPERATIONS..............................               1,350           631            82
                                                                 -------       -------       -------
NON-OPERATING INCOME (EXPENSES)
Foreign exchange gain (losses) -- net...............    2P         1,003          (403)         (599)
Interest -- net.....................................                  (9)          (63)         (322)
Loss on disposal of properties -- net...............                 (71)          (19)          (65)
Long-term investment permanent loss.................    2F            --           (57)           (9)
Unrealized holdings gains (loss) of market
  securities........................................    2D          (437)          211           170
Loss on sale of marketable securities...............                (421)         (106)           --
Other -- net........................................                  30          (132)          114
                                                                 -------       -------       -------
Total Non-Operating Income (Expenses)...............                  95          (569)         (711)
                                                                 -------       -------       -------
INCOME (LOSS) BEFORE INCOME TAX AND MINORITY
  INTERESTS.........................................               1,445            62          (629)
INCOME TAX BENEFIT (EXPENSE)........................  2N, 13         174           129           (68)
                                                                 -------       -------       -------
NET INCOME BEFORE MINORITY LOSS.....................               1,619           191          (697)
MINORITY LOSS.......................................                  15         1,316            36
                                                                 -------       -------       -------
NET INCOME (LOSS)...................................             $ 1,634       $ 1,507       $  (661)
                                                                 =======       =======       =======
OTHER COMPREHENSIVE INCOME
Translation adjustment..............................             $(3,068)      $   760       $   737
                                                                 -------       -------       -------
COMPREHENSIVE INCOME (LOSS).........................    2S       $(1,434)      $ 2,267       $    76
                                                                 =======       =======       =======
EARNINGS (LOSS) PER SHARE --
Retroactively adjusted outstanding common stock
  44,665 thousand shares in 1997 and
  60,213 thousand shares in 1998 and
  68,447 thousand shares in 1999....................             $  0.04       $  0.03       $ (0.01)
                                                                 =======       =======       =======

    The accompanying notes are an integral part of the financial statements.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                                           CAPITAL SURPLUS
                                                                                   -------------------------------
                                                CAPITAL STOCK ISSUED                 GAIN ON
                                     -------------------------------------------   DISPOSAL OF
                                       SHARES               PAID-IN   LONG-TERM    PROPERTIES               LEGAL
                                     (THOUSAND)   AMOUNT    CAPITAL   INVESTMENT      (2G)        TOTAL    RESERVE
                                     ----------   -------   -------   ----------   -----------   -------   -------
                                                              (IN THOUSAND U.S. DOLLARS)
BALANCE, JANUARY 1, 1997...........    19,980     $ 7,519   $    --       $--          $--       $    --    $ --
Issuance of capital stock for
  cash.............................    15,020       5,456     5,456       --           --          5,456      --
Net income for 1997................        --          --        --       --           --             --      --
Translation adjustment.............        --          --        --       --           --             --      --
                                       ------     -------   -------       --           --        -------    ----
BALANCE, DECEMBER 31, 1997.........    35,000      12,975     5,456       --           --          5,456      --
Issuance of capital stock for
  cash.............................    16,470       4,905     9,809       --           --          9,809      --
Appropriations of 1997 earnings:
  Legal reserve....................        --          --        --       --           --             --      62
Capital surplus transferred into
  capital..........................     5,250       1,907    (1,907)      --           --         (1,907)     --
Net income for 1998................        --          --        --       --           --             --      --
Translation adjustment.............        --          --        --       --           --             --      --
                                       ------     -------   -------       --           --        -------    ----
BALANCE, DECEMBER 31, 1998.........    56,720      19,787    13,358       --           --         13,358      62
Appropriations of 1998 earnings:
  Legal reserve....................        --          --        --       --           --             --     205
  Stock dividends -- 10%...........     5,672       1,759        --       --           --             --      --
Capital surplus transferred into
  capital..........................     5,672       2,060    (2,060)      --           --         (2,060)     --
Stocks issued as payment of bonus
  to employees.....................       920         285       285       --           --            285      --
Net loss for 1999..................        --          --        --       --           --             --      --
Gain on disposal of properties.....        --          --        --       --            1              1      --
Adjustment of capital reserve due
  to change in equity in long-term
  investments......................        --          --        --        8           --              8      --
Translation adjustments............        --          --        --       --           --             --      --
                                       ------     -------   -------       --           --        -------    ----
BALANCE, DECEMBER 31, 1999.........    68,984     $23,891   $11,583       $8           $1        $11,592    $267
                                       ======     =======   =======       ==           ==        =======    ====

                                        RETAINED EARNINGS
                                            (NOTE 10)
                                     ------------------------   CUMULATIVE
                                     UNAPPROPRIATED             TRANSLATION       TOTAL
                                        EARNINGS                ADJUSTMENT    SHAREHOLDERS'
                                       (DEFICIT)       TOTAL     (NOTE 2Q)       EQUITY
                                     --------------   -------   -----------   -------------
                                                   (IN THOUSAND U.S. DOLLARS)
BALANCE, JANUARY 1, 1997...........     $(1,208)      $(1,208)    $    --        $ 6,311
Issuance of capital stock for
  cash.............................          --            --          --         10,912
Net income for 1997................       1,634         1,634          --          1,634
Translation adjustment.............          --            --      (3,068)        (3,068)
                                        -------       -------     -------        -------
BALANCE, DECEMBER 31, 1997.........         426           426      (3,068)        15,789
Issuance of capital stock for
  cash.............................          --            --          --         14,714
Appropriations of 1997 earnings:
  Legal reserve....................         (62)           --          --             --
Capital surplus transferred into
  capital..........................          --            --          --             --
Net income for 1998................       1,507         1,507          --          1,507
Translation adjustment.............          --            --         760            760
                                        -------       -------     -------        -------
BALANCE, DECEMBER 31, 1998.........       1,871         1,933      (2,308)        32,770
Appropriations of 1998 earnings:
  Legal reserve....................        (205)           --          --             --
  Stock dividends -- 10%...........      (1,759)       (1,759)         --             --
Capital surplus transferred into
  capital..........................          --            --          --             --
Stocks issued as payment of bonus
  to employees.....................          --            --          --            570
Net loss for 1999..................        (661)         (661)         --           (661)
Gain on disposal of properties.....          (1)           (1)         --             --
Adjustment of capital reserve due
  to change in equity in long-term
  investments......................          --            --          --              8
Translation adjustments............          --            --         737            737
                                        -------       -------     -------        -------
BALANCE, DECEMBER 31, 1999.........     $  (755)      $  (488)    $(1,571)       $33,424
                                        =======       =======     =======        =======

    The accompanying notes are an integral part of the financial statements.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                               1997      1998       1999
                                                              -------   -------   --------
                                                               (IN THOUSAND U.S. DOLLARS)
OPERATING ACTIVITIES
Net income (loss)...........................................  $ 1,634   $ 1,507   $   (661)
Adjustments to reconcile net income (loss) to net cash
  provided used in operating activities:
  Depreciation and amortization.............................      697       972      1,475
  Loss on disposal of properties............................       71        19         65
  Long-term investment permanent loss.......................       --        57          9
  Accrued pension costs.....................................       (4)       22          4
  Unrealized holding losses (gains) on marketable
    securities..............................................      437      (211)      (170)
  Minority interest in net income of consolidated
    subsidiaries............................................      (15)   (1,316)       (36)
  Deferred income tax.......................................     (485)      122         37
  Loss on sale of marketable securities.....................      421       106         --
  Changes in operating assets and liabilities
    Notes and accounts receivable...........................   (5,483)   (1,242)      (987)
    Inventories.............................................   (1,354)   (5,717)    (3,037)
    Prepaid expenses and other current assets...............     (237)   (2,157)    (1,227)
    Notes and accounts payable..............................     (189)    1,376        465
    Accrued expenses and other current liabilities..........      907       402        619
                                                              -------   -------   --------
Net Cash Used in Operating Activities.......................   (3,600)   (6,060)    (3,444)
                                                              -------   -------   --------
INVESTING ACTIVITIES
Acquisitions of:
  Marketable securities.....................................   (1,769)     (511)     1,523
  Long-term stock investments...............................       --       (40)        --
  Properties................................................   (6,316)   (7,175)   (11,388)
Proceeds from disposals of:
  Properties................................................       17       190         56
  Long-term stock investment................................       --       135         --
Increase in deferred charges................................       --      (459)      (541)
Decrease (increase) in refundable deposits..................      176       (72)        15
Decrease (increase) in other assets.........................       --    (1,019)       240
                                                              -------   -------   --------
Net Cash Used in Investing Activities.......................   (7,892)   (8,951)   (10,095)
                                                              -------   -------   --------
FINANCING ACTIVITIES
Proceeds from (payments of):
  Short-term bank loans.....................................    1,605       587      6,014
  Commercial paper..........................................       --        --      1,659
  Long-term debts...........................................      971      (257)     5,325
  Issuance of capital stock.................................   10,912    14,714        570
  Increase in minority interest.............................       --     1,375         96
                                                              -------   -------   --------
Net Cash Provided by Financing Activities...................   13,488    16,419     13,664
                                                              -------   -------   --------
EFFECTS OF CHANGES IN FOREIGN EXCHANGE RATE.................   (1,754)      296        983
                                                              -------   -------   --------
NET INCREASE IN CASH........................................      242     1,704      1,108
CASH AT BEGINNING OF YEAR...................................      290       532      2,236
                                                              -------   -------   --------
CASH AT END OF YEAR.........................................  $   532   $ 2,236   $  3,344
                                                              =======   =======   ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest......................................  $   118   $   284   $    385
                                                              =======   =======   ========
Cash paid for income tax....................................  $    12   $    34   $     29
                                                              =======   =======   ========

    The accompanying notes are an integral part of the financial statements.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

1. GENERAL

  Business

     FOCI Fiber Optic Communications, Inc. (the "Company") was incorporated under the Company Law of the Republic of China on June 14, 1995 and started its operation in September 1995. The Company designs, installs, manufactures and markets fiber optic related products such as components, testing systems, instruments, network installation, CATV engineering and sensing systems.

     The Company has the following subsidiaries:

                                                    DATE, PLACE AND OTHER
                                                      DETAILS RELATED TO
             NAME                  OWNERSHIP            INCORPORATION               NATURE OF BUSINESS
             ----                  ---------        ---------------------           ------------------
FOCI USA, Inc. ...............  100%               Incorporated on March      Selling of fiber optic related
                                                   11, 1999 in the State of   products including components,
                                                   California, United         testing systems, instruments,
                                                   States of America.         network installation, CATV
                                                                              engineering, and sensing
                                                                              systems.
FOCI Optronic Components,
  Inc. .......................  94%                Incorporated on February   Designs, installs, manufactures
                                                   6, 1999 in the Republic    and markets fiber optic related
                                                   of China.                  products including components,
                                                                              testing systems, instruments,
                                                                              network installation, CATV
                                                                              engineering, and sensing
                                                                              systems.
FIOPTEC Inc...................  93%                Incorporated on April 9,   Manufacture and markets fiber
                                                   1993 in the Republic of    optic related products
                                                   China. The Company's 93%   including fiber optic
                                                   investment was acquired    components.
                                                   on June 29, 1998.          Also, it has indirect
                                                                              investment in Shanghai FOCI
                                                                              Fiber Optic Communications
                                                                              Equipment, Inc. through FIOPTEC
                                                                              Inc. (Cayman Islands).
FIOPTEC Inc. (Cayman
  Islands)....................  100% owned by      Incorporated on August     Investment holding company.
                                FIOPTEC, Inc.      28, 1998 in Cayman
                                                   Islands.
Shanghai FOCI Fiber Optic
  Communications Equipment,
  Inc. .......................  100% owned by      Incorporated on August     Designs, installs, manufactures
                                FIOPTEC (Cayman    1, 1995 in Shanghai,       and markets fiber optic related
                                Islands)           People's Republic of       products including components,
                                                   China. FIOPTEC Inc.'s      testing systems, instruments,
                                                   investment was made on     network installation, CATV
                                                   June 29, 1998.             engineering, and sensing
                                                                              systems.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                                                    DATE, PLACE AND OTHER
                                                      DETAILS RELATED TO
             NAME                  OWNERSHIP            INCORPORATION               NATURE OF BUSINESS
             ----                  ---------        ---------------------           ------------------
Yuan-Tai Enterprises Pte,
  Ltd. .......................  100% owned by      Incorporated on October    Import fiber optic products
                                FIOPTEC Inc.       23, 1993 in Singapore.     from the Company for export
                                                   FIOPTEC Inc. made its      outside Singapore.
                                                   investment to the
                                                   Company on December 5,
                                                   1995 and the investment
                                                   was disposed by FIOPTEC
                                                   Inc. on October 29,
                                                   1998.

2. ACCOUNTING POLICIES

  A. Basis of Presentation

     The consolidated financial statements included the following: (a)
1997 -- the Company, FIOPTEC Inc., Shanghai FOCI Fiber Optic Communications Equipment, Inc., and Yuan-Tai Enterprises Pte., Ltd.; (b) 1998 -- the Company, FIOPTEC Inc., FIOPTEC Inc. (Cayman Islands), and Shanghai FOCI Fiber Optic Communications Equipment, Inc.; and (c) 1999 -- the Company, FIOPTEC Inc., FIOPTEC Inc. (Cayman Islands), and Shanghai FOCI Fiber Optic Communications Equipment, Inc., FOCI Optronic Components, Inc., and FOCI USA, Inc.

     All transactions and balances with consolidated companies have been eliminated.

  B. Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

  C. Concentration of Credit Risk

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable. Cash is deposited with high credit quality financial institutions. As far as the accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and the Company maintains its allowance for doubtful accounts receivable based on a review of the collectibility of individual accounts receivable taking into account the age of the receivable.

  D. Marketable Securities

     Marketable securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

     The costs of investment sold are determined by the weighted average method.

  E. Inventories

     Inventories are stated at cost using the weighted average method and are valued at the lower of cost or market value at balance sheet date. The market value of raw materials is determined based on current replacement cost, while work-in-process and finished goods are determined by net realizable value.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

  F. Investments in Shares of Stock

     These investments are equity securities without readily available market value. Accordingly, they were carried at costs. The unrealized loss resulting from the decline in market value of such investment is reported as deduction from stockholders' equity in the current year's income. When it becomes evidently clear that there has been a permanent impairment in value and the chance of recovery is minimal, loss is recognized in the current year's income.

  G. Properties

     Properties are stated at cost less accumulated depreciation. Major additions, renewals and betterment and interest expense incurred during the construction period are capitalized, while maintenance and repairs are expensed currently.

     Depreciation is provided on the straight-line method over the estimated useful lives of the assets. Salvage values of fixed assets still in use after the end of their original estimated useful lives are depreciated over the remaining new estimated useful lives. The useful lives of the fixed assets are 2-10 years, except for buildings which are 20-25 years.

     Upon sale or disposal of properties, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is credited or charged to income. Any such gain, less applicable income tax, is transferred to capital surplus at the end of the year.

  H. Asset Impairment

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", ("SFAS No. 121") requires recognition of impairment of long-lived assets in the event the net book value of these assets exceeds the future undiscounted cash flows attributable in use to these assets. SFAS No. 121 has not had an impact on the consolidated financial statements of the Company.

  I. Intangible Assets

     Intangible assets are stated at cost and amortized on straight-line basis over the following years: patent -- 5 years; land occupancy rights -- 50 years.

  J. Deferred Charges

     Deferred charges consisting of computer software purchased, and payments under technology transfer agreements are stated at cost and amortized on straight basis over 2-5 years.

  K. Revenue Recognition

     The Company derives its revenue from the sale of fiber optic related components and contracted projects on engineering services.

     Revenue from product sales is recognized when all of following conditions are met: the product has been shipped, the Company has the right to invoice the customer at a fixed price, the collection of the receivable is probable and there are no significant obligations remaining.

     Revenue and cost on engineering contracts are accounted for under completed contract method or the percentage of completion method. The use of the percentage of completion method depends on the ability to make reasonable dependable estimates. That is, the Company can estimate the extent of progress toward completion, contract revenues, and contract costs. The completed contract method may be used as

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

the Company's basic accounting policy in circumstances in which financial position and results of operations would not vary materially from those resulting from use of the percentage of completion method.

     Anticipated losses on engineering contracts are provided for when determined. When the balances of contract in progress excess the one of billing on contract, the billing on contract is shown in the current asset as a deduction, on the contrary, the contract in progress is shown in the current liability as a deduction.

     Provisions for sales return and allowances are recorded based on historical experience at the time revenue is recognized based on the Company's historical experience. Generally, the Company provides one-year warranty period for its product sold and engineering contracts provided. Estimated expenses for warranty obligations are based on its historical field return rates and are accrued as revenue is recognized and included in cost of goods sold.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company currently complies with SAB 101 and therefore SAB 101 will not have any effect on our financial position or results of operations.

  L. Research and Development

     Research and development costs consist of expenditures incurred during the course of planned search and investigation aimed at the discovery of new knowledge that will be useful in developing new products or processes, or at significantly enhancing existing products or production processes. And the implementation of such is through design, testing of product alternatives or construction of prototypes. The Company expenses all research and development costs as they are incurred.

  M. Pension Costs

     The Company, FOCI Optronic Components, Inc. and FIOPTEC Inc. have non-contributory and funded defined benefit retirement plans covering all their regular employees. The contribution to an independent fund is deposited with the Central Trust of China, as the custodian. Net pension cost, with includes service cost, interest cost, expected return on plan assets and amortization of net asset or obligation at transition, is recognized based on an actuarial valuation.

  N. Income Tax

     The Company, FOCI Optronic Component, Inc. and FIOPTEC Inc. are subject to tax in the Republic of China (ROC), FIOPTEC Inc. (Cayman Island) is not subject to income or other taxes in Cayman Island, while FOCI USA, Inc. is subject to tax in the United States of America and Shanghai FOCI Fiber Optic Communications Equipment, Inc. is subject to tax in the People Republic of China (PRC).

     The Company adopted the provisions of SFAS No. 109 "Accounting for Income Tax"; the provision for income tax represents income tax paid and payable for the current year plus the changes in the deferred income tax assets and liabilities during the years. Deferred income taxes are recognized for the tax effects of temporary differences, unused tax credit and operating loss carryforwards. Valuation allowance is provided for deferred tax assets that are not certain to be realized. A deferred tax asset or liability should, according to the classification of its related asset or liability, be classified as current or noncurrent. However, if a deferred asset or liability cannot be related to a asset or liability in the financial

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

statements, then it should be classified as current or noncurrent based on the expected reversal dates of temporary differences.

  O. Bonuses to Employees, Directors and Supervisors

     According to ROC regulations and the Articles of Incorporation of FOCI, a portion of distributable earnings should be set aside as bonuses to employees, directors and supervisors. Bonuses to directors and supervisors are always paid in cash. However, bonuses to employees may be granted in cash or stock or both. All of these appropriations, including stock bonuses which are valued at par value of $0.30, are charged against retained earnings under ROC GAAP, after such appropriations are formally approved by the shareholders in the following year. Under U.S. GAAP, such bonuses are charged to income currently in the year earned. Stock issued as part of these bonuses is recorded at fair market value, determined by an independent third parties. Since the amount and form of such bonuses are not finally determinable until the shareholders' meeting in the subsequent year, the total amount of the aforementioned bonuses is initially accrued based on management's estimate regarding the amount to be paid based on the Company's Articles of Incorporation. Any difference between the initially accrued amount and the fair market value of the bonuses settled by the issuance of shares is recognized in the year of approval by shareholders.

  P. Foreign-currency Transactions

     The functional currency of the Company, FOCI Optronic Components, Inc. and FIOPTEC Inc. is New Taiwan dollars, that of Shanghai FOCI Fiber Optic Communications Equipment, Inc. is Remibi, and that of FOCI USA, Inc. and FIOPTEC Inc. (Cayman Islands) is US dollars. The foreign-currency transactions of the Company and its subsidiary, except that of FOCI USA, Inc. and FIOPTEC Inc. (Cayman Islands), are recorded using their respective functional currencies at the rates of exchange in effect when the transactions occur. Gains or losses, resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars and Remibi, or when foreign-currency receivables and payables are settled, are credited or charged to income in the year of conversion or settlement. At the balance sheet dates, the balances of foreign-currency assets and liabilities are restated into the respective functional currencies based on prevailing exchange rates and any resulting gains or losses are credited or charged to income.

  Q. Translation of Foreign-currency Financial Statements

     The financial statements of the foreign subsidiary are translated into U.S. dollars at the following exchange rates: assets and liabilities -- current rate; income and expenses -- weighted average rate during the year. The resulting translation adjustment is recorded as separate component of shareholders' equity.

  R. Comprehensive Income

     The Company adopted the provisions of SFAS No. 130 "Reporting Comprehensive Income". Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. As of December 31, 1999, comprehensive income of the Company included only the translation adjustments on subsidiaries.

  S. Earnings (Loss) Per Share

     Earnings per share is calculated by dividing net income by the average number of shares outstanding in each period, adjusted retroactively for stock dividends issued subsequently.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

3. NOTES AND ACCOUNTS RECEIVABLE -- NET

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                               1997      1998       1999
                                                              ------    -------    -------
Receivable from related parties (Note 14)...................  $  919    $ 3,140    $ 3,619
Notes receivable............................................     211        316        320
Accounts receivable -- third parties........................   7,154      7,303      7,332
                                                              ------    -------    -------
                                                               8,284     10,759     11,271
Allowance for doubtful accounts.............................    (165)    (1,398)      (923)
                                                              ------    -------    -------
                                                              $8,119    $ 9,361    $10,348
                                                              ======    =======    =======

4. INVENTORIES

     A. The details of inventories are summarized as follows:

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                               1997      1998      1999
                                                              ------    ------    -------
Finished goods..............................................  $1,177    $   41    $ 1,780
Work in process.............................................      --     1,798      1,427
Raw materials...............................................   1,658     4,134      4,236
Contract in progress -- net.................................      --     2,607      4,198
                                                              ------    ------    -------
                                                               2,835     8,580     11,641
  Allowance for losses......................................     (48)      (76)      (100)
                                                              ------    ------    -------
                                                              $2,787    $8,504    $11,541
                                                              ======    ======    =======

     B. The details of contract in progress are summarized as follows:

                                                                  ESTIMATED                          CONTRACT
                                                       CONTRACT   CONTRACT    PAID-IN   BILLING ON      IN
                               ACCOUNTING METHOD        PRICE       COST       COST      CONTRACT    PROGRESS
                           -------------------------   --------   ---------   -------   ----------   --------
1999
Applied system of fiber
  optic..................  Completed contract method    $5,400     $5,348     $4,813       $722       $4,091
Others...................  Completed contract method       492        394        107         --          107
                                                        ------     ------     ------       ----       ------
                                                        $5,892     $5,742     $4,920       $722       $4,198
                                                        ======     ======     ======       ====       ======
1998
Applied system of fiber
  optic..................  Completed contract method    $5,400     $4,657     $3,312       $705       $2,607
                                                        ======     ======     ======       ====       ======

     The completion percentage of the construction -- Applied system of fiber optic was 90% as of December 31, 1999 and will be completed in 2000.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

5. INVESTMENTS IN SHARES OF STOCK

     The details of the investments are as follows:

                                                                DECEMBER 31,
                                     ------------------------------------------------------------------
                                     CARRYING     % OF      CARRYING     % OF      CARRYING     % OF
                                      VALUE     OWNERSHIP    VALUE     OWNERSHIP    VALUE     OWNERSHIP
                                     --------   ---------   --------   ---------   --------   ---------
Ganso Corp. .......................     $--        --         $22         --         $13         --
Winluck Group Ltd..................     --         --          18         --          18         --
                                        --                    ---                    ---
                                        $--                   $40                    $31
                                        ==                    ===                    ===

6. PROPERTIES -- NET

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                               1997       1998       1999
                                                              -------    -------    -------
Cost
  Land......................................................  $    --    $    --    $ 3,186
  Buildings.................................................    5,386      5,458     15,255
  Machinery and equipment...................................    3,733      5,093      6,852
  Test equipment............................................      343        340        551
  Transportation equipment..................................       18        183        195
  Furniture and fixtures....................................      830      1,041      1,448
  Leasehold improvements....................................       --         76         --
  Construction in progress and prepayments..................       41      5,628      1,704
                                                              -------    -------    -------
                                                               10,351     17,819     29,191
                                                              -------    -------    -------
Accumulated depreciation
  Buildings.................................................       69        280        699
  Machinery and equipment...................................      763      1,326      2,151
  Test equipment............................................       50         82        135
  Transportation equipment..................................        3         17         39
  Furniture and fixtures....................................      235        386        608
  Leasehold improvements....................................       --          5         --
                                                              -------    -------    -------
                                                                1,120      2,096      3,632
                                                              -------    -------    -------
                                                              $ 9,231    $15,723    $25,559
                                                              =======    =======    =======

     Interest expense were amounting to $95 and $151 were capitalized in 1997 and 1999, respectively.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

7. SHORT-TERM LOANS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                               1997      1998      1999
                                                              ------    ------    ------
Secured loans from Tai-sin Bank, Far Eastern Bank, Dah An
  Commercial Bank and Land Bank of Taiwan...................  $  248    $2,686    $5,426
Unsecured loans from The International Commercial Bank of
  China.....................................................   1,851        --     2,479
Working capital loans from The International Commercial Bank
  of China..................................................                --       795
                                                              ------    ------    ------
                                                              $2,099    $2,686    $8,700
                                                              ======    ======    ======
                                                                3.00%     6.67%     1.12%
                                                               -8.15%    -7.75%    -7.77%
                                                              ======    ======    ======

     As of December 31, 1999, unused credit for short-term bank borrowings is about $407.

8. COMMERCIAL PAPERS

     Commercial paper will mature between January to May 2000. It bore annual interest rates ranging from 4.85% to 5.10% and is secured by a guaranty issued by Tai-sin Bank, Far Eastern Bank and Dah An Commercial Bank.

     As of December 31, 1999, unused credit for issuance of commercial paper is about $2,451.

9. LONG-TERM DEBTS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                               1997      1998      1999
                                                              ------    ------    -------
Land Bank of Taiwan:
  Loan for plant expansion. Payable in 60 monthly
     installments starting from December 1998 to November
     2003. Interest at floating rate and actual annual
     interest rate was 7.5% in 1997 and 1998. ..............  $1,904    $1,893    $    --
  Loan for plant expansion. Payable in 72 monthly
     installments starting from December 2000 to November
     2006. Interest at an annual rate of 7.5%. .............      --        --      6,161
  Loan for the purchase machinery and equipment. Payable in
     48 monthly installments starting from July 1997 to June
     2001. Interest at floating rate and actual annual
     interest rate was 7.5%. ...............................     886       640        393
The International Commercial Bank of China -- loan for the
  purchase land. Payable in 16 quarterly installments
  starting from October 2000 to September 2004. Interest at
  floating rate and actual applicable rate for 1999 was 7.5%
  per annum. ...............................................      --        --      1,304
                                                              ------    ------    -------
                                                               2,790     2,533      7,858
Current portion.............................................    (317)     (641)      (429)
                                                              ------    ------    -------
                                                              $2,473    $1,892    $ 7,429
                                                              ======    ======    =======

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

     As of December 31, 1999, long-term bank loans mature as follows:

                                                          DECEMBER 31,
                                                              1999
                                                          ------------
During the year 2000....................................     $  429
During the year 2001....................................      1,484
During the year 2002....................................      1,352
During the year 2003....................................      1,353
During the year 2004....................................      1,272
During the year 2005....................................      1,027
During the year 2006....................................        941

10. SHAREHOLDERS' EQUITY

     According to the ROC Company Law, capital surplus can only be used to offset a deficit or transferred to capital.

     The Company's Articles of Incorporation provide that the following shall be appropriated from the annual net income (less deficit, if any):

     (a) 10% thereof as legal reserve;

     (b) Not over 15% special bonus to employees;

     (c) Not over 5% compensation to directors and supervisors; and

     (d) The remaining amount shall be appropriated as common stockholders' bonus.

     The appropriations and the disposition of the remaining net income shall be resolved by the shareholders in the following year and given effect to in the financial statements of that year.

     The aforementioned appropriation for legal reserve shall be made until the reserve equals the Company's capital. Such reserve can only be used to offset a deficit; or, when it has reached 50% of the paid-in capital, up to 50% thereof can be transferred to capital.

11. LONG-TERM OPERATING LEASES

     The Company has an operating lease agreement covering certain parcels of land with an area of 4,494 square meters. The agreement will is valid until December 2015 and required payment of fixed annual rental of $58.

12. PENSION PLAN

     The Company has a defined benefit pension plan for all regular employees, which provides benefits based on length of service and average monthly salary for the last six months prior to retirement.

     The Company makes monthly contributions, equal to 2% of salaries and wages, to a pension fund which is administered by a pension fund monitoring committee and deposited in the committee's name in the Central Trust of China which acts as trustee.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

     Certain pension information are summarized as follows:

          The components of net periodic benefit costs are as follows:

        a. Net periodic pension cost

                                                              1997    1998    1999
                                                              ----    ----    ----
               Service cost.................................  $34     $83     $74
               Interest cost................................    4       9      12
               Projected return on plan assets..............   (1)     (3)     (8)
               Amortization of unrecognized loss............   --       5      --
                                                              ---     ---     ---
               Net periodic benefit cost....................  $37     $94     $78
                                                              ===     ===     ===

          The change in benefit obligation and plan assets and reconciliation of fund status are as follows:

        b. Change in benefit obligation:

                                                              1997    1998    1999
                                                              ----    ----    ----
               Projected benefit obligation at beginning of
                 year.......................................  $ 56    $144    $188
               For the years:
                Service cost................................    34      83      74
                Interest cost...............................     4       9      12
                Actuarial loss (gain).......................    49     (57)     24
               Foreign currency exchanges...................     1       9       8
                                                              ----    ----    ----
               Projected benefit obligation at end of
                 year.......................................  $144    $188    $306
                                                              ====    ====    ====

        c. Change in plan assets:

                                                              1997    1998    1999
                                                              ----    ----    ----
               Fair value of plan assets at beginning of
                 year.......................................  $15     $ 45    $124
               Employer contributions.......................   29       76      82
               Interest income..............................    1        3       8
                                                              ---     ----    ----
               Fair value of plan assets at end of year.....  $45     $124    $214
                                                              ===     ====    ====

        d. Reconciliation of fund status

                                                              1997    1998    1999
                                                              ----    ----    ----
               Funded status................................  $ 99    $64     $ 92
               Unrecognized actuarial loss..................   (58)    (1)     (25)
                                                              ----    ---     ----
               Net amount of "Prepaid pension costs" shown
                 in the balance sheets......................  $ 41    $63     $ 67
                                                              ====    ===     ====
          e. Actuarial assumptions
               Discount rate used in determining present
                 values.....................................  6.75%   6.5%     6.0%
               Rate of long-term rate of return on plan
                 assets.....................................   7.0%   6.5%     6.0%
               Rate of compensation increase................   6.5%   6.5%     6.0%

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

13. INCOME TAX

     A. Income tax benefit and income tax payable:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                              1997     1998     1999
                                                              -----    -----    ----
          Income tax expense -- current.....................  $  42    $ 189    $44
          Income tax expense (benefit) -- deferred..........   (216)    (319)    24
          Translation adjustment............................     --        1     --
                                                              -----    -----    ---
          Income tax expense (benefit)......................  $(174)   $(129)   $68
                                                              =====    =====    ===

     B. As of December 31, 1997, 1998 and 1999, deferred income tax assets and liabilities are as follows:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                              1997     1998    1999
                                                              -----    ----    -----
          Current:
            Taxable temporary differences...................  $(132)   $241    $ 354
            Investment tax credits..........................     66     155       69
                                                              -----    ----    -----
            Total...........................................    (66)    396      423
            Valuation allowance.............................     --      (4)      --
                                                              -----    ----    -----
                                                                (66)    392      423
                                                              -----    ----    -----
          Noncurrent:
            Taxable temporary differences...................      7       4       (4)
            Investment tax credits..........................    483     364      335
            Operating loss carryforwards....................     --      35       --
                                                              -----    ----    -----
            Total...........................................    490     403      331
            Valuation allowance.............................     --     (35)      --
                                                              -----    ----    -----
                                                                490     368      331
                                                              -----    ----    -----
                                                              $ 424    $760    $ 754
                                                              =====    ====    =====

     C. The Company's income tax returns through taxable year ended December 31, 1997 have been examined by the tax authorities. The Company did not receive any tax assessment from the tax authorities as a result from the foregoing tax examinations.

     D. Pursuant to the "Statute for the Establishment and Administration of Science-Based Industrial Park," the Company was granted several periods of tax holidays with respect to income derived from approved investments and are eligible until December, 2002.

     E. As of December 31, 1999, the Company's unused investment tax credits amounted to $405. Such tax credits can be utilized until December 2003.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

14. RELATED PARTY TRANSACTIONS

     A. Name and Relationship of Related Parties

NAME AND RELATIONSHIP OF RELATED PARTIES         RELATIONSHIP WITH THE COMPANY
----------------------------------------         -----------------------------
Pacriminvesting & Developing Co., Ltd....  A shareholder.
Winluck Group Ltd........................  The supervisor is the board chairman of the Company
Yuan-Tai Enterprises Pte., Ltd...........  A consolidated entity until October 29,
                                           1998 (see Note 1)

     B. Significant Related Party Transactions

        (1) Sales

                                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                                  1997             1998             1999
                                                              -------------    -------------    -------------
                                                              AMOUNT     %     AMOUNT     %     AMOUNT     %
                                                              ------    ---    ------    ---    ------    ---
               Winluck Group Ltd............................  $1,033    14     $1,755     9     $  878      4
               Yuan-Tai Enterprises Pte., Ltd...............      --    --      2,058    10        387      2
               Pacriminvesting & Developing Co., Ltd........       6    --         --    --         --     --
                                                              ------    --     ------    --     ------    ---
                                                              $1,039    14     $3,813    19     $1,265      6
                                                              ======    ==     ======    ==     ======    ===

     The above sales are dealt with in the ordinary course of business similar to that with other companies, and the collection period is at sight in the average 60 days.

        (2) Engineering revenues

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                    -----------------------------------------------
                                                        1997             1998             1999
                                                    -------------    -------------    -------------
                                                    AMOUNT     %     AMOUNT     %     AMOUNT     %
                                                    ------    ---    ------    ---    ------    ---
               Winluck Group Ltd..................    $--     --     $3,050    89       $--      --
                                                      ==       ==    ======    ==       ==      ===

        (3) Accounts Receivable

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                    -----------------------------------------------
                                                        1997             1998             1999
                                                    -------------    -------------    -------------
                                                    AMOUNT     %     AMOUNT     %     AMOUNT     %
                                                    ------    ---    ------    ---    ------    ---
               Winluck Group Ltd..................   $919     11     $3,140    29     $3,137     28
               Yuan-Tai Enterprises Pte, Ltd......     --     --         --    --        482      4
                                                     ----     --     ------    --     ------    ---
                                                      919     11      3,140    29      3,619     32
                                                              ==               ==               ===
               Allowance for doubtful accounts....    (75)             (543)              --
                                                     ----            ------           ------
                                                     $844            $2,597           $3,619
                                                     ====            ======           ======

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

15. FINANCIAL INSTRUMENTS

     The Company's financial instruments are carried at cost, which approximates their fair value and listed as follows:

                            DECEMBER 31, 1997     DECEMBER 31, 1998      DECEMBER 31, 1999
                            ------------------    ------------------    -------------------
                            CARRYING     FAIR     CARRYING     FAIR     CARRYING     FAIR
                             VALUE      VALUE      VALUE      VALUE      VALUE       VALUE
                            --------    ------    --------    ------    --------    -------
Assets
  Cash....................   $  532     $  532     $2,236     $2,236    $ 3,344     $ 3,344
  Marketable securities...      911        911      1,527      1,527        174         174
  Notes and accounts
     receivable -- net....    8,119      8,119      9,361      9,361     10,348      10,348
  Long-term investment....       --         --         40         40         31          31
  Refundable deposits.....       28         28        100        100         85          85
Liabilities
  Short-term bank loans...    2,099      2,099      2,686      2,686      8,700       8,700
  Commercial papers
     payable..............       --         --         --         --      1,659       1,659
  Notes payable...........      867        867      1,607      1,607      1,225       1,225
  Accounts payable........      304        304        940        940      1,787       1,787
  Long-term bank borrowing
     (including current
     portion).............    2,790      2,790      2,533      2,533      7,858       7,868

16. ASSETS PLEDGED AS COLLATERAL

                                        DECEMBER 31,
                                 ---------------------------
ASSETS                            1997      1998      1999           SUBJECT OF COLLATERAL
------                           ------    ------    -------    --------------------------------
Land...........................  $   --    $   --    $ 3,186    Long-term loans
Marketable securities..........     361        --         --    Financed stock
Time deposit (shown in other                                    Short-term guarantee and endorse
  current assets)..............     154     1,466      3,022    for the bank loan of subsidiary
Machinery and equipment........   1,307     1,088        905    Long-term loans
Buildings......................   5,354     5,317     12,741    Long-term loans
                                 ------    ------    -------
                                 $7,176    $7,871    $19,854
                                 ======    ======    =======

17. COMMITMENTS AND CONTINGENT LIABILITIES

     A. On July 27, 1995, the Company has acquired from Industrial Technology Research Institute specific product technology know-how related to light source driver, FBT Fiber Couplers, WIC and WBC, WDM attenuators and FBT attenuators. In consideration for the foregoing, the Company shall pay royalty, until 2001, equivalent to 1% of the sales value of the products covered by the agreement. ITRI, however, have agreed to waive the royalty payments in 1997 and 1998, and, in 1999, the Company paid royalties of US$5.

     B. FIOPTEC Inc. and FOCI Optronic Components Inc. signed several contracts with third parties for the construction of its new plant amounting to $1,639. As of December 31, 1999, the two subsidiaries has outstanding obligations of $608 related to these contracts.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

18. SEGMENT INFORMATION

     The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas and major customers.

     A. Industry: The Company is engaged in a single industry, which is manufacturing, selling, designing and installation of fiber optic related products.

     B. Foreign markets

                                                           YEARS ENDED DECEMBER 31,
                                                         ----------------------------
AREA                                                      1997      1998       1999
----                                                     ------    -------    -------
Asia...................................................  $6,671    $ 8,731    $ 7,834
United States..........................................   1,869      2,003      5,196
Europe.................................................   1,303      2,695      4,165
Other..................................................     114        217        303
                                                         ------    -------    -------
                                                         $9,957    $13,646    $17,498
                                                         ======    =======    =======

     C. Major customers

                                                    YEARS ENDED DECEMBER 31,
                                         -----------------------------------------------
                                             1997             1998             1999
                                         -------------    -------------    -------------
               CUSTOMERS                 AMOUNT     %     AMOUNT     %     AMOUNT     %
               ---------                 ------    ---    ------    ---    ------    ---
A......................................  $   --     --    $3,050     15    $2,285     12
                                         ======           ======           ======

     D. Geographic information

                                                                 ADJUSTMENTS
                                                                     AND
                                                                 ELIMINATING
                                          OVERSEAS    TAIWAN       ENTRIES      CONSOLIDATED
                                          --------    -------    -----------    ------------
1997
Sales to customers other than the parent
  and its subsidiaries..................   $   --     $ 7,506      $    --        $ 7,506
Intercompany revenue....................       --       4,914       (4,914)            --
                                           ------     -------      -------        -------
Total sales.............................   $   --     $12,420      $(4,914)       $ 7,506
                                           ======     =======      =======        =======
Gross profit............................   $   --     $ 9,732      $(4,914)       $ 4,818
                                           ======     =======      =======        =======
Operating expenses......................                                           (3,468)
Non-operating income (expenses).........                                               95
                                                                                  -------
Income before income tax................                                            1,445
Income tax benefit......................                                              174
Minority loss...........................                                               15
                                                                                  -------
Net income..............................                                          $ 1,634
                                                                                  =======
Identifiable assets.....................   $5,743     $23,317      $(5,551)       $23,509
                                           ======     =======      =======        =======

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                                                                 ADJUSTMENTS
                                                                     AND
                                                                 ELIMINATING
                                          OVERSEAS    TAIWAN       ENTRIES      CONSOLIDATED
                                          --------    -------    -----------    ------------
1998
Sales to customers other than the parent
  and its subsidiaries..................   $   --     $20,381      $    --        $20,381
Intercompany revenue....................       --         108         (108)            --
                                           ------     -------      -------        -------
Total sales.............................   $   --     $20,489      $  (108)       $20,381
                                           ======     =======      =======        =======
Gross profit............................   $   --     $ 7,100      $  (108)       $ 6,992
                                           ======     =======      =======
Operating expenses......................                                           (6,361)
Non-operating income (expenses).........                                             (569)
                                                                                  -------
Income before income tax................                                               62
Income tax benefit......................                                              129
Minority loss...........................                                            1,316
                                                                                  -------
Net income..............................                                          $ 1,507
                                                                                  =======
Identifiable assets.....................   $   --     $42,730      $   (91)       $42,639
                                           ======     =======      =======        =======
1999
Sales to customers other than the parent
  and its subsidiaries..................   $3,480     $16,278      $    --        $19,758
Intercompany revenue....................       --       1,082       (1,082)            --
                                           ------     -------      -------        -------
Total sales.............................   $3,480     $17,360      $(1,082)       $19,758
                                           ======     =======      =======        =======
Gross profit............................   $  793     $ 6,640      $(1,082)       $ 6,351
                                           ======     =======      =======        =======
Operating expenses......................                                           (6,269)
Non-operating income (expenses).........                                             (711)
                                                                                  -------
Loss before income tax..................                                             (629)
Income tax expense......................                                              (68)
Minority loss...........................                                               36
                                                                                  -------
Net loss................................                                          $  (661)
                                                                                  -------
Identifiable assets.....................   $1,188     $56,510      $  (250)       $57,448
                                           ======     =======      =======        =======

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Optronics International Corp.

     We have audited the accompanying balance sheets of Optronics International Corp. as of December 31, 1997, 1998 and 1999, and the related statements of operations and comprehensive income, changes in shareholders' equity, and cash flows for the years ended December 31, 1997, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Optronics International Corp. at December 31, 1997, 1998 and 1999 and the results of its operations and its cash flows for the years ended December 31, 1997, 1998 and 1999, in conformity with accounting principles generally accepted in the United States of America.

T N Soong & Co
A Member Firm of Andersen Worldwide, SC
Taipei, Taiwan, the Republic of China
June 23, 2000

                         OPTRONICS INTERNATIONAL CORP.

                                 BALANCE SHEETS
                        DECEMBER 31, 1997, 1998 AND 1999

                                                                             DECEMBER 31,
                                                                      ---------------------------
                                                            NOTES      1997      1998      1999
                                                          ---------   -------   -------   -------
                                                                       (IN THOUSAND U.S. DOLLARS
                                                                         EXCEPT SHARE AMOUNTS)
ASSETS
CURRENT ASSETS
Cash....................................................     2B       $ 4,734   $ 6,510   $ 1,841
Restricted cash.........................................     2D           742        64       967
Marketable securities...................................   2B, 2E       1,607        --     2,307
Notes and accounts receivable -- net....................  2B, 3, 10       486     2,076       476
Inventories.............................................    2F, 4         248       694     1,046
Prepaid expenses and other current assets...............                   53        39       102
                                                                      -------   -------   -------
Total Current Assets....................................                7,870     9,383     6,739
                                                                      -------   -------   -------
PROPERTIES -- NET.......................................   2G, 2H,      2,741     4,920     5,197
                                                                      -------   -------   -------
                                                            5, 10
OTHER ASSETS
Prepaid long-term investment............................                   --         1        --
Deferred pension cost...................................    2L, 8          33        13        --
Deferred charges -- net of accumulated amortization cost
  of $2 in 1999.........................................     2I            --        --        32
Refundable deposits.....................................                   38        62        41
                                                                      -------   -------   -------
Total Other Assets......................................                   71        76        73
                                                                      -------   -------   -------
TOTAL ASSETS............................................              $10,682   $14,379   $12,009
                                                                      =======   =======   =======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Notes and accounts payable..............................     10       $    97   $   701   $   537
Income tax payable......................................    2N, 9          --        14        62
Current portion of long-term debts......................    6, 12          --        --       253
Accrued expenses and other current liabilities..........                  520     1,809       841
                                                                      -------   -------   -------
Total Current Liabilities...............................                  617     2,524     1,693
LONG-TERM DEBTS -- NET OF CURRENT PORTION...............    6, 12          --       495       253
ACCRUED PENSION COST....................................    2L, 8          34        39        86
                                                                      -------   -------   -------
Total Liabilities.......................................                  651     3,058     2,032
                                                                      -------   -------   -------
SHAREHOLDERS' EQUITY....................................      7
Capital stock, $0.3 par value;
  Authorized -- 25,000 thousand shares in 1997 and
     45,000 thousand shares in 1998 and 1999
  Issued -- 20,000 thousand shares in 1997 and
     35,000 thousand shares in 1998 and 1999............                7,266    11,833    11,833
Advanced capital........................................                4,324        --
Retained earnings:
  Legal reserve.........................................                   --        --        50
  Unappropriated earnings (Deficit).....................                 (499)      365    (1,261)
Cumulative translation adjustment.......................     2Q        (1,060)     (877)     (645)
                                                                      -------   -------   -------
Total Shareholders' Equity..............................               10,031    11,321     9,977
                                                                      -------   -------   -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..............              $10,682   $14,379   $12,009
                                                                      =======   =======   =======

    The accompanying notes are an integral part of the financial statements.

                         OPTRONICS INTERNATIONAL CORP.

               STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                   YEARS ENDED DECEMBER 31,
                                                                 -----------------------------
                                                       NOTES      1997       1998       1999
                                                       ------    -------    -------    -------
                                                                   (IN THOUSAND U.S. DOLLARS
                                                                   EXCEPT PER SHARE AMOUNTS)
SALES................................................            $ 1,280    $ 7,940    $ 4,998
SALES RETURNS AND ALLOWANCES.........................                 (2)      (318)      (191)
                                                                 -------    -------    -------
NET SALES............................................  2J, 10      1,278      7,622      4,807
COST OF SALES........................................  2J, 10      1,164      4,336      4,684
                                                                 -------    -------    -------
GROSS PROFIT.........................................                114      3,286        123
                                                                 -------    -------    -------
OPERATING EXPENSES
Research and development.............................      2K        888      2,086      1,453
General and administrative...........................                187        646        453
Marketing............................................                169        638        318
                                                                 -------    -------    -------
          Total Operating Expenses...................              1,244      3,370      2,224
                                                                 -------    -------    -------
LOSS FROM OPERATIONS.................................             (1,130)       (84)    (2,101)
                                                                 -------    -------    -------
NON-OPERATING INCOME
Interest revenue.....................................                 67        236        206
Subsidy..............................................                492        704        339
Gain on sale of marketable securities................      2E        177        132         48
Unrealized holdings gains on marketable securities...                 13         --         --
Foreign exchange gain................................      2O         10         --         --
Gain on disposal of properties.......................      10         --         --          4
Other................................................                 --          1         39
                                                                 -------    -------    -------
          Total Non-Operating Income.................                759      1,073        636
                                                                 -------    -------    -------
NON-OPERATING EXPENSE
Foreign exchange loss................................      2O         --         15         49
Loss on disposal of properties.......................                 --         27         --
                                                                 -------    -------    -------
          Total Non-Operating Expense................                 --         88         49
                                                                 -------    -------    -------
INCOME (LOSS) BEFORE INCOME TAX......................               (371)       901     (1,514)
INCOME TAX EXPENSE...................................   2N, 9         --        (37)       (62)
                                                                 -------    -------    -------
NET INCOME (LOSS)....................................            $  (371)   $   864    $(1,576)
                                                                 =======    =======    =======
OTHER COMPREHENSIVE INCOME
Translation adjustments..............................      2Q     (1,060)       183        232
                                                                 -------    -------    -------
COMPREHENSIVE INCOME (LOSS)..........................            $(1,431)   $ 1,047    $(1,344)
                                                                 =======    =======    =======
EARNINGS (LOSS) PER SHARE -- Based on                      2R
Weighted average outstanding common stock
  18,085 thousand shares in 1997,
  33,125 thousand shares in 1998 and
  35,000 thousand shares 1999........................            $ (0.02)   $  0.03    $ (0.05)
                                                                 =======    =======    =======

    The accompanying notes are an integral part of the financial statements.

                         OPTRONICS INTERNATIONAL CORP.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                     RETAINED EARNINGS (NOTE 7)
                                                                 ----------------------------------   CUMULATIVE
                               CAPITAL STOCK ISSUED                        UNAPPROPRIATED             TRANSLATION       TOTAL
                               --------------------   ADVANCED    LEGAL       EARNINGS                ADJUSTMENT    SHAREHOLDERS'
                                 SHARES     AMOUNT    CAPITAL    RESERVE     (DEFICIT)       TOTAL     (NOTE 20)       EQUITY
                               ----------   -------   --------   -------   --------------   -------   -----------   -------------
                               (THOUSAND)                                (IN THOUSAND U.S. DOLLARS)
BALANCE, JANUARY 1, 1997.....    14,000     $ 5,093   $    --      $--        $  (128)      $  (128)    $    --        $ 4,965
Issuance of capital stock for
  cash.......................     6,000       2,173        --       --             --            --          --          2,173
Advanced capital.............        --          --     4,324       --             --            --          --          4,324
Net loss for 1997............        --          --        --       --           (371)         (371)         --           (371)
Translation adjustments......        --          --        --       --             --            --      (1,060)        (1,060)
                                 ------     -------   -------      ---        -------       -------     -------        -------
BALANCE, DECEMBER 31, 1997...    20,000       7,266     4,324       --           (499)         (499)     (1,060)        10,031
Issuance of capital stock for
  cash.......................    15,000       4,567    (4,324)      --             --            --          --            243
Net income for 1998..........        --          --        --       --            864           864          --            864
Translation adjustments......        --          --        --       --             --            --         183            183
                                 ------     -------   -------      ---        -------       -------     -------        -------
BALANCE, DECEMBER 31, 1998...    35,000      11,833        --       --            365           365        (877)        11,321
Appropriations of 1998
  earnings:
  Legal reserve..............        --          --        --       50            (50)           --          --             --
Net loss for 1999............        --          --        --       --         (1,576)       (1,576)         --         (1,576)
Translation adjustments......        --          --        --       --             --            --         232            232
                                 ------     -------   -------      ---        -------       -------     -------        -------
BALANCE, DECEMBER 31, 1999...    35,000     $11,833   $    --      $50        $(1,261)      $(1,211)    $  (645)       $ 9,977
                                 ======     =======   =======      ===        =======       =======     =======        =======

    The accompanying notes are an integral part of the financial statements.

                         OPTRONICS INTERNATIONAL CORP.

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1997       1998       1999
                                                              -------    -------    -------
                                                               (IN THOUSAND U.S. DOLLARS)
OPERATING ACTIVITIES
Net income (loss)...........................................  $  (371)   $   864    $(1,576)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.............................      190        480        647
  Loss (gain) on disposal of properties.....................       --         27         (4)
  Accrued pension cost......................................        1         25         60
  Unrealized holding gains on marketable securities.........      (13)        --         --
  Gain on sale of marketable securities.....................     (177)      (132)       (48)
  Transfer of properties to expense.........................       10         --         --
  Changes in operating assets and liabilities
     Notes and accounts receivable..........................     (486)    (1,590)     1,600
     Inventories............................................     (248)      (446)      (352)
     Prepaid expenses and other current assets..............      (39)        14        (63)
     Notes and accounts payable.............................       97        604       (164)
     Income tax payable.....................................       --         14         48
     Accrued expenses and other current liabilities.........      179      1,289       (968)
                                                              -------    -------    -------
Net Cash Provided by (Used in) Operating Activities.........     (857)     1,149       (820)
                                                              -------    -------    -------
INVESTING ACTIVITIES
Acquisitions of Properties..................................   (2,550)    (2,575)      (834)
Decrease (increase) in restricted cash......................     (742)       678       (903)
Proceeds from disposals of properties.......................        2         --         39
Decrease (increase) in marketable securities................    2,680      1,739     (2,259)
Decrease (increase) in prepaid long-term investments........       --         (1)         1
Increase in deferred charges................................       --                   (33)
Decrease (increase) in refundable deposits..................       (9)       (24)        21
                                                              -------    -------    -------
Net Cash Used in Investing Activities.......................     (619)      (183)    (3,968)
                                                              -------    -------    -------
FINANCING ACTIVITIES
Proceeds from
  Issuance of capital stock.................................    6,497        243         --
  Long-term debts...........................................       --        495         --
                                                              -------    -------    -------
Net Cash Provided by Financing Activities...................    6,497        738         --
                                                              -------    -------    -------
EFFECTS OF CHANGES IN FOREIGN EXCHANGE RATE.................     (658)        72        119
                                                              -------    -------    -------
NET INCREASE (DECREASE) IN CASH.............................    4,363      1,776     (4,669)
CASH AT BEGINNING OF YEAR...................................      371      4,734      6,510
                                                              -------    -------    -------
CASH AT END OF YEAR.........................................  $ 4,734    $ 6,510    $ 1,841
                                                              =======    =======    =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for income tax....................................  $    --    $    24    $    15
                                                              =======    =======    =======

    The accompanying notes are an integral part of the financial statements.

                         OPTRONICS INTERNATIONAL CORP.

                         NOTES TO FINANCIAL STATEMENTS
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

1. GENERAL

  Business

     Optronics International Corp. (the "Company") was incorporated under the Company Law of the Republic of China on November 21, 1996 and started its operations in February 1997. The Company is primarily engaged in research, development, production, manufacture and sale of visible laser diode and module, communication laser diode and module and high power laser diode and module.

2. ACCOUNTING POLICIES

  A. Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

  B. Concentration of Credit Risk

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, marketable securities and accounts receivable. Cash and marketable securities are deposited or placed with high credit quality financial institutions. The Company is exposed to credit risk in the event of default by these institutions to the extent of the amount recorded on the balance sheet. As far as the accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and the Company maintains an allowance for doubtful accounts receivable based upon review of the expected collectibility of individual accounts receivable.

  C. Fair Value of Financial Instruments

     The Company's financial instruments, including cash, restricted cash, marketable securities, notes and accounts receivable, refundable deposits, and notes and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

     Fair value of long-term debts is estimated based on current interest rates available to the Company with similar terms, degrees of risks and remaining maturities. The carrying values of long-term debts approximate their respective fair value.

  D. Restricted Cash

     Restricted cash is composed of time deposits that the Company maintains as collateral for obtaining letters of credits.

  E. Marketable Securities

     Marketable securities are open-end bond funds that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

     The costs of investment sold are determined by the weighted average method.

                         OPTRONICS INTERNATIONAL CORP.

  F. Inventories

     Inventories are stated at cost using the weighted average method and are valued at the lower of cost or market value at balance sheet date. The market value of raw materials is determined based on current replacement cost, while work-in-process and finished goods are determined by net realizable value.

  G. Properties

     Properties are stated at cost less accumulated depreciation. Major additions, renewals and betterment are capitalized, while maintenance and repairs are expensed currently.

     Depreciation is provided on the straight-line method over the estimated useful lives that range as follows: machinery and equipment -- 3 to 8 years; computer equipment -- 3 years; office equipment -- 5 years; leasehold improvements -- 5 years; transportation equipment -- 5 years; other equipment -- 5 to 20 years.

     Upon sale or disposal of properties, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is credited or charged to income.

  H. Asset Impairment

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", ("SFAS No. 121") requires recognition of impairment of long-lived assets in the event the net book value of these assets exceeds the future undiscounted cash flows attributable in use to these assets. SFAS No. 121 has not had an impact on the financial statements of the Company.

  I. Deferred Charges

     Deferred charges are stated at cost and amortized on straight-line basis over the following years: tools -- 3 years.

  J. Recognition of Revenue, Cost and Expenses

     Revenue is mainly from product sales to customers and is recognized at the time of shipment, indicating that revenue has been realized and earned. The four criteria for revenue being realized and earned are the existence of evidence of sale, actual shipment, fixed or determinable selling price, and reasonable assurance of collectibility.

     Allowances for sales return and discounts are provided at the time of the recognition of the related revenues based on experience and these provisions are deducted from sales.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company currently complies with SAB 101 and therefore SAB 101 will not have any effect on our financial position or results of operations.

  K. Research and Development

     Research and development costs consist of expenditures incurred during the course of planned search and investigation aimed at the discovery of new knowledge that will be useful in developing new products or processes, or at significantly enhancing existing products or production processes. And the

                         OPTRONICS INTERNATIONAL CORP.

implementation of such is through design, testing of product alternatives or construction of prototypes. The Company expenses all research and development costs as they are incurred.

  L. Pension Costs

     The Company has non-contributory and funded defined benefit retirement plans covering all its regular employees. The contribution to an independent fund is deposited with the Central Trust of China, as the custodian. Net pension cost, with includes service cost, interest cost, expected return on plan assets and amortization of net asset or obligation at transition, is recognized based on an actuarial valuation.

  M. Subsidy Income

     The company recognized subsidy income on a straight-line basis over the term of the agreements entered into with two Bureaus of ROC Government, Industrial Development Bureau (IDB) and Administration of Hsin-chu Science-based Industrial Park (SBIP), for new product developments.

  N. Income Tax

     The Company adopted the provisions of SFAS No. 109 "Accounting for Income Tax"; the provision for income tax represents income tax paid and payable for the current year plus the changes in the deferred income tax assets and liabilities during the years. Deferred income taxes are recognized for the tax effects of temporary differences, unused tax credit and operating loss carryforwards. Valuation allowance is provided for deferred tax assets that are not certain to be realized. A deferred tax asset or liability should, according to the classification of its related asset or liability, be classified as current or noncurrent. However, if a deferred asset or liability cannot be identified to an asset or a liability in the financial statements, then it should be classified as current or noncurrent based on the expected reversal date of temporary difference.

  O. Foreign-currency Transactions

     The functional currency of the Company is New Taiwan dollars. The foreign-currency transactions of the Company are recorded using their respective functional currencies at the rates of exchange in effect when the transactions occur. Gains or losses, resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars, or when foreign-currency receivables and payables are settled, are credited or charged to income in the year of conversion or settlement. At the balance sheet dates, the balances of foreign-currency assets and liabilities are restated into the respective functional currencies based on prevailing exchange rates and any resulting gains or losses are credited or charged to income.

  P. Translation of Foreign-currency Financial Statements

     The financial statements are translated into U.S. dollars at the following exchange rates:

     assets and liabilities -- current rate; income and expenses -- weighted average rate during the year. The resulting translation adjustment is recorded as separate component of shareholders' equity.

  Q. Comprehensive Income

     The Company adopted the provisions of SFAS No. 130 "Reporting Comprehensive Income"; SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. To date, the Company has only translation adjustments that are required to be reported in comprehensive income.

                         OPTRONICS INTERNATIONAL CORP.

  R. Earnings (Loss) Per Share

     SFAS No. 128 "Earnings Per Share", establishes standards for computing and presenting earnings per share. Basic earnings per share is calculated using the average shares of common share outstanding. Diluted earnings per share is calculated using the weighted average number of common and dilutive common equivalent shares outstanding during the period, using either as if converted method for convertible preferred share or the treasury stock method for options and warrants. Since the Company's capital structure is simple, therefore, its basic earnings per share is the same as diluted earnings per share.

3. NOTES AND ACCOUNTS RECEIVABLE -- NET

                                                                    DECEMBER 31,
                                                              -------------------------
                                                              1997      1998      1999
                                                              -----    -------    -----
Receivable from related parties (Note 10)...................  $  --    $    13    $  46
Notes receivable............................................    207      1,676       46
Accounts receivable -- third parties........................    397        915      861
                                                              -----    -------    -----
                                                                604      2,604      953
Allowance for doubtful accounts.............................   (118)      (528)    (477)
                                                              -----    -------    -----
                                                              $ 486    $ 2,076    $ 476
                                                              =====    =======    =====

4. INVENTORIES

                                                                   DECEMBER 31,
                                                              ----------------------
                                                              1997    1998     1999
                                                              ----    ----    ------
Finished goods..............................................  $ 34    $246    $  233
Work in process.............................................   152     297       320
Raw materials...............................................    62     151       493
                                                              ----    ----    ------
                                                              $248    $694    $1,046
                                                              ====    ====    ======

                         OPTRONICS INTERNATIONAL CORP.

5. PROPERTIES -- NET

                                                                     DECEMBER 31,
                                                              --------------------------
                                                               1997      1998      1999
                                                              ------    ------    ------
Cost
  Machinery and equipment...................................  $2,042    $4,090    $5,018
  Computer equipment........................................      41        47        60
  Office equipment..........................................      27        33        36
  Leasehold improvements....................................     100        71        81
  Transportation equipment..................................      41        56        58
  Other equipment...........................................      24     1,167     1,230
  Prepayments...............................................     632       106        33
                                                              ------    ------    ------
                                                               2,907     5,570     6,516
                                                              ------    ------    ------
Accumulated depreciation
  Machinery and equipment...................................     137       558     1,076
  Computer equipment........................................       7        19        32
  Office equipment..........................................       2         8        13
  Leasehold improvements....................................      15        16        29
  Transportation equipment..................................       4        12        21
  Other equipment...........................................       1        37       148
                                                              ------    ------    ------
                                                                 166       650     1,319
                                                              ------    ------    ------
                                                              $2,741    $4,920    $5,197
                                                              ======    ======    ======

6. LONG-TERM DEBTS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                              1997    1998    1999
                                                              ----    ----    -----
Industrial Bureau -- Innovation Products Matching Fund to be
  repaid in installment with final payment due in October
  2001 (Note 12)............................................  $ --    $495    $ 506
Current portion.............................................    --      --     (253)
                                                              ----    ----    -----
                                                              $ --    $495    $ 253
                                                              ====    ====    =====

     As of December 31, 1999, long-term debts mature as follows:

                                                          DECEMBER 31,
                                                              1999
                                                          ------------
During the year 2000....................................      $253
During the year 2001....................................       253

7. SHAREHOLDERS' EQUITY

     The Company's Articles of Incorporation provide that the following shall be appropriated from the annual net income after deducting any previously accumulated deficit and 10% legal reserve:

        (a) 5% - 10% special bonus to employees;

        (b) 1% - 3% compensation to directors and supervisors; and

                         OPTRONICS INTERNATIONAL CORP.

        (c) Special retained earnings reserve and unappropriated earnings can be set aside when necessary, and the remaining amount shall be appropriated as common shareholders' bonus.

     The appropriations and the disposition of the remaining net income shall be resolved by the shareholders in the following year and given effect to in the financial statements of that year.

     The aforementioned appropriation for legal reserve shall be made until the reserve equals the Company's capital. Such reserve can only be used to offset a deficit; or, when it has reached 50% of the paid-in capital, up to 50% thereof can be transferred to capital.

8. PENSION PLAN

     The Company has a defined benefit pension plan for all regular employees, which provides benefits based on length of service and average monthly salary for the last six months prior to retirement.

     The Company makes monthly contributions, equal to 2% of salaries and wages, to a pension fund which is administered by a pension fund monitoring committee and deposited in the committee's name in the Central Trust of China which acts as trustee.

     Certain pension information are summarized as follows:

          The components of net periodic benefit costs are as follows:

        a. Net periodic pension cost

                                                                1997    1998    1999
                                                                ----    ----    ----
               Service cost.................................    $ 51    $ 47    $ 87
               Interest cost................................      --       4      10
               Projected return on plan assets..............      --      (1)     (3)
               Amortization of transition obligation........      --       4       4
               Amortization of unrecognized loss............      --      --       1
                                                                ----    ----    ----
               Net periodic benefit cost....................    $ 51    $ 54    $ 99
                                                                ====    ====    ====

          The change in benefit obligation and plan assets and reconciliation of fund status are as follows:

        b. Change in benefit obligation:

                                                              1997    1998    1999
                                                              ----    ----    ----
               Projected benefit obligation at beginning of
                 year:......................................  $ --    $ 68    $148
               For the years:
                Service cost................................    51      47      87
                Interest cost...............................    --       4      10
                Actuarial loss (gain).......................    26      26      (6)
                Amortization................................    --      --       1
               Foreign currency exchanges...................    (9)      3       6
                                                              ----    ----    ----
               Projected benefit obligation at end of
                 year.......................................  $ 68    $148    $246
                                                              ====    ====    ====

                         OPTRONICS INTERNATIONAL CORP.

        c. Change in plan assets:

                                                              1997    1998    1999
                                                              ----    ----    ----
               Fair value of plan assets at beginning of
                 year.......................................  $ --    $ 12    $ 43
               Contributions................................    12      30      41
               Interest income..............................    --       1       3
                                                              ----    ----    ----
               Fair value of plan assets at end of year.....  $ 12    $ 43    $ 87
                                                              ====    ====    ====

        d. Reconciliation of fund status

                                                               1997      1998      1999
                                                               ----      ----      ----
               Funded status................................   $ 57      $105      $156
               Unrecognized transition obligation...........    (56)      (53)      (50)
               Unrecognized actuarial loss..................     --       (26)      (20)
               Additional liability.........................     33        13        --
                                                               ----      ----      ----
               Net amount of accrued pension cost shown in
                 the balance sheets.........................   $ 34      $ 39      $ 86
                                                               ====      ====      ====

        e. Actuarial assumptions

                                                               1997      1998      1999
                                                               ----      ----      ----
               Discount rate used in determining present
                 values.....................................   6.75%     6.50%     6.00%
               Rate of long-term rate of return on plan
                 assets.....................................   6.50%     6.25%     6.00%
               Rate of compensation increase................   6.00%     6.00%     6.00%

9. INCOME TAX

     A. Income tax benefit and income tax payable:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                              1997     1998      1999
                                                              ----     ----      ----
          Income tax expense -- current.....................   $--     $126      $--
          Income tax benefit -- deferred....................   --       (82)      --
          Estimated permanent differences...................   --        (7)      --
          Additional 10% income tax on undistributed
            earnings........................................   --        --       60
          Adjustment of prior year's income tax.............   --        --        2
                                                               --      ----      ---
          Income tax expense................................   $--     $ 37      $62
                                                               ==      ====      ===

                         OPTRONICS INTERNATIONAL CORP.

     B. As of December 31, 1997, 1998 and 1999, deferred income tax assets and liabilities are as follows:

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                               1997      1998      1999
                                                              ------    ------    -------
          Current:
            Taxable temporary differences...................  $  33     $ 112     $   119
            Investment tax credits..........................     21       156           5
            Operating loss carryforward.....................    109        --         338
                                                              -----     -----     -------
            Total...........................................    163       268         462
            Valuation allowance.............................   (163)     (268)       (462)
                                                              -----     -----     -------
                                                                 --        --          --
                                                              -----     -----     -------
          Noncurrent:
            Taxable temporary differences...................     33        23          31
            Investment tax credits..........................    329        --       1,279
            Operating loss carryforwards....................     --       670          51
                                                              -----     -----     -------
            Total...........................................    362       693       1,361
            Valuation allowance.............................   (362)     (693)     (1,361)
                                                              -----     -----     -------
                                                                 --        --          --
                                                              -----     -----     -------
                                                              $  --     $  --     $    --
                                                              =====     =====     =======

     C. The Company's income tax returns through taxable year ended December 31, 1996 have been examined by the tax authorities.

     D. As of December 31 1999, the Company's unused investment tax credits and the tax effect of loss carryforward amounted to approximately $1,284 and $389, respectively, and are available for future use through 2003 and 2004, respectively.

10. RELATED PARTY TRANSACTIONS

     A. Name and Relationship of Related Parties

NAME AND RELATIONSHIP OF RELATED PARTIES         RELATIONSHIP WITH THE COMPANY
----------------------------------------         -----------------------------
                                            Its chairman is the supervisor of the
Wah Lee Industrial Corp. (WAH LEE)......    Company
Delta Electronics Int. Ltd. (DELTA
  LTD.).................................    Same chairman
Delta Electronics Inc. (DELTA INC.).....    Same chairman
Cyntec Co., Ltd. (CYNTEC)...............    Same chairman

                         OPTRONICS INTERNATIONAL CORP.

     B. Significant Related Party Transactions

  For the period

                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                 -----------------------------------------------
                                                     1997             1998             1999
                                                 -------------    -------------    -------------
                                                 AMOUNT     %     AMOUNT     %     AMOUNT     %
                                                 ------     -     ------     -     ------     -
     Sales
       DELTA INC. .............................    $--      --     $ 22      --     $148       3
       WAH LEE.................................    --       --      274       4       95       2
                                                   --      ---     ----     ---     ----     ---
                                                   $--      --     $296       4     $243       5
                                                   ==      ===     ====     ===     ====     ===
     Purchases
       CYNTEC..................................    $--      --     $  1      --     $ --      --
       DELTA LTD. .............................    --       --      121       4      265      12
                                                   --      ---     ----     ---     ----     ---
                                                   $--      --     $122       4     $265      12
                                                   ==      ===     ====     ===     ====     ===

  At end of period

                                                                  DECEMBER 31,
                                                 -----------------------------------------------
                                                     1997             1998             1999
                                                 -------------    -------------    -------------
                                                 AMOUNT     %     AMOUNT     %     AMOUNT     %
                                                 ------    ---    ------    ---    ------    ---
     Receivable
       DELTA INC. .............................    $--      --     $ 2       --     $25        5
       WAH LEE.................................    --       --      11        1      21        4
                                                   --      ---     ---      ---     ---      ---
                                                   $--      --     $13        1     $46        9
                                                   ==      ===     ===      ===     ===      ===
     Accounts payable -- DELTA LTD. ...........    $--      --     $65        9     $52       10
                                                   ==      ===     ===      ===     ===      ===

a. Sales to related parties are based on normal selling prices. The collection period is 30-75 days after shipment for related parties and 15-60 days for other companies.

b. The payment terms for purchases from related parties are the same as those from other suppliers.

c. As of December 1999, the Company sold certain machinery and equipment to DELTA INC. for $38 and generated a gain of $4.

                         OPTRONICS INTERNATIONAL CORP.

11. FINANCIAL INSTRUMENTS

     The Company's financial instruments are carried at cost, which approximates their fair value and are listed as follows:

                                       DECEMBER 31, 1997   DECEMBER 31, 1998   DECEMBER 31, 1999
                                       -----------------   -----------------   -----------------
                                       CARRYING    FAIR    CARRYING    FAIR    CARRYING    FAIR
                                        VALUE     VALUE     VALUE     VALUE     VALUE     VALUE
                                       --------   ------   --------   ------   --------   ------
Assets
  Cash...............................   $4,734    $4,734    $6,510    $6,510    $1,841    $1,841
  Restricted cash....................      742       742        64        64       967       967
  Marketable securities..............    1,607     1,607        --        --     2,307     2,307
  Notes and accounts
     receivable -- net...............      486       486     2,076     2,076       476       476
  Prepaid long-term investment.......       --        --         1         1        --        --
  Refundable deposits................       38        38        62        62        41        41
Liabilities
  Notes and accounts payable.........       97        97       701       701       537       537
  Long-term debts (including current
     portion)........................       --        --       495       495       506       506

12. COMMITMENTS AND CONTINGENT LIABILITIES

     In 1997 and 1999, the Company entered into loan agreements with Industrial Development Bureau, Ministry of Economic Affairs and Administration of Hsin-chu Science-based Industrial Park, respectively, for developing new products. Under the agreements, the Company starts to repay the loan by installment after the prototypes are completed for one year. In addition, when the new products begin to sell, the Company shall pay 2% of net sales as feedback fund each quarter for three years, but the total feedback fund should not be more than 30% of the loan.

     The major subsidy income contracts are summarized as follows:

                     BUREAU                          CONTRACT TERM        SUBSIDY INCOME
                     ------                          -------------        --------------
Industry Development Bureau, Ministry of
  Economic Affairs (IDB)........................  1997.7.1 - 1998.12.31        $508
Administration of Hsin-chu Science-based
  Industrial Park (SBIP)........................  1997.7.1 - 1998.12.31         711
Administration of Hsin-chu Science-based
  Industrial Park (SBIP)........................  1999.10.1 - 2000.9.30         319

     Generally, if the company can follow the contract policy, the bureaus will not terminate the contract no matter new products can be produced or not.

13. SEGMENT INFORMATION

     The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise", replacing the "industry segment" approach with "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas and major customers.

     A. Industry: The Company is engaged in a single industry, which is research, development, production, manufacture and sale of visible laser diode and module, communication laser diode and module and high power laser diode and module.

                         OPTRONICS INTERNATIONAL CORP.

     B. Foreign markets: Export sales were under 10% of total revenues for 1997 and 1998. Sales to Asia and other area in 1999 were $1,865 and $683, respectively.

     C.  Major customers

                                                            YEARS ENDED DECEMBER 31,
                                                 -----------------------------------------------
                                                     1997             1998             1999
                                                 -------------    -------------    -------------
        CUSTOMERS                                AMOUNT     %     AMOUNT     %     AMOUNT     %
        ---------                                ------    ---    ------    ---    ------    ---
           A...................................   $484      27    $   --     --      $--      --
           B...................................    276      16        --     --      --       --
           C...................................     --      --     1,212     15      --       --

     D. Geographic information. The Company's operations are entirely in the Republic of China.

                         OPTRONICS INTERNATIONAL CORP.

                                 BALANCE SHEETS
           DECEMBER 31, 1999 (AUDITED) AND JUNE 30, 2000 (UNAUDITED)

                                                                         DECEMBER 31,     JUNE 30,
                                                            NOTES            1999           2000
                                                         ------------    -------------    ---------
                                                                         (IN THOUSAND U.S. DOLLARS
                                                                           EXCEPT SHARE AMOUNTS)
ASSETS
CURRENT ASSETS
Cash...................................................       2B            $ 1,841        $ 2,058
Restricted cash........................................       2D                967          1,163
Marketable securities..................................     2B, 2E            2,307             --
Notes and accounts receivable -- net...................    2B, 3, 9             476          1,330
Inventories............................................     2F, 4             1,046          1,740
Prepaid expenses and other current assets..............                         102            126
                                                                            -------        -------
Total Current Assets...................................                       6,739          6,417
                                                                            -------        -------
PROPERTIES -- NET......................................  2G, 2H, 5, 9         5,197          5,618
                                                                            -------        -------
OTHER ASSETS
Prepaid long-term investment...........................                          --             --
Deferred pension cost..................................       2L                 --             --
Deferred charges -- net of accumulated amortization
  cost of $2 as of December 31, 1999 and $13 as of June
  30, 2000.............................................       2I                 32            108
Refundable deposits....................................                          41             51
                                                                            -------        -------
Total Other Assets.....................................                          73            159
                                                                            -------        -------
TOTAL ASSETS...........................................                     $12,009        $12,194
                                                                            =======        =======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Notes and accounts payable.............................       9             $   537        $ 1,306
Income tax payable.....................................     2M, 8                62             --
Current portion of long-term debts.....................     6, 11               253            259
Accrued expenses and other current liabilities.........                         841            753
                                                                            -------        -------
Total Current Liabilities..............................                       1,693          2,318
LONG-TERM DEBTS -- NET OF CURRENT PORTION..............     6, 11               253            129
ACCRUED PENSION COST...................................       2L                 86            141
                                                                            -------        -------
Total Liabilities......................................                       2,032          2,588
                                                                            -------        -------
SHAREHOLDERS' EQUITY...................................       7
Capital stock -- $0.3 par value;
  Authorized -- 45,000 thousand shares.................
  Issued -- 35,000 thousand shares.....................                      11,833         11,833
Retained earnings:
  Legal reserve........................................                          50             50
  Unappropriated earnings (deficit)....................                      (1,261)        (1,843)
Cumulative translation adjustment......................     2O, 2P             (645)          (434)
                                                                            -------        -------
Total Shareholders' Equity.............................                       9,977          9,606
                                                                            -------        -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............                     $12,009        $12,194
                                                                            =======        =======

    The accompanying notes are an integral part of the financial statements.

                         OPTRONICS INTERNATIONAL CORP.

               STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000

                                                                        SIX MONTHS ENDED
                                                                            JUNE 30,
                                                                       -------------------
                                                              NOTES      1999       2000
                                                              -----    --------    -------
                                                                           (UNAUDITED)
                                                                        (IN THOUSAND U.S.
                                                                         DOLLARS EXCEPT
                                                                       PER SHARE AMOUNTS)
NET SALES...................................................  2J, 9    $ 2,968     $3,207
COST OF SALES...............................................    9        2,117      2,917
                                                                       -------     ------
GROSS PROFIT................................................               851        290
                                                                       -------     ------
OPERATING EXPENSES
Research and development....................................   2K          901        599
General and administrative..................................               217        354
Marketing...................................................               261        143
                                                                       -------     ------
Total Operating Expenses....................................             1,379      1,096
                                                                       -------     ------
LOSS FROM OPERATIONS........................................              (528)      (806)
                                                                       -------     ------
NON-OPERATING INCOME (EXPENSE)
Interest revenue............................................               130         38
Subsidy.....................................................               235        174
Gain on sale of marketable securities.......................   2E           --         22
Unrealized holding gains on marketable securities...........                --         --
Foreign exchange gain loss..................................   2N           10        (10)
Gain on disposal of properties..............................    9            4         --
                                                                       -------     ------
Total Non-Operating Income..................................               379        224
                                                                       -------     ------
LOSS BEFORE INCOME TAX......................................              (149)      (582)
INCOME TAX EXPENSE..........................................  2M, 8          2         --
                                                                       -------     ------
NET LOSS....................................................           $  (151)    $ (582)
                                                                       =======     ======
OTHER COMPREHENSIVE INCOME
Translation adjustments.....................................   2O          (97)       211
                                                                       -------     ------
COMPREHENSIVE LOSS..........................................           $  (248)    $ (371)
                                                                       =======     ======
LOSS PER SHARE -- Based on weighted average outstanding
  common stock 35,000 thousand shares.......................   2Q      $(0.004)    $(0.02)
                                                                       =======     ======

    The accompanying notes are an integral part of the financial statements.

                         OPTRONICS INTERNATIONAL CORP.

                            STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000

                                                              FOR THE SIX MONTHS
                                                                ENDED JUNE 30,
                                                              ------------------
                                                               1999       2000
                                                              -------    -------
                                                                 (UNAUDITED)
                                                              (IN THOUSAND U.S.
                                                                   DOLLARS)
OPERATING ACTIVITIES
Net loss....................................................  $  (151)   $  (582)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Depreciation and amortization.............................      314        405
  Gain on disposal of properties............................       (4)        --
  Accrued pension cost......................................       44         55
  Gain on sale of marketable securities.....................       --        (22)
  Changes in operating assets and liabilities
     Notes and accounts receivable..........................    1,564       (854)
     Inventories............................................     (463)      (694)
     Prepaid expenses and other current assets..............     (281)       (24)
     Notes and accounts payable.............................       99        769
     Income tax payable                                           (14)       (62)
     Accrued expenses and other current liabilities.........   (1,021)       (88)
                                                              -------    -------
Net Cash Provided by (Used in) Operating Activities.........       87     (1,097)
                                                              -------    -------
INVESTING ACTIVITIES
Acquisitions of properties..................................     (450)      (709)
Increase in restricted cash.................................     (887)      (196)
Proceeds from disposal of properties........................       38         --
Decrease (increase) in marketable securities................     (400)     2,329
Increase in deferred charges................................       (2)       (86)
Decrease (increase) in refundable deposits..................       23        (10)
                                                              -------    -------
Net Cash Provided by (Used in) Investing Activities.........   (1,678)     1,328
                                                              -------    -------
FINANCING ACTIVITY
Payment of long-term debts..................................       --       (124)
                                                              -------    -------
EFFECTS OF CHANGES IN FOREIGN EXCHANGE RATE.................      (60)       110
                                                              -------    -------
NET INCREASE (DECREASE) IN CASH.............................   (1,651)       217
CASH AT BEGINNING OF PERIOD.................................    6,510      1,841
                                                              -------    -------
CASH AT END OF PERIOD.......................................  $ 4,859    $ 2,058
                                                              =======    =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for income tax....................................  $    15    $    62
                                                              =======    =======

    The accompanying notes are an integral part of the financial statements.

                         OPTRONICS INTERNATIONAL CORP.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)
1. GENERAL

  Business

     Optronics International Corp. (the "Company") was incorporated under the Company Law of the Republic of China on November 21, 1996 and started its operations in February 1997. The Company is primarily engaged in research, development, production, manufacture and sale of visible laser diode and module, communication laser diode and module and high power laser diode and module.

2. ACCOUNTING POLICIES

  A. Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

  B. Concentration of Credit Risk

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, marketable securities and accounts receivable. Cash and marketable securities are deposited or placed with high credit quality financial institutions to the extent of the amount recorded on the balance sheet. As far as the accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and the Company maintains an allowance for doubtful accounts receivable based upon review of the expected collectibility of individual accounts receivable.

  E. Fair Value of Financial Instruments

     The Company's financial instruments, including cash, restricted cash, marketable securities, notes and accounts receivable, refundable deposits, and notes and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

     Fair value of long-term debts is estimated based on current interest rates available to the Company with similar terms, degrees of risks and remaining maturities. The carrying values of long-term debts approximate their respective fair value.

  F. Restricted Cash

     Restricted cash is composed of time deposits that the Company maintains as collateral for obtaining letters of credits.

  E. Marketable Securities

     Marketable securities are open-end bond funds that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

     The costs of investment sold are determined by the weighted average method.

                         OPTRONICS INTERNATIONAL CORP.

  F. Inventories

     Inventories are stated at cost using the weighted average method and are valued at the lower of cost or market value at balance sheet date. The market value of raw materials is determined based on current replacement cost, while work-in-process and finished goods are determined by net realizable value.

  G. Properties

     Properties are stated at cost less accumulated depreciation. Major additions, renewals and betterment are capitalized, while maintenance and repairs are expensed currently.

     Depreciation is provided on the straight-line method over the estimated useful lives that range as follows: machinery and equipment -- 3 to 8 years; computer equipment -- 3 years; office equipment -- 5 years; leasehold improvements -- 5 years; transportation equipment -- 5 years; other equipment -- 5 to 20 years.

     Upon sale or disposal of properties, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is credited or charged to income.

  H. Asset Impairment

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", ("SFAS No. 121") requires recognition of impairment of long-lived assets in the event the net book value of these assets exceeds the future undiscounted cash flows attributable in use to these assets. SFAS No. 121 has not had an impact on the financial statements of the Company.

  I. Deferred Charges

     Deferred charges are stated at cost and amortized on straight-line basis over the following years: tools -- 3 years.

  J. Recognition of Revenue, Cost and Expenses

     Product sales are recognized upon the transfer of title and risk of ownership to customers, which occurs upon shipment of the product. Cost charged against revenue and expenses are recognized as incurred.

  K. Research and Development

     Research and development costs consist of expenditures incurred during the course of planned search and investigation aimed at the discovery of new knowledge that will be useful in developing new products or processes, or at significantly enhancing existing products or production processes. And the implementation of such is through design, testing of product alternatives or construction of prototypes. The Company expenses all research and development costs as they are incurred.

  L. Pension Costs

     The Company has non-contributory and funded defined benefit retirement plans covering all its regular employees. The contribution to an independent fund is deposited with the Central Trust of China, as the custodian. Net pension cost, with includes service cost, interest cost, expected return on plan assets and amortization of net asset or obligation at transition, is recognized based on an actuarial valuation.

                         OPTRONICS INTERNATIONAL CORP.

     The Company has a defined benefit pension plan for all regular employees, which provides benefits base on length of service and average monthly salary for the last six month prior to retirement.

     The Company makes monthly contributions, equal to 2% of salaries and wages, to a pension fund which is administered by a pension fund monitoring committee and deposited as the committee's name in the Central Trust of China which acts as trustee.

  M. Income Tax

     The Company adopted the provisions of SFAS No. 109 "Accounting for Income Tax"; the provision for income tax represents income tax paid and payable for the current year plus the changes in the deferred income tax assets and liabilities during the years. Deferred income taxes are recognized for the tax effects of temporary differences, unused tax credit and operating loss carryforwards. Valuation allowance is provided for deferred tax assets that are not certain to be realized. A deferred tax asset or liability should, according to the classification of its related asset or liability, be classified as current or noncurrent. However, if a deferred asset or liability cannot be identified to an asset or a liability in the financial statements, then it should be classified as current or noncurrent based on the expected reversal date of temporary difference.

  N. Foreign-currency Transactions

     The functional currency of the Company is New Taiwan dollars. The foreign-currency transactions of the Company are recorded using their respective functional currencies at the rates of exchange in effect when the transactions occur. Gains or losses, resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars, or when foreign-currency receivables and payables are settled, are credited or charged to income in the year of conversion or settlement. At the balance sheet dates, the balances of foreign-currency assets and liabilities are restated into the respective functional currencies based on prevailing exchange rates and any resulting gains or losses are credited or charged to income.

  O. Translation of Foreign-currency Financial Statements

     The financial statements are translated into U.S. dollars at the following exchange rates: assets and liabilities -- current rate; income and expenses -- weighted average rate during the year. The resulting translation adjustment is recorded as separate component of shareholders' equity.

  Q. Comprehensive Income

     The Company adopted the provisions of SFAS No. 130 "Reporting Comprehensive Income"; SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. To date, the Company has only translation adjustment that are required to be reported in comprehensive income.

  R. Earnings (Loss) Per Share

     SFAS No. 128 "Earnings Per Share", establishes standards for computing and presenting earnings per share. Basic earnings per share is calculated using the average shares of common share outstanding. Diluted earnings per share is calculated using the weighted average number of common and dilutive common equivalent shares outstanding during the period, using either as if converted method for convertible preferred share or the treasury stock method for options and warrants. Since the Company's capital structure is simple, therefore, its basic earnings per share is the same as diluted earnings per share.

                         OPTRONICS INTERNATIONAL CORP.

  S. Interim Financial Statements

     The interim financial information contained herein is unaudited but, in the opinion of management, reflects all adjustments which are necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. All adjustments are of a normal, recurring nature. Results of operations for interim periods presented herein are not necessarily indicative of results of operations for the entire year.

3. NOTES AND ACCOUNTS RECEIVABLE -- NET

                                                              DECEMBER 31,    JUNE 30,
                                                                  1999          2000
                                                              ------------    --------
Receivable from related parties (Note 9)....................     $  46         $  331
Notes receivable............................................        46             12
Accounts receivable -- third parties........................       861          1,474
                                                                 -----         ------
                                                                   953          1,817
Allowance for doubtful accounts.............................      (477)          (487)
                                                                 -----         ------
                                                                 $ 476         $1,330
                                                                 =====         ======

4. INVENTORIES

                                                              DECEMBER 31,    JUNE 30,
                                                                  1999          2000
                                                              ------------    --------
Finished goods..............................................     $  233        $  323
Work in process.............................................        320           626
Raw materials...............................................        493           791
                                                                 ------        ------
                                                                 $1,046        $1,740
                                                                 ======        ======

                         OPTRONICS INTERNATIONAL CORP.

5. PROPERTIES -- NET

                                                              DECEMBER 31,    JUNE 30,
                                                                  1999          2000
                                                              ------------    --------
Cost
  Machinery and equipment...................................     $5,018        $5,381
  Computer equipment........................................         60            85
  Office equipment..........................................         36            69
  Leasehold improvements....................................         81           176
  Transportation equipment..................................         58            59
  Other equipment...........................................      1,230         1,291
  Prepayments...............................................         33           292
                                                                 ------        ------
                                                                  6,516         7,353
                                                                 ------        ------
Accumulated depreciation
  Machinery and equipment...................................     $1,076        $1,407
  Computer equipment........................................         32            42
  Office equipment..........................................         13            18
  Leasehold improvements....................................         29            32
  Transportation equipment..................................         21            27
  Other equipment...........................................        148           209
                                                                 ------        ------
                                                                  1,319         1,735
                                                                 ------        ------
                                                                 $5,197        $5,618
                                                                 ======        ======

6. LONG-TERM DEBTS

                                                              DECEMBER 31,    JUNE 30,
                                                                  1999          2000
                                                              ------------    --------
Industrial Bureau -- Innovation Products Matching Fund to be
  repaid in installment with final payment due in October
  2001 (Note 12)............................................     $ 506         $ 388
Current portion.............................................      (253)         (259)
                                                                 -----         -----
                                                                 $ 253         $ 129
                                                                 =====         =====

     As of June 30, 2000, long-term debts mature as follows:

                                                              JUNE 30,
                                                                2000
                                                              --------
During the year 2000......................................      $259
During the year 2001......................................       129

7. SHAREHOLDERS' EQUITY

     The Company's Articles of Incorporation provide that the following shall be appropriated from the annual net income after deducting any previously accumulated deficit and 10% legal reserve:

         (d) 5% - 10% special bonus to employees;

         (e)  1% - 3% compensation to directors and supervisors; and

                         OPTRONICS INTERNATIONAL CORP.

         (f) Special retained earnings reserve and unappropriated earnings can be set aside when necessary, and the remaining amount shall be appropriated as common shareholders' bonus.

     The appropriations and the disposition of the remaining net income shall be resolved by the shareholders in the following year and given effect to in the financial statements of that year.

     The aforementioned appropriation for legal reserve shall be made until the reserve equals the Company's capital. Such reserve can only be used to offset a deficit; or, when it has reached 50% of the paid-in capital, up to 50% thereof can be transferred to capital.

8. INCOME TAX

     A. Income tax benefit: The Company expects no income tax benefits and income tax payable for the six months ended June 30, 2000. Income tax expense of $2 for the six months ended June 30, 1999 represents the prior year's income tax adjustment.

     B. As of December 31, 1999 and June 30, 2000, deferred income tax assets and liabilities are as follows:

                                                                      DECEMBER 31,    JUNE 30,
                                                                          1999          2000
                                                                      ------------    --------
        Current:
          Taxable temporary differences.............................    $   119       $   105
          Investment tax credits....................................          5            --
          Operating loss carryforwards..............................        338           284
                                                                        -------       -------
          Total.....................................................        462           389
          Valuation allowance.......................................       (462)         (389)
                                                                        -------       -------
                                                                             --            --
                                                                        -------       -------
        Noncurrent:
          Taxable temporary differences.............................         31             5
          Investment tax credits....................................      1,279         1,214
          Operating loss carryforwards..............................         51            59
                                                                        -------       -------
          Total.....................................................      1,361         1,278
          Valuation allowance.......................................     (1,361)       (1,278)
                                                                        -------       -------
                                                                             --            --
                                                                        -------       -------
                                                                        $    --       $    --
                                                                        =======       =======

     C. The Company's income tax returns through taxable year ended December 31, 1996 have been examined by the tax authorities.

     D. As of June 30, 2000, the Company's unused investment tax credits and the tax effect of loss carryforwards amounted to approximately $1,214 and $343, respectively, and are available for future use through 2003 and 2004, respectively.

                         OPTRONICS INTERNATIONAL CORP.

9. RELATED PARTY TRANSACTIONS

     A. Name and Relationship of Related Parties

  NAME AND RELATIONSHIP OF RELATED PARTIES             RELATIONSHIP WITH THE COMPANY
  ----------------------------------------             -----------------------------
Wah Lee Industrial Corp. (WAH LEE)...........  Its chairman is the supervisor of the Company
Delta Electronics Int. Ltd. (DELTA LTD.).....  Same chairman
Delta Electronics Inc. (DELTA INC.)..........  Same chairman

     B. Significant Related Party Transactions

  For the period

                                                                 FOR THE SIX MONTHS ENDED JUNE 30,
                                                                 ----------------------------------
                                                                      1999               2000
                                                                 ---------------    ---------------
                                                                 AMOUNT      %      AMOUNT      %
                                                                 -------    ----    -------    ----
    Sales
      DELTA INC. ..............................................   $ 86        3      $314        5
      WAH LEE..................................................     86        3       176       10
                                                                  ----      ---      ----      ---
                                                                  $172        6      $490       15
                                                                  ====      ===      ====      ===
    Purchases..................................................   $160        8      $  8       --
      DELTA LTD. ..............................................      2       --        --       --
                                                                  ----      ---      ----      ---
      DELTA INC. ..............................................   $162        8      $  8       --
                                                                  ====      ===      ====      ===

  At end of period

                                                                 DECEMBER 31,       JUNE 30,
                                                                     1999             2000
                                                                 -------------    -------------
                                                                 AMOUNT     %     AMOUNT     %
                                                                 ------    ---    ------    ---
    Receivable
      DELTA INC. ..............................................   $ 25       5     $272      20
      WAH LEE..................................................     21       4       59       5
                                                                  ----     ---     ----     ---
                                                                  $ 46       9     $331      25
                                                                  ====     ===     ====     ===
    Accounts payable -- DELTA LTD. ............................   $ 52      10     $  1      --
                                                                  ====     ===     ====     ===

d. Sales to related parties are based on normal selling prices. The collection period is 30-75 days after shipment for related parties and 15-60 days for other companies.

e. The payment terms for purchases from related parties are the same as those from other suppliers.

c. As of June 30, 1999, the Company sold certain machinery and equipment to DELTA INC. for $38 and generated a gain of $4.

                         OPTRONICS INTERNATIONAL CORP.

10. FINANCIAL INSTRUMENTS

     The Company's financial instruments are carried at cost, which approximates their fair value and are listed as follows:

                                                 DECEMBER 31, 1999       JUNE 30, 2000
                                                 ------------------    ------------------
                                                 CARRYING     FAIR     CARRYING     FAIR
                                                  VALUE      VALUE      VALUE      VALUE
                                                 --------    ------    --------    ------
Assets
  Cash.........................................   $1,841     $1,841     $2,058     $2,058
  Restricted cash..............................      967        967      1,163      1,163
  Marketable securities........................    2,307      2,307         --         --
  Notes and accounts receivable -- net.........      476        476      1,330      1,330
  Prepaid long-term investment.................       --         --         --         --
  Refundable deposits..........................       41         41         51         51
Liabilities
  Notes and accounts payable...................      537        537      1,306      1,306
  Long-term debts (including current
     portion)..................................      506        506        388        388

11. COMMITMENTS AND CONTINGENT LIABILITIES

     A. In 1997 and 1999, the Company entered into loan agreements with Industrial Development Bureau, Ministry of Economic Affairs and Administration of Hsin-chu Science-based Industrial Park, respectively, for developing new products. Under the agreements, the loans are paid in installments starting one year after the prototypes are completed. In addition, the Company shall make quarterly payment for a period of three years equivalent to 2% of net sales as feedback fund starting when sales are generated from the new products begin. However, the total feedback fund should not be more than 30% of the loan.

     B. As of June 30, 2000, unused letters of credit aggregate about US$129 thousand and JPY 32,683 thousand.

12. SEGMENT INFORMATION

     The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." FSAS 131 requires companies to disclose certain information about operating segments. Based on the criteria within SFAS 131, the Company has determined that it has one reportable segment, laser diode products.

  A. Foreign markets:

                                                                      FOR THE SIX MONTHS
                                                                        ENDED JUNE 30,
                                                                      ------------------
        AREA                                                           1999       2000
        ----                                                          -------    -------
        Asia........................................................  $1,234     $  907
        America.....................................................      94        762
        Europe......................................................      16        234
        Other.......................................................      --          7
                                                                      ------     ------
                                                                      $1,344     $1,910
                                                                      ======     ======

                         OPTRONICS INTERNATIONAL CORP.

  B. Major customers

                                                                 FOR THE SIX MONTHS ENDED JUNE 30,
                                                                 ----------------------------------
                                                                      1999               2000
                                                                 ---------------    ---------------
        CUSTOMERS                                                AMOUNT      %      AMOUNT      %
        ---------                                                -------    ----    -------    ----
        A......................................................   $410       14      $ --       --
        B......................................................    400       13        --       --
        C......................................................     --       --       380       12
        D......................................................     --       --       314       10

  C. Geographic information. The Company's operations are entirely in the Republic of China.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Quantum Optech Incorporation

     We have audited the accompanying consolidated balance sheets of Quantum Optech Incorporation and subsidiary as of December 31, 1998 and 1999 and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for the period from May 27, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Quantum Optech Incorporation and subsidiary as of December 31, 1998 and 1999 and the results of their operations and their cash flows for the period from May 27, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States of America.

                                          KPMG Certified Public Accountants

Hsin Chu, Taiwan
May 25, 2000

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999

                                                                 1998          1999
                                                              ----------    -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $1,978,930    $ 1,521,481
  Marketable securities.....................................          --        581,423
  Accounts receivable, net of allowance for doubtful
     accounts of $6,713 and $6,878 as of December 31, 1998
     and 1999, respectively.................................     705,854      1,070,429
  Inventories...............................................   1,094,718      1,506,436
  Prepaid expenses..........................................      26,190         16,616
  Other current assets......................................      37,860        121,683
                                                              ----------    -----------
          Total current assets..............................   3,843,552      4,818,068
Property, plant and equipment, net..........................   2,766,572      4,316,607
                                                              ----------    -----------
          Total assets......................................  $6,610,124    $ 9,134,675
                                                              ==========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings.....................................  $  178,581    $   428,634
  Current portion of long-term debt.........................     155,231        353,546
  Due to related parties....................................     129,143         13,898
  Accounts payable..........................................     417,037      1,075,277
  Advance from customers....................................         263        795,877
  Accrued expenses and other current liabilities............     185,196        321,170
                                                              ----------    -----------
          Total current liabilities.........................   1,065,451      2,988,402
Long-term debt..............................................     956,225      1,094,609
Accrued pension.............................................      39,863         95,070
                                                              ----------    -----------
          Total liabilities.................................   2,061,539      4,178,081
                                                              ----------    -----------
Stockholders' equity:
  Common stock, par value of 10 New Taiwan dollars,
     authorized shares of 15,000,000 and 30,000,000; issued
     and outstanding shares of 15,000,000 and 19,000,000, as
     of December 31, 1998 and 1999, respectively............   4,815,382      6,076,019
  Additional paid-in capital................................     565,789        943,980
  Accumulated deficit.......................................    (677,173)    (1,983,792)
  Accumulated other comprehensive loss......................    (155,413)       (79,613)
                                                              ----------    -----------
          Total stockholders' equity........................   4,548,585      4,956,594
Commitments
          Total liabilities and stockholders' equity........  $6,610,124    $ 9,134,675
                                                              ==========    ===========

          See accompanying notes to consolidated financial statements.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        AND COMPREHENSIVE INCOME (LOSS)
           PERIOD FROM MAY 27, 1997 (INCEPTION) TO DECEMBER 31, 1997
                   AND YEARS ENDED DECEMBER 31, 1998 AND 1999

                                                          1997          1998          1999
                                                        ---------    ----------    -----------
Net sales.............................................  $      --    $2,116,317    $ 3,433,449
Cost of goods sold....................................         --     2,016,479      3,555,303
                                                        ---------    ----------    -----------
Gross profit (loss)...................................         --        99,838       (121,854)
Selling, general and administrative expense...........     43,075       508,384        853,904
Research and development expense......................         --        73,519        281,076
                                                        ---------    ----------    -----------
     Operating loss...................................    (43,075)     (482,065)    (1,256,834)
Interest expense......................................     (5,416)     (165,125)      (100,451)
Interest income.......................................      1,333         7,086         15,095
Foreign exchange gain (loss), net.....................         --         8,876         (8,259)
Other gain (loss), net................................       (993)        2,206         43,830
                                                        ---------    ----------    -----------
     Net loss.........................................  $ (48,151)   $ (629,022)   $(1,306,619)
                                                        =========    ==========    ===========
Other comprehensive income (loss):
  Foreign currency translation adjustment.............  $(136,108)   $  (19,305)   $    86,292
  Unrealized holding loss on marketable securities....         --            --        (10,492)
                                                        ---------    ----------    -----------
Comprehensive loss....................................  $(184,259)   $ (648,327)   $(1,230,819)
                                                        =========    ==========    ===========

          See accompanying notes to consolidated financial statements.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
          PERIOD FOR MAY 27, 1997 (INCEPTION) TO DECEMBER 31, 1997 AND
                     YEARS ENDED DECEMBER 31, 1998 AND 1999

                                                                                           ACCUMULATED OTHER
                                                                                             COMPREHENSIVE
                                                                                             INCOME (LOSS)
                                                                                      ---------------------------
                                                                                        FOREIGN      UNREALIZED
                                      COMMON SHARES        ADDITIONAL                  CURRENCY     HOLDING LOSS        TOTAL
                                 -----------------------    PAID-IN     ACCUMULATED   TRANSLATION   ON MARKETABLE   STOCKHOLDERS'
                                   SHARES       AMOUNT      CAPITAL       DEFICIT     ADJUSTMENT     SECURITIES        EQUITY
                                 ----------   ----------   ----------   -----------   -----------   -------------   -------------
Issuance of common stock upon
  inception on May 27, 1997....   1,500,000   $  538,406         --             --           --             --          538,406
Net loss.......................          --           --         --        (48,151)          --             --          (48,151)
Foreign currency translation
  adjustment...................          --           --         --             --     (136,108)            --         (136,108)
                                 ----------   ----------    -------     ----------     --------        -------       ----------
Balance at December 31, 1997...   1,500,000      538,406         --        (48,151)    (136,108)            --          354,147
Issuance of common stock.......  13,500,000    4,276,976    565,789             --           --             --        4,842,765
Net loss.......................          --           --         --       (629,022)          --             --         (629,022)
Foreign currency translation
  adjustment...................          --           --         --             --      (19,305)            --          (19,305)
                                 ----------   ----------    -------     ----------     --------        -------       ----------
Balance at December 31, 1998...  15,000,000    4,815,382    565,789       (677,173)    (155,413)            --        4,548,585
Issuance of common stock.......   4,000,000    1,260,637    378,191             --           --             --        1,638,828
Net loss.......................          --           --         --     (1,306,619)          --             --       (1,306,619)
Foreign currency translation
  adjustment...................          --           --         --             --       86,292             --           86,292
Unrealized holding loss on
  marketable securities........          --           --         --             --           --        (10,492)         (10,492)
                                 ----------   ----------    -------     ----------     --------        -------       ----------
Balance at December 31, 1999...  19,000,000   $6,076,019    943,980     (1,983,792)     (69,121)       (10,492)       4,956,594
                                 ==========   ==========    =======     ==========     ========        =======       ==========

          See accompanying notes to consolidated financial statements.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           PERIOD FROM MAY 27, 1997 (INCEPTION) TO DECEMBER 31, 1997
                   AND YEARS ENDED DECEMBER 31, 1998 AND 1999

                                                         1997           1998           1999
                                                      -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss............................................  $   (48,151)   $  (629,022)   $(1,306,619)
Adjustments to reconcile net loss to cash used in
  operating activities:
  Bad debt expense..................................           --          6,472             --
  Provision for inventory obsolescence..............           --         13,891        140,256
  Depreciation and amortization.....................        2,233        206,551        375,748
  Gain on disposal of marketable securities.........           --             --        (27,674)
Changes in operating assets and liabilities:
  Accounts receivable...............................           --       (686,974)      (337,622)
  Inventories.......................................     (109,052)      (974,763)      (514,451)
  Prepaid expenses and other current assets.........      (14,351)       (49,312)       (70,659)
  Accounts payable..................................       70,540        340,914        629,992
  Due to related parties............................        4,104        120,947       (115,113)
  Accrued expenses and other current liabilities....        7,183        172,573        901,289
  Accrued pension...................................           --         38,432         52,721
                                                      -----------    -----------    -----------
     Cash used in operating activities..............      (87,494)    (1,440,291)      (272,132)
                                                      -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities...................           --             --     (1,303,750)
Purchase of property, plant and equipment...........   (1,078,411)    (1,940,915)    (1,816,066)
Proceeds from the sale of marketable securities.....           --             --        755,982
                                                      -----------    -----------    -----------
     Cash used in investing activities..............   (1,078,411)    (1,940,915)    (2,363,834)
                                                      -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in short-term borrowings...............           --        172,167        238,842
Net increase in long-term debt......................      310,773        802,155        300,866
Issuance of common stock............................      538,406      4,403,067      1,638,828
Advance payments from stockholders..................      439,698             --             --
                                                      -----------    -----------    -----------
     Cash provided by financing activities..........    1,288,877      5,377,389      2,178,536
                                                      -----------    -----------    -----------
Effect of exchange rate changes on cash.............      (37,152)      (103,073)           (19)
                                                      -----------    -----------    -----------
Net increase (decrease) in cash and cash
  equivalents.......................................       85,820      1,893,110       (457,449)
Cash and cash equivalents at beginning of period....           --         85,820      1,978,930
                                                      -----------    -----------    -----------
Cash and cash equivalents at end of period..........  $    85,820    $ 1,978,930    $ 1,521,481
                                                      ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
  Interest..........................................  $     3,965    $   160,695    $   106,290
                                                      ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (ALL AMOUNTS EXPRESSED IN U.S. DOLLARS UNLESS OTHERWISE STATED.)

(1) ORGANIZATION AND PRINCIPAL ACTIVITIES

     Quantum Optech Incorporation (the "Company") was incorporated on May 27, 1997 under the Company Law of the Republic of China ("Taiwan"). Prior to January 31, 1998, the Company was in a developmental stage.

     During the developmental stage, the Company's activities primarily consisted of financial planning, raising capital, recruiting and training employees, research and development and preparing its facility for production.

     Subsequent to the developmental stage, the Company's business activities primarily consists of the manufacture, sales and development of quartz crystal, optical equipment components, electro-optical materials, optical crystal products, telecommunication products, optical and opto-electronic instruments, crystal cutting machines, lapping machines, and super-hard thin film coating machines.

     In 1998, the Company incorporated Quantum Optech (Singapore) Pte Ltd. as a wholly owned subsidiary of the Company. Quantum Optech (Singapore) Pte Ltd., acts as a intermediary for the Company's operations in the Peoples' Republic of China.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Accounting Principles

     The accompanying consolidated financial statements have been prepared on a historical cost basis to reflect the financial position and results of operations of the Company in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). The consolidated financial statements are stated in US dollars, the reporting currency of the Company.

  Use of Estimates

     The preparation of the consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Principles of Consolidation

     The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary, Quantum Optech (Singapore) Pte Ltd. All significant intercompany balances and transactions are eliminated in consolidation.

  Foreign Currency Transactions and Translation

     The functional currency of the Company's operations in Singapore and the People's Republic of China is the US dollar. The functional currency of the Company's operations in Taiwan is the New Taiwan dollar. The translation of the Company's operations in Taiwan from New Taiwan dollars to US dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date, and for revenue and expense accounts using a weighted average exchange rate during the period. Gains and losses, net of applicable income taxes, resulting from such translation are reported as a separate component of other comprehensive income (loss). Foreign currency transaction gains or losses are included in results of operations.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

  Revenue Recognition

     Revenues are recognized upon shipment of product. The Company does not have any obligations beyond the shipment of the product nor does the Company offer its customers a product warranty. Management establishes an allowance for doubtful accounts against the related accounts receivable balance when factors indicate that collectibility is not reasonably assured.

  Research and Development Expenses

     Research and development costs are expensed as incurred.

  Cash and Cash Equivalents

     The Company considers time deposits with an original maturity of less than three months to be cash equivalents.

  Start-Up Activities

     The Company adopted SOP 98-5, "Reporting on the Costs of Start-Up Activities" for all periods presented. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. These costs are included in "selling, general and administrative" expenses in the accompanying consolidated statements of operations and comprehensive income (loss).

  Comprehensive Income (Loss)

     Comprehensive income (loss) consists of the Company's net loss, foreign currency translation adjustments and unrealized holding gains (losses) on marketable securities and is presented in the consolidated statements of operations and comprehensive income (loss).

  Concentration of Credit Risk

     Financial instruments, which subject the Company to concentrations of credit risk, primarily consist of cash, cash equivalents, and accounts receivable. The Company maintains its cash and cash equivalents deposits in financial institutions of high-credit standing.

     Less than ten customers represented a majority of total accounts receivable as of December 31, 1998 and 1999. The Company does not require collateral from its customers related to their accounts receivable balance. Management performs ongoing credit evaluations of its customers and believes that the Company has adequately provided for any exposure to potential credit losses.

  Marketable Securities

     The Company accounts for its investment in marketable securities in accordance Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Marketable securities held by the Company include common stock and mutual funds publicly listed in Taiwan. The Company has classified the securities as available for sale. Management intends to sell the securities in fiscal year 2000 and has classified the asset as a current asset in the accompanying consolidated balance sheet as of December 31, 1999. The unrealized holding loss related to the securities as of December 31, 1999 amounted to $10,492. Realized gains from the sales of marketable securities amounted to $32,000 for the year ended December 31, 1999. There were no sales of marketable securities for the period from May 27, 1997 (inception) to December 31, 1997 or for the year ended December 31, 1998.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

  Inventories

     Inventories are stated at the lower of cost or market on a weighted average basis.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation is provided for financial reporting purposes using the straight-line method, less salvage value, over the following estimated useful lives:

Building................................................    25 years
Machinery and equipment.................................    5 years
Furniture and fixtures..................................  3 to 5 years
Leasehold improvements..................................    3 years
Computer software.......................................    3 years

  Impairment of Long-Lived Assets

     The Company reviews long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

  Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities in the financial statements and their respective tax bases, and operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred income tax assets where it is more likely than not that such assets will not be realized.

  Retirement Benefits

     Pursuant to the ROC Labor Standards Law (the "Law"), the Company has established a defined benefit retirement plan for all full-time employees in Taiwan. This plan provides for lump-sum retirement benefits to retiring employees based on length of service, age and certain other factors. In addition, the Law requires that the Company fund the plan annually at a rate of 2% to 15% of total employee salaries. The plan is funded through deposits with the Central Trust of China, a governmental institution that administrates pension investments for all entities in Taiwan. The Company records and discloses pension expense and the related liability in accordance with SFAS No. 87, "Employers' Accounting for Pensions" and SFAS No. 132, "Employers' Disclosure About Pensions and Other Postretirement Benefits" in the accompanying consolidated financial statements.

  Recent Accounting Pronouncements

     SFAS No. 133, "Accounting for Derivatives and Hedging Activities," was issued in June 1998. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY activities. SFAS No. 133, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. As the Company does not currently engage in derivatives or hedging transactions, there will be no current impact on the Company's results of operations or financial position upon adoption of SFAS No. 133. In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition." SAB No. 101 provides additional guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company has reviewed this bulletin and believes that its current revenue recognition policy is consistent with the guidance of SAB No. 101.

(3) TRANSACTION WITH RELATED PARTIES

     The Company entered into transactions with the following related parties in 1998 and 1999:

           NAME OF RELATED PARTY                      RELATIONSHIP WITH THE COMPANY
           ---------------------                      -----------------------------
Chu, Chen-Chung ("CC Chiu")................  Director and general manager of the Company and owns 3.25% of the Company's shares as of
                                               December 31, 1999
Liou, Keh-Shium ("KS Liou")................  Director of the Company, and owns 2.41% of the
                                               Company's shares
Chiu, Shuan-Sou ("SS Chiu")................  CC Chiu's father
Q-Lin Technology Co., Ltd. ("Q-Lin").......  CC Chiu is the general manager and stockholder of this company
Quantum Crystal Inc. ("Crystal")...........  SS Chiu is the president of this company
TAI Mow Machinery Co., Ltd. ("TAI Mow")....  Its president is CC Chiu's brother
ADI Corporation. ("ADI")...................  Director of the Company, and owns 26.45% of the
                                               Company's shares
Peace light Investments Ltd. ("Peace         A wholly owned subsidiary of ADI
  light")..................................

     The Company had sales of $108,671 to Crystal in 1998 and sales of $5,489 to ADI in 1999. These amounts were fully paid to the Company as of December 31, 1998 and 1999.

     The Company purchased inventory from Q-Lin, TAI Mow and Crystal for $848,418, $13,261 and $141,440, respectively in 1998. In 1999, the Company purchased $12,284 of inventory from TAI Mow. Amounts due to these related parties totaled $129,143 and $7,351 as of December 31, 1998 and 1999, respectively.

     The Company purchased equipment aggregating $78,300 from Q-Lin, TAI Mow and Crystal in 1998.

     The Company entered into lease agreements for office and packing lot space with Q-Lin and SS Chiu. Total rental expense related to those leases amounted to $13,828 and $18,429 for the years ended December 31, 1998 and 1999, respectively. The amount due to SS Chiu was $945 as of December 31, 1999. The lease agreements expire in fiscal year 2000.

     The Company paid Crystal $42,579 in 1998 and Peace light $9,078 in 1999 for miscellaneous expenditures. The amount due to Peace light was $5,602 at December 31, 1999.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

     The Company borrowed funds for working capital purposes from the following related parties in 1998:

                                                                   WEIGHTED
                                                    MAXIMUM         AVERAGE       INTEREST
                                                    BALANCE      INTEREST RATE    EXPENSE
                                                   ----------    -------------    --------
Q-Lin............................................  $1,131,089        9.75%        $85,242
Crystal..........................................      68,503        9.75%          5,777
KS Liou..........................................     485,334         8.9%            850
CC Chiu..........................................      85,304         8.9%          3,052
                                                                                  -------
                                                                                  $94,921
                                                                                  =======

     These balances were fully paid as of December 31, 1998. There were no transactions with related parties during the period from May 27, 1997 (inception) to December 31, 1997.

(4) INVENTORIES

     Inventories at December 31, 1998 and 1999 consisted of the following:

                                                                 1998          1999
                                                              ----------    ----------
Finished goods..............................................  $  352,213    $  428,850
Work in process.............................................     606,445       811,356
Raw material................................................     150,469       401,928
Merchandise.................................................          --        23,335
                                                              ----------    ----------
                                                               1,109,127     1,665,469
Less: provision for inventory obsolescence..................     (14,409)     (159,033)
                                                              ----------    ----------
                                                              $1,094,718    $1,506,436
                                                              ==========    ==========

(5) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following as of December 31, 1998 and 1999:

                                                                 1998          1999
                                                              ----------    ----------
Land........................................................  $  541,358    $  554,616
Building....................................................     878,432     1,182,220
Machinery and equipment.....................................   1,330,302     1,906,044
Miscellaneous equipment.....................................     156,810       480,748
Furniture and fixtures......................................      58,172        76,408
Computer software...........................................      17,100        39,758
Construction in progress, including advance payments for
  equipment.................................................          --       683,602
                                                              ----------    ----------
                                                               2,982,174     4,923,396
Less: accumulated depreciation and amortization.............    (215,602)     (606,789)
                                                              ----------    ----------
                                                              $2,766,572    $4,316,607
                                                              ==========    ==========

     The unamortized computer software amounted to $15,027 and $23,192, as of December 31, 1998 and 1999, respectively. The amortization expense of computer software amounted to $1,999 and $14,761, for the years ended December 31, 1998 and 1999, respectively.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

(6) SHORT-TERM BORROWINGS

     Short-term borrowings consisted of the following as of December 31, 1998 and 1999:

                                                                1998        1999
                                                              --------    --------
Unsecured loan..............................................  $     --    $159,033
Letter of credit............................................   178,581     147,941
Notes payable...............................................        --     121,660
                                                              --------    --------
                                                              $178,581    $428,634
                                                              ========    ========

     The Company has several lines of credit with banks which provide for maximum borrowings of approximately $1,611,456 and $4,505,089 as of December 31, 1998 and 1999, respectively. The unsecured loan and letter of credit balances stated above were outstanding against these lines of credit at December 31, 1998 and 1999. There are no commitment fees associated with these lines of credit. The lines of credit bear various interest rates. The weighted interest rates of the borrowings were 8.45% and 8.75% as of December 31, 1998 and 1999, respectively. The weighted average interest rate of the notes payable was 6.18% at December 31, 1999.

     These short-term borrowings are guaranteed by the Company's four major stockholders.

(7) LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1998 and 1999:

BANK                                       REPAYMENT TERMS               1998         1999
----                                       ---------------            ----------   ----------
Taiwan Medium Bank.............  Payable in 49 quarterly
                                 installments beginning in October
                                 2000                                 $  279,416   $  286,260
Taiwan Medium Bank.............  Payable in 16 quarterly
                                 installments beginning in March
                                 1999                                    620,925      477,099
Taiwan Medium Bank.............  Payable in 32 quarterly
                                 installments beginning in June 2000     211,115      216,285
Taiwan Medium Bank.............  Payable in 36 monthly installments
                                 beginning in July 1999                       --      396,946
Taiwan Medium Bank.............  Payable in 17 quarterly
                                 installments beginning in September
                                 2000                                         --       37,214
Taiwan Medium Bank.............  Payable in 17 monthly installments
                                 beginning in September 2000                  --       34,351
                                                                      ----------   ----------
                                                                       1,111,456    1,448,155
Less: current portion...............................................    (155,231)    (353,546)
                                                                      ----------   ----------
Total long-term debt excluding current position.....................  $  956,225   $1,094,609
                                                                      ==========   ==========

     All of the above debt bears interest at variable rates. The weighted average interest rate of the above debt was 6.76% and 6.93% as of December 31, 1998 and 1999, respectively.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

     Maturities of long-term debt were as follows as of December 31, 1999:

YEAR ENDING DECEMBER 31,
------------------------
2000.....................................................  $  353,546
2001.....................................................     384,924
2002.....................................................     305,534
2003.....................................................      67,112
2004.....................................................      62,914
Thereafter...............................................     274,125
                                                           ----------
                                                           $1,448,155
                                                           ==========

     The agreements for the above debt require the Company to pledge property, plant and equipment with the following book values as of December 31, 1998 and 1999:

ASSETS                                                   1998          1999
------                                                ----------    ----------
Land................................................  $  541,358    $  554,616
Building............................................     822,282       737,128
Machinery and equipment.............................     724,773       711,157
                                                      ----------    ----------
                                                      $2,088,413    $2,002,901
                                                      ==========    ==========

(8) INCOME TAXES

     The Company's operations in Taiwan are subject to income tax at a rate of 25%. The Company's operations outside Taiwan are subject to income tax rates applicable to the related foreign jurisdiction.

     For the period from May 27, 1997 (inception) to December 31,1997 and the years ended December 31, 1998 and 1999, pre-tax losses were recorded in the following tax jurisdictions:

                                                    1997        1998          1999
                                                  --------    ---------    -----------
Taiwan..........................................  $(48,151)   $(629,022)   $  (886,494)
Singapore.......................................        --           --       (420,125)
                                                  --------    ---------    -----------
                                                  $(48,151)   $(629,022)   $(1,306,619)
                                                  ========    =========    ===========

     A reconciliation of the expected income tax benefit at the Taiwan statutory rate of 25% to the actual income tax benefit for the period from May 27, 1997 (inception) to December 31, 1997 and the years ended December 31, 1998 and 1999 is as follows:

                                                     1997        1998         1999
                                                   --------    ---------    ---------
Income taxes benefit computed at the Taiwan
  statutory rate of 25%..........................  $(12,038)   $(157,256)   $(326,655)
Expenses disallowed for tax purposes.............     1,409            3        2,915
Income not recognized for tax purposes...........                   (195)      (8,574)
Investment tax credits earned....................        --      (94,861)     (18,907)
Change in valuation allowance....................     9,451      259,133      367,458
Foreign currency translation adjustment..........     1,178       (6,002)     (16,274)
Other............................................        --         (822)          37
                                                   --------    ---------    ---------
Actual income tax benefit........................  $     --    $      --    $      --
                                                   ========    =========    =========

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

     The components of deferred income tax assets and liabilities consisted of the following as of December 31, 1998 and 1999:

                                                                1998         1999
                                                              ---------    ---------
Deferred income tax assets:
  Provision for inventory obsolescence......................  $  68,899    $  39,758
  Unrealized investment loss................................         --      108,027
  Net operating loss carryforwards..........................     94,365      336,800
  Investment tax credits....................................     94,861      113,768
  Property, plant and equipment.............................      7,019       23,159
  Other.....................................................      3,440       14,530
                                                              ---------    ---------
                                                                268,584      636,042
Less: valuation allowance...................................   (268,584)    (636,042)
                                                              ---------    ---------
     Net deferred income tax assets.........................  $      --    $      --
                                                              =========    =========

     A full valuation allowance was recorded against the deferred income tax asset balance primarily due to the Company's history of losses.

     The Company earns investment tax credits in Taiwan related to certain research and development expenditures. Credits are based on a percentage of the total cost of research and development expenditures and can be used to offset either current income taxes or be carried forward for four years. The expiration dates of the Company's investment tax credits as of December 31, 1999 are shown below:

EXPIRATION YEAR                                              AMOUNT
---------------                                             --------
2002....................................................    $ 97,184
2003....................................................      16,584
                                                            --------
                                                            $113,768
                                                            ========

     As of December 31, 1999, the Company had net operating losses available for carryforward in Taiwan of approximately $1.3 million which will expire from fiscal year 2002 to 2004.

(9) RETIREMENT BENEFITS

     The following table sets forth a reconciliation of the benefit obligation and accrued pension balance related to the Company's defined benefit retirement plan for the years ended December 31, 1998 and 1999:

                                                               1998        1999
                                                              -------    --------
Projected benefit obligation at beginning of period.........  $    --    $ 39,863
Service cost................................................   39,863      62,771
Interest cost...............................................       --       2,566
Foreign currency translation adjustment.....................       --       2,847
                                                              -------    --------
Benefit obligation at end of period.........................   39,863     108,047
Fair value of plan assets...................................       --     (12,977)
                                                              -------    --------
Accrued pension at end of period............................  $39,863    $ 95,070
                                                              =======    ========

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

     There is no pension cost for the period from May 27 (inception) to December 31, 1997. The components of net pension cost for the years ended December 31, 1998 and 1999 are summarized as follows:

                                                               1998       1999
                                                              -------    -------
Service cost................................................  $39,863    $62,771
Interest cost...............................................       --      2,566
Expected return on plan assets..............................       --       (216)
                                                              -------    -------
Net pension cost............................................  $39,863    $65,553
                                                              =======    =======

     The discount rate and rate of compensation increase used by the Company to calculate its net pension expense for the years ended December 31, 1998 and 1999 were as follows:

                                                                1998    1999
                                                                ----    ----
Discount rate...............................................    6.5%    6.5%
Rate of compensation increase...............................    5.0%    5.0%

     The Company's contribution to the fund deposited in the Central Trust of China amounted to $12,413 for the year ended December 31, 1999.

(10) ADVANCE PAYMENT FROM CUSTOMER

     The Company has entered into an agreement with a customer for the future sale of DWDM filters. In accordance with the agreement, the customer has made an advance payment of $795,165 for the filters. This payment will be applied against the future shipment of the product. Consistent with the Company's revenue recognition policy, the advance payment will be recognized as revenue upon shipment. As of December 31, 1999, the Company was in the process of developing the filters and the related manufacturing process. Management expects to begin the manufacturing and shipment of the filters in the second half of fiscal year 2000. As of December 31, 1999, the advance payment has been included in current liabilities in the accompanying consolidated balance sheet.

(11) STOCKHOLDERS' EQUITY

     On September 1, 1997, the Company's stockholders approved the issuance of 4,040,000 new shares through cash subscription at 10 New Taiwan dollars per share. As of December 31, 1997, the stockholders made advance payments aggregating to $439,698 to the Company. The common stock was issued in 1998 upon completion of the final stock agreement between the Company and stockholders.

(12) COMMITMENTS

     As of December 31, 1999, the Company had commitments to purchase equipment with a total estimated cost of $1,234,097.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

                                               DECEMBER 31, 1998           DECEMBER 31, 1999
                                            ------------------------    ------------------------
                                             CARRYING     ESTIMATED      CARRYING     ESTIMATED
                                              AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                                            ----------    ----------    ----------    ----------
Assets:
  Marketable securities.................    $       --    $       --    $  581,423    $  581,423
  Accounts receivable...................       705,854       705,854     1,070,429     1,070,429
Liabilities:
  Short-term borrowings.................       178,581       178,581       428,634       428,634
  Due to related parties................       129,143       129,143        13,898        13,898
  Accounts payable......................       417,037       417,037     1,075,277     1,075,277
  Long-term debt (including current
     portion)...........................    $1,111,456    $1,111,456    $1,448,155    $1,448,155

     The carrying amount of accounts receivable, short-term borrowings, due to related parties and accounts payable approximate fair value due to the short-term nature of these instruments.

     The carrying amount of the Company's marketable securities is stated at the fair value based on the publicly quoted market prices of the securities.

     The carrying amount of long-term debt approximates fair value since the variable interest rates on the debt approximate market interest rates.

(14) SEGMENT INFORMATION AND MAJOR CUSTOMERS

     The Company principally operated in one segment, optical crystal products.

     The following table presents net sales based on the customer's country of domicile for the years ended December 31, 1998 and 1999:

                                                                 1998          1999
                                                              ----------    ----------
Taiwan......................................................  $1,691,440    $2,667,761
Peoples' Republic of China..................................     239,206       703,217
Other countries in Asia.....................................     185,671        58,982
United States...............................................          --         3,489
                                                              ----------    ----------
                                                              $2,116,317    $3,433,449
                                                              ==========    ==========

     Net sales to one customer exceeded 10% of total net sales for the year ended December 31, 1998. Total net sales to this customer amounted to $268,567 and $223,265 for the years ended December 31, 1998 and 1999, respectively.

     Property, plant and equipment were located in the following countries as of December 31, 1998 and 1999:

                                                                 1998          1999
                                                              ----------    ----------
Taiwan......................................................  $2,741,141    $3,361,467
Peoples' of Republic of China...............................          --     1,000,096
                                                              ----------    ----------
                                                              $2,741,141    $4,361,563
                                                              ==========    ==========

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 2000
                                  (UNAUDITED)

                                     ASSETS

                                                                     2000
                                                                  -----------
Current assets:
  Cash and cash equivalents.................................      $ 1,014,183
  Marketable securities.....................................          437,880
  Accounts receivable, net of allowance for doubtful
     accounts of $5,767 as of June 30, 2000.................        1,519,313
  Inventories...............................................        2,516,904
  Prepaid expenses and other current assets.................          107,061
                                                                  -----------
          Total current assets..............................        5,595,341
Property, plant and equipment, net..........................        5,322,200
                                                                  -----------
          Total assets......................................      $10,917,541
                                                                  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings.....................................      $ 1,356,118
  Current portion of long-term debt.........................          575,755
  Accounts payable..........................................        1,077,525
  Advance from customers....................................          817,577
  Accrued expenses and other current liabilities............          497,208
                                                                  -----------
          Total current liabilities.........................        4,324,183
                                                                  -----------
Long-term debt..............................................        1,835,925
Accrued pension.............................................          139,092
                                                                  -----------
          Total liabilities.................................        6,299,200
                                                                  -----------
Stockholders' equity:
  Common stock, par value of 10 New Taiwan dollars,
     authorized shares of 30,000,000; issued and outstanding
     shares of 19,000,000, as of June 30, 2000..............        6,076,019
  Additional paid-in capital................................          943,980
  Accumulated deficit.......................................       (2,353,871)
  Accumulated other comprehensive loss......................          (47,787)
                                                                  -----------
          Total stockholders' equity........................        4,618,341
Commitments
          Total liabilities and stockholders' equity........      $10,917,541
                                                                  ===========

          See accompanying notes to consolidated financial statements.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

     CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
                 SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000
                                  (UNAUDITED)

                                                                 1999          2000
                                                              ----------    ----------
Net sales...................................................  $1,532,760    $2,858,881
Cost of good sold...........................................   1,443,155     2,335,930
                                                              ----------    ----------
Gross profit................................................      89,605       522,951
Selling, general and administrative expense.................     263,833       261,912
Research and development expense............................     120,715       455,060
                                                              ----------    ----------
     Operating loss.........................................    (294,943)     (194,021)
Interest expense............................................     (44,201)      (99,825)
Interest income.............................................       6,899         4,092
Foreign exchange gain (loss), net...........................      76,555      (108,391)
Other gain, net.............................................      36,074        28,066
                                                              ----------    ----------
     Net loss...............................................  $ (219,616)   $ (370,079)
                                                              ==========    ==========
Other comprehensive income (loss):
  Foreign currency translation adjustment...................  $  (30,565)      101,098
  Unrealized holding loss on marketable securities..........          --       (69,272)
                                                              ----------    ----------
Comprehensive loss..........................................  $ (250,181)   $ (338,253)
                                                              ==========    ==========

          See accompanying notes to consolidated financial statements.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000
                                  (UNAUDITED)

                                                                 1999           2000
                                                              -----------    -----------
Cash flows from operating activities:
  Net loss..................................................  $  (219,616)   $  (370,079)
  Adjustments to reconcile net loss to cash provided by
     (used in) operating activities:
     Depreciation and amortization..........................      175,357        324,619
     Gain on disposal of marketable securities..............       (6,069)       (58,345)
  Changes in operating assets and liabilities:
     Accounts receivable....................................     (486,730)      (429,086)
     Inventories............................................     (431,484)      (984,458)
     Prepaid expenses and other current assets..............     (113,224)        75,704
     Accounts payable.......................................      770,131        (34,086)
     Due to related parties.................................     (127,247)            --
     Accrued expenses and other current liabilities.........      463,816        173,026
     Accrued pension........................................       11,001         42,284
                                                              -----------    -----------
       Cash provided by (used in) operating activities......       35,935     (1,260,421)
                                                              -----------    -----------
Cash flows from investing activities:
  Purchase of marketable securities.........................     (782,097)      (815,395)
  Purchase of property, plant and equipment.................   (1,251,111)    (1,190,187)
  Proceeds from the sale of marketable securities...........      115,940        913,242
                                                              -----------    -----------
       Cash used in investing activities....................   (1,917,268)    (1,092,340)
                                                              -----------    -----------
Cash flows from financing activities:
  Net increase in short-term borrowings.....................      495,289        923,215
  Net increase (decrease) in long-term debt.................      (76,476)       938,482
                                                              -----------    -----------
       Cash provided by financing activities................      418,813      1,861,697
                                                              -----------    -----------
Effect of exchange rate changes on cash.....................      (25,154)       (16,234)
                                                              -----------    -----------
Net decrease in cash and cash equivalents...................   (1,487,674)      (507,298)
Cash and cash equivalents at beginning of period............    1,978,930      1,521,481
                                                              -----------    -----------
Cash and cash equivalents at end of period..................  $   491,256    $ 1,014,183
                                                              ===========    ===========
Supplemental disclosure of cash flow information:
Cash paid for:
     Interest...............................................  $    57,660    $   102,523
                                                              ===========    ===========

                See accompanying notes to financial statements.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     The accompanying unaudited interim consolidated financial statements have been prepared in applicable to interim financial information and do not include all the notes required by accounting principles generally accepted in the United States of America. In the opinion of management, the unaudited interim consolidated financial statements include all adjustment, consisting primarily of recurring accruals, considered necessary for a fair presentation of the financial position and the results of operations.

(2) INVENTORIES

     Inventories at June 30, 2000 consisted of the following:

                                                                 2000
                                                              ----------
Finished goods..............................................  $  722,051
Work in process.............................................   1,485,391
Raw material................................................     416,888
Merchandise.................................................      23,422
                                                              ----------
                                                               2,647,752
Less: provision for inventory obsolescence..................    (130,848)
                                                              ----------
                                                              $2,516,904
                                                              ==========

(3) SIGNIFICANT EVENT

     Quantum Optech Incorporation (the "Company"), shareholders of the Company and MRV communications, Inc. ("MRV") entered into a stock purchase agreement relating to the sale and purchase of up to 100% of the Company's shares and the sale and purchase of certain number of ordinary shares of MRV on April 26, 2000. The Company's special shareholders meeting dated May 24, 2000, approved the above agreement. In accordance with the agreement, MRV shall issue and sell to the Company's shareholders, and the shareholders of the Company shall purchase the MRV shares from MRV pro rata in accordance with their percentage shareholdings in the Company at and for an aggregate purchase price of US$36,000,000. The closing date of the transaction was July 12, 2000.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     On April 24, 2000, MRV completed the acquisition of approximately 97% or the outstanding capital stock of Fiber Optic Communications, Inc., a Republic of China corporation, in exchange for approximately 4.7 million shares of MRV's common stock, options to purchase 300,000 shares of common stock and approximately $48.6 million in cash. On July 12, 2000, MRV acquired all of the outstanding capital stock of Quantum Optech Inc., a Republic of China corporation, in exchange for approximately 1.1 million shares of MRV's common stock and options to purchase common stock. On July 21, 2000, MRV acquired approximately 99.9% of the outstanding capital stock of Optronics International Corp., a Republic of China corporation, in exchange for approximately 4.2 million shares of MRV's common stock and options to purchase common stock. The outstanding capital stock of Fiber Optic Communications, Quantum and Optronics, purchased by MRV, has been contributed to Luminent as of the date of each acquisition as part of the Master Separation and Distribution Agreements. As such, Luminent's management has prepared the following unaudited pro forma condensed consolidated financial information to give effect to these acquisition. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the years ended December 31, 1999 and for the nine months ended September 30, 2000 give effect to the Fiber Optic Communications, Quantum and Optronics acquisitions as if they had taken place at the beginning of each period.

     The pro forma adjustments, which are based upon available information and certain assumptions that the Company believes are reasonable in the circumstances, are applied to the historical financial statements of Luminent, Fiber Optic Communications, Quantum and Optronics. The acquisition of Fiber Optic Communications was accounted for using the purchase method. The acquisitions of Quantum and Optronics will be accounted for using the purchase method. Luminent's allocation of purchase price for each acquisition is based upon management's current estimates of the fair value of assets acquired and liabilities assumed in accordance with Accounting Principles Board No. 16. The purchase price allocations reflected in the accompanying Unaudited Pro Forma Condensed Consolidated Financial Statements may be different from the final allocations of the purchase prices, however, management does not believe any material differences will result. The Company expects to complete a final valuation during the fourth quarter of 2000.

     The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements and the notes thereto for Luminent, Fiber Optic Communications, Quantum and Optronics. The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and does not purport to represent what Luminent's financial position or results of operations would actually have been had the these acquisitions occurred on such dates or to project Luminent's results of operation or financial position for any future period.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                                            FIBER OPTIC     OPTRONICS   QUANTUM
                                           COMMUNICATIONS    THROUGH    THROUGH
                                              THROUGH       JULY 21,    JULY 12,    PRO FORMA
                          LUMINENT, INC.   APRIL 24, 2000     2000        2000     ADJUSTMENTS         TOTAL
                          --------------   --------------   ---------   --------   -----------        --------
                                             (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...............     $ 78,964          $7,058        $3,207      $2,859     $     --          $ 92,088
Cost of sales...........       53,667           4,229         2,917       2,336        1,485(2)         64,634
                             --------          ------        ------      ------     --------          --------
     Gross profit.......       25,297           2,829           290         523       (1,970)           27,454
                             --------          ------        ------      ------     --------          --------
Operating Costs and
  Expenses:
  Selling, general and
     administrative
     expenses...........       20,522           1,520           497         262        2,962(3),(2)     25,763
  Research and
     development........       12,752             527           599         455        2,315(2)         16,648
  Parent company
     allocation.........          588              --            --          --           --               588
  Amortization of
     goodwill and other
     intangibles........       27,933              --            --          --       30,527(1)         58,460
                             --------          ------        ------      ------     --------          --------
                               61,795           2,047         1,096         717       35,804           101,459
                             --------          ------        ------      ------     --------          --------
Operating (loss)........      (36,498)            782          (806)       (194)     (37,289)          (74,005)
                             --------          ------        ------      ------     --------          --------
Other income (expense),
  net...................          526            (286)          224        (176)          --               288
                             --------          ------        ------      ------     --------          --------
Income before provision
  for income taxes......      (35,972)            496          (582)     $ (370)     (37,289)          (73,717)
                             --------          ------        ------      ------     --------          --------
Provision (credit) for
  income taxes..........        2,709              --            --          --           --             2,709
Minority interest.......          391             (31)           --          --           --               360
                             --------          ------        ------      ------     --------          --------
Net (loss)..............     $(39,072)         $  527        $ (582)     $ (370)    $(37,289)         $(76,786)
                             --------          ------        ------      ------     --------          --------
Basic and diluted net
  loss per share........     $  (0.27)                                                                $  (0.53)
                             --------                                                                 --------
Weighted average shares
  outstanding used in
  basic and diluted per
  shares calculation....      144,000                                                     --(7)        144,000
                             ========                                               ========          ========

 See notes to unaudited pro forma condensed consolidated financial information.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                  FIBER OPTIC                            PRO FORMA
                                LUMINENT, INC.   COMMUNICATIONS   OPTRONICS   QUANTUM   ADJUSTMENTS         TOTAL
                                --------------   --------------   ---------   -------   -----------        --------
                                                   (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.....................     $ 65,264         $19,758        $ 4,807    $ 3,433    $     --          $ 93,262
Cost of sales.................       43,078          13,407          4,684      3,555       4,327(5)         69,051
                                   --------         -------        -------    -------    --------          --------
     Gross profit.............       22,186           6,351            123       (122)     (4,327)           24,211
                                   --------         -------        -------    -------    --------          --------
Operating Costs and Expenses:
  Selling, general and
     administrative
     expenses.................        5,675           5,013            771        854       7,330(6),(5)     19,643
  Research and development....        8,693           1,256          1,453        281       6,750(5)         18,433
  Parent company allocation...          885              --             --         --          --               885
  Amortization of goodwill and
     other intangibles........           --              --             --         --      77,946(4)         77,946
                                   --------         -------        -------    -------    --------          --------
                                     15,253           6,269          2,224      1,135      92,026           116,907
                                   --------         -------        -------    -------    --------          --------
Operating (loss)..............        6,933              82         (2,101)    (1,257)    (96,353)          (92,696)
                                   --------         -------        -------    -------    --------          --------
Other income (expense), net...            6            (711)           587        (49)         --              (167)
                                   --------         -------        -------    -------    --------          --------
Income before provision for
  income taxes................        6,939            (629)        (1,514)    (1,306)    (96,353)          (92,863)
                                   --------         -------        -------    -------    --------          --------
Provision (credit) for income
  taxes.......................        2,764              68             62         --          --             2,894
Minority interest.............           --             (36)            --         --          --               (36)
                                   --------         -------        -------    -------    --------          --------
Net (loss)....................     $  4,175         $  (661)       $(1,576)   $(1,306)   $(96,353)         $(95,721)
                                   --------         -------        -------    -------    --------          --------
Basic and diluted net loss per
  share.......................     $   0.03                                                                $  (0.66)
                                   ========                                                                ========
Weighted average shares
  outstanding used in basic
  and diluted per shares
  calculation.................      144,000                                                    --(7)        144,000
                                   ========                                              ========          ========

 See notes to unaudited pro forma condensed consolidated financial information

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following adjustments were applied to Luminent's historical financial statements and those of Fiber Optic Communications, Optronics and Quantum to arrive at the pro forma financial information:

(1) The pro forma adjustment is to record the amortization of goodwill related to the acquisitions of Fiber Optic Communications, Optronics and Quantum as if the transactions occurred on January 1, 2000. Goodwill recorded in relation to these acquisitions was approximately $389.7 million and is being amortized on a straight-line basis over 5 years or approximately $30.5 million for the nine months ended September 30, 2000.

(2) The pro forma adjustment is to record deferred stock compensation related to the acquisitions of Fiber Optic Communications, Optronics and Quantum as if the transactions occurred on January 1, 2000. Deferred stock compensation recorded in relation to theses acquisitions was approximately $30.2 million and is being amortized using the graded method over 4 years or approximately $5.9 million for the nine months ended September 30, 2000.

(3) The pro forma adjustment is to record additional depreciation expense on the step-up of net assets related to the acquisitions of Fiber Optic Communications, Optronics, and Quantum as if the transactions occurred on January 1, 1999. Additional depreciation expense recorded in relation to theses acquisitions is being amortized over 5 years or approximately $825,000 for the nine months ended September 30, 2000.

(4) The pro forma adjustment is to record the amortization of goodwill related to the acquisitions of Fiber Optic Communications, Optronics, and Quantum as if the transactions occurred on January 1, 1999. Goodwill recorded in relation to these acquisitions was approximately $389.7 million and is being amortized on a straight-line basis over 5 years or approximately $77.9 million for the year ended December 31, 1999.

(5) The pro forma adjustment is to record deferred stock compensation related to the acquisitions of Fiber Optic Communications, Optronics and Quantum as if the transactions occurred on January 1, 1999. Deferred stock compensation recorded in relation to theses acquisitions was approximately $30.2 million and is being amortized using the graded method over 4 years or approximately $17.3 million for the year ended December 31, 1999.

(6) The pro forma adjustment is to record additional depreciation expense on the step-up of net assets related to the acquisitions of Fiber Optic Communications, Optronics, and Quantum as if the transactions occurred on January 1, 1999. Additional depreciation expense recorded in relation to theses acquisitions is being amortized over 5 years or approximately $1.1 million for the year ended December 31, 1999.

(7) Weighted average shares used to calculate pro forma basic and diluted net loss per share for the periods presented is computed using the weighted average number of common stock outstanding for the periods presented. In connection with the "push down" of the assets and liabilities of Fiber Optic Communications, Optronics and Quantum, no additional shares were exchanged with MRV. Therefore, no dilutive effect has been provided for these acquisitions.

      The inside back cover page of the prospectus contains photographs depicting facilities and office space owned by Luminent and Luminent employees at work.

      The photographs are arranged in a circular montage. Moving clockwise from the top of the page there are photographs of:

      (i) the exterior of the Fiber Optics Communications, Inc. ("FOCI") office building, located in Hsinchu, Taiwan, People's Republic of China;

      (ii) Luminent employees in a laboratory located at Luminent's headquarters in Chastworth, California;

      (iii) the exterior of the Luminent headquarters in Chatsworth, California;

      (iv) FOCI employees at work in one of the clean rooms located at the FOCI facility; and

      (v) a photograph of a Luminent employee taking notes.

                                [LUMINENT LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee........................................  $   54,648
NASD filing fee.............................................      21,200
Nasdaq National Market listing fee..........................      95,000
Printing and engraving costs................................     400,000
Legal fees and expenses.....................................     600,000
Accounting fees and expenses................................     600,000
Blue Sky fees and expenses..................................       3,000
Directors and Officers Insurance............................     150,000
Transfer Agent and Registrar fees...........................      10,000
Miscellaneous expenses......................................      66,152
                                                              ----------
     Total..................................................  $2,000,000
                                                              ==========

---------------
* To be filed by amendment.

ITEM 14  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article IX of our amended and restated certificate of incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

     Article VII of our bylaws provides for the indemnification of officers, directors and third parties acting on behalf of Luminent, Inc. if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future. The indemnification agreements may require us, among other things, to indemnify our directors and officers against certain liability that may arise by reason of their status or service as directors and officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors and officers' insurance, if available on reasonable terms.


     Reference is also made to Section 7 of the form of Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of Luminent, Inc. against certain liabilities.


ITEM 15  RECENT SALES OF UNREGISTERED SECURITIES

     In connection with its incorporation and organization, in March 2000, the Registrant issued 1,000 shares of common stock to MRV Communications, Inc. for an aggregate of $1,000. In July 2000, Registrant effected a 144,000 for one stock split of its outstanding common stock. The Registrant believes that initial issuances was exempt under Section 4(2) of the Securities Act as a transaction not involving any public offering. Registrant believes that the stock split was either not a "sale" of securities pursuant to the Securities or exempt under Section 3(a)(9) of the Securities Act.

     No underwriters were involved in connection with the sale of securities referred to in this Item 15. MRV represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued. MRV had adequate access, through its relationships with registrant, to information about registrant.

  (1)             .

ITEM 16  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS


 1.1    Form of Underwriting Agreement.**
 2.1    Master Separation and Distribution Agreement.**
 2.2    Form of General Assignment and Assumption Agreement.**
 2.3    Form of Master Technology Ownership and License Agreement.**
 2.4    Form of Employee Matters Agreement.**
 2.5    Form of Real Estate Matters Agreement.**
 2.6    Form of Master Transitional Services Agreement.**
 2.7    Form of Master Trademark Ownership and License Agreement.**
 2.8    Form of Master Patent Ownership and License Agreement.**
 2.9    Form of Indemnification and Insurance Matters Agreement.**
 2.10   Form of Master Confidential Disclosure Agreement.**
 2.11   Form of Tax Sharing Agreement.**
 3.1    Form of Amended and Restated Certificate of Incorporation.**
 3.2    Amended and Restated Bylaws of the Registrant.**
 4.1    Specimen Common Stock Certificate.**
 5.1    Opinion of Kirkpatrick & Lockhart LLP.
10.1    Form of Amended and Restated Luminent 2000 Stock Option
        Plan.**
10.2    Employment Agreement dated as of July 11, 2000 between
        William R. Spivey and the Registrant.**
10.3    Stock Option Agreement dated July 11, 2000 between William
        R. Spivey and the Registrant.**
10.4    Stock Option Agreement dated July 11, 2000 between William
        R. Spivey and MRV Communications, Inc. ("MRV").**
10.5    Employment Agreement dated as of July 12, 2000 between Eric
        Blachno and the Registrant.**
10.6    Stock Option Agreement dated July 12, 2000 between Eric
        Blachno and the Registrant.**
10.7    Stock Option Agreement dated July 12, 2000 between Eric
        Blachno and MRV.**
10.8    Real Property Lease for Registrant's headquarters at 20550
        Nordhoff in Chatsworth, CA dated July 13, 1999 and expiring
        July 13, 2004.**
10.9    Real Property Lease for Registrant's foundry at 8917
        Fullbright in Chatsworth, CA dated November 14, 1997 and expiring December 31, 2002.**
10.10   First Amendment to Employment Agreement dated as of July 11,
        2000 between William R. Spivey and the Registrant.**
10.11   Form of Indemnification Agreement.**

10.12   Stock Purchase Agreement by and between MRV Communications,
        Inc. ("MRV") and the shareholders of Fiber Optic
        Communications, Inc. ("FOCI"), dated February 21, 2000
        (incorporated by reference to Exhibit 2.1(a) of the Form 8-K of MRV filed with the SEC on May 9, 2000).**
10.13   Escrow Agreement dated as of the 21st day of February 2000, by and among MRV, the Selling Shareholders of FOCI and the law firm of Baker & McKenzie, Taipei Office (incorporated by reference to Exhibit 2.1(b) of the Form 8-K of MRV filed
        with the SEC on May 9, 2000).**
10.14   Addendum to Stock Purchase Agreement dated as of April 14,
        2000 by and among FOCI, Registrant and the selling
        shareholders of FOCI (incorporated by reference to Exhibit
        2.1(c) of the Form 8-K of MRV filed with the SEC on May 9,
        2000).**
10.15   Addendum to Escrow Agreement dated as of April 14, 2000 by and among FOCI, Registrant and the selling shareholders of
        FOCI (incorporated by reference to Exhibit 2.1(d) of the
        Form 8-K of MRV filed with the SEC on May 9, 2000).**
10.16   Addendum No. 2 to Escrow Agreement dated as of June 26, 2000 by and among FOCI, MRV and the selling shareholders of FOCI
        (incorporated by reference to Exhibit 2.1(d) of the Form
        8-K/A of MRV filed with the SEC on July 7, 2000).**
10.17   Addendum No. 2 to Stock Purchase Agreement dated as of June
        26, 2000 by and among FOCI, MRV and the selling shareholders of FOCI (incorporated by reference to Exhibit 2.1(e) of the
        Form 8-K/A of MRV filed with the SEC on July 7, 2000).**
10.18   Memorandum of Understanding dated as of June 26, 2000
        between MRV and the remaining shareholders of FOCI
        (incorporated by reference to Exhibit 2.1(f) of the Form
        8-K/A of MRV filed with the SEC on July 7, 2000).**
10.19   Stock Purchase Agreement by and between MRV and the
        shareholders of Optronics International Corp. ("OIC") dated
        April 23, 2000.**
10.20   Escrow Agreement, dated as of the 23rd day of April 2000, by and among MRV, the selling shareholders of OIC and the law firm of Baker & McKenzie, Taipei Office.**
10.21   Stock Purchase Agreement by and between MRV and the
        shareholders of Quantum Optech Inc. ("QOI") dated April 26,
        2000.**
10.22   Escrow and Stock Pledge Agreement dated as of April 26,
        2000, by and between MRV and certain shareholders of QOI.**
10.23   Addendum to Stock Purchase Agreement made as of June 16th,
        2000 by and among MRV, QOI and shareholders of QOI.**
10.24   Addendum to Escrow and Stock Pledge Agreement dated as of
        June 16, 2000 by and between MRV and certain shareholders of
        QOI.**
21.1    List of Registrant's Subsidiaries.**
23.1    Consent of Arthur Andersen LLP.**
23.2    Consent of T N Soong & Co.**
23.3    Consent of KPMG Certified Public Accountants.**
23.4    Consent of Kirkpatrick & Lockhart LLP (contained in Exhibit
        5).
24.1    Power of attorney (included on signature page of
        Registration Statement).**
27      Financial Data Schedules.**


---------------
** Previously filed.

     (B) FINANCIAL STATEMENT SCHEDULES

The following Financial Statement Schedules are included as part of this registration statement:

     Report of Independent Public Accountants

     Schedule II -- Valuation and Qualifying Accounts

ITEM 17  UNDERTAKINGS

     We hereby undertake to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     We hereby undertake that:

        1. For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chatsworth, State of California, on the 8th day of November, 2000.


                                          LUMINENT, INC.

                                          By:        /s/ NOAM LOTAN
                                            ------------------------------------
                                                         Noam Lotan
                                                   Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----
              /s/ WILLIAM R. SPIVEY*                 President and Chief Executive    November 8, 2000
---------------------------------------------------    Officer and Director
                 William R. Spivey                     (Principal Executive Officer)

                 /s/ ERIC BLACHNO*                   Chief Financial Officer          November 8, 2000
---------------------------------------------------    (Principal Financial and
                   Eric Blachno                        Accounting Officer)

                  /s/ NOAM LOTAN                     Chairman of the Board            November 8, 2000
---------------------------------------------------
                    Noam Lotan

               /s/ SHLOMO MARGALIT*                  Director                         November 8, 2000
---------------------------------------------------
                  Shlomo Margalit

               /s/ RICHARD S. HILL*                  Director                         November 8, 2000
---------------------------------------------------
                  Richard S. Hill

                 /s/ AMOS WILNAI*                    Director                         November 8, 2000
---------------------------------------------------
                    Amos Wilnai

                  /s/ DAN AVIDA*                     Director                         November 8, 2000
---------------------------------------------------
                     Dan Avida

                By: /s/ NOAM LOTAN                   Attorney In Fact
  ----------------------------------------------
                    Noam Lotan

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder of Luminent, Inc.:

     We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of Luminent, Inc. and subsidiaries included in this Form S-1, and have issued our report thereon dated October 26, 2000. Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements takes as a whole. The schedule of valuation and qualifying accounts is the responsibility of the Company's management and is presented for the purpose of complying with the Securities and Exchange Commission's rules and it not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements, and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

/s/ ARTHUR ANDERSEN LLP

Los Angeles, California
October 26, 2000

                                 LUMINENT, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                      BALANCE                                  BALANCE
                                                    AT BEGINNING                               AT END
                                                     OF PERIOD      PROVISION    WRITE-OFF    OF PERIOD
                                                    ------------    ---------    ---------    ---------
  Allowance for doubtful accounts
    Year ended December 31, 1997..................     $  350        $  219        $  --       $  569
    Year ended December 31, 1998..................     $  569        $  778        $  --       $1,347
    Year ended December 31, 1999..................     $1,347        $  500        $(123)      $1,724
    Period ended September 30, 2000...............     $1,724        $2,337        $  --       $4,061

                                 EXHIBIT INDEX


 1.1    Form of Underwriting Agreement.**
 2.1    Master Separation and Distribution Agreement.**
 2.2    Form of General Assignment and Assumption Agreement.**
 2.3    Form of Master Technology Ownership and License Agreement.**
 2.4    Form of Employee Matters Agreement.**
 2.5    Form of Real Estate Matters Agreement.**
 2.6    Form of Master Transitional Services Agreement.**
 2.7    Form of Master Trademark Ownership and License Agreement.**
 2.8    Form of Master Patent Ownership and License Agreement.**
 2.9    Form of Indemnification and Insurance Matters Agreement.**
 2.10   Form of Master Confidential Disclosure Agreement.**
 2.11   Form of Tax Sharing Agreement.**
 3.1    Form of Amended and Restated Certificate of Incorporation.**
 3.2    Amended and Restated Bylaws of the Registrant.**
 4.1    Specimen Common Stock Certificate.**
 5.1    Opinion of Kirkpatrick & Lockhart LLP.
10.1    Form of Amended and Restated Luminent 2000 Stock Option
        Plan.**
10.2    Employment Agreement dated as of July 11, 2000 between
        William R. Spivey and the Registrant.**
10.3    Stock Option Agreement dated July 11, 2000 between William
        R. Spivey and the Registrant.**
10.4    Stock Option Agreement dated July 11, 2000 between William
        R. Spivey and MRV Communications, Inc. ("MRV").**
10.5    Employment Agreement dated as of July 12, 2000 between Eric
        Blachno and the Registrant.**
10.6    Stock Option Agreement dated July 12, 2000 between Eric
        Blachno and the Registrant.**
10.7    Stock Option Agreement dated July 12, 2000 between Eric
        Blachno and MRV.**
10.8    Real Property Lease for Registrant's headquarters at 20550
        Nordhoff in Chatsworth, CA dated July 13, 1999 and expiring
        July 13, 2004.**
10.9    Real Property Lease for Registrant's foundry at 8917
        Fullbright in Chatsworth, CA dated November 14, 1997 and expiring December 31, 2002.**
10.10   First Amendment to Employment Agreement dated as of July 11,
        2000 between William R. Spivey and the Registrant.**
10.11   Form of Indemnification Agreement.**
10.12   Stock Purchase Agreement by and between MRV Communications,
        Inc. ("MRV") and the shareholders of Fiber Optic
        Communications, Inc. ("FOCI"), dated February 21, 2000
        (incorporated by reference to Exhibit 2.1(a) of the Form 8-K of MRV filed with the SEC on May 9, 2000).**
10.13 Escrow Agreement dated as of the 21st day of February 2000, by and among MRV, the Selling Shareholders of FOCI and the law firm of Baker & McKenzie, Taipei Office (incorporated by reference to Exhibit 2.1(b) of the Form 8-K of MRV filed with the SEC on May 9, 2000).**
10.14   Addendum to Stock Purchase Agreement dated as of April 14,
        2000 by and among FOCI, Registrant and the selling shareholders of FOCI (incorporated by reference to Exhibit
        2.1(c) of the Form 8-K of MRV filed with the SEC on May 9,
        2000).**

10.15   Addendum to Escrow Agreement dated as of April 14, 2000 by and among FOCI, Registrant and the selling shareholders of
        FOCI (incorporated by reference to Exhibit 2.1(d) of the
        Form 8-K of MRV filed with the SEC on May 9, 2000).**
10.16   Addendum No. 2 to Escrow Agreement dated as of June 26, 2000 by and among FOCI, MRV and the selling shareholders of FOCI
        (incorporated by reference to Exhibit 2.1(d) of the Form
        8-K/A of MRV filed with the SEC on July 7, 2000).**
10.17   Addendum No. 2 to Stock Purchase Agreement dated as of June
        26, 2000 by and among FOCI, MRV and the selling shareholders of FOCI (incorporated by reference to Exhibit 2.1(e) of the
        Form 8-K/A of MRV filed with the SEC on July 7, 2000).**
10.18   Memorandum of Understanding dated as of June 26, 2000
        between MRV and the remaining shareholders of FOCI
        (incorporated by reference to Exhibit 2.1(f) of the Form
        8-K/A of MRV filed with the SEC on July 7, 2000).**
10.19   Stock Purchase Agreement by and between MRV and the
        shareholders of Optronics International Corp. ("OIC") dated
        April 23, 2000.**
10.20   Escrow Agreement, dated as of the 23rd day of April 2000, by and among MRV, the selling shareholders of OIC and the law firm of Baker & McKenzie, Taipei Office.**
10.21   Stock Purchase Agreement by and between MRV and the
        shareholders of Quantum Optech Inc. ("QOI") dated April 26,
        2000.**
10.22   Escrow and Stock Pledge Agreement dated as of April 26,
        2000, by and between MRV and certain shareholders of QOI.**
10.23   Addendum to Stock Purchase Agreement made as of June 16th,
        2000 by and among MRV, QOI and shareholders of QOI.**
10.24   Addendum to Escrow and Stock Pledge Agreement dated as of
        June 16, 2000 by and between MRV and certain shareholders of
        QOI.**
21.1    List of Registrant's Subsidiaries.**
23.1    Consent of Arthur Andersen LLP.**
23.2    Consent of T N Soong & Co.**
23.3    Consent of KPMG Certified Public Accountants.**
23.4    Consent of Kirkpatrick & Lockhart LLP (contained in Exhibit
        5).
24.1    Power of attorney (included on signature page of
        Registration Statement).**
27      Financial Data Schedules.**


---------------
** Previously filed.